   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997
                                               REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

              GEORGIA                                4813                              58-1521612
    (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)             Identification Number)

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                 (601) 360-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               BERNARD J. EBBERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                                 (601) 360-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         P. BRUCE BORGHARDT, ESQ.                  THOMAS A. A. COOK, ESQ.                 JOHN P. DENNEEN, ESQ.
   GENERAL COUNSEL-CORPORATE DEVELOPMENT            PEPER, MARTIN, JENSEN,                     BRYAN CAVE LLP
              WORLDCOM, INC.                         MAICHEL AND HETLAGE                     211 NORTH BROADWAY
   10777 SUNSET OFFICE DRIVE, SUITE 330                   720 OLIVE                              SUITE 3600
            ST. LOUIS, MO 63127                      ST. LOUIS, MO 63101                    ST. LOUIS, MO 63102
              (314) 909-4100                            (314) 421-3850                         (314) 259-2265

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (the "BFP Merger") of a subsidiary of the Registrant with and into Brooks Fiber Properties, Inc. ("BFP") pursuant to the Agreement and Plan of Merger described in the enclosed Proxy
Statement/Prospectus have been satisfied or waived.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                 AMOUNT                OFFERING              AGGREGATE              AMOUNT OF
   SECURITIES TO BE REGISTERED(1)      TO BE REGISTERED(3)       PRICE PER UNIT       OFFERING PRICE(4)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01, and
  associated Preferred Stock Purchase
  Rights(2)..........................       77,771,823                N/A               $2,335,782,103            $689,056
=================================================================================================================================

(1) This Registration Statement relates to the common stock, par value $.01 per share (the "Common Stock"), of the Registrant issuable to holders of the common stock, par value $.01 per share ("BFP Common Stock"), of BFP in connection with the BFP Merger.
(2) Preferred Stock Purchase Rights are attached to and trade with the Common Stock. Value, if any, attributable to such Preferred Stock Purchase Rights is reflected in the market price of the Common Stock.
(3) The number of shares to be registered pursuant to this Registration Statement is based on the maximum number of shares of Common Stock issuable in the BFP Merger to holders of outstanding BFP Common Stock, options and warrants at the maximum exchange ratio of 1.85 and assuming that the maximum number of shares of BFP Common Stock, options and warrants to be acquired in the BFP Merger for Common Stock is 42,038,823.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the product of the estimated maximum number of shares of BFP Common Stock, options and warrants to be acquired in the BFP Merger (42,038,823) multiplied by $55.5625, the average of the high and low prices of BFP Common Stock on December 23, 1997, as reported on The Nasdaq National Market.
(5) Pursuant to Rule 457(b) under the Securities Act, $417,782 of the registration fee was paid on November 26, 1997 in connection with the filing of BFP's Schedule 14A relating to the BFP Merger. Accordingly, the balance of $271,274 is being paid with this filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

BROOKS FIBER PROPERTIES LOGO

December 24, 1997

Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Brooks Fiber Properties, Inc. ("BFP") to be held in the Main Dining Room on the 16th Floor of the St. Louis Club, 7701 Forsyth, St. Louis, Missouri, on Thursday, January 29, 1998, commencing at 10:00 a.m. St. Louis time (the "Special Meeting").

     The purpose of the Special Meeting is to consider a proposal to approve the merger of BV Acquisition, Inc. ("Acquisition Subsidiary"), a wholly-owned subsidiary of WorldCom, Inc. ("WorldCom"), with and into BFP (the "BFP Merger") pursuant to an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "BFP Merger Agreement") among WorldCom, Acquisition Subsidiary and BFP, as a result of which BFP will become a wholly-owned subsidiary of WorldCom.

     Subject to the terms and conditions of the BFP Merger Agreement, each share of common stock, par value $0.01 per share, of BFP ("BFP Common Stock") outstanding immediately prior to the effective time of the BFP Merger will be converted into the right to receive shares of common stock, par value $0.01 per share, of WorldCom ("WorldCom Common Stock"), at the exchange ratio described below. Cash will be paid in lieu of any fractional share of WorldCom Common Stock.

     The BFP Merger Agreement provides that, if the average trading price per share of the WorldCom Common Stock during the 20 trading day period ending on the fourth trading day prior to the closing date of the BFP Merger is $35.15 or above, the exchange ratio will be fixed at 1.65 shares of WorldCom Common Stock for each share of BFP Common Stock. This fixed exchange ratio would allow our stockholders to share in any increase in the average trading price above $35.15. In addition, the pricing mechanism provides that in the event such average trading price is below $35.15 per share but equal to or above $31.35 per share, the exchange ratio would convert to a fluctuating ratio based on a fixed price of $58.00 per share of BFP Common Stock. If such average trading price is below $31.35 per share, the pricing structure would convert to a fixed exchange ratio of 1.85 shares of WorldCom Common Stock for each share of BFP Common Stock.

     The actual dollar value of the WorldCom Common Stock to be received by our stockholders will not be determined until three trading days prior to the closing date of the BFP Merger and, in the event such average trading price is below $31.35 per share, would be less than $58.00 per share of BFP Common Stock. The terms of the BFP Merger Agreement do not permit BFP to terminate in the event such average trading price is below $31.35 per share. Holders of BFP Common Stock may call toll free to 1-800-780-6378 at any time between January 5, 1998 and the date that the BFP Merger is consummated to hear a tape recorded message stating what the average trading price and the resultant exchange ratio would be if the BFP Merger were to be consummated on that day. Holders of BFP Common Stock may call the same toll free number from the date the BFP Merger is consummated until ten business days thereafter to hear a tape recorded message stating the actual average trading price and exchange ratio.

     The BFP Merger Agreement may be terminated (i) by mutual agreement of BFP and WorldCom, (ii) if the BFP Merger has not been consummated on or before March 31, 1998 (or such other date as may be agreed to by BFP and WorldCom), (iii) if the requisite approval of the stockholders of BFP is not obtained at the Special Meeting or (iv) under certain other circumstances described in the accompanying Proxy Statement/Prospectus.

     It is intended that BFP stockholders will not recognize gain or loss for federal income tax purposes to the extent WorldCom Common Stock is received in the BFP Merger in exchange for BFP Common Stock, although the receipt of cash in lieu of fractional shares will be taxable, and that the BFP Merger will be accounted for as a "pooling of interests."

     Attached to this letter is a Proxy Statement/Prospectus which contains a detailed description of the terms of the BFP Merger and the BFP Merger Agreement, and other important information relating to WorldCom and BFP. Please read the Proxy Statement/Prospectus carefully and in its entirety.

     FOR THE REASONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS UNANIMOUSLY (I) HAS DETERMINED THAT THE BFP MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BFP AND ITS STOCKHOLDERS, (II) HAS APPROVED THE BFP MERGER AGREEMENT AND (III) RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE BFP MERGER AGREEMENT AT THE SPECIAL MEETING.

     In determining that the BFP Merger is fair to and in the best interests of BFP and its stockholders and to recommend approval and adoption of the BFP Merger Agreement, your Board of Directors has carefully reviewed and considered the terms and conditions of the BFP Merger Agreement, as well as other relevant factors. In addition, the Board of Directors has received the opinions of Salomon Brothers Inc and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BFP's financial advisors, that the ratio at which each share of BFP Common Stock will be converted into shares of WorldCom Common Stock pursuant to the BFP Merger is fair to BFP's stockholders from a financial point of view. The full text of such opinions is set forth as Appendices II and III, respectively, to the accompanying Proxy Statement/Prospectus. It is a condition to the parties' obligations to effect the BFP Merger that neither of such opinions of Salomon Brothers and Merrill Lynch shall have been withdrawn at or prior to the effective time of the BFP Merger.

     Your vote is important, regardless of the number of shares you own. Approval and adoption of the BFP Merger Agreement requires an affirmative vote of holders of a majority of the outstanding shares of BFP Common Stock. Accordingly, on behalf of your Board of Directors, we urge you to complete, date and sign the accompanying proxy and promptly return it in the enclosed postage-paid envelope. This will not prevent you from attending the Special Meeting and voting in person if you desire to do so, but will assure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

     On behalf of your Board of Directors, we thank you for your support and urge you to vote FOR approval and adoption of the BFP Merger Agreement.

                                            Sincerely,

                                            [/s/ ROBERT A. BROOKS]

                                            Robert A. Brooks
                                            Chairman of the Board

                                            [/s/ JAMES C. ALLEN]

                                            James C. Allen
                                            Vice Chairman and Chief Executive
                                            Officer

BROOKS FIBER LOGO

                          NOTICE OF SPECIAL MEETING OF
                              THE STOCKHOLDERS OF
                         BROOKS FIBER PROPERTIES, INC.

TO THE STOCKHOLDERS OF
BROOKS FIBER PROPERTIES, INC.

     A Special Meeting of the Stockholders of Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), will be held in the Main Dining Room on the 16th Floor of the St. Louis Club, 7701 Forsyth, St. Louis, Missouri on Thursday, January 29, 1998, commencing at 10:00 a.m. St. Louis time (the "Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "BFP Merger Agreement") by and among WorldCom, Inc. ("WorldCom"), BV Acquisition, Inc., a wholly-owned subsidiary of WorldCom ("Acquisition Subsidiary"), and BFP, which provides for the merger of Acquisition Subsidiary with and into BFP (the "BFP Merger"), whereupon BFP will become a wholly-owned subsidiary of WorldCom and the holders of shares of the common stock, $0.01 par value per share, of BFP ("BFP Common Stock") will receive, in exchange for each share of BFP Common Stock, a number of shares of WorldCom common stock, $.01 par value per share ("WorldCom Common Stock"), determined by the BFP Exchange Ratio described more fully in the accompanying Proxy Statement/Prospectus (which number will be fixed within a range of 1.65 to 1.85 shares of WorldCom Common Stock for each share of BFP Common Stock based upon the average trading price of WorldCom Common Stock for the twenty consecutive full trading days ending on the day immediately prior to the third full trading day immediately preceding the closing date of the BFP Merger); and

          2. To transact such other business, if any, as properly may be brought before the meeting and any postponement or adjournment thereof.

     THE BOARD OF DIRECTORS OF BFP HAS UNANIMOUSLY APPROVED THE BFP MERGER AGREEMENT AND UNANIMOUSLY CONCLUDED THAT THE TERMS OF THE BFP MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF BFP. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE BFP MERGER AGREEMENT.

     The Board of Directors of BFP has fixed the close of business on December 23, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting and any postponement or adjournment thereof.

     By order of the Board of Directors.

                                            John P. Denneen
                                            Secretary

December 24, 1997
St. Louis, Missouri

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE SPECIAL MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON, IF THEY SHOULD DESIRE TO DO SO.

BROOKS FIBER LOGO                     BROOKS FIBER PROPERTIES, INC.
                                           PROXY STATEMENT FOR
                                     SPECIAL MEETING OF STOCKHOLDERS
                                     TO BE HELD ON JANUARY 29, 1997.

                            ------------------------

WORLDCOM LOGO                               WORLDCOM, INC.
                                              PROSPECTUS
                            A MAXIMUM OF 77,771,823 SHARES OF COMMON STOCK

                            ------------------------

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share (the "BFP Common Stock"), of Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), in connection with the solicitation of proxies by the Board of Directors of BFP for use at the Special Meeting of Stockholders of BFP to be held in the Main Dining Room on the 16th Floor of the St. Louis Club, 7701 Forsyth, St. Louis, Missouri 63105 on Thursday, January 29, 1998, at 10:00 a.m. St. Louis time, and at any and all adjournments or postponements thereof (the "Special Meeting").

     This Proxy Statement/Prospectus relates to the proposed merger of BV Acquisition, Inc. ("Acquisition Subsidiary"), a wholly-owned Delaware subsidiary of WorldCom, Inc., a Georgia corporation ("WorldCom"), with and into BFP (the "BFP Merger") pursuant to an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997, by and among BFP, WorldCom, and Acquisition Subsidiary (the "BFP Merger Agreement"), a copy of which is attached as Appendix I hereto. Upon consummation of the BFP Merger, BFP will become a wholly-owned subsidiary of WorldCom. As a result of the BFP Merger, each share of BFP Common Stock will be converted into the right to receive a number of shares of WorldCom common stock, par value $.01 per share ("WorldCom Common Stock"), equal to the BFP Exchange Ratio described in the next sentence. The "BFP Exchange Ratio" will be determined as follows: (i) if the WorldCom Average Trading Price (defined in the next sentence) is greater than or equal to $35.15, the BFP Exchange Ratio will equal 1.65; (ii) if the WorldCom Average Trading Price is greater than or equal to $31.35 but less than $35.15, the BFP Exchange Ratio will equal a fraction (rounded to the nearest hundred-thousandth) determined by dividing $58.00 by the WorldCom Average Trading Price; and (iii) if the WorldCom Average Trading Price is less than $31.35, the BFP Exchange Ratio will equal 1.85. The WorldCom Average Trading Price will be the average of the daily closing prices of a share of WorldCom Common Stock, as quoted on the National Market System of The Nasdaq Stock Market ("The Nasdaq National Market") and reported in The Wall Street Journal, Midwestern Edition, or if not reported thereby, in The New York Times, Chicago Edition, for the twenty consecutive full trading days ending on the date immediately prior to the third full trading day immediately preceding the closing date of the BFP Merger.

                                                   (continued on following page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE EVALUATED IN CONNECTION WITH THE BFP MERGER.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

     This Proxy Statement/Prospectus, the Notice of Special Meeting, the letter to stockholders and the accompanying form of proxy were first mailed to the stockholders of BFP on or about December 29, 1997.

       The date of this Proxy Statement/Prospectus is December 24, 1997.

(cover page continued)
No fractional shares of WorldCom Common Stock will be issued in the BFP Merger; instead, holders of shares of BFP Common Stock who would otherwise be entitled to fractional shares of WorldCom Common Stock will receive cash in lieu of such fractional shares. The shares of WorldCom Common Stock and cash in lieu of fractional shares are referred to herein as the "BFP Merger Consideration." For additional information regarding the BFP Merger Consideration, including the WorldCom Common Stock, see "Summary -- Market Prices," "Plan of
Merger -- General Description of the BFP Merger," "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- BFP Merger Consideration," "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders."

     At the Effective Time (as hereinafter defined), the then outstanding and unexercised options (the "BFP Options") and warrants (the "BFP Warrants") exercisable for shares of BFP Common Stock will be converted into options ("WorldCom Options") and warrants ("WorldCom Warrants"), respectively, exercisable for shares of WorldCom Common Stock having the same terms and conditions as the BFP Options and BFP Warrants, respectively, including such terms and conditions as may be incorporated by reference into the agreements evidencing the BFP Options and BFP Warrants, except that the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the BFP Exchange Ratio. See "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- BFP Options and Warrants" and "Plan of Merger -- Interests of Certain Persons in the BFP Merger."

     Termination of the BFP Merger Agreement by WorldCom or BFP could require WorldCom, on the one hand, or BFP, on the other hand, depending on the circumstances, to pay a $40 million termination fee to the other party. See "Plan of Merger -- Terms and Conditions of the Proposed BFP
Merger -- Termination Fees."

     The BFP Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized by BFP stockholders on the exchange of their shares of BFP Common Stock for shares of WorldCom Common Stock ("WorldCom Shares") except to the extent of cash payments received in lieu of fractional WorldCom Shares. Holders of BFP Common Stock are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the BFP Merger. For a more complete discussion of the federal income tax consequences of the BFP Merger, see "Plan of Merger -- Certain Federal Income Tax Consequences."

     This Proxy Statement/Prospectus also constitutes the Prospectus of WorldCom with respect to an estimated (as of December 23, 1997) maximum of 77,771,823 shares of WorldCom Common Stock and associated preferred stock purchase rights.

     WorldCom Common Stock and BFP Common Stock are traded on The Nasdaq National Market under the symbols "WCOM" and "BFPT," respectively. On December 23, 1997, the closing sale prices for WorldCom Common Stock and BFP Common Stock, as reported on The Nasdaq National Market, were $30.56 per share and $54.88 per share, respectively, and, based on a WorldCom Average Trading Price as of that date of $32.775, the resultant BFP Exchange Ratio would have been 1.7696.

     It is anticipated that the BFP Merger will be consummated on January 29, 1998, if approved at the Special Meeting, provided that the other conditions to the BFP Merger are then fulfilled or waived (see "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger"). Since the actual amount of WorldCom Common Stock to be issued to holders of BFP Common Stock pursuant to the BFP Merger Agreement will not be determined until three trading days prior to the closing date of the BFP Merger, holders of BFP Common Stock are urged to obtain current market information for WorldCom Common Stock. Holders of BFP Common Stock may call toll free to 1-800-780-6378 at any time between January 5, 1998 and the date that the BFP Merger is consummated to hear a tape recorded message stating what the WorldCom Average Trading Price and the resultant BFP Exchange Ratio would be if the BFP Merger were to be consummated on that day. Holders of BFP Common Stock may call the same toll free number from the date the BFP Merger is consummated until ten business days thereafter to hear a tape recorded message stating the actual WorldCom Average Trading Price and BFP Exchange Ratio.

     The Boards of Directors of BFP, WorldCom and Acquisition Subsidiary, and WorldCom as the sole holder of all of the outstanding capital stock of Acquisition Subsidiary, have approved the BFP Merger Agreement. THE BOARD OF DIRECTORS OF BFP UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BFP COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE BFP MERGER AGREEMENT. See "Plan of
Merger -- BFP Reasons for the BFP Merger; BFP Board Recommendation."

     Proxies for the Special Meeting may be revoked, subject to the procedures described herein, at any time up to and including the date of the Special Meeting. See "The Special Meeting -- Record Date; Voting Rights; Proxies."

                               TABLE OF CONTENTS

                                                   PAGE
                                                   ----
INDEX OF DEFINED TERMS...........................   ii
AVAILABLE INFORMATION............................    v
INCORPORATION OF DOCUMENTS BY REFERENCE..........   vi
MCI INFORMATION..................................  vii
SUMMARY..........................................    1
  Business of WorldCom...........................    1
  Business of BFP................................    1
  The Proposed BFP Merger........................    2
  Conversion of BFP Common Stock in the BFP
    Merger; Exchange of Certificates.............    5
  Accounting Treatment...........................    5
  Certain Federal Income Tax Consequences........    5
  Reasons of WorldCom for the BFP Merger.........    5
  Reasons of BFP for the BFP Merger..............    6
  Recommendation of the BFP Board of Directors...    6
  Opinions of BFP's Financial Advisors...........    7
  The Special Meeting; Required Vote.............    7
  Management and Operations After the BFP
    Merger.......................................    7
  Interests of Certain Persons in the BFP
    Merger.......................................    7
  Regulatory Filings and Approvals Required for
    the BFP Merger...............................    8
  Absence of Appraisal Rights....................    9
  Comparison of Shareholder Rights...............    9
  Risk Factors...................................    9
  Market Prices..................................   10
  Recent WorldCom Developments...................   11
  Comparative Per Share Data.....................   14
  Selected Historical Financial Data.............   15
  Selected Unaudited Pro Forma Financial
    Information..................................   18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
  STATEMENTS.....................................   19
RISK FACTORS.....................................   19
  Risks Related to the BFP Merger and Other
    Acquisitions.................................   19
  Risks Related to the Businesses and Operations
    of the Combined Companies....................   21
PLAN OF MERGER...................................   27
  General Description of the BFP Merger..........   27
  Background of the BFP Merger...................   29
  WorldCom's Reasons for the BFP Merger..........   31
  BFP's Reasons for the BFP Merger; BFP Board
    Recommendation...............................   31
  Opinions of BFP's Financial Advisors...........   33
  Management and Operations After the BFP
    Merger.......................................   40
  Terms and Conditions of the Proposed BFP
    Merger.......................................   40
  Interests of Certain Persons in the BFP
    Merger.......................................   49
  Surrender of Stock Certificates and Receipt of
    BFP Merger Consideration.....................   51
  Fractional Shares..............................   52
  Certain Regulatory Filings and Approvals.......   52
  Accounting Treatment...........................   52
  Public Trading Market..........................   53
  Status Under Federal Securities Laws...........   53
  Certain Federal Income Tax Consequences........   53
  Effects Under BFP Credit Agreements............   54
CERTAIN RELATED TRANSACTIONS.....................   55

                                                   PAGE
                                                   ----
THE SPECIAL MEETING..............................   56
  General........................................   56
  Date, Time and Place...........................   56
  Record Date; Voting Rights; Proxies............   56
  Solicitation of Proxies........................   56
  Quorum.........................................   57
  Required Vote..................................   57
  Absence of Appraisal Rights....................   58
PRO FORMA FINANCIAL INFORMATION..................   58
INFORMATION REGARDING BFP........................   68
  Business of BFP................................   68
  Security Ownership of BFP Management and
    Principal Stockholders.......................   72
INFORMATION REGARDING WORLDCOM...................   75
  Business of WorldCom...........................   75
  Recent Developments............................   75
  Management and Principal Shareholders..........  106
  Management of WorldCom following the
    MCI/WorldCom Merger..........................  109
DESCRIPTION OF WORLDCOM CAPITAL STOCK............  112
  Common Stock...................................  112
  Preferred Stock................................  112
  Series A Preferred Stock.......................  112
  Series B Preferred Stock.......................  114
  Depositary Shares..............................  116
  WorldCom Series 3 Preferred Stock..............  117
  Preferred Stock Purchase Rights................  117
  Certain Charter and Bylaw Provisions...........  119
COMPARATIVE RIGHTS OF SHAREHOLDERS...............  120
  Election of Directors..........................  120
  Removal of Directors...........................  121
  Vacancies on the Board of Directors............  121
  Action By Written Consent......................  121
  Amendments to Charter..........................  122
  Amendments to Bylaws...........................  122
  Special Meetings of Shareholders...............  122
  Vote on Extraordinary Corporate Transactions...  122
  Rights of Inspection...........................  123
  Dividends......................................  123
  Appraisal Rights of Dissenting Shareholders....  124
  Indemnification and Limitation of Liability of
    Directors and Officers.......................  125
  Preemptive Rights..............................  127
  Special Redemption Provisions..................  127
  Preferred Stock Purchase Rights................  127
  Stockholder Suits..............................  129
  Business Combination Restrictions..............  130
  Disclosure of Interests........................  132
LEGAL MATTERS....................................  133
EXPERTS..........................................  133
APPENDIX I -- BFP MERGER AGREEMENT
APPENDIX II -- SALOMON BROTHERS OPINION
APPENDIX III -- MERRILL LYNCH OPINION

                             INDEX OF DEFINED TERMS

                                         PAGE
                                         ----
"Acquiring Person".....................   45
"Acquisition Proposal".................    4
"Acquisition Subsidiary"...........Cover Page
"ACSI".................................   34
"Ameritech"............................   23
"ANS"..................................   13
"Antitrust Division"...................    8
"AOL"..................................   13
"AOL Agreement"........................   13
"AOL Transaction"......................   13
"ATC Merger"...........................   16
"AT&T".................................   25
"AT&T Communications"..................   68
"Base Case"............................   38
"BellSouth"............................   24
"Benefits Termination Date"............   99
"Best BFP Comparables".................   34
"BFC Tucson"...........................   71
"BFP"..............................Cover Page
"BFP 1996 Form 10-K"...................   vi
"BFP Acquiring Person".................  128
"BFP Acquisition Agreement"............   45
"BFP By-laws"..........................    8
"BFP Certificate"......................    8
"BFP Common Stock".................Cover Page
"BFP Comparable Group".................   34
"BFP Distribution Date"................  128
"BFP Exchange Ratio"...............Cover Page
"BFP Flip-In Event"....................  128
"BFP Merger".......................Cover Page
"BFP Merger Agreement".............Cover Page
"BFP Merger Consideration".........Cover Page
"BFP Merger Right".....................  128
"BFP Notes"............................   54
"BFP Options"......................Cover Page
"BFP Purchase Price"...................  128
"BFP Right"............................  127
"BFP Rights Agreement".................  128
"BFP Rights Plan"......................  127
"BFP Series A Preferred Stock".........  128
"BFP Stock Acquisition Date"...........  128
"BFP Subscription Right"...............  128
"BFP Superior Proposal"................   45
"BFP Voting Power".....................  128
"BFP Warrants".....................Cover Page
"Block Group"..........................   12
"Block Shares".........................   12
"BOCs".................................   23
"Brooks Agreement".....................   50

                                         PAGE
                                         ----
"BT"...................................   12
"BTH"..................................   95
"BT/MCI Joint Venture Agreement".......   95
"BT/MCI Merger Agreement"..............   12
"BT Agreement".........................   12
"Call Price"...........................  113
"Century Telephone"....................   73
"Certificate"..........................   83
"Charter Amendment"....................   80
"CLEC".................................    1
"Closing Date".........................    4
"Code".............................Cover Page
"COLS".................................  104
"Commission"...........................    v
"Committee"............................   31
"Comparable Acquisitions"..............   38
"Compensation Committee"...............  106
"Common Equivalent Rate"...............  113
"Communications Act"...................   76
"CompuServe"...........................   12
"CompuServe Common Stock"..............   12
"CompuServe Exchange Ratio"............   12
"CompuServe Merger"....................   12
"CompuServe Merger Agreement"..........   12
"Concert"..............................   95
"Confidentiality Agreement"............   88
"Covered Executives"...................   99
"DCF"..................................   35
"Deposit Agreement"....................  116
"Depositary"...........................  116
"Depositary Receipts"..................  116
"DGCL".................................    9
"Distribution Date"....................   45
"DOJ"..................................    8
"EDGAR"................................    v
"Effective Time".......................    4
"Eighth Circuit".......................   23
"Employment Agreements"................   98
"ESP"..................................   99
"European Commission"..................   12
"Excel"................................   38
"Excess Payment".......................   50
"Exchange Act".........................    v
"Exchange Agent".......................    5
"Executive Retention Program"..........  100
"Executives"...........................   98
"Expected Synergies"...................   37
"Extraordinary Cash Dividend"..........  115
"Fidelity".............................  107

                                         PAGE
                                         ----
"Firm Value"...........................   34
"First Tier Comparables"...............   34
"FCC"..................................    8
"Frontier".............................   34
"FTC"..................................    8
"GBCC".................................  112
"GLA"..................................   68
"good reason"..........................   50
"Governmental Entity"..................   84
"Gross PP&E"...........................   37
"GST"..................................   34
"GTE"..................................   26
"H&R Block"............................   12
"Hart-Scott-Rodino Act"................    8
"ICG"..................................   38
"IDB"..................................   16
"IDB Merger"...........................   16
"ILECs"................................    1
"Initial Redemption Date"..............  113
"interLATA"............................   23
"Intermedia"...........................   34
"ISPs".................................    1
"ISP Exemption"........................   24
"ISUs".................................   97
"IXCs".................................    1
"JV Purchase Date".....................   95
"JV Shareholders"......................   95
"Lightwave"............................   71
"LCI"..................................   34
"LQA Revenue"..........................   34
"Mandatory Conversion Date"............  112
"MCI"..................................  vii
"MCI 1996 Form 10-K"...................  vii
"MCI Bylaws"...........................  101
"MCI Capital Stock"....................   11
"MCI Class A Common Stock".............   11
"MCI Class A Common Stock Merger
  Consideration".......................   11
"MCI Common Stock".....................   11
"MCI Common Stock Merger
  Consideration".......................   11
"MCI Exchange Ratio"...................   11
"MCI Merger Sub".......................   11
"MCI Offer"............................   11
"MCI Measurement Period................   11
"MCImetro".............................   68
"MCI Restated Certificate
  of Incorporation.....................  101
"MCI Restricted Shares"................   97
"MCI Right"............................   85
"MCI Rights"...........................   85

                                         PAGE
                                         ----
"MCI Stock Option".....................   91
"MCI WorldCom".........................   75
"MCI/WorldCom Acquisition Proposal"....   89
"MCI/WorldCom Average Price"...........   11
"MCI/WorldCom Closing Date"............   83
"MCI/WorldCom Effective Time"..........   11
"MCI/WorldCom Material Adverse
  Effect"..............................   90
"MCI/WorldCom Merger"..................   11
"MCI/WorldCom Merger Agreement"........   11
"MCI/WorldCom Merger Consideration"....   11
"MCI/WorldCom Surviving Corporation"...   81
"MCI/WorldCom Termination Date"........   92
"MCIT".................................  110
"McLeod"...............................   34
"Merger Control Regulation"............   20
"Merrill Lynch"........................    6
"Metromedia"...........................   15
"MFS"..................................   14
"MFS Merger"...........................   14
"NASD".................................   iv
"Net PP&E".............................   34
"NEXTLINK".............................   34
"1996A Notes"..........................   54
"1996B Notes"..........................   54
"1997 Notes"...........................   54
"Optional Conversion Rate".............  114
"Other BFP Comparables"................   34
"PAC"..................................   72
"PIM"..................................   72
"preferred securities".................   17
"Previous Synergy Estimates"...........   77
"Proxy Statement/Prospectus".......Cover Page
"PSLRA"................................   19
"PUCs".................................    8
"Record Date"..........................    7
"Redemption Price".....................  115
"Registration Statement"...............   iv
"Regulatory Law".......................   88
"Reimbursement Amount".................   93
"Resurgens"............................    v
"Revised Synergy Estimates"............   77
"Run Rate Revenue".....................   38
"Salomon Brothers".....................    6
"Salomon Brothers Report"..............   34
"SBC"..................................   23
"Second Tier Comparables"..............   34
"Securities Act".......................    v
"Series B Conversion Rate".............  115
"Service"..............................   53
"Share Issuance".......................   12

                                         PAGE
                                         ----
"Special Meeting"..................Cover Page
"Sprint"...............................   25
"Sprynet"..............................   13
"State Applications"...................   81
"Stock Acquisition Date"...............  117
"Subdivision"..........................  116
"Subsidiary"...........................   84
"Superior Proposal"....................   86
"Surviving Corporation"................    2
"Surviving Corporation Material Adverse
  Effect"..............................   41
"Telecom Act"..........................   23
"Telco"................................   38
"Teleport".............................   26
"Tel-Save".............................   38
"TEP"..................................   71
"Termination Fee"......................   48
"termination multiplier"...............   50
"The 1818 Funds".......................  108
"The Nasdaq National Market".......Cover Page
"Triggering Events"....................   48
"Trust"................................   17
"Upside Case"..........................   38
"USLD".................................   38
"UUNET"................................    1
"UUNET Acquisition"....................   64

                                         PAGE
                                         ----
"Ventures".............................   95
"VGE"..................................    1
"Voting Debt"..........................   85
"Voting Preferred Stock"...............  114
"WorldCom".........................Cover Page
"WorldCom 1996 Form 10-K"..............   vi
"WorldCom Acquiring Person"............  117
"WorldCom Alternative Transaction
  Fee".................................   93
"WorldCom Articles"....................    9
"WorldCom Average Trading Price"...Cover Page
"WorldCom Common Stock"............Cover Page
"WorldCom Comparable Group"............   34
"WorldCom/CompuServe/BFP"..............   39
"WorldCom Depositary Shares"...........   vi
"WorldCom Options".................Cover Page
"WorldCom Pending Acquisitions"........   85
"WorldCom Right".......................  117
"WorldCom Rights Agreement"............   26
"WorldCom Series A Preferred Stock"....   vi
"WorldCom Series B Preferred Stock"....   vi
"WorldCom Series 3 Preferred Stock"....  117
"WorldCom Shares"..................Cover Page
"WorldCom Special Meeting".............   80
"WorldCom Warrants"................Cover Page
"WTO Agreement"........................   24

     NO PERSON HAS BEEN AUTHORIZED BY WORLDCOM OR BFP TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER WORLDCOM OR BFP. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF WORLDCOM COMMON STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WORLDCOM OR BFP OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     WorldCom and BFP are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by each of WorldCom and BFP may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. This Web site can be accessed at http://www.sec.gov. In addition, material filed by each of WorldCom and BFP can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), at 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by WorldCom under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of WorldCom Common Stock in connection with the BFP Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is made to the Registration Statement for further information with respect to WorldCom and the WorldCom Common Stock. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

     As used in this Proxy Statement/Prospectus, the term "BFP" means Brooks Fiber Properties, Inc. and its subsidiaries, and the term "WorldCom" means WorldCom, Inc. and its subsidiaries. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to BFP was provided by the management and Board of Directors of BFP. WorldCom assumes no responsibility for the accuracy of such information. All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to WorldCom was provided by the management and Board of Directors of WorldCom. BFP assumes no responsibility for the accuracy of such information or for any of the information contained or incorporated by reference herein relating to MCI.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by WorldCom (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415) and by BFP under File No. 0-28036 pursuant to the Exchange Act are incorporated herein by reference:

          (a) (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "WorldCom 1996 Form 10-K");

          (2) WorldCom's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) WorldCom's Current Reports on Form 8-K dated August 25, 1996 (filed August 26, 1996 and as amended on Forms 8-K/A filed November 4, 1996, November 20, 1996 and December 19, 1997), December 31, 1996 (filed January 15, 1997), March 18, 1997 (filed March 24, 1997), March 26, 1997
     (filed April 2, 1997), May 22, 1997 (filed June 6, 1997), June 30, 1997
     (filed July 7, 1997), August 5, 1997 (filed August 5, 1997), August 8, 1997 (filed August 11, 1997), August 22, 1997 (filed August 25, 1997), August 28, 1997 (filed September 10, 1997), September 7, 1997 (filed September 17,
     1997), October 1, 1997 (filed October 2, 1997), October 3, 1997 (filed October 3, 1997), October 9, 1997 (filed October 10, 1997), October 10, 1997 (filed October 14, 1997), October 14, 1997 (filed October 14, 1997), October 15, 1997 (filed October 16, 1997), October 16, 1997 (filed October 17, 1997), October 23, 1997 (filed October 23, 1997), October 31, 1997
     (filed November 3, 1997) and November 9, 1997 (filed November 12, 1997);

          (4) the description of WorldCom's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/ Prospectus dated November 14, 1996 with respect to WorldCom's Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders";

          (5) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996, as updated by WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997); and

          (6) the descriptions of the WorldCom Series A 8% Cumulative Convertible Preferred Stock ("WorldCom Series A Preferred Stock"), the WorldCom Series B Convertible Preferred Stock ("WorldCom Series B Preferred Stock") and the WorldCom Depositary Shares ("WorldCom Depositary Shares") contained in WorldCom's Registration Statements on Form 8-A dated November 13, 1996.

          (b) (1) BFP's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "BFP 1996 Form 10-K");

          (2) BFP's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) BFP's Current Reports on Form 8-K dated March 3, 1997 (filed March 13, 1997), March 28, 1997 (filed April 3, 1997), March 31, 1997 (filed
     April 14, 1997), May 5, 1997 (filed May 14, 1997 and as amended on Form 8-K/A filed June 20, 1997), May 29, 1997 (filed June 5, 1997), June 20,
     1997 (filed June 22, 1997) and October 1, 1997 (filed October 6, 1997); and

          (4) the description of the BFP Common Stock and associated Preferred Stock Purchase Rights contained in Amendment No. 2 to BFP's Registration Statement on Form 8-A/A filed with the Commission pursuant to Section 12(g) of the Exchange Act on April 30, 1997.

     All documents filed by WorldCom, BFP and MCI (as defined below) with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information" and "MCI Information." Any statement contained herein, or in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF BFP COMMON STOCK, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON AS FOLLOWS: WITH RESPECT TO WORLDCOM OR MCI (AS DEFINED BELOW), TO WORLDCOM, INC., 515 EAST AMITE STREET, JACKSON, MISSISSIPPI 39201-2702, ATTENTION: STEPHANIE Q. SCOTT, DIRECTOR OF FINANCIAL REPORTING (TELEPHONE: (601) 360-8600); AND WITH RESPECT TO BFP, TO BROOKS FIBER PROPERTIES, INC., 425 WOODS MILL ROAD SOUTH, SUITE 300, TOWN & COUNTRY, MISSOURI 63107, ATTENTION: DAVID L. SOLOMON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (TELEPHONE: (314) 878-1616). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY 22, 1998.

                                MCI INFORMATION

     As described herein, WorldCom has announced an agreement to acquire MCI Communications Corporation, a Delaware corporation ("MCI"). See "Information Regarding WorldCom -- Recent Developments -- The MCI/WorldCom Merger." MCI is also subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission that may be inspected at the public reference facilities identified above under "Available Information" under File No. 0-6457, including the following documents, which are incorporated herein by reference:

          (1) MCI's Annual Report on Form 10-K for the year ended December 31, 1996, and the financial information incorporated by reference therein to MCI's Current Report on Form 8-K dated February 10, 1997 (the "MCI 1996 Form 10-K");

          (2) MCI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          (3) MCI's Current Reports on Form 8-K dated February 10, 1997, July 14, 1997, August 26, 1997 and November 12, 1997, as amended.

                                    SUMMARY

     The following is a summary of certain important terms of the proposed BFP Merger and related information discussed elsewhere in this Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information included in this Proxy Statement/Prospectus and the appendices hereto, including, but not limited to, the BFP Merger Agreement set forth as Appendix I hereto. Stockholders of BFP are urged to read this Proxy Statement/Prospectus and the appendices hereto in their entirety and to consider carefully the information set forth under the headings "Summary -- Market Prices," "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

BUSINESS OF WORLDCOM

     WorldCom is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

     WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based back bone service and interconnection via Network Access Points to Internet service providers ("ISPs"). In addition, WorldCom's subsidiary, UUNET Technologies, Inc. ("UUNET"), is an international ISP.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600. For more information regarding WorldCom and recent developments regarding WorldCom, see "Summary -- Recent WorldCom Developments" and "Information Regarding WorldCom."

BUSINESS OF BFP

     BFP, founded in November 1993, is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected markets within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers ("IXCs"), ISPs, wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange companies (the "ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services. BFP has assembled an experienced management, sales and operations team with extensive experience and strong contacts within the telecommunications industry.

     BFP's goal is to become the primary full-service provider of competitive local telecommunications services to its customers in selected cities by offering superior products with excellent customer service at prices below those charged by the ILECs. The principal elements of BFP's strategy include targeting selected U.S. markets with an emphasis on second- and third-tier markets, aggressively pursuing switched services opportunities, further building out its existing systems and expanding its service offerings. As of September 30, 1997, BFP had networks in operation or under construction in a total of 44 U.S. cities, with a total of 28 digital telephone switches installed serving a total of 33 of its operating networks, collocation in a total of 121 ILEC central offices and a total of 2,177 route miles of optical fiber cable installed, 1,041,275 voice grade equivalent ("VGE") circuits in service, 80,019 CLEC lines installed and 1,667 on-net and 2,202 off-net buildings connected. BFP's annualized revenues, based on the revenues for the quarter ended September 30, 1997, are

$143.1 million, as compared with total revenues in 1996, 1995 and 1994, BFP's first full year of operation, of $45.6 million, $14.2 million and $2.8 million, respectively.

     The principal executive offices of BFP are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number is
(314) 878-1616. See "Information Regarding BFP."

THE PROPOSED BFP MERGER

     Subject to satisfaction of the terms and conditions set forth in the BFP Merger Agreement, which are described below and elsewhere herein, Acquisition Subsidiary will merge with and into BFP. Upon consummation of the BFP Merger, Acquisition Subsidiary's separate existence will terminate, and BFP will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of WorldCom. It is anticipated that the BFP Merger will be consummated on January 29, 1998, if approved at the Special Meeting, provided that the other conditions to the BFP Merger are then fulfilled or waived (see "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger").

     As a result of the BFP Merger, each share of BFP Common Stock will be converted into the right to receive a number of shares of WorldCom Common Stock equal to the BFP Exchange Ratio provided for in the BFP Merger Agreement. The BFP Exchange Ratio of 1.65 to 1 will allow holders of BFP Common Stock to share in any increase in the WorldCom Average Trading Price above $35.15. In addition, the BFP Merger Agreement provides BFP's stockholders with certain protections in the event the WorldCom Average Trading Price is below $35.15 per share but is equal to or above $31.35 per share. If the WorldCom Average Trading Price is equal to or above $31.35 per share but less than $35.15 per share, the BFP Exchange Ratio would equal a fraction (rounded to the nearest hundred-thousandth) determined by dividing $58.00 by the WorldCom Average Trading Price. If the WorldCom Average Trading Price is less than $31.35 per share, the BFP Exchange Ratio would be 1.85 shares of WorldCom Common Stock for each share of BFP Common Stock. The BFP Exchange Ratio will not be increased above 1.85 if the WorldCom Average Trading Price is below $31.35 and the terms of the BFP Merger Agreement do not permit BFP to terminate in the event the WorldCom Average Trading Price is below $31.35 per share. Holders of BFP Common Stock may call toll free to 1-800-780-6378 at any time between January 5, 1998 and the date that the BFP Merger is consummated to hear a tape recorded message stating what the WorldCom Average Trading Price and the resultant BFP Exchange Ratio would be if the BFP Merger were to be consummated on that day. Holders of BFP Common Stock may call the same toll free number from the date the BFP Merger is consummated until ten business days thereafter to hear a tape recorded message stating the actual WorldCom Average Trading Price and BFP Exchange Ratio. BFP Exchange Ratio would be adjusted appropriately in the event of a stock split, stock dividend or recapitalization of the WorldCom Common Stock or the BFP Common Stock prior to the closing of the BFP Merger. For additional information regarding the BFP Merger terms, including the terms of the WorldCom Common Stock, see "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- BFP Merger Consideration," "Description of WorldCom Capital
Stock -- Common Stock" and "Comparative Rights of Shareholders." No fractional shares of WorldCom Common Stock will be issued; instead, BFP stockholders who would otherwise be entitled to a fractional share of WorldCom Common Stock will receive cash in lieu thereof. See "Plan of Merger -- General Description of the BFP Merger," "-- Terms and Conditions of the Proposed BFP Merger -- BFP Merger Consideration" and "-- Fractional Shares."

     The following table illustrates the number of shares of WorldCom Common Stock issuable in the BFP Merger (assuming 39,229,867 shares of BFP Common Stock outstanding, including an estimated 73,000 shares that will be issuable immediately prior to the Effective Time under BFP's 1996 Employee Stock Purchase
Plan) and the corresponding per share value of the BFP Merger Consideration at various assumed WorldCom Average Trading Prices:

                                                             AGGREGATE
                                                             SHARES OF
                WORLDCOM                                      WORLDCOM      VALUE PER SHARE OF
             AVERAGE TRADING                   BFP          COMMON STOCK           BFP
                  PRICE                   EXCHANGE RATIO      ISSUABLE         COMMON STOCK
             ---------------              --------------    ------------    ------------------
   $40.00................................     1.6500         64,729,280           $66.00
   $39.00................................     1.6500         64,729,280           $64.35
   $38.00................................     1.6500         64,729,280           $62.70
   $37.00................................     1.6500         64,729,280           $61.05
   $36.00................................     1.6500         64,729,280           $59.40
   $35.15................................     1.6500         64,729,280           $58.00
----------------------------------------------------------------------------------------------
   $35.00................................     1.6571         65,007,812           $58.00
   $34.00................................     1.7059         66,922,230           $58.00
   $33.00................................     1.7576         68,950,414           $58.00
   $32.00................................     1.8125         71,104,133           $58.00
----------------------------------------------------------------------------------------------
   $31.35................................     1.8500         72,575,253           $58.00
   $31.00................................     1.8500         72,575,253           $57.35
   $30.00................................     1.8500         72,575,253           $55.50
   $29.00................................     1.8500         72,575,253           $53.65
   $28.00................................     1.8500         72,575,253           $51.80

     At the Effective Time, each of the then outstanding and unexercised BFP Options and BFP Warrants will be converted into WorldCom Options and WorldCom Warrants, respectively, exercisable for shares of WorldCom Common Stock having the same terms and conditions as the BFP Options and BFP Warrants, respectively, including such terms and conditions as may be incorporated by reference into the agreements evidencing the BFP Options and BFP Warrants, and taking into account the provisions in the BFP Merger Agreement regarding change in control (see "Plan of Merger -- Interests of Certain Persons in the BFP Merger"), except that the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the BFP Exchange Ratio. Based on the number of BFP Options and BFP Warrants outstanding on December 23, 1997 and the
1.65 to 1.85 range of the BFP Exchange Ratio, such BFP Options and BFP Warrants would have been converted into WorldCom Options and WorldCom Warrants to acquire between 4,634,777 and 5,196,569 shares, respectively, of WorldCom Common Stock. See "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- BFP Options and Warrants."

     Based on the number of outstanding shares of BFP Common Stock (as of December 22, 1997), CompuServe Common Stock (as defined herein) (as of December 15, 1997) and MCI Common Stock (as defined herein) (as of October 31, 1997) (without adjustment for stock options, rights, warrants or convertible securities) and assuming completion by WorldCom of the BFP Merger, the CompuServe Merger and the MCI/WorldCom Merger (see "Information Regarding WorldCom -- Recent Developments"), the number of outstanding shares of WorldCom Common Stock would increase from 909,044,560 shares outstanding on December 15, 1997 to between 1,715,059,496 shares and 2,022,680,634 shares, respectively, and the number of shares of WorldCom Common Stock issuable upon exercise of WorldCom options, rights and warrants would increase from 80,849,248 shares to between 185,934,659 shares and 228,006,125 shares, respectively. A total of 94,992 shares of WorldCom Series A Preferred Stock and 12,427,866 shares of WorldCom Series B Preferred Stock were also outstanding as of December 15, 1997, which were convertible into 32,703,276 and 1,210,364 shares, respectively, of WorldCom Common Stock. Based on the number of outstanding shares of BFP Common Stock (as of December 22, 1997), CompuServe Common Stock (as of December 15, 1997), MCI Common Stock (as of October 31, 1997) and WorldCom Common Stock (as of December 15, 1997) (without adjustment for stock options, rights or warrants) and assuming a BFP Exchange Ratio of 1.85, a CompuServe Exchange Ratio of 0.5 and an MCI Exchange Ratio of 1.7586, BFP stockholders would hold approximately (a) 7.1%, (b) 6.8% and (c) 3.5% of the outstanding WorldCom Common Stock after completion of (a) the BFP Merger, (b) the BFP Merger and the CompuServe Merger and (c) the BFP Merger, the CompuServe Merger and the MCI/WorldCom Merger, respectively, assuming no exercise of WorldCom options, rights or warrants, but assuming the conversion of WorldCom convertible securities. Actual exchange ratios may vary as described herein.

     The BFP Merger Agreement provides that the consummation of the BFP Merger is subject to certain terms and conditions, including: (i) receipt of the requisite approval of the BFP Merger by the stockholders of BFP; (ii) receipt by WorldCom and BFP of an opinion of outside tax counsel regarding the tax-free status of the BFP Merger; (iii) approval of the shares of WorldCom Common Stock comprising the BFP Merger Consideration for quotation on The Nasdaq National Market; (iv) receipt of all material consents or approvals of governmental agencies or bodies required in connection with the BFP Merger (which condition has been satisfied); (v) receipt of the written opinions of the respective certified public accountants of WorldCom and BFP that the BFP Merger qualifies for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16 and the accounting staff of the Commission shall not have asserted or threatened to assert a determination to the contrary which has not been rescinded; and (vi) satisfaction of other conditions customary to transactions of this nature. It is also a condition to the parties' obligation to effect the BFP Merger that neither of the fairness opinions rendered by BFP's financial advisors shall have been withdrawn at or prior to the Effective Time (see "Plan of Merger -- Opinions of BFP's Financial Advisors"). Certain of the terms and conditions of the BFP Merger, other than the requirement of stockholder approval, may be waived by the parties. The BFP Merger will become effective at the time of the filing, after satisfaction or waiver of all the conditions to the BFP Merger, of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time"). The date on which the closing of the BFP Merger occurs is referred to herein as the "Closing Date." See "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- Mutual Conditions," "-- WorldCom's Conditions" and "-- BFP's Conditions."

     Pursuant to the BFP Merger Agreement, BFP has agreed not to, nor to authorize or permit its subsidiaries or its officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, or
(ii) participate in any discussions or negotiations regarding, any inquiry, proposal or offer from any person (an "Acquisition Proposal") relating to (a) any direct or indirect acquisition or purchase of 15% or more of the assets of BFP and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BFP or any of its subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BFP or any of its subsidiaries, (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BFP or any of its subsidiaries, other than the transactions contemplated by the BFP Merger Agreement, or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the BFP Merger or which would reasonably be expected to dilute materially the benefits to WorldCom of the transactions contemplated by the BFP Merger Agreement; provided, that if, at any time prior to the Effective Time, the Board of Directors of BFP determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BFP's stockholders under applicable law, then BFP may, in response to an Acquisition Proposal which was not solicited subsequent to October 1, 1997, and subject to compliance with certain notice provisions in the BFP Merger Agreement, (x) furnish information with respect to BFP and its subsidiaries to any person pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. See "Plan of Merger -- Terms and Conditions of the Proposed BFP
Merger -- Agreement Not to Solicit Other Offers."

     The BFP Merger Agreement may be amended only by written agreement among the parties. The BFP Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual consent of the parties, (ii) if the BFP Merger has not been consummated on or before March 31, 1998 (or such other date as may be agreed to by BFP and WorldCom), (iii) if the requisite approval of the stockholders of BFP is not obtained at the Special Meeting or (iv) under certain other circumstances. Termination by WorldCom or BFP under certain circumstances, would require one party to make a $40 million payment to the other party as a termination fee. See "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- Termination of the BFP Merger Agreement" and
"-- Termination Fees."

CONVERSION OF BFP COMMON STOCK IN THE BFP MERGER; EXCHANGE OF CERTIFICATES

     After the Effective Time, each holder of BFP Common Stock will be required to surrender and deliver the certificates representing BFP Common Stock to The Bank of New York or such other bank or trust company as may be designated by WorldCom (the "Exchange Agent"), together with a duly completed and executed transmittal letter to be provided by the Exchange Agent. BFP stockholders should not send in their certificates representing shares of BFP Common Stock until they receive a transmittal letter from the Exchange Agent. Until so surrendered and exchanged, each outstanding certificate representing BFP Common Stock after the Effective Time will be deemed for all purposes to evidence the right to receive that number of whole shares of WorldCom Common Stock into which such shares of BFP Common Stock have been converted pursuant to the BFP Merger Agreement plus the amount of cash payable in lieu of any fractional WorldCom Shares. See "Plan of Merger -- Surrender of Stock Certificates and Receipt of BFP Merger Consideration" and "-- Fractional Shares."

ACCOUNTING TREATMENT

     WorldCom intends to account for the BFP Merger as a pooling of interests under generally accepted accounting principles. Under this method, the historical basis of the assets and liabilities of WorldCom and BFP are combined, on a consolidated basis. See "Plan of Merger -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Bryan Cave LLP, special tax counsel to BFP, based on the representations and assumptions referred to in its opinion, the BFP Merger will qualify as a reorganization under Section 368(a) of the Code. Accordingly, no gain or loss will be recognized for federal income tax purposes by BFP stockholders on the exchange of their shares of BFP Common Stock solely for shares of WorldCom Common Stock in the BFP Merger (except for cash paid in lieu of fractional WorldCom Shares). Holders of BFP Common Stock are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the BFP Merger. For a more complete description of the federal income tax consequences of the BFP Merger, see "Plan of Merger -- Certain Federal Income Tax Consequences."

     IT IS RECOMMENDED THAT HOLDERS OF SHARES OF BFP COMMON STOCK CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BFP MERGER TO THEM, INCLUDING THE APPLICABILITY OF ANY FOREIGN TAX LAWS AS WELL AS OTHER FEDERAL, STATE AND LOCAL TAX LAWS.

REASONS OF WORLDCOM FOR THE BFP MERGER

     In reaching its decision to approve the BFP Merger Agreement, the Board of Directors of WorldCom consulted with its management team and independently considered a variety of factors and the businesses and operations of BFP. The Board of Directors of WorldCom concluded that the BFP Merger is in the best interests of WorldCom and its shareholders because the BFP Merger would (i) expand the number of all fiber optic local networks operated in the U.S. by WorldCom from 52 to 86, (ii) advance WorldCom's entrance into more secondary U.S. cities by as much as two years, (iii) enhance WorldCom's ability to provide end-to-end long distance, local and Internet service over a global network, (iv) increase WorldCom's revenue growth rate, as BFP's anticipated growth rate for the next few years is expected to be in excess of WorldCom's stand alone rate, and (v) add a significant number of employees with skills in sales and technical telecommunications services. There can be no assurance, however, that any of the potential synergies or opportunities considered by the WorldCom Board of Directors will be achieved through consummation of the BFP Merger. See "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors" and "Plan of Merger -- WorldCom's Reasons for the BFP Merger."

REASONS OF BFP FOR THE BFP MERGER

     In reaching its decision to approve the BFP Merger Agreement, the Board of Directors of BFP consulted with its management team and advisors and carefully considered a variety of factors, including the businesses and operations of BFP and WorldCom. After consideration of such factors, the Board of Directors of BFP concluded that the BFP Merger is fair to and in the best interests of BFP and its stockholders. The principal factors considered by the BFP Board of Directors were (1) the BFP Exchange Ratio and the premium which such ratio represented over the closing price of the BFP Common Stock on September 30, 1997, the exchange ratio pricing mechanism which allows BFP stockholders to share in any increase in the WorldCom Average Trading Price above $35.15 per share and the provisions in the BFP Merger Agreement designed to protect the value of the consideration to be received by BFP stockholders in the event the WorldCom Average Trading Price is below $35.15 per share but is equal to or above $31.35 per share, (2) the favorable comparison of the premium for BFP represented by the BFP Exchange Ratio to comparable company and transaction valuations, (3) the businesses, operations, earnings and financial condition, prospects, competitive position and strategic direction of both BFP and WorldCom, and the significant additional capital requirements for, and risks inherent in, the successful implementation of the long range business plans of both companies, (4) the belief that a combination with WorldCom would create significant potential synergies and cost savings for the combined company and create a stronger competitor in the changing telecommunications industry, (5) the belief that the BFP Merger would afford BFP's stockholders the opportunity through their ownership of WorldCom Common Stock to realize potential future equity appreciation based on the favorable prospects for the combined company, (6) the opinion of Salomon Brothers Inc ("Salomon Brothers") that, on and as of the date of such opinion, based upon the assumptions made, general procedures followed, matters considered and limits on the review undertaken as set forth in such opinion, the BFP Exchange Ratio is fair to the holders of BFP Common Stock from a financial point of view and the presentation made by Salomon Brothers to the Board of Directors of BFP, (7) the condition in the BFP Merger Agreement that a nationally recognized investment banking firm, which has been designated as Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("Merrill Lynch"), also render such an opinion at the time of the mailing of this Proxy Statement/Prospectus and the condition that neither of the fairness opinions of Salomon Brothers and Merrill Lynch shall have been withdrawn at or prior to the Effective Time, (8) the expectation that the BFP Merger will be treated as a tax-free reorganization to BFP's stockholders and to BFP, and be accounted for as a pooling of interests transaction, (9) the terms and conditions of the BFP Merger Agreement and the likelihood that the conditions to the BFP Merger will be satisfied, (10) the willingness of BFP's management to support the BFP Merger and (11) the potential impact on WorldCom of the CompuServe Merger, the AOL Transaction and the MCI Offer (as hereinafter defined) (see "Information Regarding WorldCom -- Recent Developments"), including the fact that announcement of the MCI Offer might result in fluctuations in the price of the WorldCom Common Stock. There can be no assurance, however, that any of the potential synergies or opportunities considered by the BFP Board of Directors will be achieved through consummation of the BFP Merger. See "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors" and "Plan of Merger -- BFP's Reasons for the BFP Merger; BFP Board Recommendation."

RECOMMENDATION OF THE BFP BOARD OF DIRECTORS

     The BFP Board of Directors believes that the BFP Merger is fair to and in the best interests of BFP and its stockholders and has unanimously approved the BFP Merger Agreement. THE BFP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE BFP MERGER AGREEMENT. See "Plan of Merger -- Background of the BFP Merger," "-- BFP's Reasons for the BFP Merger; BFP Board Recommendation" and "-- Interests of Certain Persons in the BFP Merger."

OPINIONS OF BFP'S FINANCIAL ADVISORS

     Salomon Brothers and Merrill Lynch, financial advisors to BFP, have rendered written opinions to the BFP Board of Directors dated September 30, 1997 and December 22, 1997, respectively, that, on and as of the dates of such opinions, based upon the assumptions made, general procedures followed, matters considered and limits on the review undertaken as set forth in each of such opinions, the BFP Exchange Ratio is fair to the holders of BFP Common Stock, from a financial point of view. A copy of each of their respective opinions is attached as Appendices II and III, respectively, to this Proxy Statement/Prospectus, and holders of BFP Common Stock are urged to read each of such opinions in its entirety. See "Plan of Merger -- Opinions of BFP's Financial Advisors." It is a condition to the parties' obligations to effect the BFP Merger that neither of such opinions of Salomon Brothers and Merrill Lynch shall have been withdrawn at or prior to the Effective Time. See "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- Mutual Conditions."

THE SPECIAL MEETING; REQUIRED VOTE

     The Special Meeting will be held on Thursday, January 29, 1998 at 10:00 a.m. St. Louis time, in the Main Dining Room on the 16th Floor of the St. Louis Club, 7701 Forsyth, St. Louis, Missouri. At the Special Meeting, holders of BFP Common Stock will be asked to (i) approve and adopt the BFP Merger Agreement and
(ii) transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof. The BFP Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than approval and adoption of the BFP Merger Agreement.

     Approval and adoption of the BFP Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of BFP Common Stock. The BFP Board of Directors has fixed the close of business on December 23, 1997 as the record date for determining holders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 39,156,867 shares of BFP Common Stock issued and outstanding. Each share of BFP Common Stock is entitled to one vote on each matter to be voted upon at the Special Meeting.

     As of the Record Date, the directors and executive officers of BFP and their affiliates (as a group) were entitled to vote shares of BFP Common Stock representing approximately 11% of the outstanding BFP Common Stock. Each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP Common Stock for the approval and adoption of the BFP Merger Agreement. See "The Special Meeting -- Required Vote."

MANAGEMENT AND OPERATIONS AFTER THE BFP MERGER

     After the BFP Merger, WorldCom is expected to continue to operate BFP's current business as a wholly-owned subsidiary of WorldCom. See "Plan of Merger -- Management and Operations After the BFP Merger."

INTERESTS OF CERTAIN PERSONS IN THE BFP MERGER

     In considering the recommendation of the BFP Board of Directors with respect to the BFP Merger, holders of BFP Common Stock should be aware that certain members of BFP's management, some of whom are members of the BFP Board of Directors, have certain interests in the BFP Merger, in addition to those of the stockholders generally. The BFP Board of Directors was aware of these interests when it considered and approved the BFP Merger and the BFP Merger Agreement.

     WorldCom and BFP have acknowledged that the BFP Merger and the consummation of the other transactions contemplated thereby will be treated as a "change in control" for purposes of certain BFP benefit plans, option agreements and other compensation arrangements, and have agreed to abide by the provisions of any such plans, agreements and arrangements which relate to a change in control, including the accelerated vesting and/or payment of equity-based awards and gross-up payments. Certain members of the BFP Board of Directors and other executive officers of BFP are holders of BFP Options and BFP Warrants. The members of the BFP Board of Directors were aware that the BFP Options and BFP Warrants held by these individuals would fully vest and appreciate in value as a result of the BFP Merger.

     BFP and Mr. Robert A. Brooks, Chairman of the Board of BFP, are parties to an Employment, Consulting and Non-Competition Agreement which provides for certain benefits following a change of control of BFP, which includes the Effective Time. BFP and seven other executive officers are parties to Change of Control Severance Agreements which also provide for certain benefits in the event of termination of employment under certain circumstances within a specified period of time following a change of control of BFP, which includes the Effective Time.

     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Bernard J. Ebbers, President and Chief Executive Officer of WorldCom, indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected be Mr. James C. Allen, Vice Chairman and Chief Executive Officer of BFP) for election as a director of WorldCom following the Effective Time.

     The BFP Merger Agreement provides that, with respect to matters occurring through the Effective Time, WorldCom and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the directors, officers, employees and agents of BFP as and to the extent provided in BFP's Second Restated Certificate of Incorporation (the "BFP Certificate") or BFP's By-laws (the "BFP By-laws"), as in effect as of October 1, 1997. WorldCom has also agreed to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time, policies of directors' and officers' liability insurance comparable to those maintained by BFP with carriers comparable to BFP' existing carriers, subject to certain limitations.

     See "Plan of Merger -- Terms and Conditions of the Proposed BFP
Merger -- Employee Benefit Matters" and "-- Interests of Certain Persons in the BFP Merger."

REGULATORY FILINGS AND APPROVALS REQUIRED FOR THE BFP MERGER

  Hart-Scott-Rodino Act

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the BFP Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division (the "Antitrust Division") of the Department of Justice (the "DOJ") and specified waiting period requirements have been satisfied. WorldCom and BFP filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on November 14, 1997. The waiting period for such filings expired on December 14, 1997. However, at any time before or after the Effective Time of the BFP Merger, and notwithstanding that the Hart-Scott-Rodino Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the BFP Merger or seeking divestiture of BFP or businesses of WorldCom or BFP as a result of the BFP Merger.

  Other Regulatory Filings and Approvals

     Consummation of the BFP Merger is also contingent upon the receipt of approvals from the Federal Communications Commission (the "FCC"), various state public utility or service commissions ("PUCs") and certain local government authorities with respect to the BFP Merger. WorldCom and BFP have previously made the necessary filings with these government agencies and have received all of the approvals they deem necessary for the BFP Merger.

     See "Plan of Merger -- Terms and Conditions of the Proposed BFP
Merger -- Mutual Conditions" and "-- Certain Regulatory Filings and Approvals."

ABSENCE OF APPRAISAL RIGHTS

     Holders of BFP Common Stock will not be entitled to any dissenters' or appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") in connection with the BFP Merger because: (i) shares of BFP Common Stock were, at the Record Date, designated as Nasdaq National Market securities; (ii) BFP stockholders will not be required to accept anything in exchange for their shares of BFP Common Stock other than shares of WorldCom Common Stock, which will be designated as Nasdaq National Market securities as of the Effective Time, and cash in lieu of fractional shares of such stock; and
(iii) the BFP Certificate does not otherwise provide BFP stockholders with dissenters' or appraisal rights applicable to the BFP Merger. See "The Special Meeting -- Absence of Appraisal Rights."

COMPARISON OF SHAREHOLDER RIGHTS

     The rights of BFP stockholders currently are governed by Delaware law, the BFP Certificate and the BFP By-laws. Upon consummation of the BFP Merger, stockholders of BFP will become shareholders of WorldCom, which is a Georgia corporation, and their rights as shareholders of WorldCom will be governed by Georgia law, the Second Amended and Restated Articles of Incorporation of WorldCom (the "WorldCom Articles") and the WorldCom Bylaws. See "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders" for a summary of certain differences between the rights of holders of BFP Common Stock and WorldCom Common Stock.

RISK FACTORS

     Holders of BFP Common Stock, in voting on the adoption of the BFP Merger Agreement, should consider, among other things, the following: (i) uncertainties in integrating acquired companies and achieving cost savings, (ii) risks associated with obtaining governmental approvals in connection with the MCI/WorldCom Merger, (iii) the potential effect of stock price fluctuations on the BFP Merger Consideration, (iv) interests of certain persons in the BFP Merger, (v) risks associated with WorldCom's debt service, interest rate fluctuations, other restrictive covenants, and capital spending, (vi) the risks of the combined company's acquisition strategy, (vii) risks of international business, (viii) risks of overseas business operations, (ix) risks of rapid technological change and dependence on product development, (x) regulation risks, (xi) risks of competition and (xii) the anti-takeover provisions in the WorldCom Articles and the WorldCom Bylaws. See "Cautionary Statement Regarding Forward-Looking Statements" on page 19 and "Risk Factors" beginning on page 19.

MARKET PRICES

     The WorldCom Common Stock and the BFP Common Stock are traded on The Nasdaq National Market under the symbols "WCOM" and "BFPT," respectively. The following table sets forth the high and low intra-day sales prices per share of such stock as reported on The Nasdaq National Market based on published financial sources, for the periods indicated. Because the BFP Common Stock was not publicly traded prior to May 3, 1996, no market prices for BFP Common Stock are shown prior to such date. Neither WorldCom nor BFP has ever paid any cash dividends on its respective common stock. The existing credit facilities and indentures of BFP restrict the payment of cash dividends on the BFP Common Stock without the prior consent of its lenders. The per share information presented below and elsewhere in this Proxy Statement/Prospectus has been adjusted to reflect all stock splits and stock dividends of WorldCom.

                                                         WORLDCOM                  BFP
                                                       COMMON STOCK            COMMON STOCK
                                                    ------------------      ------------------
                                                     HIGH        LOW         HIGH        LOW
                                                    ------      ------      ------      ------
1995:
First Quarter.....................................  $13.13      $ 9.56         $--      $   --
Second Quarter....................................   13.69       11.56          --          --
Third Quarter.....................................   17.06       13.38          --          --
Fourth Quarter....................................   17.94       14.88          --          --
1996:
First Quarter.....................................   23.31       16.25          --          --
Second Quarter....................................   27.72       21.31       36.50       27.75
Third Quarter.....................................   28.88       18.38       34.00       27.25
Fourth Quarter....................................   26.13       21.00       34.13       25.50
1997:
First Quarter.....................................   27.88       21.75       30.00       17.50
Second Quarter....................................   32.97       21.25       34.38       15.75
Third Quarter.....................................   37.75       29.88       49.25       32.38
Fourth Quarter (through December 23, 1997)........   39.88       28.50       62.75       49.50

     WorldCom and BFP announced they had entered into the BFP Merger Agreement on October 1, 1997. The following table sets forth the closing prices for a share of WorldCom Common Stock and a share of BFP Common Stock, as reported by The Nasdaq National Market, on September 30, 1997, the last trading day preceding the public announcement of the execution of the BFP Merger Agreement, and on December 23, 1997, the last practicable trading day before the printing of this Proxy Statement/Prospectus.

                                                      CLOSING PRICE OF
                                                          WORLDCOM        CLOSING PRICE OF BFP
                        DATE                            COMMON STOCK          COMMON STOCK
                        ----                          ----------------    --------------------
September 30, 1997..................................       $35.38                $46.69
December 23, 1997...................................       $30.56                $54.88

     Based on an assumed BFP Exchange Ratio of 1.65, the pro forma equivalent per share value of BFP Common Stock was $58.38 on September 30, 1997 and was $50.43 on December 23, 1997. The pro forma equivalent per share value of BFP Common Stock on any date, based on an assumed BFP Exchange Ratio of 1.65, equals the closing price of WorldCom Common Stock on such date multiplied by 1.65.

     The actual dollar value of the WorldCom Common Stock to be issued to the holders of BFP Common Stock pursuant to the BFP Merger Agreement will not be determined until three trading days prior to the closing date of the BFP Merger, and may be substantially more or less than the pro forma equivalent per share value of BFP Common Stock on September 30, 1997 or December 23, 1997. For example, between October 1, 1997 and December 23, 1997, the closing sales price of the WorldCom Common Stock has ranged from a high of $39.88 to a low of $28.50, and as of December 23, 1997 the WorldCom Average Trading Price would have been $32.775 and the resultant BFP Exchange Ratio would have been 1.7696. THE BFP EXCHANGE RATIO WILL NOT BE INCREASED IF THE WORLDCOM AVERAGE TRADING PRICE IS BELOW $31.35 PER SHARE.

     BFP STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WORLDCOM COMMON STOCK AND BFP COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF WORLDCOM COMMON STOCK OR BFP COMMON STOCK AT THE EFFECTIVE TIME. BECAUSE THE BFP EXCHANGE RATIO IS NOT CORRELATED DIRECTLY TO THE MARKET VALUE OF WORLDCOM COMMON STOCK AND BECOMES FIXED IF THE WORLDCOM AVERAGE TRADING PRICE IS LESS THAN $31.35 OR GREATER THAN OR EQUAL TO $35.15, THE MARKET VALUE OF SHARES OF WORLDCOM COMMON STOCK THAT HOLDERS OF BFP COMMON STOCK WILL RECEIVE UPON CONSUMMATION OF THE BFP MERGER MAY VARY SIGNIFICANTLY FROM THE MARKET VALUE OF THE SHARES OF WORLDCOM COMMON STOCK THAT HOLDERS OF BFP COMMON STOCK WOULD HAVE RECEIVED IF THE BFP MERGER WERE CONSUMMATED ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. HOLDERS OF BFP COMMON STOCK MAY CALL TOLL FREE TO 1-800-780-6378 AT ANY TIME BETWEEN JANUARY 5, 1998 AND THE DATE THAT THE BFP MERGER IS CONSUMMATED TO HEAR A TAPE RECORDED MESSAGE STATING WHAT THE WORLDCOM AVERAGE TRADING PRICE AND THE RESULTANT BFP EXCHANGE RATIO WOULD BE IF THE BFP MERGER WERE TO BE CONSUMMATED ON THAT DAY. HOLDERS OF BFP COMMON STOCK MAY CALL THE SAME TOLL FREE NUMBER FROM THE DATE THE BFP MERGER IS CONSUMMATED UNTIL TEN BUSINESS DAYS THEREAFTER TO HEAR A TAPE RECORDED MESSAGE STATING THE ACTUAL WORLDCOM AVERAGE TRADING PRICE AND BFP EXCHANGE RATIO.

RECENT WORLDCOM DEVELOPMENTS

     THE MCI/WORLDCOM MERGER. On October 1, 1997, WorldCom announced its intention to commence an exchange offer to acquire all of the outstanding shares of MCI common stock, par value $.10 per share ("MCI Common Stock"), for $41.50 of WorldCom Common Stock, subject to adjustment in certain circumstances as set forth in materials filed by WorldCom with the Commission (the "MCI Offer"). On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly-owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the DGCL. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio (as defined below) (the "MCI Common Stock Merger Consideration"), and each share of MCI Class A common stock, par value $.10 per share ("MCI Class A Common Stock" and, together with the MCI Common Stock, the "MCI Capital Stock"), outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon (the "MCI Class A Common Stock Merger Consideration" and, collectively with the MCI Common Stock Merger Consideration, the "MCI/WorldCom Merger Consideration"). The "MCI Exchange Ratio" means the quotient (rounded to the nearest (1)/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time (the "MCI Measurement Period"); provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

     Based on the number of shares MCI Common Stock outstanding as of October 31, 1997 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 703,178,763 shares and 994,139,540 shares, respectively, of WorldCom Common Stock would be issued in the MCI/WorldCom Merger. In addition, outstanding rights and options to purchase shares of MCI Common Stock would be converted in the MCI/ WorldCom Merger to rights and options to acquire an aggregate of approximately 100,263,626 shares and 141,750,634 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

     The MCI/WorldCom Merger is subject to the approvals of the MCI stockholders and the WorldCom shareholders as well as approvals from the FCC, the DOJ and various state government bodies. In addition, the MCI/WorldCom Merger is subject to review by the Commission of the European Communities (the "European Commission"). WorldCom anticipates that the MCI/WorldCom Merger will close within six to nine months.

     Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of MCI's stockholders of the MCI/WorldCom Merger or the MCI/WorldCom Merger Agreement, will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee paid by WorldCom to British Telecommunications plc ("BT"). Further, termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, including the failure to receive the approval of WorldCom's shareholders of the issuance of shares pursuant to the MCI/WorldCom Agreement (the "Share Issuance"), will require WorldCom to pay MCI $1.635 billion as a termination fee.

     Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement. In addition, pursuant to the BT Agreement, BT agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger Agreement, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

     THE COMPUSERVE MERGER. On September 7, 1997, WorldCom entered into an Agreement and Plan of Merger (the "CompuServe Merger Agreement") with H&R Block, Inc. ("H&R Block"), H&R Block Group, Inc. ("Block Group"), CompuServe Corporation ("CompuServe") and a wholly-owned acquisition subsidiary of WorldCom, providing for the merger (the "CompuServe Merger") of the wholly-owned acquisition subsidiary of WorldCom into CompuServe. In the CompuServe Merger, each share of CompuServe common stock ("CompuServe Common Stock") will be converted into a fraction of a share of WorldCom Common Stock equal to the CompuServe exchange ratio (the "CompuServe Exchange Ratio"), which will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $29.54, the CompuServe Exchange Ratio will be 0.40625; (ii) if such average trading price is greater than or equal to $24.00 but less than $29.54, the CompuServe Exchange Ratio will equal a fraction determined by dividing $12.00 by such average trading price; and (iii) if such average trading price is less than $24.00, the CompuServe Exchange Ratio will be 0.5, provided that CompuServe has the right to terminate the CompuServe Merger Agreement if such average trading price is less than $24.00. Based on (i) the number of shares of CompuServe Common Stock outstanding as of December 15, 1997 (assuming the conversion of CompuServe stock options into WorldCom Common Stock) and (ii) assumed CompuServe Exchange Ratios of 0.40625 and 0.5, 38,293,901 shares and 47,130,956 shares, respectively, of WorldCom Common Stock will be issued in the CompuServe Merger. Consummation of the CompuServe Merger is subject to certain conditions, including the approval of the stockholders of CompuServe. The applicable waiting period under the Hart-Scott-Rodino Act has expired. The CompuServe Merger Agreement may be terminated if the effective time has not occurred on or before March 1, 1998 and under certain other circumstances. Termination of the CompuServe Merger Agreement by WorldCom or CompuServe under certain circumstances, including failure to receive the approval of CompuServe's stockholders, will require one party to make a $15 million payment to the other party as a termination fee. H&R Block and Block Group have agreed to vote all of the CompuServe shares directly or indirectly owned by it (the "Block Shares," which, as of September 30, 1997, represented approximately 80.1% of the outstanding CompuServe shares) in favor of the CompuServe Merger, which number of shares is sufficient for such approval. In addition, H&R Block and Block Group have irrevocably appointed WorldCom or its nominee as proxy to vote the Block

Shares at any stockholder meeting or otherwise as described in the preceding sentence, and have granted WorldCom an option to purchase the Block Shares under certain circumstances. The closing of the CompuServe Merger, which will be accounted for as a purchase, is expected to occur on or about January 30, 1998, provided that the conditions to the CompuServe Merger are then fulfilled or waived. Neither WorldCom nor BFP assumes any responsibility for the accuracy of any of the information contained herein relating to CompuServe.

     THE AOL TRANSACTION. On September 7, 1997, WorldCom also entered into a Purchase and Sale Agreement (the "AOL Agreement") with America Online, Inc. ("AOL"), under which WorldCom agreed to (a) transfer to AOL the online services businesses of CompuServe and Spry, Inc., a CompuServe subsidiary ("Sprynet"), which WorldCom will acquire as a result of the CompuServe Merger, and (b) acquire all outstanding shares of ANS Communications, Inc. ("ANS"), a wholly-owned subsidiary of AOL which provides Internet and other networking services to AOL and other customers. In addition to the transfer of the online services businesses of CompuServe and Sprynet, WorldCom will pay AOL $175 million in cash, subject to certain adjustments specified in the AOL Agreement. The closing of the transactions contemplated by the AOL Agreement (collectively, the "AOL Transaction") is conditioned on, and is expected to occur immediately after, the closing of the CompuServe Merger. The closing of the AOL Transaction, which will be accounted for as a purchase, is subject to certain other conditions. The applicable waiting period under the Hart-Scott-Rodino Act with respect to the AOL Transaction has expired. Neither WorldCom nor BFP assumes any responsibility for the accuracy of any of the information contained herein relating to AOL.

     See "Information Regarding WorldCom -- Recent Developments" for more information regarding the recent developments of WorldCom.

COMPARATIVE PER SHARE DATA

     The following table sets forth for WorldCom Common Stock and BFP Common Stock, for the periods indicated, selected historical per share data and the corresponding unaudited pro forma combined and pro forma equivalent per share amounts, calculated assuming a BFP Exchange Ratio of 1.65 shares of WorldCom Common Stock and giving effect to the proposed BFP Merger. The actual BFP Exchange Ratio may vary as described herein. The data presented are based upon the historical consolidated financial statements and related notes of each of WorldCom and BFP incorporated by reference in this Proxy Statement/Prospectus. This information should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements of WorldCom and BFP and related notes thereto. The data presented is not necessarily indicative of the future results of operations of the consolidated companies or the actual results that would have occurred if the BFP Merger had been consummated prior to the periods indicated. No adjustment has been included for any anticipated cost savings or other synergies or in respect of the CompuServe Merger, the AOL Transaction or the MCI/WorldCom Merger. See "Available Information" and "Incorporation of Documents By Reference."

                                                                             WORLDCOM
                                                                               /BFP
                                                    WORLDCOM       BFP       PRO FORMA   BFP PRO FORMA
                                                   HISTORICAL   HISTORICAL   COMBINED    EQUIVALENT(1)
                                                   ----------   ----------   ---------   -------------
Book value per common share:
  December 31, 1996..............................     $13.75      $ 9.17       $13.33       $21.99
  September 30, 1997.............................      13.44        8.24        12.92        21.32
Cash dividends per common share:
  Year ended December 31, 1994...................         --          --           --           --
  Year ended December 31, 1995...................         --          --           --           --
  Year ended December 31, 1996(3)................         --          --           --           --
  Nine months ended September 30, 1996...........         --          --           --           --
  Nine months ended September 30, 1997...........         --          --           --           --
Income (loss) per common share from continuing
  operations (after preferred dividend
  requirement):
Primary:
  Year ended December 31, 1994...................      (0.48)         --        (0.48)       (0.79)
  Year ended December 31, 1995...................       0.64       (0.49)        0.61         1.01
  Year ended December 31, 1996 (2)(3)............      (5.50)      (1.71)       (5.07)       (8.37)
  Nine months ended September 30, 1996...........      (0.12)      (1.10)       (0.17)       (0.28)
  Nine months ended September 30, 1997(3)........       0.25       (2.69)        0.12         0.20
Fully Diluted:
  Year ended December 31, 1994...................      (0.48)         --        (0.48)       (0.79)
  Year ended December 31, 1995...................       0.64       (0.49)        0.60         0.99
  Year ended December 31, 1996 (2)(3)............      (5.50)      (1.71)       (5.07)       (8.37)
  Nine months ended September 30, 1996...........      (0.12)      (1.10)       (0.17)       (0.28)
  Nine months ended September 30, 1997(3)........       0.25       (2.69)        0.12         0.20

---------------

(1) The BFP pro forma equivalent represents the WorldCom/BFP pro forma combined book value, dividends and income (loss) per common share multiplied by an assumed BFP Exchange Ratio of 1.65. If the maximum BFP Exchange Ratio of
    1.85 is assumed, the BFP Pro Forma Equivalent book value per share as of December 31, 1996 and September 30, 1997 would be $24.66 and $23.90, respectively, the BFP Pro Forma Equivalent primary income (loss) per share would be $(9.38) and $0.22 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively, and the BFP Pro Forma Equivalent fully diluted income (loss) per share would be $(9.38) and $0.22 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively. The actual BFP Exchange Ratio may vary as described herein.
(2) In December 1996, WorldCom acquired MFS Communications Company, Inc. ("MFS") in a transaction accounted for as a purchase (the "MFS Merger"). WorldCom's historical results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. Additionally, 1996 results include other after-tax charges of $121.0 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within WorldCom's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.
(3) The data in the table excludes the MCI/WorldCom Merger, as well as the CompuServe Merger and the AOL Transaction. If the MCI/WorldCom Merger were included, selected pro forma combined per share amounts would reflect a book value per common share of $23.66 as of September 30, 1997, primary income
    (loss) per share of $(1.32) and $0.01 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and fully diluted income (loss) per share of $(1.32) and $0.01 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

SELECTED HISTORICAL FINANCIAL DATA

     The summary below sets forth selected historical financial data. This historical financial data should be read in conjunction with and is qualified in its entirety by reference to the historical financial statements and notes thereto contained in the WorldCom 1996 Form 10-K, BFP 1996 Form 10-K and MCI 1996 Form 10-K, all incorporated by reference herein. See "Available Information," "Incorporation of Documents by Reference" and "MCI Information."

     Selected Historical Financial Data of WorldCom. The selected historical financial data of WorldCom set forth below has been derived from financial statements of WorldCom as they appeared in WorldCom's Annual Reports on Form 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1996 and WorldCom's Quarterly Reports on Form 10-Q filed with the Commission for the periods ending September 30, 1997 and September 30, 1996.

                                                                                                           NINE MONTHS ENDED
                                                      YEAR ENDED AND AT DECEMBER 31,                      AND AT SEPTEMBER 30,
                                      ---------------------------------------------------------------   ------------------------
                                         1996          1995         1994         1993         1992         1997          1996
                                      -----------   ----------   ----------   ----------   ----------   -----------   ----------
                                                                  (THOUSANDS, EXCEPT PER SHARE DATA)
WORLDCOM -- HISTORICAL
Revenues............................  $ 4,485,130   $3,696,345   $2,245,663   $1,474,257   $  948,060   $ 5,348,522   $3,251,026
Income (loss) from continuing
  operations (after preferred
  dividend requirement):
  Total.............................   (2,189,804)     233,080     (151,779)     112,638        6,232       220,889      (48,466)
  Per common share:
    Primary.........................        (5.50)        0.64        (0.48)        0.41         0.03          0.25        (0.12)
    Fully diluted...................        (5.50)        0.64        (0.48)        0.40         0.03          0.25        (0.12)
Dividends per common share..........           --           --           --           --           --            --           --
Total assets........................   19,861,977    6,656,629    3,441,474    3,236,718    1,241,278    20,813,368    6,854,966
Long-term debt......................    4,803,581    3,391,598      794,001      730,023      448,496     5,348,638    3,276,641
Shareholders' investment............   12,959,976    2,187,681    1,827,410    1,911,800      478,823    13,366,000    2,442,342

---------------

(1) On December 31, 1996, WorldCom completed the MFS Merger. The MFS Merger was accounted for as a purchase; accordingly, the operating results for MFS are reflected from the date of acquisition.

(2) WorldCom's results for 1996 include a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET and certain other identified research and development projects purchased in the MFS Merger. Additionally, 1996 results include other after-tax charges of $121.0 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $343.5 million after-tax write-down of operating assets within WorldCom's non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.

(3) In 1995, Metromedia Company ("Metromedia") converted its Series 1 Preferred Stock into WorldCom Common Stock, exercised warrants to acquire WorldCom Common Stock and immediately sold its position of 61,699,096 shares of WorldCom Common Stock in a public offering. In connection with the preferred stock conversion, WorldCom made a non-recurring payment of $15.0 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996 optional call date of approximately $26.6 million (which amount includes an annual dividend requirement of $24.5 million plus accrued dividends to such call date).

(4) As a result of the acquisitions of IDB Communications Group, Inc. ("IDB") in 1994 (the "IDB Merger") and of Advanced Telecommunications Corporation in 1992 (the "ATC Merger"), WorldCom initiated plans to reorganize and restructure its management and operational organization and facilities to eliminate duplicate personnel, physical facilities and service capacity, to abandon certain products and marketing activities, and to take further advantage of the synergies available to the combined entities. Also, during the fourth quarter of 1993, plans were approved to reduce IDB's cost structure and to improve productivity. Accordingly, in 1994, 1993 and 1992, WorldCom charged to operations the estimated costs of such reorganization and restructuring activities, including employee severance, physical facility abandonment and duplicate service capacity. These costs totaled $43.7 million in 1994, $5.9 million in 1993 and $79.8 million in 1992. Also, during 1994 and 1992, WorldCom incurred direct merger costs of $15.0 million and $7.3 million, respectively, related to the IDB Merger (in 1994) and the ATC Merger (in 1992). These costs include professional fees, proxy solicitation costs, travel and related expenses and certain other direct costs attributable to these mergers.

(5) Long-term debt as of December 31, 1995 includes $1.1 billion under WorldCom's previous credit facilities which were classified as a current maturity on the December 31, 1995 balance sheet.

     Selected Historical Financial Data of BFP. The selected historical financial data of BFP set forth below has been derived from financial statements of BFP for each of the three fiscal years in the period ended December 31, 1996 and BFP's Quarterly Reports on Form 10-Q filed with the Commission for the periods ending September 30, 1997 and September 30, 1996. The BFP network data set forth below has been derived from the operations records of BFP.

                                                                            NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                          -----------------------------   ---------------------
                                            1996       1995      1994        1997        1996
                                          --------   --------   -------   ----------   --------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA)
BFP -- HISTORICAL

Revenues................................  $ 45,574   $ 14,160   $ 2,809   $   84,192   $ 28,147
Income (loss) from continuing
  operations............................   (43,843)    (9,551)   (3,897)     (95,469)   (26,387)
  Per common share:
     Primary............................     (1.71)     (0.49)       --        (2.69)     (1.10)
     Fully diluted......................     (1.71)     (0.49)       --        (2.69)     (1.10)
Dividends per common share..............        --         --        --           --         --
Current assets..........................   470,162     63,099    20,096      274,293    346,656
Networks and equipment, net.............   290,341     50,042    20,720      607,677    210,874
Total assets............................   879,581    146,610    71,325    1,167,255    637,350
Long term debt..........................   552,810     43,977    29,403      796,080    314,440
Stockholders' equity(1).................   291,834     93,455    36,699      325,825    290,759

---------------

(1) Amount represents paid-in-capital less accumulated deficit.

                                                           AS OF DECEMBER 31,                  AS OF
                                                 ---------------------------------------   SEPTEMBER 30,
                                                    1996          1995          1994           1997
                                                 -----------   -----------   -----------   -------------
BFP NETWORK DATA:
Cities in operation...........................          23            11            5               34
Cities under construction.....................           7            10            6               10
On-net buildings connected....................         883           216           62            1,667
Route miles...................................       1,059           262          107            2,177
Fiber miles...................................      71,292        17,111        6,437          180,179
VGE circuits(1)...............................     516,743       122,617       59,208        1,041,275
Switches installed............................          20             1           --               28
CLEC lines in service.........................      21,013         3,187(2)        --           80,019
Employees.....................................         789           165           89            1,605

---------------

(1) Voice grade equivalent circuits.

(2) On a pro forma basis giving effect to the acquisition of City Signal, Inc. on January 31, 1996.

     Selected Historical Financial Data of MCI. The selected historical financial data of MCI set forth below has been derived from the financial statements of MCI as they appeared in MCI's Annual Reports on Form 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1996 and MCI's Quarterly Reports on Form 10-Q filed with the Commission for the periods ending September 30, 1997 and September 30, 1996.

                                                                                                          NINE MONTHS ENDED
                                                  YEAR ENDED AND AT DECEMBER 31,                        AND AT SEPTEMBER 30,
                                -------------------------------------------------------------------   -------------------------
                                   1996          1995          1994          1993          1992          1997          1996
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                              (THOUSANDS, EXCEPT PER SHARE DATA)
MCI -- HISTORICAL
Revenues......................  $18,494,000   $15,265,000   $13,338,000   $11,921,000   $10,562,000   $14,545,000   $13,741,000
Income from continuing
  operations (after preferred
  dividend requirement):
  Total.......................    1,202,000       548,000       794,000       626,000       589,000       393,000       899,000
  Per common share:
    Primary...................         1.73          0.80          1.32          1.12          1.11          0.56          1.29
    Fully diluted.............         1.72          0.79          1.32          1.11          1.10          0.56          1.29
Dividends per common share....         0.05          0.05          0.05          0.05          0.05         0.025         0.025
Total assets..................   22,978,000    19,301,000    16,366,000    11,276,000     9,678,000    24,717,000    21,509,000
Long-term debt................    4,798,000     3,444,000     2,997,000     2,366,000     3,432,000     3,282,000     3,722,000
Stockholders' equity..........   10,661,000     9,602,000     9,004,000     4,713,000     3,150,000    11,321,000    10,329,000

---------------

(1) In May 1996, MCI Capital I, a wholly-owned Delaware statutory business trust ("Trust"), issued $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A ("preferred securities") due June 30, 2026. The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in MCI's 8% Junior Subordinated Deferrable Interest Debentures, Series A due June 30, 2026.

(2) In September and November 1995, MCI acquired all of the outstanding shares of common stock of Nationwide Cellular Service, Inc. and SHL Systemhouse Inc., respectively. These acquisitions were accounted for as purchases; accordingly, the net assets and results of operations of the acquired companies are included in the information above since their respective acquisition dates.

(3) In 1994, BT completed the purchase of 136 million shares of MCI Class A Common Stock for $4.3 billion, which resulted in a 20% voting interest in MCI. This purchase was achieved by MCI's issuance of 108.5 million shares of MCI Class A Common Stock to BT for $3.5 billion on September 30, 1994 and BT's conversion on that date of 13,736 shares of MCI Series D convertible preferred stock, purchased for $830 million in June 1993, into 27.5 million shares of MCI Class A Common Stock. This investment is included in MCI's stockholders' equity.

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following selected unaudited pro forma financial information presents the combined consolidated balance sheets and income statements of WorldCom and MCI as if the MCI/WorldCom Merger had occurred for the periods indicated. The MCI/WorldCom Merger will be treated as a purchase for financial accounting purposes. This information should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and accompanying notes of WorldCom and MCI included in the documents described under "Incorporation of Documents by Reference" and "MCI Information" and the unaudited pro forma condensed combined financial statements and accompanying discussion and notes set forth under "Pro Forma Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the MCI/WorldCom Merger been consummated as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the financial position or future results of operations of the combined company. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Selected Pro Forma Financial Information also does not reflect amounts with respect to the BFP Merger, the CompuServe Merger or the AOL Transaction because they are not material to WorldCom. See "Pro Forma Financial Information."

                                                                                   NINE MONTHS
                                                                                      ENDED
                                                               YEAR ENDED            AND AT
                                                              DECEMBER 31,        SEPTEMBER 30,
                                                                  1996                1997
                                                              ------------        -------------
                                                                    (IN MILLIONS, EXCEPT
                                                                       PER SHARE DATA)
MCI WORLDCOM PRO FORMA COMBINED
Revenues....................................................    $22,421              $19,614
Income (loss) from continuing operations (after preferred
  dividend requirement):
  Total.....................................................     (1,663)                 108
  Per common share:
     Primary................................................      (1.33)                0.06
     Fully diluted..........................................      (1.33)                0.06
Dividends per common share..................................         --                   --
Total assets................................................                          71,451
Long-term debt..............................................                          16,077
Shareholders' equity........................................                          44,177

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

     (i) certain statements, including possible or assumed future results of operations of WorldCom, BFP, MCI, CompuServe and ANS, contained in "Risk Factors," "Plan of Merger -- WorldCom's Reasons for the BFP Merger," "Plan of Merger -- BFP's Reasons for the BFP Merger; BFP Board Recommendation," "Plan of Merger -- Opinions of BFP's Financial Advisors," "Information Regarding
WorldCom -- Recent Developments -- The MCI/WorldCom Merger -- Effects of MCI/WorldCom Merger; Estimated Synergies," and "Information Regarding
WorldCom -- Management and Principal Shareholders -- Information Regarding Stephen M. Case," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the Commission by WorldCom, BFP and MCI, including any statements contained herein or therein regarding the development of possible or assumed future results of operations of WorldCom's, BFP's and MCI's businesses, the markets for WorldCom's, BFP's and MCI's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the BFP Merger, the MCI/WorldCom Merger, the CompuServe Merger or the AOL Transaction;

     (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

     (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." BFP stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

     All subsequent written and oral forward-looking statements attributable to WorldCom or BFP or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither WorldCom nor BFP undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     Holders of BFP Common Stock should consider carefully all of the information contained in this Proxy Statement/Prospectus, including the following factors:

RISKS RELATED TO THE BFP MERGER AND OTHER ACQUISITIONS

  Uncertainties in Integrating the Acquired Companies and Achieving Cost Savings

     WorldCom and BFP have entered into the BFP Merger Agreement, and WorldCom has entered into the MCI/WorldCom Merger Agreement, the CompuServe Merger Agreement and the AOL Agreement, in each case, with the expectation that the transactions will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. See "Plan of Merger -- WorldCom's Reasons for the BFP Merger," " -- BFP's Reasons for the BFP Merger; BFP Board Recommendation" and "Information Regarding WorldCom -- Recent Developments -- The MCI/WorldCom Merger -- Effects of the MCI/WorldCom Merger; Estimated Synergies." Achieving the benefits of the BFP Merger, as well as of the MCI/WorldCom Merger (which would be significantly larger than previous acquisitions completed by WorldCom), the CompuServe Merger and the AOL Transaction, will depend in part upon the integration of the businesses of WorldCom and BFP, together with MCI, CompuServe and ANS, in an efficient manner, and there can be no assurance that this will occur. The consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration processes could have a material adverse effect on the revenues, levels of expenses and operating results of the combined companies. There can be no assurance that the combined companies will realize any of the anticipated benefits of the BFP Merger, the MCI/ WorldCom Merger, the CompuServe Merger or the AOL Transaction. For a discussion of other factors and assumptions related to the synergy estimates, see "Information Regarding WorldCom -- Recent Developments -- The MCI/WorldCom Merger -- Effects of the MCI/WorldCom Merger; Estimated Synergies."

  Necessity of Receiving Governmental Approvals Prior to the MCI/WorldCom Merger; Risks Associated with Failure to Obtain Approvals of Certain Governmental Authorities

     The consummation of the MCI/WorldCom Merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and confirmation from the European Commission by way of a decision under Council Regulation 4064/89 (the "Merger Control Regulation") that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which competition would be significantly impeded in the common market. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement, relating primarily to the FCC or PUCs, must be made and received prior to consummation of the MCI/WorldCom Merger. There can be no assurance that such authorizations, approvals or decisions will be granted, or, if granted will not contain certain material conditions or restrictions, that an injunction will not be issued before or after receipt of MCI and WorldCom shareholder approval by a court of competent jurisdiction enjoining the consummation of the MCI/WorldCom Merger or that a challenge to the MCI/WorldCom Merger on the grounds that it is not compatible with the common market will not be made, or if a challenge is made, what the result will be.

     Consummation of the MCI/WorldCom Merger is subject to additional approvals from certain governmental authorities. If such approvals have not been received at such time as all other material conditions to the MCI/WorldCom Merger have been satisfied or waived, MCI and WorldCom may nonetheless determine to consummate the MCI/WorldCom Merger. Although MCI and WorldCom are seeking such approvals, it is uncertain whether such approvals will be timely received from, among others, every jurisdiction in which MCI and WorldCom are authorized to do business. If MCI and WorldCom determine to consummate the MCI/ WorldCom Merger without having received all such approvals, no assurance can be given that any resulting loss of business would not have a material adverse effect on the businesses, prospects, financial condition or results of operations of WorldCom and MCI on a combined basis. See "Information Regarding WorldCom -- Recent Developments -- The MCI/WorldCom Merger -- Certain Regulatory Filings and Approvals."

  The Effect of Stock Price Fluctuations on the Consideration to be Received by the Holders of BFP Common Stock in the BFP Merger

     The relative stock prices of the BFP Common Stock and the WorldCom Common Stock on the date of the Special Meeting and at the Effective Time may vary significantly from the prices as of the date of execution of the BFP Merger Agreement or the date hereof. These variances may be due to changes in the businesses, operations, results and prospects of BFP or WorldCom, as well as MCI, CompuServe and ANS, market assessments of the likelihood that the BFP Merger, the MCI/WorldCom Merger, the CompuServe Merger and the AOL Transaction will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to any of the combined companies by regulatory agencies in connection with or following consummation of the BFP Merger, the MCI/WorldCom Merger, the CompuServe Merger or the AOL Transaction, general market and economic conditions, and other factors. For example, between September 30, 1997 and December 23, 1997, the closing sales price of WorldCom Common Stock has ranged from a high of $39.88 to a low of $28.50; the closing sales price of the BFP Common Stock during the same period has ranged from a high of $62.75 to a low of $49.50. In addition, the stock market generally has experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price or liquidity of WorldCom Common Stock. The BFP Exchange Ratio becomes fixed if the WorldCom Average Trading Price is less than $31.35 or greater than $35.15. If the WorldCom Average Trading Price is less than $31.35 or greater than $35.15, holders of BFP Common Stock will receive for each share of BFP Common Stock held by them a number of shares of WorldCom Common Stock that is likely to have an initial value that is less than or greater than $58.00, as the case may be. The actual number of shares of WorldCom Common Stock to be issued to the holders of BFP Common Stock pursuant to the BFP Merger Agreement will not be determined until three trading days prior to the Closing Date. Holders of BFP Common Stock may call toll free to 1-800-780-6378 at any time between January 5, 1998 and the date that the BFP Merger is consummated to hear a tape recorded message stating what the WorldCom Average Trading Price and the resultant BFP Exchange Ratio would be if the BFP Merger were to be consummated on that day. Holders of BFP Common Stock may call the same toll free number from the date the BFP Merger is consummated until ten business days thereafter to hear a tape recorded message stating the actual WorldCom Average Trading Price and BFP Exchange Ratio.

  Interests of Certain Persons in the BFP Merger

     In considering the recommendation of the BFP Merger by the BFP Board of Directors, the stockholders of BFP should be aware that certain directors and executive officers of BFP have certain interests in the BFP Merger, in addition to those of the BFP stockholders generally. Such interests, together with other relevant factors, were considered by the BFP Board when it considered and approved the BFP Merger Agreement and determined to recommend its approval and adoption by holders of BFP Common Stock. See "Plan of Merger -- Interests of Certain Persons in the BFP Merger."

RISKS RELATING TO THE BUSINESSES AND OPERATIONS OF THE COMBINED COMPANIES

  Debt Service, Interest Rate Fluctuations, Other Restrictive Covenants and Capital Spending

     In connection with the MCI/WorldCom Merger, WorldCom has agreed to pay BT $51.00 in cash without interest for each share of MCI Class A Common Stock it owns, or $6.94 billion in the aggregate. Additionally, WorldCom has paid BT fees of $465 million. See "Information Regarding WorldCom -- Recent
Developments -- The MCI/WorldCom Merger." WorldCom expects to fund this commitment through a combination of bank and bond financing and believes that the indebtedness incurred in connection with WorldCom's proposed acquisitions may have an effect on WorldCom's credit rating. Increases in interest rates on the Company's debt would have an adverse effect upon WorldCom's reported net income and cash flow. WorldCom believes that the combined operations of WorldCom, MCI, CompuServe, ANS and BFP would generate sufficient cash flow to service WorldCom's debt and capital requirements upon consummation of the MCI/WorldCom Merger, the CompuServe Merger, the AOL Transaction and the BFP Merger; however, economic downturns, increased interest rates and other adverse developments, including factors beyond WorldCom's control, could impair its ability to service its indebtedness. In addition, the cash flow required to service WorldCom's debt may reduce its ability to fund internal growth, additional acquisitions and capital improvements.

     The development of the businesses of the combined companies (including MCI, BFP, CompuServe and ANS) and the installation and expansion of their domestic and international networks would continue to require significant capital expenditures. Failure to have access to sufficient funds on acceptable terms or the failure to achieve capital expenditure synergies may require the combined companies to delay or abandon some of their plans, which could have a material adverse effect on the success of the proposed mergers and the combined companies.

  Acquisition Integration

     A major portion of WorldCom's growth has resulted from acquisitions, which involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by WorldCom's management, while WorldCom would continue to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute certain other interests of existing shareholders. In carrying out its acquisition strategy, WorldCom attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there can be no assurance that it will be successful in doing so. Nor can there be any assurance that WorldCom will be successful in identifying attractive acquisition candidates or completing additional acquisitions on favorable terms.

  Risks of International Business

     WorldCom and MCI derive substantial revenues from providing international communications services to United States commercial and carrier customers. Such operations are subject to certain risks such as changes in United States or foreign government regulatory policies, disruption, suspension or termination of operating agreements, carrier alliances and currency fluctuations. In particular, WorldCom's and MCI's revenues and costs of sales are sensitive to changes in international settlement rates and international traffic routing patterns. The rates that WorldCom and MCI can charge their customers for international services may decrease in the future due to the entry of new carriers with substantial resources, aggressiveness on the part of new or existing carriers, the widespread resale of international private lines to provide switched voice services, the provision of international services via non-traditional means including the Internet, the consummation of mergers, joint ventures and alliances among large international carriers that facilitate targeted pricing and cost reductions, and the rapid growth of international circuit capacity due to the deployment of new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions.

  Risks of Overseas Business Operations

     WorldCom and MCI derive substantial revenues from providing services to customers in overseas locations, particularly the United Kingdom, Germany and Mexico. Such operations are subject to certain risks such as changes in the legal and regulatory policies of the foreign jurisdiction, local political and economic developments, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, and import and export regulations and other laws and policies of the United States affecting foreign trade, investment and taxation. In addition, in the event of any dispute arising from foreign operations, WorldCom and MCI may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. WorldCom and MCI may also be hindered or prevented from enforcing their rights with respect to foreign governments because of the doctrine of sovereign immunity. There can be no assurance that the laws, regulations or administrative practices of foreign countries relating to WorldCom or MCI's ability to do business in that country will not change. Any such change could have a material adverse effect on the business and financial condition of the combined companies.

  Rapid Technological Change; Dependence upon Product Development

     The telecommunications industry is subject to rapid and significant changes in technology. While WorldCom does not believe that, for the foreseeable future, these changes will either materially or adversely affect the continued use of fiber optic cable or materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission and switching technologies, on the businesses of the combined companies cannot be predicted.

     The market for the data communications products and services of MCI, UUNET, CompuServe and ANS, including Internet access and related products, is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the combined companies will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. The combined companies also will be at risk from fundamental changes in the way data communications, including Internet access, services are marketed and delivered. The combined companies' Internet service strategy assumes that the Transmission Control Protocol/Internet Protocol, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include wireless cable modems and satellite delivery of Internet information; alternative open protocol and proprietary protocol standards have been or are being developed. WorldCom's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that WorldCom will succeed in adapting its data communications services business to alternate access devices, conduits and protocols.

  Regulation Risks

     WorldCom's and MCI's operating subsidiaries are subject to varying degrees of federal, state, local and international regulation. In the United States, WorldCom's and MCI's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Each such subsidiary must be separately certified in each state to offer local exchange and intrastate long distance services. No state, however, subjects WorldCom or MCI to price cap or rate of return regulation, nor is WorldCom or MCI currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities which utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of international facilities and services. WorldCom and MCI are also subject to varying degrees of regulation in the foreign jurisdictions in which they conduct business including authorization for the installation and operation of network facilities. Although the trend in federal, state, local and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States and abroad would not have a material adverse effect on WorldCom.

     On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecom Act"), which permits the Bell Operating Companies (the "BOCs") to provide domestic and international long distance services to customers located outside of the BOC's home regions; permits a petitioning BOC to provide domestic and international long distance service to customers within its operating area on a state by state basis upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there were significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted and, in most instances completed, proceedings addressing the implementation of this legislation.

     In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the ILECs, resale of ILECs' retail services, and use of individual and combinations of unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). The Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecom Act that were ordered by certain state PUCs to be premature, but vacated significant portions of the FCC's nationwide pricing rules, and vacated an FCC rule requiring that unbundled network elements be provided on a combined basis. The Solicitor General, on behalf of the FCC, and certain other parties, including WorldCom and MCI, sought certiorari in the United States Supreme Court. Certain BOC's have also raised constitutional challenges to restrictions in the Telecom Act preventing BOCs from entering the long distance market in their home regions. WorldCom cannot predict either the outcome of these or future challenges to the Telecom Act, any related appeals of regulatory or court decisions, or the eventual effect on its business or the industry in general.

     The FCC has denied applications filed by Ameritech Corporation ("Ameritech") and SBC Corporation ("SBC") seeking authority to provide inter local access transport area ("interLATA") long distance service in Michigan and Oklahoma, respectively. SBC has appealed the FCC's denial of its application to the Eighth Circuit. In its denial of an Ameritech application, the FCC provided detailed guidance to applicants regarding the obligations of the applicants, the format of future applications, the content of future applications, and the review standards that it will apply in evaluating any future applications. The National Association of

Regulatory Utility Commissioners and several state regulatory commissions have appealed jurisdictional aspects of that Ameritech application denial to the Eighth Circuit. WorldCom cannot predict either the outcome of these appeals, or the BOCs' willingness to abide by these FCC guidelines, or the timing or outcome of future applications submitted to the FCC. Additionally, the FCC is presently considering BellSouth Corporation ("BellSouth") applications for authority to provide interLATA service in South Carolina and Louisiana. Other BOCs have either filed or announced their intention to file applications at the FCC for authority to provide interLATA services. WorldCom cannot predict the outcome of these proceedings.

     On May 7, 1997, the FCC announced that it will issue a series of orders that will reform Universal Service Subsidy allocations and adopted various reforms to the existing rate structure for interstate access services provided by the ILECs that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. It also affirmed that information service providers (including, among others, ISPs) should not be subject to existing access charges ("ISP Exemption"). Petitions for reconsideration of, among other things, the access service and ISP Exemption related actions were filed before the FCC and appeals taken to various United States Courts of Appeals. On reconsideration, the FCC in significant part affirmed the access charge and ISP Exemption actions, and the court appeals have been consolidated before the Eighth Circuit. Also, several state agencies have started proceedings to address the reallocation of implicit subsidies contained in access rates and retail service rates to state universal service funds. Access charges are a principal component of the combined companies' line cost expense. Additionally, modification of the ISP Exemption could have an adverse effect on the combined companies' Internet-related services business. WorldCom cannot predict either the outcome of these appeals or whether or not the result(s) will have a material impact upon its consolidated financial position or results of operations.

     The FCC issued on December 24, 1996 a Notice of Inquiry to seek comment on whether it should consider various actions relating to interstate information services and the Internet. The FCC recognized that these services and recent technological advances may be constrained by current regulatory practices that have their foundations in traditional circuit switched telecommunications services and technologies. Based upon this and other proceedings, the FCC may permit telecommunications companies, BOCs or others to increase the scope or reduce the cost of their Internet access services. WorldCom cannot predict the effect that the Notice of Inquiry, the Telecom Act or any future legislation, regulation or regulatory changes may have on its consolidated financial position or results of operations.

     In December 1996, the FCC adopted a new policy that makes it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that should have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. In June 1997, in order to comply with United States commitments to the WTO Agreement, the FCC proposed to implement new rules that would liberalize existing policies regarding (i) the services that may be provided by foreign affiliated United States international common carriers, including carriers owned in part or controlled by foreign carriers that have market power in their home markets, and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes. The FCC voted on November 25, 1997 to adopt these new rules.

     In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks will reduce the rates that U.S. carriers pay foreign carriers, and that foreign carriers pay United States carriers, to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate within the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines, by allowing such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark.

     Although the FCC's new policies and implementation of the WTO Agreement may result in lower costs to the combined companies, including MCI, to terminate international traffic, there is a risk that the revenues that the combined companies, including MCI, receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of the combined companies, which may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services. Further, many foreign carriers have challenged, in court and at the FCC, the FCC's order adopting mandatory settlement rate benchmarks. If the FCC's settlement rate benchmark order were to be overturned, it would accelerate the full-fledged entry of foreign carriers into the United States and make it far easier for foreign carriers to route international traffic into the United States at low, cost-based termination rates, while United States carriers would continue to have little choice but to route international traffic into most foreign countries at much higher, above cost, settlement rates.

  Competition

     Virtually every aspect of the telecommunications industry is extremely competitive, and WorldCom expects that competition will intensify in the future. The combined companies (including MCI, BFP, CompuServe and ANS) face significant competition from carriers and other companies with greater market share and financial resources. The combined companies compete domestically with incumbent providers, which have historically dominated local telecommunications, and with long distance carriers, for the provision of long distance services. Sometimes the incumbent provider offers both local and long distance services. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the combined companies. Many of the combined companies' existing and potential competitors have financial, personnel and other resources significantly greater than those of the combined companies. The subsidiaries of the combined companies also face competition from one or more competitors in most markets in which it operates, including CLECs operating fiber optic networks, in some cases in conjunction with the local cable television operator. AT&T Corp. ("AT&T") and Sprint Corporation ("Sprint") have indicated their intention to offer local telecommunications services in major United States markets using its own facilities or by resale of the local exchange carriers' or other providers' services. In addition, subsidiaries of the combined companies compete with equipment vendors and installers and telecommunications management companies with respect to certain portions of their businesses.

     Overseas, subsidiaries of the combined companies compete with incumbent providers, many of which still have special regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These incumbent providers have numerous advantages, including existing facilities, customer loyalty and substantial financial resources. The combined companies also compete with other service providers, many of which are affiliated with incumbent providers in other countries. Typically, the combined companies must devote extensive resources to obtaining regulatory approvals necessary to operate overseas, and then to obtaining access to interconnection with the incumbent's network on a non-discriminatory basis.

     The combined companies may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity. For example, even though fiber optic networks, such as that of WorldCom, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and fiber optic transmission capacity for services similar to those provided by subsidiaries of the combined companies. WorldCom cannot predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

     Under the Telecom Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The introduction of such competition, however, also establishes, in part, the predicate for the BOCs to provide in-region interexchange long distance services. The BOCs are currently allowed to offer certain "incidental" long distance service in-region and to offer out-of-region long distance services. Once the BOCs are allowed to offer in-region long distance services, they could be in a position to offer single source local and long distance service similar to that being offered by the combined companies. WorldCom expects that the increased competition made possible by regulatory reform will result in certain pricing and margin pressures in the domestic telecommunications services business.

     The combined companies will also compete in offering data communications services, including Internet access and related services. This is also an extremely competitive business. WorldCom expects that competition will continue to intensify in the future. WorldCom believes that the ability of the combined companies to compete successfully in this arena depends on a number of factors, including: industry presence; the ability to execute a rapid expansion strategy; the capacity, reliability and security of its network infrastructure; ease of access to and navigation on the Internet; the pricing policies of its competitors and suppliers; the timing of the introduction of new products and services by the combined companies and their competitors; the combined companies' ability to support industry standards; and industry and general economic trends. The success of the combined companies will depend heavily upon the combined companies' ability to provide high quality data communication services, including Internet connectivity and value-added Internet services, at competitive prices.

     Major telecommunications companies have expanded their current services to compete fully in offering data communication services, including Internet services, and WorldCom expects additional telecommunications companies to continue to compete in this arena. WorldCom believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies, will also offer data communications services, resulting in even greater competition for the combined companies. Certain companies, including AT&T, GTE Corporation ("GTE"), Intermedia Communications, Inc., Teleport Communications Group ("Teleport") and PSINet, Inc., have obtained or expanded their Internet access products and services as a result of acquisitions and strategic investments. Such acquisitions may permit the combined companies' competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. WorldCom expects these acquisitions and strategic investments to increase, thus creating significant new competitors to the combined companies.

     As the combined companies continue to expand data communications operations outside of the United States, the combined companies will be forced to compete with and buy services from incumbent providers, many of which are government-owned and/or still have special regulatory status and the exclusive rights to provide certain essential services. The combined companies will also encounter competition from companies whose operating styles are substantially different from those that they usually encounter. For example, in Europe, WorldCom's subsidiaries compete directly with: (1) telecommunications companies, such as BT, Deutsche Telecom and others; (2) other Internet access providers, such as Demon Internet Limited and EUnet GB Limited; and (3) on-line services providers, such as AT&T. Foreign competitors may also possess a better understanding of their local markets and may have better working relationships with, or control of, local telecommunications companies. There can be no assurance that the combined companies can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the combined companies at a serious competitive disadvantage.

  Anti-Takeover Provisions

     The WorldCom Articles contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing members of the WorldCom Board of Directors or unless certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the capital stock of WorldCom by foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption; and (c) authorizing WorldCom's Board of Directors to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, WorldCom has entered into the Rights Agreement between WorldCom and The Bank of New York, as Rights Agent, dated as of August 25, 1996, as amended (the "WorldCom Rights

Agreement"), which will cause substantial dilution to a person or group that attempts to acquire WorldCom on terms not approved by WorldCom's Board of Directors. Further, WorldCom's Bylaws (a) contain requirements regarding advance notice of nomination of directors by shareholders and (b) restrict the calling of special meetings by shareholders to those owning shares representing not less than 40% of the votes to be cast. These provisions, including the WorldCom Rights Agreement, may have an "anti-takeover" effect. See "Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders."

                                 PLAN OF MERGER

     The following is a summary of the material terms and conditions of the BFP Merger Agreement, a copy of which is attached as Appendix I to this Proxy Statement/Prospectus and incorporated herein by reference. The information regarding the BFP Merger Agreement in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the full text of the BFP Merger Agreement.

GENERAL DESCRIPTION OF THE BFP MERGER

     Pursuant to the BFP Merger Agreement, at the Effective Time, WorldCom will acquire BFP through the merger of Acquisition Subsidiary with and into BFP. If the BFP Merger Agreement is approved and adopted by the stockholders of BFP, and if the other conditions to the BFP Merger are satisfied or waived, the BFP Merger will become effective upon the filing by the Surviving Corporation with the Secretary of State of the State of Delaware of a duly executed Certificate of Merger or at such later time as may be specified in the Certificate of Merger. It is anticipated that the BFP Merger will be consummated on January 29, 1998, if approved at the Special Meeting, provided that the other conditions to the BFP Merger are then fulfilled or waived.

     At the Effective Time, each share of BFP Common Stock will be converted into the right to receive a number of shares of WorldCom Common Stock equal to the BFP Exchange Ratio provided for in the BFP Merger Agreement. The BFP Exchange Ratio of 1.65 to 1 will allow holders of BFP Common Stock to share in any increase in the WorldCom Average Trading Price above $35.15. In addition, the BFP Merger Agreement provides BFP's stockholders with certain protections in the event the WorldCom Average Trading Price is below $35.15 per share but is equal to or above $31.35 per share. If the WorldCom Average Trading Price is equal to or above $31.35 per share but less than $35.15 per share, the BFP Exchange Ratio will equal a fraction (rounded to the nearest hundred thousandth) determined by dividing $58.00 by the WorldCom Average Trading Price. If the WorldCom Average Trading Price is less than $31.35 per share, the BFP Exchange Ratio will be 1.85 shares of WorldCom Common Stock for each share of BFP Common Stock. The BFP Exchange Ratio will not be increased above 1.85 if the WorldCom Average Trading Price is below $31.35 and the terms of the BFP Merger Agreement do not permit BFP to terminate in the event the WorldCom Average Trading Price is below $31.35 per share. The BFP Exchange Ratio will be adjusted appropriately in the event of a stock split, stock dividend or recapitalization of the WorldCom Common Stock or the BFP Common Stock prior to the closing of the BFP Merger. No fractional shares of WorldCom Common Stock will be issued in the BFP Merger; instead, BFP stockholders who would otherwise be entitled to fractional shares of WorldCom Common Stock will receive cash in lieu thereof. See
"-- Fractional Shares." Any shares of BFP Common Stock held in the treasury of BFP or by a wholly-owned subsidiary of BFP will be canceled as of the Effective Time, and no payment will be made with respect thereto.

     Holders of BFP Common Stock may call toll free to 1-800-780-6378 at any time between January 5, 1998 and the date that the BFP Merger is consummated to hear a tape recorded message stating what the WorldCom Average Trading Price and the resultant BFP Exchange Ratio would be if the BFP Merger were to be consummated on that day. Holders of BFP Common Stock may call the same toll free number from the date the BFP Merger is consummated until ten business days thereafter to hear a tape recorded message stating the actual WorldCom Average Trading Price and BFP Exchange Ratio.

     The following table illustrates the number of shares of WorldCom Common Stock issuable in the BFP Merger (assuming 39,229,867 shares of BFP Common Stock outstanding, including an estimated 73,000 shares that will be issuable immediately prior to the Effective Time under BFP's 1996 Employee Stock

Purchase Plan) and the corresponding per share value of the BFP Merger Consideration at various assumed WorldCom Average Trading Prices:

                                                                  AGGREGATE
   WORLDCOM                                                        WORLDCOM      VALUE PER SHARE OF
AVERAGE TRADING                                     BFP          COMMON STOCK           BFP
     PRICE                                     EXCHANGE RATIO      ISSUABLE         COMMON STOCK
---------------                                --------------    ------------    ------------------
   $40.00.....................................     1.6500         64,729,280           $66.00
   $39.00.....................................      1.6500        64,729,280           $64.35
   $38.00.....................................      1.6500        64,729,280           $62.70
   $37.00.....................................      1.6500        64,729,280           $61.05
   $36.00.....................................      1.6500        64,729,280           $59.40
   $35.15.....................................      1.6500        64,729,280           $58.00
---------------------------------------------------------------------------------------------------
   $35.00.....................................      1.6571        65,007,812           $58.00
   $34.00.....................................      1.7059        66,922,230           $58.00
   $33.00.....................................      1.7576        68,950,414           $58.00
   $32.00.....................................      1.8125        71,104,133           $58.00
---------------------------------------------------------------------------------------------------
   $31.35.....................................      1.8500        72,575,253           $58.00
   $31.00.....................................      1.8500        72,575,253           $57.35
   $30.00.....................................      1.8500        72,575,253           $55.50
   $29.00.....................................      1.8500        72,575,253           $53.65
   $28.00.....................................      1.8500        72,575,253           $51.80

     At the Effective Time, each of the then outstanding and unexercised BFP Options and BFP Warrants will be converted into WorldCom Options and WorldCom Warrants, respectively, exercisable for shares of WorldCom Common Stock having the same terms and conditions as the BFP Options and BFP Warrants, respectively, including such terms and conditions as may be incorporated by reference into the agreements evidencing the BFP Options and BFP Warrants, and taking into account the provisions in the BFP Merger Agreement regarding change in control (see
"-- Interests of Certain Persons in the BFP Merger"), except that the exercise price and the number of shares issuable upon exercise will be divided and multiplied, respectively, by the BFP Exchange Ratio. Based on the number of BFP Options and BFP Warrants outstanding on December 23, 1997 and the 1.65 to 1.85 range of the BFP Exchange Ratio, such BFP Options and BFP Warrants would have been converted into WorldCom Options and WorldCom Warrants to acquire between 4,634,777 and 5,196,569 shares, respectively, of WorldCom Common Stock. See "Plan of Merger -- Terms and Conditions of the Proposed BFP Merger -- BFP Options and Warrants."

     Based on the number of outstanding shares of BFP Common Stock (as of December 22, 1997), CompuServe Common Stock (as of December 15, 1997) and MCI Common Stock as of October 31, 1997 (without adjustment for stock options, warrants, rights or convertible securities) and assuming completion by WorldCom of the BFP Merger, the CompuServe Merger and the MCI/WorldCom Merger (see "Information Regarding WorldCom -- Recent Developments"), the number of outstanding shares of WorldCom Common Stock would increase from 909,044,560 shares outstanding on December 15, 1997 to between 1,715,059,496 shares and 2,022,680,634 shares, respectively, and the number of shares of WorldCom Common Stock issuable upon exercise of WorldCom options, rights and warrants would increase from 80,849,248 shares to between 185,934,659 shares and 228,006,125 shares, respectively. A total of 94,992 shares of WorldCom Series A Preferred Stock and 12,427,866 shares of WorldCom Series B Preferred Stock were also outstanding as of December 15, 1997, which were convertible into 32,703,276 and 1,210,364 shares, respectively, of WorldCom Common Stock. Based on the number of outstanding shares of BFP Common Stock (as of December 22, 1997), CompuServe Common Stock (as of December 15, 1997), MCI Common Stock (as of October 31,
1997) and WorldCom Common Stock (as of December 15, 1997) (without adjustment for stock options, rights or warrants) and assuming a BFP Exchange Ratio of 1.85, a CompuServe Exchange Ratio of 0.5, and an MCI Exchange Ratio of 1.7586, BFP stockholders would hold approximately (a) 7.1%, (b) 6.8% and (c) 3.5% of the outstanding WorldCom Common Stock after completion of (a) the BFP Merger, (b) the BFP Merger and the CompuServe Merger, and (c) the BFP Merger, the CompuServe

Merger and the MCI/WorldCom Merger, respectively, assuming no exercise of WorldCom options, rights or warrants, but assuming the conversion of WorldCom convertible securities. Actual exchange ratios may vary as described herein.

     Following the Effective Time, each holder of BFP Common Stock will be required to surrender the certificates which theretofore represented shares of BFP Common Stock to the Exchange Agent, together with a duly completed and executed transmittal letter to be provided by the Exchange Agent. The shares of WorldCom Common Stock to be issued pursuant to the BFP Merger will be freely transferable except by certain stockholders of BFP who are deemed to be "affiliates" of BFP. The shares of WorldCom Common Stock issued to such affiliates will be restricted in their transferability in accordance with rules and regulations promulgated by the Commission. See "-- Status Under Federal Securities Laws." Until so surrendered and exchanged, each outstanding certificate representing BFP Common Stock after the Effective Time will be deemed for all purposes to evidence the right to receive that number of whole shares of WorldCom Common Stock into which the shares of BFP Common Stock have been converted pursuant to the BFP Merger Agreement, plus cash in lieu of any fractional share of WorldCom Common Stock. See "-- Surrender of Stock Certificates and Receipt of BFP Merger Consideration" and "-- Fractional Shares."

BFP STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

BACKGROUND OF THE BFP MERGER

     Mr. Bernard J. Ebbers, President and Chief Executive Officer of WorldCom, contacted Mr. James C. Allen, Vice Chairman and Chief Executive Officer of BFP, in early July 1997, to initiate discussions regarding a possible strategic combination of the two companies.

     At a special meeting of the Finance Committee of the Board of Directors of BFP on July 16, 1997, at which all of the members thereof were present, together with Mr. Robert A. Brooks, Chairman of the Board of BFP, the directors of BFP that were present considered various strategic issues. The BFP Finance Committee recommended the selection of Salomon Brothers as financial advisor to BFP in connection with any possible transaction with WorldCom, and on July 23, 1997, BFP retained Salomon Brothers to act as its financial advisor, subject to the approval of the Board of Directors of BFP.

     With the approval of the BFP Finance Committee, Mr. Allen attended an initial meeting with Mr. Ebbers in Destin, Florida on July 23, 1997 at which Mr. Ebbers expressed an interest in exploring a strategic combination with BFP and asked Mr. Allen to request the BFP Board of Directors to suggest a fair price at which the BFP Board of Directors would be willing to recommend a combination.

     The BFP Board of Directors met to consider Mr. Ebbers' request on July 28, 1997. At this meeting, the Board approved the retention of Salomon Brothers as BFP's financial advisor and Bryan Cave LLP as BFP's outside legal counsel in connection with any possible transaction with WorldCom, and presentations were given to the BFP Board by management and said financial advisor and legal counsel. Representatives of Salomon Brothers presented and discussed analyses of the relative trading prices of the WorldCom Common Stock and the BFP Common Stock and comparable company valuation statistics. Salomon Brothers recommended that the BFP Board not specify a price to WorldCom but rather suggest a fixed exchange ratio. The Salomon Brothers representatives suggested a recommended range of possible exchange ratios as well as various terms and conditions to be considered for any potential merger agreement. It was the consensus of the BFP Board that Mr. Allen be authorized to suggest to Mr. Ebbers that the BFP Board would be willing to consider a fixed exchange ratio of 2 to 1 (equivalent to $65.38 per share of BFP Common Stock based on the closing price of the WorldCom Common Stock on July 25, 1997, the last trading day before the meeting).

     On July 30, 1997, the parties then entered into an agreement pursuant to which, among other things, the parties agreed to make certain information available to each other on a confidential basis. Mr. Allen then met with Mr. Ebbers at WorldCom's offices in Jackson, Mississippi. At that meeting, Mr. Ebbers rejected the suggested 2 to 1 fixed exchange ratio and stated he had expected a ratio in the range of 1.3 to 1.5 to 1 (equivalent to $43.63 to $50.34 per share of BFP Common Stock based on the closing price of WorldCom Common Stock on July 28, 1997). Given the wide differences of opinion on valuation, Mr. Allen indicated to Mr. Ebbers that he believed the parties had nothing further to discuss.

     Mr. Ebbers subsequently called Mr. Allen and indicated that WorldCom might be able to justify a more favorable valuation if BFP would agree to make certain information about BFP's operations and prospects available to WorldCom under the confidentiality agreement referenced above to enable WorldCom to refine its own analyses.

     During the month of August, there were a series of meetings between representatives of WorldCom and Salomon Brothers at which various matters relevant to a possible transaction were discussed. On September 2, 1997, representatives of BFP and Salomon Brothers met with representatives of WorldCom to discuss such matters further.

     On September 10, 1997, representatives of WorldCom indicated to representatives of Salomon Brothers that WorldCom was considering a fixed exchange ratio in the range of 1.6 to 1.7 to 1 (equivalent to $57.10 to $60.67 per share of BFP Common Stock based on the closing price of WorldCom Common Stock on September 9, 1997). On September 11, 1997, representatives of WorldCom and BFP discussed a fixed exchange ratio of 1.65 to 1 (equivalent to $59.30 based on the closing price of WorldCom Common Stock on September 10, 1997, or a premium of 61.4% above the closing price of BFP Common Stock on September 10,
1997).

     The BFP Board of Directors met on September 11, 1997 to consider the 1.65 to 1 exchange ratio. At this meeting, representatives of Salomon Brothers discussed analyses of the premium being considered by WorldCom and historical trading data of the stock of both companies. Following a detailed discussion of the WorldCom proposal, the BFP Board authorized its management to proceed with reciprocal due diligence reviews with WorldCom and with the negotiation of the terms of a definitive merger agreement, subject to approval by the Board of Directors of BFP.

     Concurrently with the due diligence process, representatives of WorldCom and BFP exchanged drafts of the BFP Merger Agreement on September 15, 1997, September 18, 1997 and September 19, 1997. On September 18, 1997, Mr. Ebbers and Mr. Scott D. Sullivan, Chief Financial Officer of WorldCom, met with Mr. Allen and Mr. David L. Solomon, Executive Vice President and Chief Financial Officer of BFP, in St. Louis, Missouri to inform Mr. Allen and Mr. Solomon that WorldCom was contemplating a significant transaction and that, as a result, WorldCom's due diligence of BFP and the negotiation of a definitive agreement with BFP would progress more slowly than originally anticipated. Mr. Allen speculated that WorldCom might be considering a transaction with MCI. On September 19, 1997, Messrs. Ebbers and Allen met in Jackson, Mississippi and agreed that they would endeavor to conclude the negotiations on the BFP Merger in order that the BFP Merger might be announced concurrently with an announcement of such other transaction.

     Due to the uncertainties regarding the effect on the price of the WorldCom Common Stock of the other contemplated transaction, Mr. Ebbers agreed to increase BFP's fixed exchange ratio to up to 1.85 to 1 in the event of a decline in the WorldCom Common Stock price below $31.35 per share. On September 23, 1997, representatives of WorldCom delivered a revised draft of the BFP Merger Agreement to representatives of BFP which the parties discussed at meetings on September 25 and September 26, 1997.

     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. Allen), for election as a director of WorldCom following the Effective Time.

     On September 30, 1997, the BFP Board of Directors held a special meeting in New York City. At this meeting, which began at 9:00 a.m., Salomon Brothers presented and discussed additional information regarding the BFP Merger terms, as well as information regarding the CompuServe Merger, the AOL Transaction and the MCI Offer. Additional presentations were given by management and a representative of Bryan Cave LLP, including a detailed review of the proposed BFP Merger terms. Representatives of Salomon Brothers and Bryan Cave LLP advised the BFP Board of Directors that their firms were advising WorldCom in connection with the MCI Offer, and the BFP Board consented to such firms' representation of WorldCom in connection with such matter. All of the members of the BFP Board of Directors were present at this meeting, except Mr. Glen F. Post, III (who was absent for family reasons). Salomon Brothers delivered its written opinion to the BFP Board of Directors, dated September 30, 1997, that the BFP Exchange Ratio was fair to the holders of BFP Common Stock from a financial point of view. There was a full and complete discussion of the BFP Merger proposal during which the directors asked numerous questions which were responded to by the representatives of management and BFP's financial and legal advisors. Following the presentations and discussions described above, the BFP Board adjourned in the early afternoon to give the directors additional time to review the materials distributed at the meeting and to deliberate on the BFP Merger proposal. Later that day, the meeting was reconvened, and the directors continued their discussions into the evening and additional questions were posed to and answered by representatives of BFP's management and financial and legal advisors. In view of the fact that Salomon Brothers was advising WorldCom in connection with the MCI Offer and was advising H&R Block in connection with the CompuServe Merger, and in view of the uncertain impact of those proposals on the trading price of the WorldCom Common Stock, BFP's management recommended and the BFP Board approved the retention of a second financial advisor to the BFP Board to evaluate the fairness of the BFP Exchange Ratio to holders of the BFP Common Stock, from a financial point of view, as of the time of the mailing of this Proxy Statement/Prospectus. See "-- Opinions of BFP's Financial Advisors." After such discussions, the directors who were present unanimously concluded that the BFP Merger was fair to and in the best interests of BFP and its stockholders and unanimously approved the BFP Merger Agreement and related actions and authorized officers of BFP to execute the BFP Merger Agreement.

     Following adjournment of the BFP Board meeting, WorldCom and BFP executed the BFP Merger Agreement, and WorldCom and BFP each issued a press release prior to the opening of trading on The Nasdaq National Market on October 1, 1997 announcing the BFP Merger, and WorldCom concurrently issued its announcement of the MCI Offer.

WORLDCOM'S REASONS FOR THE BFP MERGER

     On September 29, 1997, the WorldCom Board of Directors held a meeting to consider the BFP Merger Agreement and by a unanimous vote approved the delegation of authority to approve the definitive terms of the BFP Merger Agreement to a committee of the Board of Directors of WorldCom (the "Committee"). The Committee approved the BFP Merger Agreement by unanimous action taken on September 30, 1997. In reaching their decisions, the Board of Directors of WorldCom and the Committee consulted with WorldCom's management team and independently considered a variety of factors and the businesses and operations of BFP. The Board of Directors of WorldCom and the Committee concluded that the BFP Merger is in the best interests of WorldCom and its shareholders because the BFP Merger would (i) expand the number of all fiber optic local networks operated in the U.S. by WorldCom from 52 to 86, (ii) advance WorldCom's entrance into more secondary U.S. cities by as much as two years, (iii) enhance WorldCom's ability to provide end-to-end long distance, local and Internet service over a global network, (iv) increase WorldCom's revenue growth rate, as BFP's anticipated growth rate for the next few years is expected to be in excess of WorldCom's stand alone rate, and (v) add a significant number of employees with skills in sales and technical telecommunications services. There can be no assurance, however, that any of the potential synergies or opportunities considered by the WorldCom Board of Directors and the Committee will be achieved through consummation of the BFP Merger. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

BFP'S REASONS FOR THE BFP MERGER; BFP BOARD RECOMMENDATION

     In reaching its decision to approve the BFP Merger Agreement, the Board of Directors of BFP consulted with its management team and advisors and carefully considered a variety of factors, including the businesses and operations of BFP and WorldCom. After consideration of such factors, the Board of Directors of BFP concluded that the BFP Merger is fair to and in the best interests of BFP and its stockholders. The principal factors considered by the BFP Board of Directors are listed below:

          (1) The BFP Exchange Ratio represents a significant premium over $46.69, which was the closing price of BFP Common Stock on September 30, 1997, the last trading day before the announcement of the execution of the BFP Merger Agreement. The exchange rate pricing mechanism allows BFP stockholders to share in any increase in the WorldCom Average Trading Price above $35.15. Furthermore, the BFP Merger Agreement contains provisions designed to protect the value of the consideration to be received by BFP stockholders. Specifically, under certain circumstances associated with a decline in the price of WorldCom Common Stock, the BFP Exchange Ratio formula contained in the BFP Merger Agreement would result in an increase in the number of shares of WorldCom Common Stock payable per share of BFP Common Stock, up to a maximum BFP Exchange Ratio of 1.85 shares of WorldCom Common Stock for each share of BFP Common Stock in the event the WorldCom Average Trading Price is equal to or below $31.35 per share.

          (2) The premium to be received by BFP stockholders, if valued at $58.00 per share, compares favorably to comparable company and transaction valuations.

          (3) The BFP Board reviewed the businesses, operations, earnings and financial condition and competitive position of both BFP and WorldCom, on both an historical and a prospective basis. The BFP Board of Directors also considered the prospects and strategic direction of the BFP and WorldCom businesses, and the significant additional capital requirements for, and risks inherent in, the successful implementation of the long range business plans of both companies.

          (4) The BFP Board of Directors believes that a combination with WorldCom could create significant potential synergies and cost savings for the combined company and create a stronger competitor in the changing telecommunications industry.

          (5) The BFP Board of Directors believes that the BFP Merger will allow BFP's stockholders the opportunity through their ownership of WorldCom Common Stock to realize potential future equity appreciation based on the favorable prospects for the combined company.

          (6) Salomon Brothers delivered to the BFP Board of Directors, its opinion dated as of September 30, 1997 to the effect that, on and as of the date of such opinion, based upon the assumptions made, general procedures followed, matters considered and limits on the review undertaken as set forth in such opinion, the BFP Exchange Ratio is fair to the holders of BFP Common Stock from a financial point of view. See "-- Opinions of BFP's Financial Advisors -- Salomon Brothers" and Appendix II to this Proxy Statement/Prospectus. The BFP Board of Directors also considered the presentation made by Salomon Brothers to the BFP Board of Directors on September 30, 1997.

          (7) The condition in the BFP Merger Agreement that another nationally recognized investment banking firm also render such an opinion at the time of the mailing of this Proxy Statement/Prospectus. See "-- Opinions of BFP's Financial Advisors -- Merrill Lynch" and Appendix III to this Proxy Statement/Prospectus.

          (8) The BFP Merger is expected to be treated as a tax-free reorganization to BFP's stockholders and to BFP, and is expected to be accounted for as a pooling of interests transaction (which avoids reduction in future earnings that would result from the creation and amortization of goodwill under purchase accounting).

          (9) The terms and conditions of the BFP Merger Agreement and the likelihood that the conditions to the BFP Merger will be satisfied.

          (10) The willingness of BFP's management to support the BFP Merger.

          (11) The potential impact on WorldCom of the CompuServe Merger, the AOL Transaction and the MCI Offer, including the fact that announcement of the MCI Offer might result in fluctuations in the price of the WorldCom Common Stock.

     There can be no assurance, however, that any of the potential synergies or opportunities considered by the BFP Board of Directors will be achieved through consummation of the BFP Merger. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

     In view of the variety of factors considered in connection with its evaluation of the BFP Merger, the Board of Directors of BFP did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     The BFP Board of Directors believes that the BFP Merger is fair to and in the best interests of BFP and its stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BFP BOARD OF DIRECTORS HAS APPROVED THE BFP MERGER AGREEMENT BY A UNANIMOUS VOTE OF THE DIRECTORS AND UNANIMOUSLY RECOMMENDS THAT BFP'S STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE BFP MERGER AGREEMENT.

OPINIONS OF BFP'S FINANCIAL ADVISORS

     Salomon Brothers and Merrill Lynch have each acted as financial advisors to BFP in connection with the BFP Merger. Salomon Brothers delivered its written opinion dated September 30, 1997 at the September 30, 1997 special meeting of the BFP Board of Directors, and Merrill Lynch delivered its written opinion dated December 22, 1997 in connection with the printing and mailing of this Proxy Statement/Prospectus. Both opinions are to the effect that, on and as of the dates of such opinions, based upon the assumptions made, general procedures followed, matters considered and limits on the review undertaken as set forth in such opinions, the BFP Exchange Ratio is fair to the holders of the BFP Common Stock from a financial point of view. No limitations were imposed by the BFP Board of Directors upon either Salomon Brothers or Merrill Lynch with respect to the investigations made or the procedures followed by them in rendering their respective opinions.

     THE FULL TEXT OF THE WRITTEN OPINIONS OF SALOMON BROTHERS DATED SEPTEMBER 30, 1997 AND MERRILL LYNCH DATED DECEMBER 22, 1997, WHICH SET FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, ARE ATTACHED AS APPENDICES II AND III, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS AND ARE INCORPORATED HEREIN BY REFERENCE. BFP STOCKHOLDERS ARE URGED TO READ EACH OF SUCH OPINIONS CAREFULLY AND IN ITS ENTIRETY. SUCH OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS OF THE BFP EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, HAVE BEEN PROVIDED TO THE BFP BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE BFP MERGER AND DO NOT CONSTITUTE A RECOMMENDATION CONCERNING HOW HOLDERS OF BFP COMMON STOCK SHOULD VOTE WITH RESPECT TO THE BFP MERGER AGREEMENT. REFERENCES TO AND THE SUMMARY OF EACH OF SUCH OPINIONS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS. IT IS A CONDITION TO THE PARTIES' OBLIGATIONS TO EFFECT THE BFP MERGER THAT NEITHER OF SUCH OPINIONS OF SALOMON BROTHERS AND MERRILL LYNCH SHALL HAVE BEEN WITHDRAWN AT OR PRIOR TO THE EFFECTIVE TIME (SEE "-- TERMS AND CONDITIONS OF THE PROPOSED BFP MERGER --MUTUAL CONDITIONS").

     The forecasts and projections furnished to Salomon Brothers and Merrill Lynch for each of WorldCom and BFP and estimates of synergies and potential cost savings resulting from the BFP Merger were prepared by the respective managements of each company. As a matter of policy, neither WorldCom nor BFP publicly discloses internal management forecasts, projections or estimates of the type furnished to Salomon Brothers and Merrill Lynch in connection with their analyses of the BFP Merger terms, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of either WorldCom or BFP, including, without limitation, factors related to the integration of WorldCom and BFP and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

     Salomon Brothers. In connection with rendering its opinion, Salomon Brothers reviewed certain publicly available information concerning BFP and WorldCom and certain other financial information concerning BFP and WorldCom, including financial forecasts, that were provided to Salomon Brothers by BFP and WorldCom, respectively. Salomon Brothers discussed the past and current business operations, financial condition and prospects of BFP and WorldCom with certain officers and employees of BFP and WorldCom, respectively. In addition, Salomon Brothers reviewed information provided to it by WorldCom regarding certain companies that WorldCom is currently contemplating acquiring and the expected effect on WorldCom of such acquisitions, if consummated. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant.

     In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied on the accuracy and completeness of the information reviewed by it for the purposes of its opinion and Salomon Brothers did not assume any responsibility for independent verification of such information. With respect to the financial forecasts of WorldCom and BFP, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of WorldCom or BFP, and Salomon Brothers expressed no opinion with respect to such forecasts or the assumptions on which they were based. Salomon Brothers also assumed that the announced transactions among WorldCom, CompuServe and AOL will be consummated on substantially the same terms as announced. Salomon Brothers did not assume any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of BFP or WorldCom. Salomon Brothers was not asked to, and did not, solicit other proposals to acquire BFP.

     Salomon Brothers' opinion was necessarily based upon conditions as they existed on the date of such opinion and can be evaluated only as of such date. Salomon Brothers' opinion did not imply any conclusion as to the likely trading range for the WorldCom Common Stock following the consummation of the BFP Merger, which may vary depending upon, among other factors, tactics chosen by WorldCom in connection with proposed acquisitions, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon Brothers' opinion did not address BFP's underlying business decision to effect the BFP Merger and related transactions. Salomon Brothers' opinion was directed only to the fairness, from a financial point of view, of the BFP Exchange Ratio to holders of BFP Common Stock and did not constitute a recommendation concerning how holders of BFP Common Stock should vote with respect to the BFP Merger Agreement or the BFP Merger.

     The following is a summary of the material analyses presented and discussed by Salomon Brothers with the BFP Board of Directors at its special meeting on September 30, 1997 (the "Salomon Brothers Report") in connection with the delivery of Salomon Brothers' fairness opinion.

     Comparable Public Company Analyses. Salomon Brothers reviewed and compared the financial and market performance of the following group of seven publicly traded CLECs with those of BFP: IntelCom Group (U.S.A.), Inc., Intermedia Communications of Florida, Inc. ("Intermedia") and Teleport (the "Best BFP Comparables") and American Communications Services Incorporated ("ACSI"), GST Telecommunications, Inc. ("GST"), McLeod, Inc. ("McLeod") and NEXTLINK Incorporated ("NEXTLINK") (the "Other BFP Comparables" and, together with the Best BFP Comparables, the "BFP Comparable Group"). For BFP and each company in the BFP Comparable Group, Salomon Brothers calculated multiples of firm value (calculated as debt value plus equity value less cash) ("Firm Value") to last quarter annualized revenue ("LQA Revenue"), and to net property plant and equipment ("Net PP&E"). These analyses yielded the following multiple ranges for the BFP Comparable Group and multiples for BFP: Firm Value to LQA Revenue (5.7x to 29.2x, with a median of 6.2x for the Best BFP Comparables and 12.7x for the Other BFP Comparables, compared to a BFP multiple of 19.1x) and Firm Value to Net PP&E (2.9x to 14.1x, with a median of 3.9x for the Best BFP Comparables and 5.8x for the Other BFP Comparables, compared to a BFP multiple of 4.3x). Salomon Brothers also computed ratios of Firm Value to each of route miles, buildings connected, fiber miles and voice grade equivalent circuits for the BFP Comparable Group and compared them to similar ratios for BFP. These analyses resulted in an equity value reference range per share of BFP Common Stock of $26.79 to $66.72.

     Salomon Brothers performed similar analyses with respect to WorldCom. Salomon Brothers reviewed and compared the financial and market performance of the following group of five publicly traded long distance companies with those of WorldCom: AT&T, MCI and Sprint (the "First Tier Comparables") and Frontier Corporation ("Frontier") and LCI International, Inc. ("LCI") (the "Second Tier Comparables" and, together with the First Tier Comparables, the "WorldCom Comparable Group"). For WorldCom and each company in the WorldCom Comparable Group, Salomon Brothers calculated the ratio of price-earnings multiples to estimated 5-year earnings per share growth rate and the ratio of current stock market price to estimated 1997 earnings and estimated 1998 earnings. Estimated figures were based on published research reports of certain analysts covering the WorldCom Comparable Group. These analyses yielded the following multiple and percentage ranges for the WorldCom Comparable Group and multiples and percentages for WorldCom: estimated ratio of price-earnings multiples to 5-year earnings per share growth rate (for 1997, 1.0x to 2.5x, with a mean of 2.3x for the First Tier Comparables and 1.3x for the Second Tier Comparables, compared to 3.2x for WorldCom; for 1998, 0.8x to 2.4x, with a mean of 2.2x for the First Tier Comparables and 1.0x for the Second Tier Comparables, compared to 1.4x for WorldCom); ratio of current stock market price to estimated 1997 earnings (17.6x to 26.4x, with a mean of 21.5x for the First Tier Comparables and 22.9x for the Second Tier Comparables, compared to 95.6x for WorldCom); and ratio of current stock market price to estimated 1998 earnings (16.5x to 26.9x, with a mean of 21.3x for the First Tier Comparables and 17.9x for the Second Tier Comparables, compared to 42.7x for WorldCom). Salomon Brothers also calculated the Equity Value for the long distance businesses of the companies in the WorldCom Comparable Group.

     Discounted Cash Flow Analyses. Using a discounted cash flow ("DCF") analysis, Salomon Brothers calculated the present value of the estimated unlevered free cash flows of BFP (on a stand-alone basis, without giving effect to any operating or other efficiencies arising from the BFP Merger) from 1998 through 2005 based on forecasts developed by BFP's management through 2005. Salomon Brothers determined certain equity market value reference ranges for BFP based upon the sum of (i) the discounted value (using various discount rates ranging from 13% to 15%) of the estimated unlevered free cash flows of BFP, plus
(ii) the discounted value (using various discount rates ranging from 13% to 15%) of the product of (a) estimated EBITDA for 2005 and (b) various terminal value multiples (ranging from 7.5x to 9.5x). These analyses resulted in an equity value reference range per share of BFP Common Stock of $50.00 to $72.00.

     Salomon Brothers also performed a similar DCF analysis with respect to WorldCom. Salomon Brothers calculated the present value of the estimated unlevered free cash flows of WorldCom (on a stand-alone basis including the impact of the CompuServe Merger and the AOL Transaction but without giving effect to any operating or other efficiencies arising from the BFP Merger and without giving effect to the MCI Offer) from 1998 through 2002 based on forecasts developed by WorldCom's management through 2002. Salomon Brothers determined certain equity market value reference ranges for WorldCom based upon the sum of (i) the discounted value (using various discount rates ranging from 11% to 13%) of the estimated unlevered free cash flows of WorldCom, plus (ii) the discounted value (using various discount rates ranging from 11% to 13%) of the product of (a) estimated EBITDA for 2002 and (b) various terminal value multiples (ranging from 7.0x to 9.0x). These analyses resulted in an equity value reference range per share of WorldCom Common Stock of $40.00 to $54.00.

     Precedent Transaction Analysis. Salomon Brothers reviewed the consideration paid in two other acquisitions of CLECs. Specifically, Salomon Brothers reviewed the acquisitions of Metro Access Networks, Inc. by BFP (announced March 31,
1997) and MFS by WorldCom (announced August 26, 1996; does not include the acquisition of UUNET). The analysis considered the multiple of Firm Value to LQA Revenue and Net PP&E, resulting in a median multiple of Firm Value to LQA Revenue of 16.2x and Net PP&E of 5.4x. This analysis resulted in an implied share price range for BFP Common Stock of $56.96 per share.

     Neither of the transactions used in the precedent transaction analysis summarized above is identical to the BFP Merger. Accordingly, any such analysis of the value of the BFP Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics and other factors in relation to the trading and acquisition value of the publicly announced transactions.

     Exchange Ratio Analyses. Salomon Brothers reviewed and analyzed the historical ratio of the daily closing prices of BFP Common Stock to WorldCom Common Stock during the period from January 2, 1997 through September 26, 1997. The exchange ratios of the daily closing price of one share of BFP Common Stock to one share of WorldCom Common Stock ranged from a low of 0.70 to a high of 1.20, with an average ratio of 0.96, over the period analyzed, as compared to the BFP Exchange Ratio of 1.65 to 1.85 shares of WorldCom Common Stock to each share of BFP Common Stock in the BFP Merger.

     Other Factors and Analyses. In the Salomon Brothers Report, Salomon Brothers also (i) reviewed the historical and projected (including projected pro forma) financial results of WorldCom, (ii) reviewed the historical trading prices and volumes for the WorldCom Common Stock and the BFP Common Stock, and the performance of the WorldCom Common Stock and the BFP Common Stock relative to companies in the

BFP Comparable Group and the WorldCom Comparable Group, respectively, and (iii) analyzed the relevant implied WorldCom and BFP trading multiples at various prices of each.

     In arriving at its fairness opinion and in preparing the Salomon Brothers Report, Salomon Brothers performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Salomon Brothers or of Salomon Brothers' presentation to the BFP Board of Directors. In addition, Salomon Brothers believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its fairness opinion and the Salomon Brothers Report. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. With regard to the comparable public company analyses summarized above, Salomon Brothers selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison is identical to BFP or WorldCom. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies to which BFP and WorldCom were compared.

     In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BFP or WorldCom. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Actual values will depend upon several factors, including events affecting the local, long distance and Internet industries, general economic, market and interest rate conditions and other factors which generally influence the prices of securities. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may trade or be sold in the future.

     Salomon Brothers is an internationally recognized investment banking firm and regularly engages, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The BFP Board of Directors selected Salomon Brothers to act as its financial advisor on the basis of Salomon Brothers' international reputation and Salomon Brothers' familiarity with WorldCom, BFP and the local, long distance and Internet industries. In the ordinary course of its business, Salomon Brothers actively trades the debt and equity securities of WorldCom and BFP for Salomon Brothers' own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Brothers has previously rendered investment banking and financial advisory services to WorldCom for which it has received customary compensation. Salomon Brothers is also advising WorldCom in connection with the MCI/WorldCom Merger and H&R Block in connection with the CompuServe Merger for which it expects to receive customary compensation.

     Salomon Brothers has acted as financial advisor to BFP in connection with the BFP Merger and will receive a fee for its services. Pursuant to a letter agreement dated July 23, 1997, as amended, between BFP and Salomon Brothers, BFP has paid Salomon Brothers total fees of $1,000,000 in connection with the BFP Merger. BFP has also agreed to pay Salomon Brothers an additional fee of $6,000,000, contingent upon consummation of the BFP Merger. BFP has agreed to reimburse Salomon Brothers for its reasonable fees and disbursements of counsel and its reasonable travel and other expenses incurred in connection with its engagement, and to indemnify Salomon Brothers and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Salomon Brothers or any of its affiliates against certain liabilities, including liabilities under the Federal securities laws, relating to, or arising out of, its engagement.

     As noted under the caption "-- BFP's Reasons for the BFP Merger; BFP Board Recommendation" above, the fairness opinion of Salomon Brothers was only one of many factors considered by the BFP Board of Directors in determining to approve the BFP Merger Agreement

     Merrill Lynch. In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to BFP, WorldCom and MCI as well as the MCI/WorldCom Merger that it deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of BFP furnished to Merrill Lynch by BFP as well as the amount and timing of cost savings and related expenses and synergies expected to result from the BFP Merger (the "Expected Synergies") furnished to Merrill Lynch by WorldCom; (iii) conducted discussions with members of senior management of BFP and WorldCom concerning the matters described in clauses (i) and (ii) above, as well as BFP's businesses and prospects before and after giving effect to the BFP Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for the BFP Common Stock and the WorldCom Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of BFP and WorldCom and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the BFP Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) reviewed the potential pro forma impact of the BFP Merger and the MCI/WorldCom Merger; and
(viii) reviewed the BFP Merger Agreement.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of BFP, WorldCom or MCI. In addition, Merrill Lynch did not assume any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of BFP, WorldCom or MCI. Merrill Lynch also assumed, with BFP's permission, that WorldCom does not own any BFP Common Stock. With respect to the financial forecast information furnished to or discussed with it by BFP, Merrill Lynch assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of BFP's management as to the expected future financial performance of BFP. Merrill Lynch has further assumed that the BFP Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, its date. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the BFP Merger, no restriction, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the BFP Merger.

     In connection with the preparation of its opinion, Merrill Lynch was not authorized by BFP or the BFP Board of Directors to solicit, nor has it solicited, third-party indications of interest for the acquisition of all or any part of BFP.

     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch, which were presented and discussed with the BFP Board of Directors at its regular meeting on December 16, 1997, in arriving at its opinion delivered to BFP on December 22, 1997.

     Trading Range Analysis. Merrill Lynch reviewed the per share daily closing market price movement of BFP Common Stock for the period beginning May 3, 1996 (the date of BFP's initial public offering) and ending December 8, 1997. Merrill Lynch noted that the trading range for the BFP Common Stock in the nine months preceding the announcement of the BFP Merger and in the period since BFP's initial public offering ranged from approximately $15.88 to $46.88 per share. Merrill Lynch discussed the relationship of the implied offer premium based on a price of $58.00 to various historical daily and weekly pre-announcement closing price averages for the BFP Common Stock.

     Comparable Public Market Analysis. Merrill Lynch compared the ratios of market capitalization (market value of equity and debt and redeemable preferred stock less cash and cash equivalents) to gross property, plant and equipment ("Gross PP&E"), estimated 1998 revenues, route miles and access lines as of

December 8, 1997 for BFP (4.5x, 8.6x, 1,354x and $36,834, respectively) to similar ratios for certain CLECs (American Communications Services Incorporated ("ACSI"), Electric Lightwave, Inc., GST Telecommunications, Inc. ("GST"), IntelCom Group (U.S.A.), Inc. ("ICG"), Intermedia Communications of Florida, Inc. ("Intermedia"), McLeod, Inc. ("McLeod") and NEXTLINK Incorporated ("NEXTLINK")). The Gross PP&E ratios for these CLECs ranged from 2.6x to 3.9x (mean 3.3x), the estimated 1998 revenue ratios from 3.7x to 12.8x (mean 7.2x), the route mile ratios from 522x to 1,404x (mean 857x) and the access line ratios from $11,083 to $53,669 (mean $31,164).

     Utilizing this methodology, Merrill Lynch determined that the Gross PP&E multiples were the most relevant and, applying the high and low comparable multiples, derived an estimated public market range of $29 to $49 per share of BFP Common Stock.

     Comparable Private Market Transactions Analysis. Using publicly available information, Merrill Lynch reviewed three recent transactions involving the acquisition of CLEC companies (the "Comparable Acquisitions"), in each case to derive estimates of per share valuations for the BFP Common Stock. The Comparable Acquisitions (and announcement date for each such transaction) were WorldCom/MFS (August 1996) (which did not include the value of UUNET), Teleport/Eastern Telelogic Corporation (October 1996) and BFP/Metro Access Networks (March 1997).

     With respect to each of the Comparable Acquisitions, Merrill Lynch compared the transaction value as a multiple of the Gross PP&E and latest quarter revenues annualized ("Run Rate Revenue") of each acquired company. For the Comparable Acquisitions, the minimum and maximum multiple ranges were 2.7x to 6.4x for the Gross PP&E and 11.4x to 23.9x for the Run Rate Revenue. Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the BFP Common Stock ranging from approximately $30 to $88 per share. Merrill Lynch noted that it believed that these transactions were of limited relevance given the lack of direct comparability to the BFP Merger.

     Discounted Cash Flow Analysis. Merrill Lynch performed a DCF analysis for BFP using management projections for the years 1998 through 2005 (the "Upside Case"). The DCF was calculated assuming discount rates ranging from 14% to 16% and was comprised of the sum of the net present value of (i) the projected unlevered free cash flow for the years 1998 through 2005 and (ii) the year 2005 terminal value, based upon a range of multiples of 7x to 9x projected EBITDA. Merrill Lynch also performed a DCF analysis for BFP using management projections, as adjusted by Merrill Lynch to reflect margin and penetration projections which were more consistent with published analyst estimates (the "Base Case"), utilizing the same discount rates and terminal year value multiples of EBITDA. Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the BFP Common Stock ranging from approximately $33 to $54 per share for the Base Case and $44 to $69 for the Upside Case.

     Analyst Target Price Analysis. Reviewing selected research analyst reports published prior to the BFP Merger announcement date, Merrill Lynch also noted the minimum, mean and maximum target prices of BFP Common Stock of $36, $44 and $49, respectively, and private market value estimates of $39, $52 and $58, respectively.

     Review of WorldCom. Merrill Lynch also reviewed WorldCom's market capitalization (both "standalone" (pro forma for the CompuServe Merger and the AOL Transaction) and pro forma for the MCI/ WorldCom Merger) as a multiple of estimated WorldCom 1998 and 1999 earnings per share and EBITDA, as well as stock price trading history of WorldCom Common Stock for the last three years. Merrill Lynch compared WorldCom's stock price history to BFP's and to a group of CLEC companies (ACSI, GST, ICG, Intermedia, McLeod, NEXTLINK and Teleport) and to two groups of long distance carriers (AT&T, MCI and Sprint and ACC Corp., EXCEL Communications Inc. Holding Co. ("Excel"), Frontier, LCI, MidCom Communications, Inc., USLD Communications Corp. ("USLD"), Telco Communications Group, Inc. ("Telco") and Tel-Save Holdings, Inc. ("Tel-Save")) and reviewed recent analyst research reports and target prices with respect to WorldCom.

     Merrill Lynch reviewed revenues, EBITDA, net income and earnings per share estimates for WorldCom (both (i) pre-MCI and pro forma for BFP and CompuServe and (ii) pro forma for BFP, CompuServe and

MCI). Merrill Lynch compared estimated ratios of 1998 estimated price/earnings to total return (calculated based on estimated five year compound annual growth rates plus dividend yield) for WorldCom to those for the "IXC First Tier" (AT&T, MCI and Sprint) and "IXC Second Tier" (Excel, Frontier, LCI, Pacific Gateway Exchange Inc., Teleglobe Inc., Tel-Save and USLD), the Regional Bell Operating Companies/GTE (Ameritech, Bell Atlantic Corporation, BellSouth, GTE, SBC and
U S West Communications Group) and the Independent Telcos (Aliant Communications Co., ALLTEL Corporation, Century Communications Corp., Cincinnati Bell Inc. and Southern New England Telecom).

     Pro Forma Merger Analysis. Merrill Lynch compared the estimated earnings per share ("EPS") and net income growth from 1998 through 2002 for WorldCom/CompuServe both before and after the BFP Merger. This analysis indicated that the BFP Merger was dilutive to the EPS of WorldCom/CompuServe in each year, both with and without the synergies of the BFP Merger, within a range of 10.3% to 3.3% and 6.4% to 0.6%, respectively. Merrill Lynch also reviewed the impact of the acquisition of MCI on WorldCom/CompuServe assuming the acquisition of BFP (assuming the synergies of the BFP Merger) ("WorldCom/CompuServe/ BFP"). This analysis indicated that the MCI/WorldCom Merger was dilutive to WorldCom/CompuServe/ BFP pro forma EPS without the synergies of the MCI/WorldCom Merger within a range of 32.7% to 30.0%, but was accretive to the WorldCom/CompuServe/BFP pro forma EPS with the synergies of the MCI/ WorldCom Merger within a range of 7.0% to 18.5%. This analysis also indicated that the estimated net income growth rate for WorldCom increased with the MCI/WorldCom Merger, both with and without the MCI synergies.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch, although it is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond BFP's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to BFP, and none of the Comparable Acquisitions or other business combinations utilized is identical to the proposed BFP Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Pursuant to a letter agreement dated November 3, 1997, BFP agreed to pay Merrill Lynch a fee of $2 million, which became payable upon the delivery of the Merrill Lynch opinion. In addition, BFP has agreed to reimburse Merrill Lynch for its reasonable expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In May 1997, Merrill Lynch acted as co-manager in the issuance by BFP of Senior Notes. Merrill Lynch has provided financing services to MCI in the past and has received fees for rendering such services.

MANAGEMENT AND OPERATIONS AFTER THE BFP MERGER

     After the BFP Merger, WorldCom is expected to continue to operate BFP's current business as a subsidiary of WorldCom. In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that WorldCom's Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. Allen, Vice Chairman and Chief Executive Officer of BFP), for election as a director of WorldCom following the Effective Time. See "Information Regarding WorldCom -- Management and Principal Shareholders -- Information Regarding James
C. Allen."

TERMS AND CONDITIONS OF THE PROPOSED BFP MERGER

     Set forth below is a description of the material terms and conditions of the BFP Merger Agreement, which description does not purport to be complete and is qualified in its entirety by reference to the BFP Merger Agreement, a copy of which is attached hereto as Appendix I and incorporated herein by reference. Unless otherwise indicated, references under this caption to sections are references to sections in the BFP Merger Agreement. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given to such terms in the BFP Merger Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

     BFP Merger Consideration. As of the Effective Time, each share of BFP Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the BFP Exchange Ratio, plus cash in lieu of any fractional share. The BFP Exchange Ratio will be determined as follows: (i) if the WorldCom Average Trading Price is equal to or greater than $35.15, the BFP Exchange Ratio will equal 1.65; (ii) if the WorldCom Average Trading Price is equal to or above $31.35 but less than $35.15, the BFP Exchange Ratio will equal a fraction (rounded to the nearest hundred-thousandth) determined by dividing $58.00 by the WorldCom Average Trading Price; and (iii) if the WorldCom Average Trading Price is less than $31.35, the BFP Exchange Ratio will equal
1.85. The BFP Exchange Ratio will not be increased above 1.85 if the WorldCom Average Trading Price is below $31.35 and the terms of the BFP Merger Agreement do not permit BFP to terminate in the event the WorldCom Average Trading Price is below $31.35 per share. The BFP Exchange Ratio is subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of the BFP Merger Agreement applicable to shares of the WorldCom Common Stock or the BFP Common Stock. (Section 1.3)

     No fractional shares of WorldCom Common Stock will be issued pursuant to the BFP Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. In lieu thereof, any person who would otherwise be entitled to a fractional share of WorldCom Common Stock pursuant to the provisions of the BFP Merger Agreement will receive an amount in cash equal to the value of such fractional share. The value of such fractional share will be the product of such fraction multiplied by the WorldCom Average Trading Price. (Section 1.3)

     BFP Options and Warrants. At the Effective Time, WorldCom will cause each holder of a then-outstanding and unexercised BFP Option or BFP Warrant to receive, by virtue of the BFP Merger and without any action on the part of the holder thereof, a WorldCom Option or a WorldCom Warrant, respectively, having the same terms and conditions as the BFP Option or BFP Warrant, respectively, including such terms and conditions as may be incorporated by reference into the agreements evidencing the BFP Options and BFP Warrants and taking into account the provisions in the BFP Merger Agreement regarding change in control (see
"-- Employee Benefit Plan Matters" below), except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the BFP Exchange Ratio, with the resulting number of shares and exercise price being rounded down to the nearest whole share and up to the nearest cent. WorldCom has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of WorldCom Common Stock for delivery upon the exercise of BFP Options and BFP Warrants after the Effective Time. WorldCom has agreed to file or cause to be filed, immediately after the Effective Time, all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of WorldCom Common Stock contemplated by such WorldCom Options and WorldCom Warrants subsequent to the Effective Time, and WorldCom has agreed to maintain the effectiveness of such registration statements for so long as any of the WorldCom Options and WorldCom Warrants registered thereunder remain outstanding. (Section 1.6)

     Mutual Conditions. The respective obligations of WorldCom, Acquisition Subsidiary and BFP to effect the BFP Merger are subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions: (i) the BFP Merger Agreement shall have been adopted by the requisite vote of the holders of BFP Common Stock in accordance with the DGCL; (ii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental authority, which prohibits or prevents the consummation of the BFP Merger and which has not been vacated, dismissed or withdrawn by the Closing Date; (iii) all consents of any governmental authority regarding BFP or WorldCom required for the consummation of the BFP Merger and the transactions contemplated by the BFP Merger Agreement shall have been obtained by Final Order (as defined in the BFP Merger Agreement) except for consents the failure of which to be obtained, in the reasonable judgment of WorldCom, would not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole (a "Surviving Corporation Material Adverse Effect") (which condition has been satisfied); (iv) any required consents of any person (other than a governmental authority) to the BFP Merger or the transactions contemplated thereby shall have been obtained on terms and conditions reasonably acceptable to WorldCom and be in full force and effect, except for those the failure of which to obtain, in the reasonable judgment of WorldCom, would not reasonably be expected to have a Surviving Corporation Material Adverse Effect; (v) no action shall have been instituted by either the Antitrust Division or the FTC to prevent the consummation of the transactions contemplated by the BFP Merger Agreement or to materially modify or amend such transactions, or such action, if instituted, shall have been withdrawn or final judgment entered against the Antitrust Division or the FTC permitting the consummation of the transactions contemplated thereby; (vi) no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission; (vii) WorldCom shall have received all applicable state securities law authorizations necessary to consummate the transactions contemplated by the BFP Merger Agreement (which condition has been satisfied); (viii) neither of the respective fairness opinions of Salomon Brothers and another nationally recognized investment banking firm shall have been withdrawn at or prior to the Effective Time; (ix) WorldCom and BFP shall have received an opinion from Bryan Cave LLP, counsel to BFP, based on customary representations of WorldCom and BFP, to the effect that, if the BFP Merger is consummated in accordance with the provisions of the BFP Merger Agreement, under current law, for federal income tax purposes, the BFP Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences"); and (x) the shares of WorldCom Common Stock comprising the BFP Merger Consideration shall have been approved for quotation on The Nasdaq National Market. (Section 6.1)

     WorldCom's Conditions. The obligation of WorldCom and Acquisition Subsidiary to consummate the BFP Merger is also subject to the fulfillment or waiver on or prior to the Closing Date, of the following conditions: (i) none of the representations and warranties of BFP made in the BFP Merger Agreement, disregarding any qualifications therein regarding materiality, BFP Material Adverse Effect (as defined in Section 2.1 of the BFP Merger Agreement) or Surviving Corporation Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would reasonably be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect;
(ii) BFP shall have performed and complied with all covenants and agreements in the BFP Merger Agreement in all material respects and satisfied in all material respects all the conditions required by the BFP Merger Agreement to be performed or complied with or satisfied by BFP on or prior to the Closing Date; (iii) no event that has or reasonably would be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect shall have occurred;
(iv) BFP shall have delivered, or caused to be delivered, to WorldCom an officer's certificate to the effect that the conditions described in clauses
(i), (ii) and (iii) have been satisfied and such other documents and instruments as

WorldCom may reasonably request; (v) WorldCom shall have received the opinion of Bryan Cave LLP, counsel to BFP, regarding certain matters; (vi) WorldCom shall have complied with any requirements under the WorldCom Credit Agreements (as defined in Section 3.6 of the BFP Merger Agreement); (vii) at least thirty days prior thereto, WorldCom shall have received the agreements described under "-- Status Under Federal Securities Laws" and (viii) WorldCom shall have received the written opinion of the respective independent certified public accountants of WorldCom and BFP that the BFP Merger qualifies for pooling of interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, and the accounting staff of the Commission shall not have asserted or threatened to assert a determination to the contrary which has not been rescinded (See "-- Accounting Treatment"). (Section 6.3)

     BFP's Conditions. BFP's obligation to consummate the BFP Merger is also subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions: (i) none of the representations and warranties of WorldCom made in the BFP Merger Agreement, disregarding any qualifications herein regarding materiality or WorldCom Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would reasonably be expected to have a WorldCom Material Adverse Effect (as defined in Section 3.1 of the BFP Merger Agreement); (ii) WorldCom shall have performed and complied with all covenants and agreements in the BFP Merger Agreement in all material respects and satisfied in all material respects all the conditions required by the BFP Merger Agreement to be performed or complied with or satisfied by WorldCom on or prior to the Closing Date; (iii) no event that has or reasonably would be expected to have a WorldCom Material Adverse Effect shall have occurred; (iv) WorldCom shall have delivered to BFP an officer's certificate to the effect that the conditions described in clauses (i), (ii) and (iii) have been satisfied, and such other documents and instruments as BFP may reasonably request; and (v) BFP shall have received an opinion of counsel to WorldCom regarding certain matters. (Section 6.2)

     Certain Reciprocal Covenants. WorldCom and BFP have each agreed to give prompt notice to the other of the occurrence of certain events, including, without limitation, the following: (i) any notice of, or other communication relating to, a default or an event which, with notice or the lapse of time or both, would become a default under any material contract which would, in the case of WorldCom, have a WorldCom Material Adverse Effect or which would, in the case of BFP, give rise to a right of termination; (ii) receipt of any notice or any other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the BFP Merger Agreement, other than a consent disclosed pursuant to the BFP Merger Agreement; (iii) receipt of any material notice or other communication from any governmental authority in connection with the transactions contemplated by the BFP Merger Agreement; (iv) the occurrence of any event which would reasonably be expected to have a WorldCom Material Adverse Effect or a BFP Material Adverse Effect, respectively; (v) the commencement or threat of any litigation involving or threatening such party or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, its employees, agents, directors or officers, in their capacity as such, which, if pending on the date of the BFP Merger Agreement, would have been required to be disclosed, or which relates to the consummation of the BFP Merger or any material development in connection with any litigation disclosed in or pursuant to the BFP Merger Agreement or such party's public filings under the Exchange Act; and (vi) the occurrence of any event which would reasonably be expected to cause a breach of any provision of the BFP Merger Agreement. (Sections 4.2 and 5.2)

     WorldCom and BFP have each agreed to use their reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the BFP Merger and the other transactions contemplated thereby. Such actions include obtaining the consent of third parties to the BFP Merger Agreement, defending any litigation against such party or any of its subsidiaries challenging the BFP Merger Agreement or the consummation of the transactions contemplated thereby, obtaining all consents from governmental authorities required for the consummation of the BFP Merger and the transactions contemplated thereby and timely making all necessary filings under the Hart-Scott-Rodino Act. (Sections 4.5 and 5.11)

     BFP Stockholder Meeting; Voting of Shares. BFP has agreed to take all steps necessary to duly call, give notice of, convene and hold the Special Meeting for the purposes described herein and, subject to the provisions described below in "-- Agreement Not to Solicit Other Offers," to recommend to its stockholders that they adopt the BFP Merger Agreement and approve the transactions contemplated thereby and to use its reasonable best efforts to obtain any necessary adoption and approval by BFP's stockholders of the BFP Merger Agreement and the transactions contemplated thereby. Furthermore, each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP Common Stock for such adoption and approval. (Section 4.4)

     Conduct of BFP Business Prior to the BFP Merger. Except as expressly contemplated by the BFP Merger Agreement, BFP has agreed, until the Effective Time, to conduct, and to cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in the BFP Merger Agreement, and to use its or their reasonable business efforts to preserve intact its or their business organizations, to keep available the services of its or their officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business. Until the Effective Time and except as otherwise provided by the BFP Merger Agreement, BFP has agreed that neither it nor any of its subsidiaries will, among other things, without the prior written consent of
WorldCom: (i) amend or propose to amend its certificate or articles of incorporation or by-laws in any material respect; (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of BFP or any of its subsidiaries, except for the issuance of shares of BFP Common Stock pursuant to the exercise of BFP Options and BFP Warrants outstanding on the date of the BFP Merger Agreement in accordance with their present terms and except for the grant of employee stock options to employees of BFP hired on or after October 1, 1997 in the ordinary course of business consistent with past practice and the issuance of BFP Common Stock pursuant to the exercise thereof, and except for the issuance of shares of BFP Common Stock in accordance with the terms of acquisitions approved by WorldCom and except for the issuance of debt securities as described in clause
(iv) below; (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution in respect of its capital stock, other than dividends or distributions to BFP or a wholly-owned subsidiary of BFP or redeem, purchase or otherwise acquire or offer to acquire any shares of BFP capital stock or other securities; (iv) (A) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $5,000,000 in the aggregate for all persons combined, or as provided in the budget and business plan of BFP, create, incur or assume any debt or obligations in respect of capital leases, (B) assume, guarantee, endorse or otherwise become liable or responsible for any material obligation of any person other than BFP or any wholly-owned subsidiary of BFP, (C) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a wholly-owned BFP subsidiary or pursuant to the terms of agreements as in effect on the date hereof and/or customary advances to employees made in the ordinary course of business consistent with past practice), provided BFP will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of its subsidiaries and otherwise operate in accordance with its business plan, (D) acquire the stock or assets of, or merge or consolidate with, any other person or business, or (E) other than as provided in its business plan, voluntarily incur any material liability or obligation; (v) sell, transfer, mortgage, pledge or otherwise dispose of or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice or having a net book value in excess of $500,000 individually or $2,000,000 in the aggregate, and other than to secure indebtedness permitted as described in the preceding clause (iv) of this paragraph; (vi) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to the terms of agreements in effect on the date of the BFP Merger Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or $20,000 per annum;
(vii) enter into, establish, amend, make material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the BFP Merger Agreement and the actions with respect to BFP's 1996 Employee Stock Purchase Plan as contemplated by the BFP Merger Agreement; (viii) make any material elections with respect to taxes that are inconsistent with the prior elections reflected in BFP's financial statements as of and for the period ended December 31, 1996; (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or litigation, except routine debts, claims, rights or litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $100,000 individually or $500,000 when aggregated with all such payments by BFP and its subsidiaries combined; (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date of the BFP Merger Agreement, would result in a material breach of any of the covenants, representations or warranties of BFP set forth in the BFP Merger Agreement or would have a BFP Material Adverse Effect; (xi) enter into any lease or other agreement, or amend in any respect materially adverse to BFP or a subsidiary of BFP any lease or other agreement, with respect to real property, not contemplated by BFP's business plan, or which obligates BFP or any of its subsidiaries to pay total rent in excess of $2,000,000; (xii) enter into, or amend in any respect materially adverse to BFP or a subsidiary of BFP, any agreement or transaction (A) pursuant to which the aggregate financial obligation of BFP or a BFP subsidiary or the value of the services to be provided could exceed $20,000,000 individually or $50,000,000 in the aggregate for all such agreements or transactions, (B) having a term of more than 12 months and pursuant to which the aggregate financial obligation of BFP or a BFP subsidiary or the value of the services to be provided could exceed $10,000,000 per year individually or $25,000,000 per year in the aggregate for all such agreements or transactions, or (C) which is not terminable upon no more than 90 days' notice by BFP or the BFP subsidiary involved without penalty in excess of $1,000,000 individually or $3,000,000 when aggregated with the penalties under all such agreements or transactions, except, in each case, as required pursuant to the terms of agreements as in effect on October 1, 1997 and as required by law (in which case BFP is required to promptly notify WorldCom); (xiii) take any action with respect to the indemnification of any current or former director, officer, employee or agent; (xiv) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or laws or as agreed to or requested by BFP's auditors after consultation with WorldCom's auditors; (xv) enter into, amend, modify, terminate or waive any material rights under any material contract or any material agreement or other material obligation that restricts, in any material respect, the activities of BFP or a subsidiary of BFP or amend, modify, terminate or waive any such right, agreement or obligation that restricts in any material respect any other person; (xvi) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization, except for the reorganization contemplated as part of BFP's pending bank revolving credit agreement as described in the BFP Merger Agreement; or (xvii) resolve, agree, commit or arrange to do any of the foregoing.

     BFP has also agreed that from and after the date of the BFP Merger Agreement, unless WorldCom otherwise expressly consents in writing, BFP will, and will cause each of its subsidiaries to (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or its subsidiaries; (ii) pay all accounts payable and other obligations in the ordinary course of business consistent with past practice, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other material obligations which are contested in good faith, only after consultation with WorldCom; and (iii) comply in all material respects with all laws applicable to any of them or their respective properties, assets or businesses and maintain in full force and effect all permits necessary for, or otherwise material to, such businesses. (Section 4.1)

     Conduct of WorldCom Business Prior to the BFP Merger. WorldCom has agreed that from and after the date of the BFP Merger Agreement, unless BFP otherwise expressly consents in writing, WorldCom will, and will cause each of its subsidiaries to use its or their reasonable business efforts to comply in all material respects with all laws applicable to them or their respective properties, assets or businesses and maintain in full force and effect all permits necessary for, or otherwise material to, such businesses. (Section 5.1)

     Agreement Not To Solicit Other Offers. BFP has agreed to, and agreed to direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may have been ongoing with respect to an Acquisition Proposal. Further, BFP has agreed not to, nor to permit any of its subsidiaries to, nor to authorize or permit its officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it, directly or indirectly, to
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any inquiry, proposal or offer from any person relating to (a) any direct or indirect acquisition or purchase of 15% or more of the assets of BFP and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BFP or any of its subsidiaries, (b) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BFP or any of its subsidiaries, (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BFP or any of its subsidiaries, other than transactions contemplated by the BFP Merger Agreement, or (d) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the BFP Merger or which would reasonably be expected to dilute materially the benefits to WorldCom of the transactions contemplated by the BFP Merger Agreement (each such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal"); provided, that if, at any time prior to the Effective Time, BFP's Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, then BFP may, in response to such an Acquisition Proposal which was not solicited subsequent to October 1, 1997, and subject to compliance with certain notice provisions in the BFP Merger Agreement, (x) furnish information with respect to BFP and its subsidiaries to any person pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. (Section 4.9(a))

     The BFP Merger Agreement additionally provides that, except as otherwise expressly provided, neither BFP's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to WorldCom, its approval or recommendation relating to the BFP Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause BFP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "BFP Acquisition Agreement") relating to an Acquisition Proposal; provided that, in the event that prior to the Effective Time the Board of Directors of BFP determines, in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to its stockholders under applicable law, BFP's Board of Directors, may subject to compliance with the BFP Merger Agreement, withdraw or modify its approval or recommendation of the BFP Merger or recommend a BFP Superior Proposal (as defined below), or terminate the BFP Merger Agreement, but in each case only at a time that is after 10 business days following WorldCom's receipt of written notice of such BFP Superior Proposal, its material terms and conditions and the identity of the person making such BFP Superior Proposal. Any such withdrawal or modification of the recommendation of the BFP Merger will not change the approval of BFP's Board of Directors for purposes of causing Section 203 of the DGCL to be inapplicable to the BFP Merger or the status of WorldCom as other than an "Acquiring Person" under BFP's Rights Plan and shall not directly or indirectly cause a "Stock Acquisition Date" or a "Distribution Date" (as such terms are defined in BFP's Rights Plan) to occur. A "BFP Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the combined voting power of the shares of BFP Common Stock then outstanding or all or substantially all the assets of BFP and otherwise on terms which the BFP Board of Directors determines in its good faith judgment to be materially more favorable to BFP's stockholders than the BFP Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the BFP Board of Directors, is reasonably capable of being financed by such third party. (Section 4.9(b))

     In addition to the foregoing obligations, BFP is obligated (i) to immediately advise WorldCom orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition

Proposal and (ii) to keep WorldCom fully informed of the status and details of any such request or Acquisition Proposal. (Section 4.9(c))

     The BFP Merger Agreement provides that BFP is not prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of BFP's Board of Directors, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to its stockholders under applicable law. Neither BFP nor its Board of Directors nor any committee thereof may, however, except as permitted by the BFP Merger Agreement, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the BFP Merger Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal. (Section 4.9(d))

     Confidentiality. Subject to certain limitations, the BFP Merger Agreement and any information or documents furnished in connection therewith is required to be kept strictly confidential by BFP, WorldCom, their respective subsidiaries and their respective officers, directors, employees and agents unless otherwise required to comply with accounting, Commission and other disclosure obligations imposed by applicable law. Prior to any disclosure, the party intending to make such disclosure is required to consult with the other party regarding the nature and extent of the disclosure. Subject to certain limitations, in the event the BFP Merger is not consummated, each party is required to return to the other any documents furnished by the other and all copies thereof any of them may have made and to hold in absolute confidence any information obtained from the other party. (Section 8.1)

     Employee Benefit Plan Matters. WorldCom has agreed, after the Effective Time, to arrange for each employee participating in any benefit plans of BFP as are in effect at the Effective Time to participate in any counterpart benefit plans of WorldCom in accordance with the eligibility criteria thereof, provided that (a) such participants will receive full credit for years of service with BFP or its subsidiaries prior to the BFP Merger for all purposes for which such service was recognized under the BFP benefit plans, including, but not limited to, recognition of service for eligibility, vesting and, to the extent not duplicative of benefits received under such BFP benefit plans, the amount of benefits; (b) such participants will participate in the benefit plans of WorldCom on terms no less favorable than those offered by WorldCom to similarly situated employees of WorldCom; and (c) WorldCom will cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under BFP's benefit plans) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents. WorldCom and BFP acknowledged that the BFP Merger and consummation of the other transactions contemplated by the BFP Merger Agreement will be treated as a "change in control" for purposes of certain BFP benefit plans, option agreement and other compensation arrangements and have agreed to abide by the provisions of any such plans, agreements and arrangements which relate to a change in control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards and gross-up payments on account of Sections 280G or 4999 of the Code. WorldCom and BFP have also acknowledged that resignations of officers and/or directors of BFP and its subsidiaries requested by WorldCom required pursuant to the terms of the BFP Merger Agreement will not be treated as a voluntary termination of employment of such officer or director for purposes of any BFP benefit plan, employment agreement or other compensation arrangement and will not otherwise adversely affect the material rights of such officers or directors under any such plan, agreement or arrangement. (Section 5.10)

     Indemnification. The BFP Merger Agreement provides that, with respect to matters occurring from and after the Effective Time, WorldCom and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the directors, officers and agents of BFP as provided in BFP's Certificate of Incorporation or BFP's By-laws, as in effect as of October 1, 1997. WorldCom also agreed to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time, policies of directors' and officers' liability insurance comparable to those maintained by BFP with carriers comparable to BFP's existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors, employees and agents of BFP, provided that the Surviving Corporation will not be required to pay an annual premium in excess of two times BFP's last annual premium paid prior to

October 1, 1997; provided that if such coverage is not available for such amount, WorldCom has agreed to purchase as much coverage as possible for such amount. (Section 5.9)

     Termination of the BFP Merger Agreement. The BFP Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of BFP, by the mutual written consent of BFP and WorldCom, duly authorized by the Board of Directors of each. (Section 7.1(a))

     The BFP Merger Agreement may also be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of BFP, by either BFP or WorldCom if: (i) the BFP Merger shall not have been consummated on or prior to March 31, 1998 (or such other date as may be agreed to by BFP and WorldCom), provided that the right to so terminate is not available to any party whose breach of the BFP Merger Agreement resulted in the failure of the BFP Merger to be consummated by such time; (ii) if a court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the BFP Merger and such order, decree or ruling or other action shall have become final and nonappealable; or (iii) if the stockholders of BFP fail to approve and adopt the BFP Merger Agreement, the BFP Merger and other transactions contemplated thereby, at the Special Meeting or at any adjournment or postponement thereof. (Sections 7.1(b), 7.1(e) and 7.1(f))

     Further, the BFP Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of BFP, by WorldCom if (i) (a) the condition specified in Section 6.3.1 of the BFP Merger Agreement (relating to BFP's representations and warranties) has not been satisfied or waived, or (b) BFP has breached or failed to perform, in any material respect, any of its material covenants or other agreements in the BFP Merger Agreement, which breach or failure to perform has not been cured within 30 days after the receipt of written notice by WorldCom; or (ii) (a) BFP or its Board of Directors breaches in any material respect any provision of Section 4.4 of the BFP Merger Agreement, (relating to BFP's covenant regarding stockholder approval (see "-- BFP Stockholder Meeting; Voting of Shares")) or Section 4.9 of the BFP Merger Agreement (relating to BFP's covenant not to solicit Acquisition Proposals (see "-- Agreement Not To Solicit Other Offers")), (b) BFP shall have received any Acquisition Proposal as to which BFP's Board of Directors has taken a position other than to reject the same or stockholders holding at least 50% of the BFP Common Stock have tendered such shares in connection with such Acquisition Proposal (which tenders have been accepted), (c) BFP or its stockholders have agreed to or consummated any BFP Acquisition Agreement or (d) if BFP's Board of Directors or any committee thereof has otherwise declined to make, withdrawn or modified, or proposed publicly to withdraw or modify, its recommendation for BFP's stockholders to adopt the BFP Merger Agreement. (Sections 7.1(d) and 7.1(g))

     Further, the BFP Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of BFP, by BFP if (i) (a) the condition specified in Section 6.2.1 of the BFP Merger Agreement (relating to WorldCom's representations and warranties) has not been satisfied or waived, or (b) WorldCom has breached or failed to perform, in any material respect, any of its material covenants or other agreements in the BFP Merger Agreement, which breach or failure to perform has not been cured within 30 days after the receipt of written notice by BFP; (ii) the BFP Board of Directors, after determining in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BFP's stockholders under applicable law, determines to terminate the BFP Merger Agreement, but only at a time that is after the tenth business day following receipt by WorldCom of written notice advising WorldCom that the BFP Board of Directors has received a BFP Superior Proposal, provided that BFP complies with all the provisions relating to a BFP Superior Proposal, including the notice provisions (see "-- Agreement Not To Solicit Other Offers"), and the applicable requirements relating to the payment of the Termination Fee (discussed below under "-- Termination Fees") to WorldCom in connection therewith; (iii) WorldCom has not received, on or prior to March 31, 1998, the requisite approval of the lenders under the WorldCom Credit Agreements for any amendments to the schedules to the WorldCom Credit Agreements required as a result of the transactions contemplated by the BFP Merger Agreement or has not waived such condition of closing and if all other conditions contained in the BFP Merger Agreement have been satisfied or waived. (Sections 7.1(c), 7.1(h) and 7.1(i))

     Termination Fees. The BFP Merger Agreement provides that BFP shall promptly pay to WorldCom a fee equal to $40 million (the "Termination Fee"), payable by wire transfer of immediately available funds, (i) in the event that the BFP Merger Agreement is terminated by WorldCom if (a) the condition specified in
Section 6.3.1 of the BFP Merger Agreement (relating to BFP's representations and warranties) has not been satisfied or waived or (b) BFP has breached or failed to perform, in any material respect, any of its material covenants or other agreements in the BFP Merger Agreement, which breach or failure to perform has not been cured within 30 days after the receipt of written notice by WorldCom;
(ii) in the event that the BFP Merger Agreement is terminated by WorldCom if (a) BFP or its Board of Directors breaches in any material respect any provision of
Section 4.4 of the BFP Merger Agreement (relating to BFP's covenant regarding stockholder approval (see "-- BFP Stockholder Meeting; Voting of Shares")) or
Section 4.9 of the BFP Merger Agreement (relating to BFP's covenant not to solicit Acquisition Proposals (see "-- Agreement Not To Solicit Other Offers")),
(b) BFP shall have received any Acquisition Proposal as to which BFP's Board of Directors has taken a position other than to reject the same or stockholders holding at least 50% of the BFP Common Stock have tendered such shares in connection with such Acquisition Proposal (which tenders have been accepted),
(c) BFP or its stockholders have agreed to or consummated any BFP Acquisition Agreement or (d) if BFP's Board of Directors or any committee thereof has otherwise declined to make, withdrawn or modified, or proposed publicly to withdraw or modify, its recommendation for BFP's stockholders to adopt the BFP Merger Agreement; or (iii) in the event the BFP Merger Agreement is terminated by BFP because the BFP Board of Directors, after determining in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BFP's stockholders under applicable law, after 10 business days notice to WorldCom of the material terms of and identity of the third party making a BFP Superior Proposal, as described above under "-- Termination of the BFP Merger Agreement." (Section 7.2(c))

     The BFP Merger Agreement further provides that WorldCom shall promptly pay to BFP the Termination Fee, payable by wire transfer of immediately available funds, in the event that the BFP Merger Agreement is terminated by BFP because
(i) (a) the condition specified in Section 6.2.1 of the BFP Merger Agreement (relating to WorldCom's representations and warranties) has not been satisfied or waived, or (b) WorldCom has breached or failed to perform, in any material respect, any of its material covenants or other agreements in the BFP Merger Agreement, which breach or failure to perform has not been cured within 30 days after the receipt of written notice by BFP; or (ii) WorldCom has not received, on or prior to March 31, 1998, the requisite approval of the lenders under the WorldCom Credit Agreements for any amendments to the schedules to the WorldCom Credit Agreements required as a result of the transactions contemplated by the BFP Merger Agreement or has not waived such condition of closing and if all other conditions contained in the BFP Merger Agreement have been satisfied or waived. (Section 7.2(b))

     In addition, in the event of the occurrence of any of the following events ("Triggering Events"): (i) any other person shall have made a bona fide Acquisition Proposal, whether or not conditional, and BFP terminates the BFP Merger Agreement as a result of the BFP Merger not having been consummated on or before March 31, 1998, notwithstanding satisfaction or due waiver of all conditions to the Closing set forth in the BFP Merger Agreement (subject to specified exceptions), and a transaction pursuant to or constituting a BFP Acquisition Agreement shall be consummated by BFP with that person at any time before January 1, 1999; (ii) BFP enters into a BFP Acquisition Agreement or the directors or stockholders of BFP shall have authorized or approved the entering into any such BFP Acquisition Agreement; (iii) a transaction pursuant to or constituting a BFP Acquisition Agreement shall be consummated by BFP at any time before January 1, 1999, except if the BFP Merger Agreement is terminated under certain circumstances; or (iv) BFP's Board of Directors or any committee thereof publicly proposes to decline to make, withdraw or amend or declines to make, withdraws or amends its recommendation to BFP's stockholders to adopt the BFP Merger Agreement; WorldCom shall have the right, at its option to: (A) terminate the BFP Merger Agreement if not previously terminated, and in the event of such termination or a previous termination requiring payment of the Termination Fee, BFP will promptly pay to WorldCom, by wire transfer of immediately available funds, the Termination Fee (but not in duplication of any termination fee previously paid by BFP); and (B) in addition, have the right, whether or not the BFP Merger Agreement is terminated, exercisable by notice to BFP at any time not more than 180 days after WorldCom is advised of the occurrence of a Triggering Event, to:

(a) extend the term of any or all outstanding contracts, leases, tariffed services, or other commercial arrangements between BFP or its subsidiaries and WorldCom or any affiliate of WorldCom, for a period of not more than five (5) years from the current termination dates; or (b) terminate, with 60 days' advance notice to BFP, any or all such contracts, leases, tariffed services, or other commercial arrangements, without early termination or other charges or penalties. (Section 7.2(d))

     The BFP Merger Agreement also provides that to the extent the Agreement is terminated solely pursuant to the provisions described above in the first two paragraphs under "-- Termination of the BFP Merger Agreement," and provided a Triggering Event has not occurred, no termination fees will be payable to any party and the BFP Merger Agreement will become void and of no effect, provided that no such termination will relieve any party from any liability relating to the confidentiality or expense provisions of the BFP Merger Agreement or for any breach thereof.

     Non-Survival of Representations and Warranties. The respective representations and warranties of BFP and WorldCom contained in the BFP Merger Agreement or in any certificates or other documents delivered prior to or upon consummation of the BFP Merger will terminate at the Effective Time. (Section 8.4)

     Amendment of the BFP Merger Agreement. The BFP Merger Agreement may be amended, modified or supplemented only by a written agreement among BFP, WorldCom and Acquisition Subsidiary. (Section 8.2)

     Closing Date and Effective Time. WorldCom, after consultation with BFP, shall determine the Closing Date. The BFP Merger will become effective at the time of filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the DGCL or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger will be filed as soon as practicable on or after the Closing Date and after all the conditions set forth in the BFP Merger Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, but not before January 2, 1998. (Section 1.2)

     Expenses. All costs and expenses incurred in connection with the BFP Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses, subject to the provisions described in "-- Termination Fees." (Section 8.7)

INTERESTS OF CERTAIN PERSONS IN THE BFP MERGER

     In considering the recommendation of the BFP Board of Directors with respect to the BFP Merger, holders of BFP Common Stock should be aware that certain members of BFP's management, some of whom are members of the BFP Board of Directors, have certain interests in the BFP Merger, in addition to those of the BFP stockholders generally. The BFP Board of Directors was aware of these interests when it considered and approved the BFP Merger and the BFP Merger Agreement.

     Certain members of the BFP Board of Directors and other executive officers of BFP are holders of BFP Options and BFP Warrants. The members of the BFP Board of Directors were aware that the BFP Options and BFP Warrants held by these individuals could fully vest and appreciate in value as a result of the BFP Merger. See "-- Terms and Conditions of the Proposed BFP Merger -- BFP Options and Warrants" and "-- Employee Benefit Plan Matters." The BFP Merger would result in the vesting of otherwise unexercisable BFP Options held, as of November 30, 1997, by the five most highly compensated executive officers of BFP, all non-executive directors of BFP as a group (8 persons) and all executive officers of BFP as a group (11 persons) as follows: Robert A. Brooks (Chairman of the Board) -- 66,667 shares at $12.50 per share; James C. Allen (Vice Chairman and Chief Executive Officer) -- 66,667 shares at $12.50 per share; D. Craig Young (President and Chief Operating Officer) -- 66,667 shares at $4.00 per share and 13,334 shares at $12.50 per share; David L. Solomon (Executive Vice President and Chief Financial Officer ) -- 20,000 shares at $6.60 per share and 66,667 shares at $12.50 per share; John C. Shapleigh (Executive Vice President -- Regulatory and Corporate Development) -- 53,334 shares at $12.50 per share; all non-executive directors as a group -- 47,328 shares at a weighted average exercise price of $22.50 per share; and all executive officers as a group -- 546,175 shares at a weighted average exercise price of $16.90 share.

     BFP and Robert A. Brooks entered into an Employment, Consulting and Non-Competition Agreement as of March 11, 1997 (the "Brooks Agreement") which provides for his employment as chairman of the BFP Board of Directors through December 31, 1997 and for a consulting term commencing at the expiration of the employment term and expiring on December 31, 2002. The Brooks Agreement provides for payments of a salary of $400,000 for 1997 and an annual bonus for 1997 of not less than $400,000 and consulting fees for each of 1998 and 1999 of $250,000, consulting fees for each of 2000 and 2001 of $200,000 and a consulting fee for 2002 of $150,000. The Brooks Agreement also contains a non-competition provision restricting Mr. Brooks from competing with BFP within the United States until December 31, 2002. In consideration for agreeing to these restrictions, BFP has agreed to pay Mr. Brooks $250,000 in each of 1998 and 1999, $200,000 in each of 2000 and 2001 and $150,000 in 2002. If Mr. Brooks elects to resign within one year following a Change of Control (as defined in the Brooks Agreement), which includes the Effective Time, the Surviving Corporation would be obligated to (a) continue his medical insurance benefits through December 31, 2002 and (b) pay him a lump sum cash payment equal to the present value of his then unpaid consulting fees, subject to reduction to the extent such payment exceeds the amount deductible by the Surviving Corporation for federal income tax purposes because of Section 280G of the Code (an "Excess Payment"). If the Brooks Agreement is terminated by the Surviving Corporation prior to December 31, 2002 for any reason other than death, disability or cause, or in the event of a material breach by the Surviving Corporation, the Surviving Corporation would be obligated to (a) continue his medical insurance benefits through December 31, 2002, and (b) pay him a lump sum cash payment equal to the present value of his then unpaid consulting fees and certain other benefits, without reduction for any Excess Payment, plus, if such payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such tax, an additional payment (net of income and excise taxes) to compensate Mr. Brooks for such tax, interest or penalties.

     BFP and seven other executive officers (including the four other executive officers named above) entered into Change of Control Severance Agreements as of April 8, 1997 which generally provide that if the executive's employment is terminated by the Surviving Corporation within a specified period following a change of control, which includes the Effective Time (three years for Messrs. Allen, Young and Solomon and two years in the case of the other four executives) for any reason other than for death, disability or cause or by the executive during such specified period for "good reason" (including changes in status, office, title or reporting requirements, other than any change which is inherent in the BFP Merger, and/or compensation or geographic location) an amount equal to the product of the sum of the executive's annual base salary rate and annual bonus target in effect on the date of termination and a "termination multiplier" (which, in the event of a termination of either Mr. Allen or Mr. Young occurring within the first eighteen months following the Effective Time, would be three, and, in the event of a termination of any of the other four executive officers within the first year following the Effective Time, would be two, and, in the event of a termination of any of said six executive officers at any time thereafter during said three or two year period, respectively, and in the event of a termination of Mr. Solomon at any time during the three year period following the Effective Time, would be a fraction the numerator of which would be the number of days remaining in said three or two year period and the denominator of which would be 365). The annual base salary rates and annual bonus targets of each of the named executives for 1997 are as follows: Mr.
Allen -- $375,000 and $281,000; Mr. Young -- $240,000 and $180,000; Mr.
Solomon -- $216,000 and $162,000; and Mr. Shapleigh -- $182,000 and $36,480. In
the case of Messrs. Allen, Young and Solomon, if any payment would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such tax, the executive would also be entitled to receive an additional payment (net of income and excise taxes) to compensate the executive for such tax, interest or penalties. The payments to the other executives would be subject to reduction to the extent such payment constitutes an Excess Payment. In the event of a termination occurring within the first eighteen months following the Effective Time, the Surviving Corporation would be obligated to continue the executive's medical insurance benefits for the three or two year period following termination and, in the event of a termination thereafter during said three or two year period, would be obligated to continue such benefits until the end of said three or two year period. Under the terms of such Change of Control Severance Agreements, BFP has agreed to require the Surviving Corporation to expressly assume and agree to perform said agreements. Each of the Change of Control Severance Agreements contains non-competition and non-solicitation provisions binding on the executive in the event of payment of benefits thereunder until the sooner to occur of (i) the end of the eighteen month period following the date of termination or (ii) the end of such three or two year period.

     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. Allen) for election as a director of WorldCom following the Effective Time.

     The BFP Merger Agreement provides that, with respect to matters occurring through the Effective Time, WorldCom and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the directors, officers, employees and agents of BFP as and to the extent provided in the BFP Certificate and the BFP By-laws, as in effect as of October 1, 1997. WorldCom also agreed to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Time, policies of directors' and officers' liability insurance comparable to those maintained by BFP with carriers comparable to BFP's existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors, employees and agents of BFP, provided that the Surviving Corporation will not be required to pay an annual premium in excess of two times BFP's last annual premium paid prior to October 1, 1997; provided that if such coverage is not available for such amount, WorldCom has agreed to purchase as much coverage as possible for such amount. (Section 5.9) See "-- Terms and Conditions of the Proposed BFP Merger -- Indemnification."

SURRENDER OF STOCK CERTIFICATES AND RECEIPT OF BFP MERGER CONSIDERATION

     After the Effective Time, each holder of BFP Common Stock will be required to surrender and deliver the certificates representing such holder's shares of BFP Common Stock to the Exchange Agent together with a duly completed and executed transmittal letter to be provided by the Exchange Agent. Each holder of BFP Common Stock, upon surrender of a stock certificate or certificates representing such stock, together with the transmittal letter provided by the Exchange Agent duly completed and executed by such holder, will be entitled to receive a stock certificate or certificates representing the number of the whole shares of WorldCom Common Stock (together with cash in lieu of fractional shares) to which such holder is entitled. (Section 1.5). For additional information regarding the WorldCom Common Stock issuable in the BFP Merger, see "Description of WorldCom Capital Stock -- Common Stock."

     BFP STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

     From and after the Effective Time, the stock transfer books of BFP will be closed, and there will be no further transfers on the BFP stock transfer books of any shares of BFP Common Stock. In the event that, after the Effective Time, certificates evidencing shares of BFP Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of WorldCom Common Stock and cash in lieu of fractional shares. (Section 1.3).

     Until so surrendered and exchanged, each outstanding certificate representing BFP Common Stock after the Effective Time will be deemed for all purposes to evidence the right to receive that number of whole shares of WorldCom Common Stock into which such shares of BFP Common Stock have been converted pursuant to the BFP Merger Agreement plus the amount of cash payable in lieu of any fractional share of WorldCom Common Stock. However, no dividends or other distributions, if any, in respect of the shares of WorldCom Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, will be paid to the holders of any unsurrendered certificates representing BFP Common Stock until such certificates representing BFP Common Stock and transmittal letters are surrendered and delivered as provided in the BFP Merger Agreement. Subject to applicable law, after the surrender and exchange of the certificates representing BFP Common Stock, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of WorldCom Common Stock for which such certificates representing BFP Common Stock were exchangeable. Holders of any unsurrendered certificates representing BFP Common Stock will not be entitled to vote the WorldCom Common Stock to which they are entitled until such certificates are exchanged for certificates representing WorldCom Common Stock. (Section 1.5)

FRACTIONAL SHARES

     No fractional shares of WorldCom Common Stock will be issued in connection with the BFP Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. When the BFP Merger Consideration would otherwise require the issuance of a fractional share of WorldCom Common Stock, cash equal to the value of such fractional interest will be paid to the holder of such interest in lieu of such fractional share. The value of such fractional interest will be the product of such fraction multiplied by the WorldCom Average Trading Price. (Section 1.3)

CERTAIN REGULATORY FILINGS AND APPROVALS

     Consummation of the BFP Merger is contingent upon the receipt of approvals from the FCC, various state PUCs and certain local government authorities with respect to the BFP Merger. WorldCom and BFP have previously made the necessary filings with these government agencies and have received all of the approvals they deem necessary for the BFP Merger.

     Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the FTC, the BFP Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. WorldCom and BFP filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on November 14, 1997. The waiting period for such filings under the Hart-Scott-Rodino Act expired on December 14, 1997. However, at any time before or after the Effective Time of the BFP Merger, and notwithstanding that the Hart-Scott-Rodino Act waiting period has expired, the FTC, the Antitrust Division or any state could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the BFP Merger or seeking divestiture of BFP or businesses of WorldCom or BFP as a result of the BFP Merger.

ACCOUNTING TREATMENT

     The BFP Merger is designed to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of WorldCom and BFP will be carried forward to the combined organization at their recorded amounts; income of the combined organization will include income of WorldCom and BFP for the entire fiscal year in which the BFP Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined organization. Among the conditions to pooling of interests accounting treatment of the BFP Merger is the requirement that WorldCom issue WorldCom Common Stock in exchange for at least 90% of the BFP Common Stock outstanding on the date the BFP Merger is consummated. The obligation of WorldCom to consummate the BFP Merger is subject to the receipt by WorldCom from Arthur Andersen LLP, the independent auditor of WorldCom, and KPMG Peat Marwick LLP, the independent auditor of BFP, of their opinions that the BFP Merger will qualify as a pooling of interests. See "-- Terms and Conditions of the Proposed BFP
Merger -- WorldCom's Conditions."

     Pursuant to the BFP Merger Agreement, BFP has agreed to use reasonable business efforts to ensure that each person who is or may be an "affiliate" (as defined in the rules under the Securities Act) enters into an agreement that they will not transfer any shares of WorldCom Common Stock received in the BFP Merger until WorldCom has published financial statements containing at least 30 days of combined results of operations after the Effective Time. Such restriction on transfer is necessary to account for the BFP Merger as a pooling of interests. See "-- Status Under Federal Securities Laws." WorldCom's obligation to consummate the BFP Merger is subject to the condition that it shall have received such agreements at least 30 days prior to Closing. See
"-- Terms and Conditions of the Proposed BFP Merger -- WorldCom's Conditions."

PUBLIC TRADING MARKET

     WorldCom anticipates that the shares of WorldCom Common Stock to be issued and reserved for issuance in connection with the BFP Merger and upon exercise of the WorldCom Options and WorldCom Warrants will be traded on The Nasdaq National Market, and approval of such trading in the case of WorldCom Common Stock by The Nasdaq National Market is a condition precedent to the effectiveness of the BFP Merger (Section 6.1.10). See "-- Terms and Conditions of the Proposed BFP
Merger -- Mutual Conditions."

STATUS UNDER FEDERAL SECURITIES LAWS

     The shares of WorldCom Common Stock to be issued to stockholders of BFP pursuant to the BFP Merger Agreement have been registered under the Securities Act, thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of WorldCom after the BFP Merger or who were not "affiliates" of BFP on the date of the Special Meeting. All directors and certain officers of BFP may be deemed to have been "affiliates" of BFP within the meaning of such rules. Any such person may resell the WorldCom Common Stock received by him or her in the BFP Merger only if such shares are registered under the Securities Act or an exemption from registration under the Securities Act is available. Such persons may be able to effect resales under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become "affiliates" of WorldCom) or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of BFP or WorldCom generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal stockholders of such party. It is recommended that any such person obtain advice of securities counsel prior to effecting any resales.

     The BFP Merger Agreement requires, as a condition to closing, that each "affiliate" of BFP execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the WorldCom Common Stock received in the BFP Merger (i) in violation of the Securities Act or the rules and regulations thereunder and (ii) in any event, until the time that financial results covering at least 30 days of post-Merger combined operations of BFP and WorldCom have been published within the meaning of the accounting policies of the Commission relating to pooling of interests. (Section 6.3.7) See "-- Terms and Conditions of the Proposed BFP Merger -- WorldCom's Conditions."

     This Proxy Statement/Prospectus does not cover resales of WorldCom Common Stock received by any person who may be deemed to be an affiliate of WorldCom or BFP.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discusses only the federal income tax consequences of the BFP Merger to United States persons who hold shares of BFP Common Stock as capital assets. It does not discuss all the tax consequences that might be relevant to BFP stockholders entitled to special treatment under the federal income tax laws or to BFP stockholders who acquired their shares of BFP Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation.

     WorldCom and BFP have received an opinion from Bryan Cave LLP to the effect that, if the BFP Merger is consummated in accordance with the terms of the BFP Merger Agreement and as described in this Proxy Statement/Prospectus, under current law, for federal income tax purposes, the BFP Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion is conditioned upon the receipt and accuracy of customary representations made by BFP and WorldCom to Bryan Cave LLP with respect to certain factual matters required to qualify the BFP Merger as a reorganization under the Code. Moreover, the opinion is based on the Code, regulations and rulings in effect as of the date of such opinion, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. Such opinions neither bind the Internal Revenue Service (the "Service") nor preclude the Service from adopting a contrary position. The parties will not request, and the BFP Merger is not conditioned upon, a ruling from the Service with respect to any of the federal income tax consequences of the BFP Merger.

     Accordingly, if the BFP Merger qualifies as a reorganization under the Code, (i) no gain or loss will be recognized by the stockholders of BFP with respect to the shares of WorldCom Common Stock received in the BFP Merger, (ii) the tax basis of the shares of WorldCom Common Stock received by a BFP stockholder (including any fractional interest) will be equal to the tax basis of the shares of BFP Common Stock exchanged therefor, (iii) for purposes of determining whether a gain or loss on a disposition of shares of WorldCom Common Stock is long-term or short-term, the holding period of the shares of WorldCom Common Stock received pursuant to the BFP Merger by the BFP stockholders will include the holding period of the BFP Common Stock exchanged therefor, provided the shares of BFP Common Stock were held as a capital asset on the date of the BFP Merger, and (iv) the receipt of cash in lieu of fractional shares of WorldCom Common Stock by a stockholder of BFP will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by WorldCom.

     The receipt of cash in lieu of a fractional share of WorldCom Common Stock by a BFP stockholder pursuant to the BFP Merger will generally result in taxable gain or loss to such stockholder for federal income tax purposes based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share as set forth above. Such gain or loss should be a capital gain or loss, provided the shares of BFP Common Stock were held as a capital asset on the date of the BFP Merger.

     BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR BFP STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, IT IS RECOMMENDED THAT EACH BFP STOCKHOLDER CONSULT HIS OR HER PERSONAL TAX ADVISOR CONCERNING THE APPLICABILITY OF ANY FOREIGN LAWS AS WELL AS OTHER FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE BFP MERGER.

EFFECTS UNDER BFP CREDIT AGREEMENTS

     BFP has three issues of public debt outstanding: $425 million aggregate principal amount of 10 7/8% Senior Discount Notes Due 2006, which were issued on February 26, 1996 (the "1996A Notes"), $400 million aggregate principal amount of 11 7/8% Senior Discount Notes Due 2006, which were issued on November 7, 1996 (the "1996B Notes"), and $250 million aggregate principal amount of 10% Senior Notes Due 2007, which were issued on May 29, 1997 (the "1997 Notes," and together with the 1996A Notes and the 1996B Notes, the "BFP Notes"). Pursuant to the terms of the 1996A Notes and the 1996B Notes, cash interest is not payable until March 1, 2001 with respect to the 1996A Notes, and May 1, 2002 with respect to the 1996B Notes. As of September 30, 1997, the indebtedness under the BFP Notes (accreted in the case of the 1996A Notes and 1996B Notes) totalled $796.1 million.

     Pursuant to the terms of the Indentures governing the terms of the BFP Notes, if the BFP Merger is consummated, BFP will be required to give each holder of the BFP Notes the option to have BFP repurchase such holder's BFP Notes, for cash, at 101% of the accreted value, in the case of the 1996A and 1996B Notes, or at 101% of the principal amount plus accrued interest, in the case of the 1997 Notes, on the date of such repurchase. Such offer to purchase must generally be made to the holders of the BFP Notes within 30 days of the Effective Time with all cash payments completed within approximately 60 days of such offer. WorldCom believes that such repurchase can be made by BFP, together with WorldCom, after consummation of the BFP Merger without materially adversely affecting the financial condition of the combined company.

     BFP has a $250 million senior secured revolving credit facility which has a provision which requires BFP to prepay the loan in full upon a change of control (which includes the BFP Merger) unless (1) BFP gives notice to the lenders at least 30 days prior to the occurrence of the change of control and (2) a majority of lenders do not request that all outstanding loans under the credit facility be paid in full. As of December 22, 1997, approximately $75 million was drawn under the credit facility. BFP does not expect any material financial implication to the combined company if the credit facility is terminated.

     The BFP indentures and credit agreement contain certain covenants which, among other things, restrict BFP's ability to incur additional debt, create liens, enter into sale-leaseback transactions, pay dividends (including to WorldCom subsequent to the BFP Merger), make certain restricted payments and enter into transactions with affiliates.

                          CERTAIN RELATED TRANSACTIONS

     As of the date hereof, neither WorldCom nor BFP is aware of any material relationship between WorldCom or its directors or executive officers and BFP or its directors or executive officers, except as contemplated by the BFP Merger Agreement or as described herein or in the documents incorporated by reference herein.

     WorldCom and BFP are parties to certain interconnection or other services agreements entered into with each other and certain of their affiliates in the ordinary course of their respective businesses. During fiscal 1996 and the nine months ended September 30, 1997, WorldCom received revenues from BFP of approximately $0.7 million and $3.4 million, respectively. During fiscal 1995 and 1994, WorldCom received revenues from BFP of approximately $0.09 million and $0.02 million, respectively. Each of WorldCom and BFP believes that the terms and conditions of such interconnection or other services agreements were no less favorable to WorldCom or BFP than those that would have been available to WorldCom or BFP in comparable, arm's-length transactions at the date of such agreements.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of BFP Common Stock in connection with the solicitation of proxies by the BFP Board of Directors for use at the Special Meeting and any adjournment or postponement thereof. At the Special Meeting, the stockholders of BFP will consider and vote upon (i) a proposal to approve and adopt the BFP Merger Agreement and (ii) any other business which may properly be brought before the Special Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus which is being mailed or delivered to BFP stockholders is accompanied by a BFP proxy card and a Notice of Special Meeting.

     THE BFP BOARD OF DIRECTORS HAS APPROVED THE BFP MERGER AGREEMENT BY UNANIMOUS VOTE OF THE DIRECTORS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE BFP MERGER AGREEMENT.

DATE, TIME AND PLACE

     The Special Meeting will be held in the Main Dining Room on the 16th Floor of the St. Louis Club, 7701 Forsyth, St. Louis, Missouri on Thursday, January 29, 1998, commencing at 10:00 a.m. St. Louis time.

RECORD DATE; VOTING RIGHTS; PROXIES

     The BFP Board of Directors has fixed the close of business on December 23, 1997 as the Record Date for determining holders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of BFP Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting.

     As of the Record Date, there were 39,156,867 shares of BFP Common Stock issued and outstanding. Each share of BFP Common Stock is entitled to one vote on each matter to be voted upon at the Special Meeting. All shares of BFP Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED (OTHER THAN IN THE CASE OF BROKER NON-VOTES), SUCH SHARES OF BFP COMMON STOCK WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE BFP MERGER AGREEMENT AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     BFP does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to ChaseMellon Shareholder Services, by signing and returning a later dated proxy or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not in and of itself have the effect of revoking the proxy. Any written notice of revocation should be sent to ChaseMellon Shareholder Services, P.O. Box 3316, South Hackensack, N.J. 07606-1016. If a proxy is revoked, the stockholder may submit a later dated proxy or vote in person at the Special Meeting. If the stockholder does not submit a later dated proxy or vote in person at the Special Meeting, such revocation will have the effect of the stockholder not being treated as present for purposes of determining the presence of a quorum at the Special Meeting and the effect of a vote against the approval and adoption of the BFP Merger Agreement.

SOLICITATION OF PROXIES

     BFP will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors, officers and other selected employees of BFP by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of BFP Common Stock held of record by such persons, in which case BFP will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

     In addition, Georgeson & Company Inc. has been retained by BFP to assist in the solicitation of proxies. Georgeson & Company Inc. may contact holders of shares of BFP Common Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of BFP Common Stock. Georgeson & Company Inc. will receive reasonable and customary compensation for its services (estimated at $10,000), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of BFP Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Special Meeting. As of the Record Date, there were outstanding and entitled to vote, 39,156,867 shares of BFP Common Stock held by approximately 400 stockholders of record. Votes cast by proxy or in person at the Special Meeting will be tabulated by the election inspectors appointed for the Special Meeting who will determine whether or not a quorum is present. Under the applicable provisions of the DGCL, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Special Meeting.

     If less than a quorum of all shares eligible to vote is present at the Special Meeting, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn the Special Meeting until a quorum of all shares eligible to vote is present.

REQUIRED VOTE

     The approval and adoption of the BFP Merger Agreement requires the affirmative vote of a majority of votes entitled to be cast by the holders of all outstanding shares of BFP Common Stock. Since the affirmative vote of a majority of votes entitled to be cast by the holders of all outstanding shares of BFP Common Stock is required to approve and adopt the BFP Merger Agreement, abstentions and broker non-votes will have the effect of a vote against the approval and adoption of the BFP Merger Agreement.

     As of the Record Date, all directors and executive officers of BFP and their affiliates, as a group, were entitled to vote shares of BFP Common Stock representing approximately 11% of the BFP Common Stock. Each of BFP's directors has agreed to vote his or her beneficially owned shares of BFP Common Stock for adoption and approval of the BFP Merger Agreement.

     APPROVAL AND ADOPTION OF THE BFP MERGER AGREEMENT IS A MATTER OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF BFP. ACCORDINGLY, STOCKHOLDERS OF BFP ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. BFP STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

ABSENCE OF APPRAISAL RIGHTS

     Holders of the BFP Common Stock will not be entitled to any dissenter's or appraisal rights under Section 262 of the DGCL in connection with the BFP Merger because: (i) shares of BFP Common Stock were, at the Record Date for the Special Meeting, designated as Nasdaq National Market securities; (ii) BFP stockholders will not be required to accept anything in exchange for their shares of BFP Common Stock other than shares of WorldCom Common Stock, which will be designated as Nasdaq National Market securities as of the Effective Time, and cash in lieu of fractional shares of such stock; and (iii) the BFP Certificate does not otherwise provide BFP stockholders with dissenters' or appraisal rights applicable to the BFP Merger.

                        PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements combine the consolidated balance sheets and statements of operations of WorldCom and MCI as if the MCI/WorldCom Merger had occurred for the periods indicated. The MCI/WorldCom Merger will be treated as a purchase for financial reporting purposes. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Pro Forma Financial Information also does not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

           WORLDCOM PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1997 and unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996, illustrate the effect of the MCI/WorldCom Merger as if the MCI/WorldCom Merger had occurred on September 30, 1997, for the Pro Forma Condensed Combined Balance Sheet and as of the earliest date presented for the Pro Forma Condensed Combined Statements of Operations. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Pro Forma Condensed Combined Financial Statements also do not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

     Pursuant to the terms of the MCI/WorldCom Merger, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The Pro Forma Condensed Combined Financial Statements have been prepared assuming the MCI/WorldCom Average Price to be $33.13, resulting in an assumed MCI Exchange Ratio of 1.5396. The actual MCI Exchange Ratio may vary as described herein. The MCI/WorldCom Merger will be accounted for as a purchase.

     These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom and MCI which are incorporated by reference herein and the Additional Pro Forma Presentation which is set forth elsewhere herein.

     The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

             WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET(1)
                            AS OF SEPTEMBER 30, 1997
                                 (IN MILLIONS)

                                                                                          MCI WORLDCOM
                                            WORLDCOM           MCI         PRO FORMA       PRO FORMA
                                          HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS       COMBINED
                                          -------------   -------------   -----------     ------------
Current assets..........................     $ 1,625         $ 4,603        $ 7,446(5)      $ 6,228
                                                                             (7,446)(4)
Property, plant and equipment, net......       5,419          13,783         (2,700)(4)      16,502
Goodwill and other intangibles, net.....      13,002           2,366         28,621(4)       43,989
Other assets............................         767           3,965             --           4,732
                                             -------         -------        -------         -------
          Total assets..................     $20,813         $24,717        $25,921         $71,451
                                             =======         =======        =======         =======
Current liabilities.....................     $ 1,870         $ 7,327        $    --         $ 9,197
Long-term debt..........................       5,349           3,282          7,446(5)       16,077
Other liabilities.......................         228           2,037         (1,015)(4)       1,250
Mandatorily redeemable preferred
  stock.................................          --             750             --             750
Shareholders' equity:
  Preferred stock.......................          --              --             --              --
  Class A common stock..................          --              14            (14)(6)          --
  Common stock..........................           9              60            (60)(6)          18
                                                                                  9(7)
  Paid in capital.......................      15,036           6,394         (6,394)(6)      45,838
                                                                             30,802(7)
  Retained earnings (deficit)...........      (1,713)          5,607         (5,607)(6)      (1,713)
  Other.................................          34            (754)           754(6)           34
                                             -------         -------        -------         -------
          Total shareholders' equity....      13,366          11,321         19,490          44,177
                                             -------         -------        -------         -------
          Total liabilities and
            shareholders' equity........     $20,813         $24,717        $25,921         $71,451
                                             =======         =======        =======         =======

         The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            MCI WORLDCOM
                                             WORLDCOM           MCI         PRO FORMA        PRO FORMA
                                           HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS        COMBINED
                                           -------------   -------------   -----------      ------------
Revenues.................................     $5,349          $14,545         $(280)(8)       $19,614
Operating expenses:
  Line costs.............................      2,806            8,090          (280)(8)        10,616
  Selling, general and administrative....      1,141            4,028                           5,169
  Depreciation and amortization..........        682            1,475           537(9)          2,281
                                                                               (413)(10)
                                              ------          -------         -----           -------
Operating income.........................        720              952          (124)            1,548
Other income (expense):
  Interest expense.......................       (235)            (174)         (363)(11)         (772)
  Other..................................         17              (94)           --               (77)
                                              ------          -------         -----           -------
Income before income taxes...............        502              684          (487)              699
Provision for income taxes...............        261              246            19(12)           526
                                              ------          -------         -----           -------
Income from continuing operations........        241              438          (506)              173
Preferred dividend requirements..........         20               45            --                65
                                              ------          -------         -----           -------
Net income applicable to common
  shareholders...........................     $  221          $   393         $(506)          $   108
                                              ======          =======         =====           =======
Number of shares issued and outstanding:
  Primary................................        955              705                           1,831
                                              ======          =======                         =======
  Fully diluted..........................        959              706                           1,838
                                              ======          =======                         =======
Earnings per share(13):
  Primary................................     $ 0.25          $  0.56                         $  0.06
  Fully diluted..........................     $ 0.25          $  0.56                         $  0.06

         The accompanying notes are an integral part of this statement.

        WORLDCOM PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                            MCI WORLDCOM
                                              WORLDCOM           MCI         PRO FORMA        PRO FORMA
                                            HISTORICAL(2)   HISTORICAL(3)   ADJUSTMENTS       COMBINED
                                            -------------   -------------   -----------     -------------
Revenues..................................     $ 4,485         $18,494         $(558)(8)       $22,421
Operating expenses:
  Line costs..............................       2,457           9,489          (500)(8)        11,446
  Selling, general and administrative.....         829           5,028                           5,857
  Depreciation and amortization...........         303           1,664           716(9)          2,133
                                                                                (550)(10)
  Charge for in-process research and
     development..........................       2,140              --            --             2,140
  Other...................................         600              --           (58)(8)           542
                                               -------         -------         -----           -------
Operating income (loss)...................      (1,844)          2,313          (166)              303
Other income (expense):
  Interest expense........................        (222)           (196)         (484)(11)         (902)
  Other...................................           6            (127)           --              (121)
                                               -------         -------         -----           -------
Income (loss) before income taxes.........      (2,060)          1,990          (650)             (720)
Provision for income taxes................         129             753            25(12)           907
                                               -------         -------         -----           -------
Income (loss) from continuing
  operations..............................      (2,189)          1,237          (675)           (1,627)
Preferred dividend requirements...........           1              35            --                36
                                               -------         -------         -----           -------
Net income (loss) applicable to common
  shareholders............................     $(2,190)        $ 1,202         $(675)          $(1,663)
                                               =======         =======         =====           =======
Number of shares issued and outstanding:
  Primary.................................         398             695                           1,246
                                               =======         =======                         =======
  Fully diluted...........................         398             701                           1,246
                                               =======         =======                         =======
Earnings (loss) per share(13):
  Primary.................................     $ (5.50)        $  1.73                         $ (1.33)
  Fully diluted...........................     $ (5.50)        $  1.72                         $ (1.33)

         The accompanying notes are an integral part of this statement.

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

 1. The unaudited pro forma financial data do not give effect to any restructuring costs, nor any potential cost savings or other synergies that could result from the MCI/WorldCom Merger. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified, is expected to be recognized in the period in which such a restructuring occurs. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in- process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

 2. On December 31, 1996, WorldCom completed the MFS Merger. The MFS Merger was accounted for as a purchase; accordingly, the operating results for MFS are not reflected in the historical results of WorldCom for the year ended December 31, 1996. See "Additional Pro Forma Presentation," which should be read in conjunction with these pro forma financial statements.

 3. These columns represent historical results of operations and financial position.

 4. This adjustment reflects the excess of consideration over net assets acquired. The following is a calculation (in millions except per share data):

MCI Common Stock outstanding at September 30, 1997..........       560
Shares issuable (treasury stock method) upon exercise of MCI
  options...................................................        44
                                                              --------
MCI Common Stock assumed outstanding at September 30,
  1997......................................................       604
MCI Exchange Ratio per share................................    1.5396
                                                              --------
WorldCom Common Stock assumed to be issuable................       930
WorldCom per share closing price on November 7, 1997........  $  33.13
                                                              --------
Sub-total...................................................  $ 30,811
Payment to MCI Class A Common Stockholder...................     6,936
Inducement fee and other estimated transaction costs........       510
                                                              --------
Total consideration.........................................  $ 38,257
Preliminary purchase accounting adjustments:
Fair value adjustment to property, plant and equipment......     2,700
Deferred tax impact of fair value adjustment................    (1,015)
                                                              --------
                                                                39,942
Historical net book value of MCI net assets acquired........   (11,321)
                                                              --------
Excess of consideration over net assets acquired............  $ 28,621
                                                              ========

    The total consideration will be allocated to the assets and liabilities of MCI based on their estimated fair value. A preliminary allocation of the purchase price has been presented in the pro forma condensed combined financial statements in which the historical MCI property, plant and equipment has been adjusted to its estimated fair value based upon its depreciated replacement cost. The impact of this fair value adjustment has also been reflected in pro forma deferred tax balances. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. WorldCom's management believes that the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. (See Note
    1).

 5. This adjustment represents additional borrowings of $7.4 billion for the purpose of financing the cash payment to the holder of the MCI Class A Common Stock of $6.9 billion, and other estimated transaction costs of $510 million (which includes a $465 million inducement fee paid to BT).

 6. These adjustments represent the elimination of MCI's stockholders' equity accounts.

 7. These adjustments represent the issuance of approximately 930 million shares of WorldCom Common Stock in connection with the MCI/WorldCom Merger and an assumed MCI Exchange Ratio of 1.5396 shares of WorldCom Common Stock for each share of MCI Common Stock outstanding. The actual MCI Exchange Ratio may vary as described herein.

 8. These estimated adjustments eliminate the revenues and corresponding line costs and other charges attributable to the intercompany transactions between WorldCom and MCI.

 9. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. For purposes of the Pro Forma Condensed Combined Financial Statements, the excess consideration has been amortized over an estimated life of 40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by MCI WorldCom. A final determination of the lives attributable to the intangible assets has not yet been made (See Note 1). As discussed in Note 4, a portion of the excess consideration may be allocated to certain in-process research and development projects. To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly.

10. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 4).

11. These adjustments represent the recognition of interest expense on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and transaction costs (see Note 5). The interest expense was calculated based on WorldCom's incremental borrowing rate of 6.5%. A change of 1/8% in the incremental rate would affect interest expense by $7.0 million for the nine months ended September 30, 1997, and $9.3 million for the year ended December 31, 1996.

12. These entries represent the tax effect of the pro forma adjustments.

13. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the MCI/WorldCom Merger occurred on the earliest date presented.

                       ADDITIONAL PRO FORMA PRESENTATION

     The following unaudited Additional Pro Forma Presentation illustrates the effect of the MCI/WorldCom Merger and the MFS Merger as well as MFS's earlier acquisition of UUNET (the "UUNET Acquisition") on the results of operations of WorldCom for the year ended December 31, 1996, as if the transactions had occurred on January 1, 1996. The Additional Pro Forma Presentation is presented for purposes of additional analysis due to the significance of the MFS Merger.

     Pursuant to the terms of the MCI/WorldCom Merger, each share of MCI Common Stock will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio. The holder of MCI Class A Common Stock will be entitled to receive $51.00 per share in cash for each of the MCI Class A Common Stock shares it owns, or approximately $7 billion in the aggregate. The pro forma financial statements have been prepared assuming the MCI/WorldCom Average Price to be $33.13 resulting in an assumed MCI Exchange Ratio of 1.5396. The actual MCI Exchange Ratio may vary as described herein. The MCI/WorldCom Merger will be accounted for as a purchase.

     On December 31, 1996, WorldCom through a wholly owned subsidiary merged with MFS. As a result of the MFS Merger, each share of MFS common stock was converted into the right to receive 2.1 shares of WorldCom Common Stock or approximately 471.0 million shares of WorldCom Common Stock in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock was converted into the right to receive one share of WorldCom Series A Preferred Stock or 94,992 shares of WorldCom Series A Preferred Stock. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of WorldCom Series B Preferred Stock or approximately 12.7 million shares of WorldCom Series B Preferred Stock. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock.

     On August 12, 1996 and prior to the MFS Merger, MFS issued approximately 58 million shares of MFS common stock and options valued at approximately $2.1 billion in connection with its acquisition of UUNET.

     The Additional Pro Forma Presentation should be read in conjunction with the historical financial statements of WorldCom, MCI, MFS and UUNET which are incorporated by reference herein.

     The Additional Pro Forma Presentation is presented for comparative purposes only and is not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies. The Additional Pro Forma Presentation also does not include amounts with respect to the BFP Merger, the AOL Transaction or the CompuServe Merger because they are individually, and in the aggregate, not material to WorldCom.

                      ADDITIONAL PRO FORMA PRESENTATION(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                           UUNET                        WORLDCOM/
                                                                       HISTORICAL(2)                    MFS/UUNET
                                       WORLDCOM           MFS        JANUARY 1, 1996 -    PRO FORMA     PRO FORMA        MCI
                                     HISTORICAL(2)   HISTORICAL(2)    AUGUST 12, 1996    ADJUSTMENTS    COMBINED    HISTORICAL(2)
                                     -------------   -------------   -----------------   -----------    ---------   -------------
Revenues...........................     $ 4,485         $1,115             $129             $ (94)(3)    $ 5,635       $18,494
Operating expenses:
  Line costs.......................       2,457            687               71               (94)(3)      3,121         9,489
  Selling, general and
    administrative.................         829            493               44                --          1,366         5,028
  Depreciation and amortization....         303            286               12               237(4)         838         1,664
  Charge for in-process research
    and development................       2,140             --               --                --          2,140            --
  Other............................         600             --               --                --            600            --
                                        -------         ------            -----             -----        -------       -------
Operating income (loss)............      (1,844)          (351)               2              (237)        (2,430)        2,313
Other income (expense):
  Interest expense.................        (222)           (62)              (1)               --           (285)         (196)
  Other............................           6             (3)              --                --              3          (127)
                                        -------         ------            -----             -----        -------       -------
Income (loss) before income
  taxes............................      (2,060)          (416)               1              (237)        (2,712)        1,990
Provision for income taxes.........         129              1               --              (125)(5)          5           753
                                        -------         ------            -----             -----        -------       -------
Income (loss) from continuing
  operations.......................      (2,189)          (417)               1              (112)        (2,717)        1,237
Preferred dividend requirements....           1             29               --                --             30            35
                                        -------         ------            -----             -----        -------       -------
Net income (loss) applicable to
  common shareholders..............     $(2,190)        $ (446)            $  1             $(112)       $(2,747)      $ 1,202
                                        =======         ======            =====             =====        =======       =======
Number of shares issued and
  outstanding:
  Primary..........................         398            N/M              N/M                              869           695
                                        =======                                                          =======       =======
  Fully diluted....................         398            N/M              N/M                              869           701
                                        =======                                                          =======       =======
Earnings (loss) per share (6):
  Primary..........................     $ (5.50)           N/M              N/M                          $ (3.16)      $  1.73
  Fully diluted....................     $ (5.50)           N/M              N/M                          $ (3.16)      $  1.72


                                      PRO FORMA       PRO FORMA
                                     ADJUSTMENTS      COMBINED
                                     -----------      ---------
Revenues...........................     $(558)(3)      $23,571
Operating expenses:
  Line costs.......................      (500)(3)       12,110
  Selling, general and
    administrative.................        --            6,394
  Depreciation and amortization....       716(7)         2,668
                                         (550)(8)
  Charge for in-process research
    and development................        --            2,140
  Other............................       (58)(3)          542
                                        -----          -------
Operating income (loss)............      (166)            (283)
Other income (expense):
  Interest expense.................      (484)(9)         (965)
  Other............................        --             (124)
                                        -----          -------
Income (loss) before income
  taxes............................      (650)          (1,372)
Provision for income taxes.........        25(5)           783
                                        -----          -------
Income (loss) from continuing
  operations.......................      (675)          (2,155)
Preferred dividend requirements....        --               65
                                        -----          -------
Net income (loss) applicable to
  common shareholders..............     $(675)         $(2,220)
                                        =====          =======
Number of shares issued and
  outstanding:
  Primary..........................                      1,718
                                                       =======
  Fully diluted....................                      1,718
                                                       =======
Earnings (loss) per share (6):
  Primary..........................                    $ (1.29)
  Fully diluted....................                    $ (1.29)

         The accompanying notes are an integral part of this statement.

                              NOTES TO ADDITIONAL
                             PRO FORMA PRESENTATION

1. The unaudited Additional Pro Forma Presentation does not give effect to any potential cost savings or other synergies that could result from the MCI/WorldCom Merger, the MFS Merger and UUNET Acquisition. WorldCom's results for 1996 do not include charges related to extraordinary items of $24.4 million, net of taxes. Furthermore, the pro forma financial data do not reflect any expense of intangible assets attributable to the value of any in-process research and development projects of MCI at the time of the MCI/WorldCom Merger. However, WorldCom has undertaken a study to determine the allocation of the total purchase price to the various assets acquired, including in-process research and development, and the liabilities assumed. To the extent that a portion of the purchase price is allocated to certain in-process research and development projects of MCI, a charge, which may be material, would be recognized in the period in which the MCI/WorldCom Merger occurs. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the MCI/WorldCom Merger, MFS Merger and UUNET Acquisition been consummated at the date indicated, nor necessarily indicative of future operating results or financial position.

2.   These columns represent historical results of operations.

3. These estimated adjustments eliminate the revenues, corresponding line costs and other charges attributable to the intercompany transactions among WorldCom, MFS, UUNET and MCI.

4. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired in the MFS Merger and UUNET Acquisition, the carrying value of the acquired assets approximated their fair value, with all of the excess of such acquisition costs being attributed to in-process research and development (network design and development projects in-process), goodwill, network technology and assembled workforce. It is WorldCom's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. Goodwill attributable to MFS is being amortized over 40 years while goodwill attributable to UUNET is being amortized over 5 years. Network technology and assembled work force are being amortized over 5 years and 10 years, respectively.

5.   These entries represent the tax effect of the pro forma adjustments.

6. Pro forma per share data is based on the number of shares of WorldCom Common Stock that would have been outstanding had the MCI/WorldCom Merger, the MFS Merger and UUNET Acquisition occurred on the earliest date presented. The per share data also includes the effect of the $2.14 billion charge for in-process research and development related to the MFS Merger. Excluding this non-recurring charge from the pro forma data would have resulted in loss per share of $(0.05).

7. This entry reflects the adjustment to amortization for the effect of the excess of consideration over net assets acquired in the MCI/WorldCom Merger. The total consideration of the MCI/WorldCom Merger will be allocated to the assets and liabilities of MCI based on their estimated fair value. The excess of consideration over the historical book value of MCI net assets acquired has been preliminarily allocated to goodwill and other intangible assets. A final allocation of the purchase price to the MCI assets acquired and liabilities assumed is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying pro forma financial information. WorldCom's management believes that the consideration in excess of the historical book value of MCI's net assets acquired, primarily comprises goodwill, certain in-process research and development projects and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. For purposes of the Additional Pro Forma Presentation, the excess consideration has been amortized over an estimated life of

     40 years. WorldCom management expects that amounts allocated to goodwill and trade names will be amortized over 40 years while other intangible assets may be amortized over shorter periods consequently reducing net income reported by the combined company. A final determination of lives attributable to the intangible assets has not yet been made (See Note 1). To the extent amounts are allocated to certain in-process research and development projects, pro forma amortization expense would be ratably reduced accordingly.

8. This entry reflects the adjustment to depreciation expense for the effect of the fair value adjustment of MCI's property, plant and equipment based on a preliminary evaluation of depreciated replacement cost (See Note 7).

9. These adjustments represent the recognition of interest on the additional borrowings of WorldCom to finance the cash payment to the holder of the MCI Class A Common Stock and other estimated transaction costs of $510 million (which includes a $465 million inducement fee paid to BT). The interest expense was calculated at WorldCom's incremental borrowing rate of 6.5%. A change of 1/8% in the incremental rate would affect interest expense by $9.3 million for the year ended December 31, 1996.

                           INFORMATION REGARDING BFP

     The following briefly describes BFP's business and the security ownership of BFP's management and principal stockholders of BFP. Additional information regarding BFP is contained in its filings with the Commission pursuant to the Exchange Act. See "Additional Information" and "Incorporation of Documents by Reference."

BUSINESS OF BFP

  Overview

     BFP, founded in November 1993, is a leading full service facilities-based provider of competitive local telecommunications services to IXCs, ISPs, wireless carriers and business, government and institutional end users in selected cities within the United States. BFP is organized as a holding company with individual operating subsidiaries which focus on specific market segments. Through its operating subsidiaries, BFP acquires and constructs its own state-of-the-art digital optical fiber telecommunications networks and facilities and leases network capacity from others to provide IXCs, ISPs, wireless carriers and business, government and institutional end users with an alternative source for a broad array of high quality voice, data and other telecommunications services. Certain of BFP's subsidiaries located in California currently provide single source integrated local and long distance telecommunications services and facilities management for medium and small businesses utilizing the facilities of other providers.

     BFP's networks are organized to take advantage of ongoing technological, competitive and regulatory changes. BFP sells its services primarily to high volume users of telecommunications services. Through the deployment of state-of-the-art fiber optic networks and switches, BFP is able to provide customers served by its networks with high quality, reliable services at prices less than those the regulated ILECs currently charge. BFP can expand its capabilities to offer these services beyond the locations served by its networks by interconnecting its facilities with the facilities of the ILECs, IXCs and other providers of telecommunications services.

     At September 30, 1997, BFP had a total of 28 digital telephone switches installed serving a total of 33 of its operating networks, and plans to leverage its networks and customer relationships by offering local dial tone, switched access termination and origination services, centrex and desktop products in all of its networks. As of September 30, 1997, BFP had collocation in a total of 121 ILEC central offices and had increased the number of CLEC lines in service from 13,107 at September 30, 1996 to 80,019 at September 30, 1997, with annualized switched services revenues increasing from $8.8 million based on quarter ended September 30, 1996 revenues to $44.0 million based on quarter ended September 30, 1997 revenues.

     Through GLA International, Inc., a wholly-owned subsidiary of BFP ("GLA"), BFP provides a full range of consulting, network engineering, construction, design and strategic planning services, as well as financial and management software products (including specifically designed software for billing systems, toll rating, plant records and financial applications) for a wide variety of telecommunications providers. GLA's capabilities also serve as an internal source for the telecommunications infrastructure support needed for BFP's CLEC business.

  Strategic Relationships

     In order to capitalize on the competitive dynamics of the changing IXC/ILEC relationships, BFP has established close business alliances with major IXCs, including joint ventures and preferred vendor relationships. In accordance with this strategy, (i) BFP and MCImetro Access Transmission Services, Inc. ("MCImetro"), a wholly-owned subsidiary of MCI, have entered into agreements which provide that, until September 30, 2001, BFP will be MCImetro's preferred provider of certain local access services in a number of BFP's markets and pursuant to which MCImetro has acquired 958,720 shares of the BFP Common Stock,
(ii) BFP has concluded a national preferred vendor agreement with AT&T Communications Inc. ("AT&T Communications"), a wholly-owned subsidiary of AT&T, pursuant to which BFP has become AT&T Communications' preferred supplier of local access services in most of BFP's markets, and (iii) in

February 1997, BFP concluded an agreement with AT&T pursuant to which BFP will provide switched access origination and termination of AT&T's long distance customer calls through BFP's local networks in most of BFP's markets. BFP believes preferred vendor relationships with IXCs provide opportunities to leverage its partners' sales channels and market support to sell BFP's products and services and expand BFP's potential revenue base. In addition, BFP believes that relationships with IXCs facilitate its entry into new markets by providing access between the IXCs and their customers. BFP has organized a national account marketing organization to manage such relationships.

     On February 25, 1997, BFP acquired a 60% interest in a company formed by MaineCom Services, a subsidiary of Central Maine Power Co., for the purposes of constructing, owning, operating and developing networks in Maine and New Hampshire.

     BFP is not able to predict the effect that the BFP Merger and/or the MCI/WorldCom Merger may have on these strategic relationships.

  Cities Served

     As of September 30, 1997, BFP subsidiaries had systems in operation or under construction in the following cities:

                                                                   OTHER CLEC
                                                                NETWORKS IN CITY
                                                              --------------------
                                                              CURRENT    ANNOUNCED
                                                              -------    ---------
EASTERN REGION
  Springfield, Massachusetts................................     0           0
  Providence, Rhode Island..................................     1           0
  Hartford, Connecticut(3)(4)...............................     3           0
  Grand Rapids, Michigan....................................     0           1
  Lansing, Michigan.........................................     0           1
  Traverse City, Michigan...................................     0           0
  Toledo, Ohio..............................................     1           0
  White Plains, New York(3).................................     1           0
  Stamford, Connecticut(3)..................................     2           1
  Long Island, New York(1)(3)...............................     3           2
  Portland, Maine(1)(2).....................................     0           1
  Nashua, New Hampshire(1)(2)...............................     1           0
  Manchester, New Hampshire(1)(2)...........................     0           1
CENTRAL REGION
  Oklahoma City, Oklahoma...................................     2           1
  Tulsa, Oklahoma...........................................     1           1
  Little Rock, Arkansas.....................................     3           0
  Tucson, Arizona...........................................     2           0
  Albuquerque, New Mexico...................................     2           0
  Knoxville, Tennessee......................................     0           2
  Jackson, Mississippi......................................     1           1
  Kansas City, Missouri.....................................     3           0
  Springfield, Missouri(1)..................................     1           1
  Minneapolis, Minnesota(1)(3)(4)...........................     2           2
  St. Paul, Minnesota(1)(3)(4)..............................     0           1
  Austin, Texas.............................................     2           1
  Dallas, Texas(3)(4).......................................     4           1
  Fort Worth, Texas.........................................     2           0
  San Antonio, Texas(4).....................................     2           1

  Corpus Christi, Texas(1).......................................................            2               0
  Houston, Texas(3)(4)...........................................................            4               0
  Waco, Texas(1).................................................................            0               0
WESTERN REGION
  Sacramento, California.........................................................            3               2
  San Jose, California(3)........................................................            3               0
  Sunnyvale, California..........................................................            3               0
  Santa Clara, California........................................................            3               0
  Stockton, California...........................................................            0               0
  Fresno, California.............................................................            1               0
  Bakersfield, California........................................................            1               0
  Milpitas, California...........................................................            3               0
  Palo Alto, California..........................................................            3               0
  Salt Lake City, Utah...........................................................            3               1
  San Mateo, California(1).......................................................            2               0
  Reno, Nevada...................................................................            0               0
  San Francisco and Los Angeles, California(3)(4)(5).............................          N/A             N/A

---------------

(1) Networks under construction.

(2) Majority-owned joint venture.

(3) City where WorldCom has a network.

(4) City where MCImetro has a network.

(5) Facilities management operations.

     BFP believes its regional aggregation strategy will yield economies of scale in service costs and allow service-affecting decisions to occur closer to its customers.

  Customers

     BFP seeks to leverage its networks through sales and marketing activities targeted at two separate customer groups: wholesale and retail. Wholesale customers consist of IXCs and information service providers. Retail customers are composed primarily of businesses, government and institutional telecommunications end-users that have high volume dedicated telecommunications requirements and, to a lesser extent, include residential customers for switched services.

     For the three months ended September 30, 1997, approximately 19.3% of BFP's consolidated revenues were attributable to access services provided to IXCs pursuant to numerous individual service orders. Approximately 8.0% and 7.4% of such consolidated revenues were attributable to services provided to AT&T and MCI, respectively, and their respective affiliates pursuant to numerous individual service orders. One of BFP's agreements with AT&T permits AT&T to terminate such agreement in the event of a "change of control" of BFP (which would include the BFP Merger). The loss of access revenues from either AT&T or MCI as a customer could have a material adverse effect on BFP's telecommunications business.

     GLA's sales and marketing efforts are directed towards a wide variety of telephone, cable television and power companies, wireless providers and other telecommunications infrastructure owners and operators in the United States and elsewhere. GLA offers multi-faceted solutions to customers' telecommunications infrastructure requirements utilizing its varied technical and engineering expertise to offer a complete package of consulting, field service and information systems support. GLA's engineering and technical personnel include professionals who have significant technical and engineering expertise in most of the critical voice, video, data and wireless telecommunications technologies.

  Network Operations

     BFP's networks consist of fiber optic digitally-based communications paths which allow for high-speed, high quality transmission of voice, data and video communications. BFP typically installs backbone fiber optic cables containing either 96 or 144 fiber strands, which have significantly greater bandwidth carrying capacity than traditional analog copper cables. Using current electronic transmitting devices, a single pair of glass fibers on BFP's networks can transmit up to 32,256 simultaneous voice conversations, whereas a typical pair of wires in a traditional analog copper cable installed in many current ILEC networks can currently carry only a maximum of 24 simultaneous voice conversations. BFP expects that continuing developments in compression technology and multiplexing equipment will increase the capacity of each fiber, thereby providing more bandwidth carrying capacity at relatively low incremental cost.

     BFP offers end-to-end fully protected fiber services utilizing SONET ring architecture which routes customer traffic simultaneously in both directions around the ring to provide protection against fiber cuts. Back-up electronics for high-speed circuits become operational in the event of failure of the primary components adding further redundancy to BFP's networks.

     BFP's networks are monitored seven days per week, 24 hours per day by BFP's NOC Centers (Network Operations Control Centers) in St. Louis, Missouri and Grand Rapids, Michigan. The NOC Centers provide a single point of contact for network monitoring, troubleshooting and dispatching, as well as capabilities for "electronic bonding" with BFP's customers.

     BFP has recently entered into a $30 million agreement with Lucent Technologies, Inc. to provide BFP with the CLEC industry's first fully-integrated customer care, provisioning, network management and billing capability.

  Corporate Office

     BFP's principal executive offices are located at 425 Woods Mill Road South, Suite 300, Town & Country, Missouri 63017, and its telephone number at those offices is (314) 878-1616. BFP owns a 23 acre parcel of land in Town & Country, Missouri, on which it is constructing its new 150,000 square foot corporate headquarters building.

  Network Facilities and Offices

     BFP leases network hub sites and other facility locations and sales and administrative offices in each of the cities in which it has operations. A wholly-owned subsidiary of BFP owns a 42,000 square foot office building in Grand Rapids, Michigan that houses a switch, NOC Center and office facilities.

  Employees

     At September 30, 1997, BFP had approximately 1,605 full-time employees. None of BFP's employees is represented by a union or covered by a collective bargaining agreement. BFP believes it has a highly capable and motivated work force with whom relations are good. In connection with the construction and maintenance of its fiber optic networks, BFP uses third-party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

  Legal Proceedings

     On September 22, 1995, GST Tucson Lightwave, Inc. ("Lightwave") was permitted to intervene in litigation originally filed by Brooks Fiber Communications of Tucson, Inc., a wholly-owned subsidiary of BFP ("BFC Tucson"), styled Brooks Fiber Communications of Tucson, Inc. v. City of Tucson, cause No. CIV 95-655-TUC-RMB, U.S. District Court, District of Arizona. On October 2, 1995, Lightwave filed a counterclaim against BFC Tucson, BFP and Tucson Electric Power Company ("TEP"), charging BFC Tucson, BFP and TEP with violations of antitrust laws, all of which alleged violations stem from an agreement between BFC Tucson and TEP that allowed BFC Tucson exclusive rights, for one year, to utilize certain of TEP's rights of way. The original causes of action have been settled; however, the counterclaim by Lightwave is currently still pending. The counterclaim seeks treble damages, attorneys' fees, costs and such other relief as the court deems proper. BFP believes the claims are without merit and intends to defend vigorously against this action. BFP believes that resolution of the matter will not have a material adverse effect on the consolidated financial condition or results of operations of BFP.

     From time to time BFP or a subsidiary of BFP is named as a defendant in routine lawsuits incidental to their respective businesses. Based on the information currently available, BFP believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on BFP and its subsidiaries, taken as a whole.

SECURITY OWNERSHIP OF BFP MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     As of November 30, 1997, the following persons, individually or as a group, were known to BFP to be deemed to be the beneficial owners of more than five percent of the issued and outstanding BFP Common Stock, each of which persons has sole voting and investment power over such BFP Common Stock, except as set forth in the footnotes hereto:

                                                            AMOUNT AND
                NAME AND ADDRESS OF                     NATURE OF EXISTING         PERCENT
                  BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)    OF CLASS(1)
                -------------------                   -----------------------    -----------
FMR Corp............................................         4,198,100(2)          10.77%
82 Devonshire Street
Boston, Massachusetts 02109
Putnam Investments, Inc.............................         2,284,448(3)           5.86%
One Post Office Square
Boston, Massachusetts 02109

---------------

(1) Based upon 38,993,410 shares of BFP Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after November 30, 1997.

(2) Based upon shares of BFP Common Stock owned as of September 30, 1997, as provided by FMR Corp., including 4,073,000 shares beneficially owned by Fidelity Management & Research Company, as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; and 125,100 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as investment manager of certain institutional accounts. FMR Corp. has sole voting power with respect to 125,100 shares and sole dispositive power with respect to 4,198,100 shares.

(3) Based upon shares of BFP Common Stock owned as of January 27, 1997, as provided by Putnam Investments, Inc., including (i) 2,225,548 shares of BFP Common Stock beneficially owned by Putnam Investment Management, Inc. ("PIM") and (ii) 58,900 shares of Common Stock beneficially owned by The Putnam Advisory Company, Inc. ("PAC"). Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennen Companies, Inc., wholly owns PIM and PAC, each of which is a registered investment adviser. Putnam Investments, Inc. has neither sole voting power nor sole dispositive power with respect to any shares.

     The following table sets forth the beneficial ownership of BFP Common Stock, as of November 30, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of BFP. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.

                                                                NUMBER OF SHARES         PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)    OF CLASS(1)
                  ------------------------                    ---------------------    -----------
James C. Allen..............................................          319,885(2)              *
Robert F. Benbow............................................           11,387(3)              *
William J. Bresnan..........................................           56,634(4)              *
Robert A. Brooks............................................          856,022(5)           2.19%
W. Bruce Hanks..............................................          556,776(6)           1.43%
Jonathan M. Nelson..........................................          324,631(7)              *
Glen F. Post, III...........................................          556,776(8)           1.43%
John C. Shapleigh...........................................          227,444(9)              *
David L. Solomon............................................          101,403(10)             *
G. Jackson Tankersley, Jr...................................           19,249(11)             *
Ronald H. Vander Pol........................................        1,809,400(12)          4.64%
Carol deB. Whitaker.........................................            5,329(13)             *
D. Craig Young..............................................          136,100(14)             *
All directors and executive officers as a group (19
  persons)..................................................        4,626,498             11.75%

---------------

  *  Less than one percent.

 (1) Based upon 38,993,410 shares of BFP Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after November 30, 1997.

 (2) Includes (i) 319,515 shares of BFP Common Stock held by Mr. Allen and (ii) 370 shares of BFP Common Stock owned by Linda Allen, wife of Mr. Allen. Mr. Allen disclaims beneficial ownership of the shares owned by Mrs. Allen.

 (3) Represents 6,387 shares of BFP Common Stock and 5,000 shares of BFP Common Stock subject to an option which is exercisable within 60 days.

 (4) Represents 47,934 shares of BFP Common Stock and 8,700 shares of BFP Common Stock subject to options which are exercisable within 60 days.

 (5) Includes (i) 736,882 shares of BFP Common Stock and warrants to purchase 107,200 shares of BFP Common Stock held by Mr. Brooks and (ii) 11,940 shares of BFP Common Stock held by The Brooks Foundation, of which Mr. Brooks is a trustee.

 (6) Includes (i) 5,000 shares of BFP Common Stock subject to an option which is exercisable within 60 days held by Mr. Hanks and (ii) 551,776 shares of BFP Common Stock owned by Century Telephone Enterprises, Inc. ("Century Telephone"). Mr. Hanks is a director of Century Telephone. Mr. Hanks disclaims beneficial ownership of shares beneficially owned by Century Telephone.

 (7) Includes (i) 15,190 shares of BFP Common Stock held by Mr. Nelson and (ii) 309,441 shares of BFP Common Stock owned by Providence Media Partners L.P. Mr. Nelson is a managing general partner of Providence Ventures, L.P., which is the general partner of the general partner of Providence Media Partners L.P. Mr. Nelson disclaims beneficial ownership of shares beneficially owned by Providence Media Partners L.P.

 (8) Includes (i) 5,000 shares of BFP Common Stock subject to an option which is exercisable within 60 days held by Mr. Post and (ii) 551,776 shares of BFP Common Stock owned by Century Telephone. Mr. Post is a director of Century Telephone. Mr. Post disclaims beneficial ownership of shares beneficially owned by Century Telephone.

 (9) Includes (i) 213,804 shares of BFP Common Stock held by Mr. Shapleigh, (ii) 410 shares of BFP Common Stock and warrants to purchase 520 shares of BFP Common Stock held by Mr. Shapleigh's

     Individual Retirement Account, (iii) 8,080 shares of BFP Common Stock held by John C. Shapleigh Holdings, L.P., of which Mr. Shapleigh is the General Partner and (iv) 4,630 shares of BFP Common Stock owned by Anne T. Shapleigh, wife of Mr. Shapleigh. Mr. Shapleigh disclaims beneficial ownership of the shares owned by Mrs. Shapleigh.

(10) Represents 62,364 shares of BFP Common Stock, warrants to purchase 20 shares of BFP Common Stock and 39,019 shares of BFP Common Stock subject to options which are exercisable within 60 days which are held by Mr. Solomon.

(11) Includes (i) 16,549 shares of BFP Common Stock held by Mr. Tankersley and
     (ii) 2,700 shares of BFP Common Stock held by The Tankersley Family Limited Partnership, of which Mr. Tankersley is the General Partner.

(12) Includes (i) 1,442,500 shares of BFP Common Stock and 5,000 shares of BFP Common Stock subject to an option which is exercisable within 60 days held by Mr. Vander Pol and (ii) 361,900 shares of BFP Common Stock held by Rushing Wind Ltd., Mr. Vander Pol's private foundation. Mr. Vander Pol has entered into certain hedging arrangements with respect to 719,676 of such shares but retains sole voting and dispositive power.

(13) Represents 329 shares of BFP Common Stock and 5,000 shares of BFP Common Stock subject to an option which is exercisable within 60 days which are held by Ms. Whitaker.

(14) Includes (i) 3,204 shares of BFP Common Stock and 84,084 shares of BFP Common Stock subject to options which are exercisable within 60 days held by Mr. Young, (ii) 26,449 shares of BFP Common Stock held by Mr. Young and Joan L. Young JTWROS, (iii) 833 shares of BFP Common Stock held by Mr. Young's Individual Retirement Account, (iv) 19,620 shares of BFP Common Stock held by The Joan L. Young Revocable Trust, of which Joan L. Young, the wife of Mr. Young, is trustee, (v) 550 shares of BFP Common Stock held by Joan L. Young's Individual Retirement Account, (vi) 680 shares of BFP Common Stock held by the Andrew G. Young Trust and (vii) 680 shares of BFP Common Stock held by the Troy D. Young Trust. Andrew G. Young and Troy D. Young are children of Mr. Young. Mr. Young disclaims beneficial ownership of the shares owned by The Joan L. Young Revocable Trust, Joan L. Young's Individual Retirement Account, the Andrew G. Young Trust and the Troy D. Young Trust.

                         INFORMATION REGARDING WORLDCOM

     The following briefly describes the businesses, management and principal shareholders of WorldCom, as well as information regarding the MCI/WorldCom Merger, the CompuServe Merger and the AOL Transaction. Additional information regarding WorldCom is contained in its filings with the Commission pursuant to the Exchange Act. See "Available Information" and "Incorporation of Documents by Reference."

BUSINESS OF WORLDCOM

     WorldCom is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its network of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations.

     WorldCom is one of the first major facilities-based telecommunications companies with the capability to provide businesses with high quality local, long distance, Internet, data and international communications services over its global networks. With service to points throughout the nation and the world, WorldCom provides telecommunications products and services including: switched and dedicated long distance and local products, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service and interconnection via Network Access Points to ISPs. In addition, WorldCom's subsidiary, UUNET, is an international ISP.

     WorldCom's principal executive offices are located at 515 East Amite Street, Jackson, Mississippi 39201-2702, and its telephone number is (601) 360-8600.

RECENT DEVELOPMENTS

  The MCI/WorldCom Merger

     General. On October 1, 1997, WorldCom announced its intention to make the MCI Offer. On November 9, 1997, WorldCom entered into the MCI/WorldCom Merger Agreement with MCI and MCI Merger Sub, a wholly-owned acquisition subsidiary of WorldCom, providing for the MCI/WorldCom Merger, in which MCI would merge with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly-owned subsidiary of WorldCom. If the Charter Amendment (defined below) is approved, WorldCom will change its name as of the MCI/WorldCom Effective Time to "MCI WorldCom, Inc." As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the DGCL. Subject to the terms and conditions of the MCI/ WorldCom Merger Agreement, each share of MCI Common Stock outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive the MCI Common Stock Merger Consideration equal to the MCI Exchange Ratio, and each share of MCI Class A Common Stock outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the MCI Class A Common Stock Merger Consideration. The "MCI Exchange Ratio" means the quotient (rounded to the nearest (1)/10,000) determined by dividing $51.00 by the average of the high and low sales prices of WorldCom Common Stock (previously defined as the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/ WorldCom Effective Time; provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger. See "-- Other Terms of the MCI/WorldCom Merger Agreement -- Conversion of Shares in the MCI/WorldCom Merger."

     Based on the number of shares MCI Common Stock outstanding as of October 31, 1997 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 703,178,763 shares and 994,139,540 shares, respectively, of WorldCom Common Stock will be issued in the MCI/WorldCom Merger. In addition, outstanding rights and options to purchase shares of MCI Common Stock would be converted in the MCI/WorldCom Merger to rights and options to acquire an aggregate of approximately 100,263,626 shares and 141,750,634 shares, respectively, of WorldCom Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of WorldCom Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

     The MCI/WorldCom Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time as WorldCom and MCI may agree and is specified in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable following the closing of the MCI/WorldCom Merger, which will occur on the fifth business day after the satisfaction or waiver of the conditions set forth in the MCI/WorldCom Merger Agreement, unless otherwise agreed by the parties. Consummation of the MCI/WorldCom Merger, however, is dependent upon the requisite approvals and authorizations for the MCI/WorldCom Merger under the Hart-Scott-Rodino Act, the Communications Act of 1934, as amended (the "Communications Act"), and other applicable federal, state or other applicable regulatory laws. There can be no assurance as to (i) if or when such approvals will be obtained or that, if obtained, such approvals will satisfy the conditions to the consummation of the MCI/ WorldCom Merger set forth in the MCI/WorldCom Merger Agreement or (ii) whether all of the other conditions precedent to the MCI/WorldCom Merger will be satisfied or waived by the party permitted to do so. If the MCI/WorldCom Merger is not effected on or before December 31, 1998, the MCI/WorldCom Merger Agreement can be terminated by either MCI or WorldCom, unless the failure to effect the MCI/ WorldCom Merger by such date is due to the failure of the party seeking to terminate the MCI/WorldCom Merger Agreement to fulfill its obligations under the MCI/WorldCom Merger Agreement (including without limitation its obligation to use its best efforts to consummate the MCI/WorldCom Merger). See "-- Other Terms of the MCI/WorldCom Merger Agreement -- Conditions Precedent to the MCI/WorldCom Merger" and
"-- Termination."

  Effects of the MCI/WorldCom Merger; Estimated Synergies

     The WorldCom Board of Directors believes that the MCI/WorldCom Merger will create a fully integrated communications company that will be well positioned to take advantage of growth opportunities in global telecommunications. The combined company ("MCI WorldCom") is expected to have over $30 billion in 1998 pro forma revenues and will provide a complete range of local, long distance, Internet and international communications services. In addition, the WorldCom Board has concluded that the MCI/ WorldCom Merger presents significant opportunities for cost savings and operating efficiencies. WorldCom estimates that annual cash operating cost synergies of $2.5 billion are achievable in 1999, increasing to $5.6 billion by 2002. In addition, capital expenditure savings of $2 billion per year are expected in 1999 and beyond. There can, however, be no assurance that any specific level of cost savings or other synergies will be achieved or that such cost savings or other synergies will be achieved within the time period contemplated.

     Set forth below are the synergies originally estimated by WorldCom to be achievable as a result of the MCI/WorldCom Merger (the "Previous Synergy Estimates") and the revised synergy estimates prepared by WorldCom following the exchange of information between MCI and WorldCom (the "Revised Synergy Estimates"). Both the Previous Synergy Estimates and the Revised Synergy Estimates are net of the expenses WorldCom estimates will be incurred to achieve such savings. WorldCom is in the process of developing its plan to integrate the operations of MCI which may include certain exit costs. As a result of this plan, a charge, which may be material but which cannot now be quantified is expected to be recognized in the period in which such a restructuring occurs.

     The information contained in this section "Effects of the MCI/WorldCom Merger; Estimated Synergies" (pages 76-80) was not prepared with a view toward compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles and was not examined, reviewed or compiled by independent public accountants, and, accordingly, the independent public accountants do not express an opinion or any other form of assurance with respect thereto. The estimates of achievable cost synergies ("synergies") were based upon a variety of estimates and assumptions. The estimates and assumptions underlying the synergies which involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of WorldCom, MCI and BFP and will be beyond the control of the combined companies. There can be no assurance that the synergies will be realized, and actual results may vary materially from those shown. Additionally, the synergies do not reflect revised prospects for WorldCom's, MCI's or the combined companies' businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. None of the synergies were intended to be a forecast of profits by WorldCom, MCI and the combined companies or any of their directors, and in deciding whether or not to approve the BFP Merger, stockholders of BFP should not put undue reliance upon any such synergies. Neither WorldCom, BFP nor MCI have updated or supplemented this information or intend to do so. This section contains "forward looking statements" within the meaning of the PSLRA. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

                     ESTIMATES OF ACHIEVABLE COST SYNERGIES

PREVIOUS SYNERGY ESTIMATES

                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1999     2000     2001     2002
                                                              -----    -----    -----    -----
                                                                   (DOLLARS IN BILLIONS)
Network synergies and avoided local losses..................   $1.5     $2.0     $2.7     $3.2
Core SG&A...................................................    0.9      1.0      1.1      1.2
                                                               ----     ----     ----     ----
Total pre-tax cash operating synergies......................   $2.4     $3.0     $3.8     $4.4
  As a % of combined revenues...............................      6%       6%       7%       7%
  As a % of combined operating expenses.....................      8%       8%       9%       9%
Capital expenditure savings.................................   $1.5     $1.6     $1.5     $1.5
  As a % of combined revenues...............................      4%       3%       3%       2%
  As a % of combined capital expenditures...................     20%      21%      19%      18%

REVISED SYNERGY ESTIMATES

                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1999     2000     2001     2002
                                                              -----    -----    -----    -----
                                                                   (DOLLARS IN BILLIONS)
Network synergies and avoided local losses..................   $1.6     $2.6     $3.5     $4.4
Core SG&A...................................................    0.9      1.0      1.1      1.2
                                                               ----     ----     ----     ----
Total pre-tax cash operating synergies......................   $2.5     $3.6     $4.6     $5.6
  As a % of combined revenues...............................      6%       8%       8%       8%
  As a % of combined operating expenses.....................      8%      10%      11%      12%
Capital expenditure savings.................................   $2.0     $2.0     $2.0     $2.0
  As a % of combined revenues...............................      5%       4%       4%       3%
  As a % of combined capital expenditures...................     26%      26%      24%      23%

     The Previous Synergy Estimates were developed by WorldCom prior to October 1, 1997 based on publicly available information, WorldCom's general knowledge of the telecommunications industry and WorldCom's experience in prior merger and acquisition transactions. The Revised Synergy Estimates were developed subsequently by WorldCom following an exchange of information between MCI and WorldCom and discussions between the companies' respective management teams. As a result of the information obtained by WorldCom and the discussions with the MCI management team, the Revised Synergy Estimates include certain new categories of potential savings, such as cost savings relating to the elimination of duplicated information technology costs. In addition, categories of savings included in the Previous Synergy Estimates were revised by WorldCom in light of improved knowledge about MCI's business and prospects.

     The Previous Synergy Estimates and the Revised Synergy Estimates are net of the expenses WorldCom believes will be incurred to achieve the estimated costs synergies.

          Network Synergies and Avoided Local Losses. In both the Previous Synergy Estimates and the Revised Synergy Estimates, network synergies and avoided local losses were anticipated to be realized in three areas: reduced domestic network costs, reduced cost of terminating international traffic and avoided costs in MCI's local activities.

             Reduced domestic network costs. As a result of WorldCom's existing extensive local network, the combined company will carry an increased proportion of its domestic traffic on its own local network facilities resulting in a reduction in leased line costs and access costs associated with switched traffic. By combining WorldCom's and MCI's traffic, a reduction in variable network costs such as In-WATS, Out-WATS and directory services are expected as a result of the combined company's greater purchasing power. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included:
        (i) the magnitude of MCI's and WorldCom's projected costs for terminating traffic domestically; (ii) the mix of these costs between different categories such as access, direct access lines and leased lines, Out-WATS and In-WATS, and entrance facilities; and (iii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities.

             Reduced cost of terminating international traffic. MCI currently has more extensive settlement agreements for international traffic than does WorldCom. The combined company will benefit from these settlement agreements. In addition, as a result of construction of transatlantic facilities and network facilities in Europe, the combined company will be able to lower MCI's average costs of terminating certain traffic in Europe. Assumptions used by WorldCom to estimate the magnitude of potential costs savings in this area included: (i) the magnitude of MCI's and WorldCom's projected costs for terminating traffic overseas on a country-by-country basis; (ii) the magnitude of MCI's and WorldCom's projected international traffic on a country-by-country basis; and (iii) the proportion of MCI's international traffic that could be carried on WorldCom's facilities in Europe.

             Avoided costs in MCI's local activities. As a result of WorldCom's existing extensive local network and operations, the combined company will be able to execute MCI's plans to expand in the local market at a lower cost than MCI would be able to on a stand-alone basis. The combined company will avoid the need to duplicate certain sales, marketing and administrative functions and will have reduced network costs resulting from the more rapid transfer of traffic to the combined company's network facilities. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the projected operating costs associated with MCI's plans to expand its presence in the local market; and (ii) the proportion of these costs that net of implementation costs could be avoided by combining MCI's and WorldCom's businesses.

          Comparing the Previous Synergy Estimates and the Revised Synergy Estimates, network synergies and avoided local losses increased by $100 million in 1999 and by $1.2 billion in 2002. These changes occurred as a result of a substantial increase in estimated reduced costs of terminating international traffic and a modest increase in reduced domestic network costs offset by a modest reduction in avoided costs in MCI's local activities.

          Core SG&A. The increased scale of activities in the combined company's operations will result in opportunities to reduce costs by avoiding expenditures on duplicative activities, greater purchasing power and the adoption of best practices in cost containment across the combined company resulting in a reduction in core sales, general and administrative expenses. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this area included: (i) the magnitude of MCI's and WorldCom's sales, general and administrative expense by category such as sales, accounting and finance and information services; and (ii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities, based in part on a comparison to other comparable companies' levels of sales, general and administrative expenses as a percentage of sales.

          Core sales, general and administrative cost synergies did not change materially between the Previous Synergy Estimates and the Revised Synergy Estimates.

          Capital Expenditure Savings. Capital expenditure savings are expected to be realized primarily in three areas: domestic long distance network activities, local network buildout and information technology. Capital expenditures relating to the combined company's long distance activities will be reduced primarily as a result of avoided duplicative fixed capital expenses and the cost benefits realized from greater purchasing efficiencies. Capital expenditures relating to the combined company's local and information technology activities will be reduced primarily as a result of avoided duplicative capital expenditures. Assumptions used by WorldCom to estimate the magnitude of potential cost savings in this category included: (i) the magnitude of MCI's and WorldCom's long distance, local and information technology related capital expenditures; and (ii) the proportion of the projected costs that net of implementation costs could be eliminated as a result of combining MCI's and WorldCom's activities.

          Comparing the Previous Synergy Estimates and the Revised Synergy Estimates, capital expenditure savings increased by approximately $500 million per year primarily as a result of significant anticipated savings in the area of information technology that were not included in the Previous Synergy Estimates and a modest increase in anticipated long distance savings. In the Revised Synergy Estimates, in 1999 approximately 45% of total capital expenditure savings relate to long distance, 35% to local and 20% to information technology. In 2002, approximately 65% of total capital expenditure savings relate to long distance, 15% to local and 20% to information technology.

     The combined company would be the second largest long distance carrier in the United States. The combined company would begin operations with one of the industry's strongest bases of business customers and more than 22 million small business and residential customers.

     The WorldCom Board believes that the MCI/WorldCom Merger would create a company strongly positioned to fulfill the promise of the Telecom Act and accelerate the onset of competition in local telecommunications. WorldCom believes that the combined company can expand further and faster into local service areas now dominated by incumbent local exchange carriers than either company could on a stand-alone basis because of the efficiencies that WorldCom believes the combined company will achieve through, among other things as described above, reduced capital expenditures in the deployment of the same amount of, or more, network capacity than the total of what the two companies would deploy on a stand-alone basis. The new company would offer local service over its own facilities, including more than 9,000 route miles of local fiber, in more than 100 markets.

     The combined company, with offices in 65 countries, would be the second largest carrier of international voice traffic in the world. The WorldCom Board believes that the combination of WorldCom and MCI will position MCI WorldCom as a powerful competitor in the $670 billion global telecom industry.

     MCI WorldCom would bring together the Internet expertise of UUNET and MCI to create one of the world's largest providers of Internet services. The combined company's advanced portfolio of Internet/data services would include access, web hosting and development, intranet applications as well as high-speed virtual data services.

     The WorldCom Board believes that MCI WorldCom will provide global customers with unparalleled networking strength and more than 20 years of experience in systems integration, superior outsourcing capabilities and technology support and implementation.

  Charter Amendment

     The WorldCom Board of Directors intends to propose an amendment to the WorldCom Articles (the "Charter Amendment") and directed that the Charter Amendment be submitted to the shareholders of WorldCom for approval at a special meeting of the stockholders of WorldCom (the "WorldCom Special Meeting") called to obtain shareholder approval of the Share Issuance. The Charter Amendment would change the name of WorldCom to "MCI WorldCom, Inc." from "WorldCom, Inc." Approval of the Charter Amendment by the WorldCom shareholders is not a condition precedent to the consummation of the MCI/ WorldCom Merger.

     If approved by the shareholders at the WorldCom Special Meeting, the Charter Amendment will become effective upon the filing of an amendment to the WorldCom Articles with the Georgia Secretary of State.

     The change in WorldCom's corporate name will not affect the validity or transferability of stock certificates presently outstanding, or any certificates issued in connection with the BFP Merger, and WorldCom's shareholders, both prior to and following consummation of the BFP Merger, will not be required to exchange any certificates presently held by them.

  Management After the MCI/WorldCom Merger

     WorldCom has further agreed to take all necessary action as of the MCI/WorldCom Effective Time to reconstitute the Board of Directors of WorldCom to consist of fifteen members, eight of whom will be designated by WorldCom from among the directors of WorldCom, five of whom will be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom, provided that the persons designated by each party are reasonably acceptable to the other party. WorldCom has further agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of WorldCom and to cause the senior management of WorldCom to be as previously agreed between the parties. See "-- Management of WorldCom Following the MCI/WorldCom Merger."

  Accounting Treatment

     The MCI/WorldCom Merger will be accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles. For purposes of preparing WorldCom's consolidated financial statements, WorldCom will establish a new accounting basis for MCI's assets and liabilities based upon the fair values thereof, the MCI/WorldCom Merger Consideration and the costs of the MCI/ WorldCom Merger. WorldCom's management believes that any excess of cost over the fair value of the net assets of MCI will be recorded as goodwill, in-process research and development, and other intangible assets. In-process research and development projects may include projects for which technological feasibility has not been established and the technology has no future alternative use. To the extent that a portion of the purchase price is allocated to such in-process research and development projects, a charge, which may be material to WorldCom's results of operations, would be recognized in the period in which the MCI/WorldCom Merger occurs. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial information appearing elsewhere in this Proxy Statement/Prospectus are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial information. WorldCom has undertaken a study to determine the fair value of certain of MCI's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of MCI will be included in the WorldCom consolidated statement of operations following the MCI/WorldCom Effective Time. See "Pro Forma Financial Information."

  Certain Regulatory Filings and Approvals

     FCC Transfer Approvals. Certain activities of WorldCom and MCI are regulated by the FCC. Provisions of Title 47 of the United States Code, including Sub-Titles II and III and the Cable Landing License Act, require the prior approval of the FCC for the acquisition of control of a company such as MCI that holds various licenses and authorizations issued by the FCC. The FCC traditionally grants approval of such transactions if it determines that the transfer of control is consistent with the public interest, convenience and necessity, without consideration of the relative merits of such a transfer of control vis-a-vis those of any other possible transfers of control that may be pending or contemplated. On October 1, 1997, WorldCom requested FCC approval for both stages of a two-step transfer of control of MCI to WorldCom that contemplated as a first step an interim transfer of control to a "caretaker" voting trustee empowered to acquire and hold shares of MCI tendered pursuant to the MCI Offer. Subsequently, WorldCom and MCI agreed upon the terms of the MCI/WorldCom Merger and in light of the MCI/WorldCom Merger Agreement, MCI and WorldCom jointly requested that the request for a voting trust be withdrawn and jointly submitted amendments to WorldCom's October 1, 1997 applications under Title III of the Communications Act relating to MCI's radio licenses, requesting approval of transfer of control of MCI to WorldCom. WorldCom and its Subsidiaries already hold certain similar authorizations issued by the FCC, and WorldCom believes it is likely that the transfer applications will be granted. However, the transfer applications are subject to public comment, petitions to deny and informal objections by third parties, which may interpose objections in an attempt to delay or impede approval by the FCC. Accordingly, there can be no assurance that the FCC will timely grant the transfer applications or not subject their approval to various conditions and restrictions. The MCI/WorldCom Merger is conditioned on receipt of approval of the transfer applications, other than those the failure of which to be obtained would not reasonably be expected to have individually or, together with any approvals from the PUCs which shall not have been obtained, in the aggregate a MCI/WorldCom Material Adverse Effect (defined below) on WorldCom and its Subsidiaries (defined below) (including the surviving corporation of the MCI/WorldCom Merger (the "MCI/WorldCom Surviving Corporation")).

     State Regulatory Transfer Approval. WorldCom has amended or expects shortly to amend pending state transfer applications and to file additional state applications (the "State Applications") that seek prior approval of the contemplated acquisition of control of MCI by WorldCom from multiple state PUCs, whose governing statutes and rules require their consent for transfers of control of common carriers such as MCI, that provide intrastate local and interexchange telecommunications services within their respective states. The State Applications are subject to public comment and objections and oppositions of third parties which may interpose objections in an attempt to delay or impede approval by the state PUCs. Notwithstanding any such challenges, WorldCom believes it is likely that the state PUCs will grant all State Applications other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate an MCI/WorldCom Material Adverse Effect. WorldCom's subsidiaries hold authorizations from the state PUCs, and most of those authorizations convey the same or similar authority as the corresponding authorizations held by MCI. There can be no assurance, however, that the state PUCs will timely grant the transfer applications or not subject their approval to various conditions and restrictions. The MCI/WorldCom Merger is conditioned on receipt of approval of the transfer applications, other than those the failure of which to be obtained would not reasonably be expected to have individually or, together with any approvals from the FCC which shall not have been obtained, in the aggregate an MCI/WorldCom Material Adverse Effect on WorldCom and its Subsidiaries (including the MCI/WorldCom Surviving Corporation).

     Hart-Scott-Rodino Act and European Commission Approvals. Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the FTC, the MCI/WorldCom Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and specified waiting period requirements have been satisfied. WorldCom filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the DOJ on October 1, 1997. On October 31, 1997, each of WorldCom and MCI received a request for additional information from the DOJ.

     The consummation of the MCI/WorldCom Merger is also contingent upon confirmation from the European Commission under the Merger Control Regulation that the MCI/WorldCom Merger does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the common market. MCI and WorldCom jointly filed with the European Commission the required notification of the MCI/WorldCom Merger on November 20, 1997. On December 18, 1997, the European Commission advised WorldCom and MCI that it sought additional information regarding the merger. The parties plan to provide the requested information in mid-January 1998. If, following a one-month period after the submission of the additional information, the European Commission considers that it needs to examine the MCI/WorldCom Merger more closely, it may initiate a Phase II investigation; if it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the MCI/WorldCom Merger is compatible with the common market no later than four months after the initiation of such investigation. If the European Commission were not to make a decision within this four month period, the MCI/WorldCom Merger would automatically be deemed to be compatible with the common market and would be allowed to proceed. WorldCom and MCI believe it is likely that the European Commission will determine that the MCI/WorldCom Merger is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on the MCI/WorldCom Merger.

     At any time before or after the MCI/WorldCom Effective Time, and notwithstanding that the Hart-Scott-Rodino Act waiting period may have expired, the MCI/WorldCom Merger may have been approved by the European Commission pursuant to the Merger Control Regulation or the MCI/WorldCom Merger may have been consummated, the DOJ or any state could take such action under applicable laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the MCI/WorldCom Merger or seeking divestiture of MCI or businesses of WorldCom or MCI acquired as a result of the MCI/ WorldCom Merger. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

  Percentage Ownership Interest of MCI Stockholders After the MCI/WorldCom
  Merger

     The number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger will depend on the actual MCI Exchange Ratio, which will not be known until the end of the MCI Measurement Period (which ends three trading days preceding the MCI/WorldCom Effective Time). If the minimum MCI Exchange Ratio (1.2439) is applicable, and assuming that there will be 942,958,200 shares of WorldCom Common Stock and 565,301,683 shares of MCI Common Stock outstanding immediately prior to the MCI/ WorldCom Effective Time (which numbers are based on the number of shares outstanding on December 15, 1997, in the case of WorldCom, and October 31, 1997, in the case of MCI, without regard to shares issuable upon exercise of options, rights or warrants but assuming the conversion of WorldCom convertible securities), the number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger would be 703,178,163, which would represent 42.7% of the outstanding shares of WorldCom Common Stock immediately after the MCI/WorldCom Effective Time. If the maximum MCI Exchange Ratio (1.7586) is applicable, and based on the same assumptions, the number of shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger would be 994,139,540, which would represent 51.3% of the outstanding shares of WorldCom Common Stock immediately after the MCI/WorldCom Effective Time. These figures do not reflect the BFP Merger or the CompuServe Merger.

  Other Terms of the MCI/WorldCom Merger Agreement

     The description of the MCI/WorldCom Merger and the MCI/WorldCom Merger Agreement contained in this Proxy Statement/Prospectus describes the material terms of the MCI/WorldCom Merger Agreement but does not purport to be complete and is qualified in its entirety by reference to the MCI/WorldCom Merger Agreement, a copy of which is attached as an exhibit to the Registration Statement and incorporated herein by reference. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given such terms in the MCI/WorldCom Merger Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

     Conversion of Shares in the MCI/WorldCom Merger. At the MCI/WorldCom Effective Time, by virtue of the MCI/WorldCom Merger and without any further action on the part of the holder thereof:

          (i) each share of common stock of MCI Merger Sub issued and outstanding immediately prior to the MCI/WorldCom Effective Time will remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the MCI/WorldCom Surviving Corporation;

          (ii) each share of MCI Capital Stock issued and owned or held by WorldCom, MCI Merger Sub or MCI at the MCI/WorldCom Effective Time will, by virtue of the MCI/WorldCom Merger, cease to be outstanding and will be canceled and retired, and no stock of WorldCom or other consideration will be delivered in exchange therefor;

          (iii) each share of MCI Common Stock issued and outstanding immediately prior to the MCI/ WorldCom Effective Time (other than any shares to be canceled as described in subparagraph (ii) above) will be converted into the right to receive that number of shares of WorldCom Common Stock equal to the MCI Exchange Ratio; provided, however, that cash will be paid in lieu of any fractional share of WorldCom Common Stock (see "-- No Fractional Shares"); and

          (iv) each share of MCI Class A Common Stock issued and outstanding immediately prior to the MCI/WorldCom Effective Time (other than shares to be canceled as described in paragraph (ii) above) will be converted into the right to receive $51.00 in cash, without interest thereon.

     As a result of the MCI/WorldCom Merger and without any action on the part of the holders thereof, all shares of MCI Capital Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the MCI/WorldCom Effective Time represented any such shares of MCI Capital Stock (a "Certificate") will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) a certificate representing the number of whole shares of WorldCom Common Stock (or the amount in cash, as applicable) into which any such shares of MCI Common Stock have been converted, (ii) certain dividends and other distributions and (iii) the cash, without interest, into which the shares of MCI Class A Common Stock have been converted and the cash in lieu of any fractional shares of WorldCom Common Stock that would otherwise be issued.

  No Fractional Shares

     No certificates or scrip or shares of WorldCom Common Stock representing fractional shares of WorldCom Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or have any other rights of a stockholder of WorldCom. In lieu of any such fractional share, each holder of shares of MCI Common Stock exchanged pursuant to the MCI/WorldCom Merger Agreement who would otherwise have been entitled thereto (after taking into account all Certificates) will be paid cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WorldCom Common Stock multiplied by (ii) the last sales price per share of WorldCom Common Stock quoted on The Nasdaq National Market on the closing date of the MCI/ WorldCom Merger Agreement (the "MCI/WorldCom Closing Date").

  Representations and Warranties

     The MCI/WorldCom Merger Agreement contains various representations and warranties of WorldCom, MCI and MCI Merger Sub relating, among other things, to the following: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution, delivery and performance and the enforceability of the MCI/WorldCom Merger Agreement and related matters; (iv) the absence of conflicts, violations and defaults under their certificates, or articles of incorporation and bylaws and certain other agreements and documents; (v) the absence of required consents, approvals, orders or authorizations of, or registration, declaration or filing with certain governmental entities; (vi) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vii) the registration statement and the joint proxy statement/prospectus contained therein relating to the MCI/WorldCom Merger and the accuracy and completeness of the information contained therein; (viii) the absence of certain material changes or events with respect to WorldCom since December 31, 1996; (ix) the stockholder votes required to approve the MCI/WorldCom Merger; (x) the inapplicability of MCI's stockholder rights plan to the MCI/WorldCom Merger; (xi) brokers or finders fees and expenses; (xii) the receipt of fairness opinions by MCI from its financial advisors; and (xiii) the receipt of letters identifying "affiliates" of each company for purposes of Rule 145 under the Securities Act.

     All representations and warranties of WorldCom, MCI and MCI Merger Sub expire at the MCI/ WorldCom Effective Time.

  Conduct of Business Pending the MCI/WorldCom Merger

     Each of WorldCom and MCI has agreed that during the period from the date of the MCI/WorldCom Merger Agreement and continuing until the MCI/WorldCom Effective Time, except as expressly contemplated or permitted by the MCI/WorldCom Merger Agreement or as otherwise indicated on its disclosure schedule or as required by a Governmental Entity (defined below) of competent jurisdiction or to the extent that the other party shall otherwise consent in writing, it and its Subsidiaries (defined below) will conduct their business in the usual, regular and ordinary course of business in all material respects, in substantially the same manner as conducted prior to the MCI/WorldCom Merger Agreement, and will use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses are not impaired in any material respect at the MCI/WorldCom Effective Time. As used in the MCI/WorldCom Merger Agreement and this description thereof, "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which have by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and "Governmental Entity" means any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union.

     Each of WorldCom and MCI has further agreed that during the period from the date of the MCI/ WorldCom Merger Agreement and continuing until the MCI/WorldCom Effective Time, except as expressly contemplated or permitted by the MCI/WorldCom Merger Agreement or as otherwise indicated on its disclosure schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the other party otherwise consents in writing, that it will not and will not permit any of its Subsidiaries to:

          (i) enter into any new material line of business or incur or commit to any capital expenditures other than capital expenditures incurred or committed in the ordinary course of business consistent with past practice and which, in the case of MCI, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of specified amounts;

          (ii) (A) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) in the case of MCI, to continue the declaration and payment of regular semiannual cash dividends not in excess of $0.025 per share of MCI Common Stock and MCI Class A Common Stock, in each case with usual record and payment dates for such dividends in accordance with MCI's past practice and, in the case of WorldCom, to continue the declaration and payment of regular quarterly cash dividends in amounts, including increases, consistent with past practice, and (y) dividends by its wholly-owned Subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary which remains a wholly-owned Subsidiary after consummation of such transaction, or (C) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time of capital stock (and in the case of MCI, the associated preferred stock purchase rights (each, an "MCI Right" and, collectively, the "MCI Rights") issued pursuant to a Rights Agreement, dated as of September 30, 1994, between MCI and Morgan Guaranty Trust Company of New York, as Rights Agent, as amended) in the ordinary course of business consistent with past practice in connection with certain of its benefit plans or, in the case of WorldCom, repurchases of shares of WorldCom Common Stock in open market or privately negotiated transactions other than during the MCI Measurement Period;

          (iii) amend, in the case of Subsidiaries, in any material respect, or propose to amend their respective certificates of incorporation, by-laws or other governing documents, except to the extent required to comply with their respective obligations under the MCI/WorldCom Merger Agreement, required by law or required by the rules and regulations of the NASD;

          (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any debt securities having the right to vote on any matters on which stockholders may vote ("Voting Debt") or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt or enter into any agreement with respect to any of the foregoing, other than (A) the issuance of common stock (and in the case of MCI, the associated MCI Rights) upon the exercise of stock options or in connection with other stock-based benefits plans outstanding on the date of the MCI/WorldCom Merger Agreement in accordance with their present terms,
     (B) issuances by a wholly-owned Subsidiary of capital stock to such Subsidiary's parent, (C) issuances in accordance with its rights agreement,
     (D) in the case of MCI, issuances of shares, options, rights or other awards and amendments to equity-related awards pursuant to certain of its benefit plans, in the ordinary course of business and consistent with past practice, and (E) in the case of WorldCom, issuances in respect of any acquisitions by WorldCom or its subsidiaries that are currently pending as of the date of the MCI/WorldCom Merger Agreement ("WorldCom Pending Acquisitions");

          (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the ordinary course) other than (A) in the case of WorldCom, the WorldCom Pending Acquisitions and (B) acquisitions in existing or related lines of its business the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which, in the case of WorldCom, does not exceed $525 million in the aggregate and for which, in the case of MCI does not exceed $325 million in the aggregate, provided, however, that the foregoing does not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by the MCI/WorldCom Merger Agreement;

          (vi) sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries) which are material, individually or in the aggregate, other than (A) internal reorganizations or consolidations involving existing Subsidiaries, (B) dispositions referred to in its reports filed with the Commission prior to the date of the MCI/WorldCom Merger Agreement and (C) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby;

          (vii) make any loans, advances or capital contributions to, or investments in, any other person, other than by MCI or WorldCom, or a respective Subsidiary of each to or in MCI or WorldCom or any respective Subsidiary of each or to pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, issuances of debt securities, guarantees, loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

          (viii) take any action that would prevent or impede the MCI/WorldCom Merger from qualifying as a reorganization under Section 368 of the Code;

          (ix) take any action that would, or that could reasonably be expected to, result in, except, in the case of MCI as otherwise permitted with respect to MCI/WorldCom Acquisition Proposals (as hereinafter defined), any of the conditions to the MCI/WorldCom Merger not being satisfied;

          (x) except as disclosed in its reports filed with the Commission prior to the date of the MCI/WorldCom Merger Agreement, or as required by a Governmental Entity, (A) change its methods of accounting in effect at December 31, 1996, except as required by changes in United States generally accepted accounting principles as concurred in by its independent auditors,
     (B) change its fiscal year or (C) make any material tax election, other than in the ordinary course of business consistent with past practice, without consultation with the other party; or

          (xi) amend, modify or waive any provision of its respective rights agreement, and shall not take any action to redeem the respective rights or render them inapplicable to any transaction, except, in the case of MCI to
     (A) render the rights inapplicable to the MCI/WorldCom Merger and (B) to permit another transaction that the MCI Board has determined is a Superior Proposal to be consummated no earlier than December 31, 1998. As used in the MCI/WorldCom Merger Agreement and this Proxy Statement Prospectus, "Superior Proposal" means a bona fide written MCI/WorldCom Acquisition Proposal (as hereinafter defined) which the Board of Directors of MCI concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to MCI's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the MCI/WorldCom Merger Agreement and (y) is reasonably capable of being completed (provided that for purposes of this definition the term "MCI/WorldCom Acquisition Proposal" will have the meaning assigned to such term in "-- MCI/ WorldCom Acquisition Proposals" except that the reference to "10%" in the definition of "MCI/ WorldCom Acquisition Proposal" will be deemed to be a reference to "50%" and "MCI/WorldCom Acquisition Proposal" will only be deemed to refer to a transaction involving MCI, or with respect to assets (including the shares of any Subsidiary of MCI) of MCI and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

     In addition, WorldCom has agreed that it will not, and that it will not permit any of its Subsidiaries to, enter into any agreement with respect to or consummate any transaction contemplated by an MCI/ WorldCom Acquisition Proposal.

     Each of WorldCom and MCI has also further agreed that each party will (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters, (c) file all reports required to be filed by each of them with the Commission (and all other Governmental Entities) between the date of the MCI/WorldCom Merger Agreement and the MCI/WorldCom Effective Time and will (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed, (d) have the right (subject to applicable laws relating to the exchange of information) to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by the MCI/WorldCom Merger Agreement. In exercising the foregoing right, each of WorldCom and MCI has agreed to act reasonably and as promptly as practicable, and to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by the MCI/WorldCom Merger Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     Each of WorldCom and MCI has also further agreed that Bernard J. Ebbers, as Chief Executive Officer of WorldCom, and Gerald H. Taylor, as Chief Executive Officer of MCI, or their respective successors, jointly will be responsible for coordinating all aspects of transition planning and implementation relating to the MCI/ WorldCom Merger and the other transactions contemplated thereby, including, during the period between the date of the MCI/WorldCom Merger Agreement and the MCI/WorldCom Effective Time, (i) examining various alternatives regarding the manner in which to best organize and manage the businesses of WorldCom and MCI after the MCI/WorldCom Effective Time and (ii) coordinating policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law and regulation; provided however that nothing contained in the MCI/WorldCom Merger Agreement will give MCI or WorldCom, directly or indirectly, the right to control or direct the other party's operations prior to the MCI/WorldCom Effective Time.

     Each of WorldCom and MCI has also further agreed that (i) it will, as promptly as practicable following the date of the MCI/WorldCom Merger Agreement, in cooperation with the other, prepare and file with the Commission a joint proxy statement/prospectus and an amendment to WorldCom's existing registration statement on Form S-4 with respect to the Share Issuance, (ii) use all reasonable efforts to have the Form S-4 cleared by the Commission as promptly as practicable after filing with the Commission and to keep the Form S-4 effective as long as is necessary to consummate the MCI/WorldCom Merger and (iii) as promptly as practicable following the execution of the MCI/WorldCom Merger Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the required votes with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement.

     WorldCom has further agreed to take all necessary action to, as of the MCI/WorldCom Effective Time, (i) reconstitute the MCI WorldCom Board to consist of fifteen members, eight of whom will be designated by WorldCom from among the directors of WorldCom, five of whom will be designated by MCI from among the directors of MCI and two of whom shall be directors designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are reasonably acceptable to the other party, (ii) cause Bert C. Roberts, Jr. to be appointed Chairman of the combined company, (iii) cause the senior management of the combined company to be as previously agreed between the parties and (iv) amend the WorldCom Articles to change its name to "MCI WorldCom." Each of WorldCom and MCI has also agreed that the combined company will be headquartered in Jackson, Mississippi and the MCI/ WorldCom Surviving Corporation (which will be a subsidiary of MCI WorldCom) will be headquartered in Washington D.C.

     Each of WorldCom and MCI has also further agreed that upon reasonable notice, during the period prior to the MCI/WorldCom Effective Time, MCI will and will cause its Subsidiaries to (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of WorldCom reasonable access during normal business hours to all its properties, books, contracts, commitments and records and (ii) furnish promptly to WorldCom (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that MCI may restrict the foregoing access to the extent that (x) a Governmental Entity requires MCI or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (y) any law, treaty, rule or regulation of any Governmental Entity applicable to MCI requires MCI or its Subsidiaries to restrict access to any properties or information. The parties have also agreed to hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated October 16, 1997 between MCI and WorldCom (the "Confidentiality Agreement").

     Each of WorldCom and MCI has also further agreed that, subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the MCI/WorldCom Merger and the other transactions contemplated by the MCI/WorldCom Merger Agreement as soon as practicable, and in furtherance thereof, each party has made filings of a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement and each has agreed to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act as soon as practicable.

     Each of WorldCom and MCI has also further agreed that it will, in connection with the efforts referenced in the previous paragraph, use its best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. As used in the MCI/WorldCom Merger Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Act, the Federal Trade Commission Act, as amended, the Federal Communications Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

     Each of WorldCom and MCI has also further agreed that, in furtherance and not in limitation of the covenants of the parties described in the previous two paragraphs, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the MCI/WorldCom Merger Agreement as violative of any Regulatory Law, it will cooperate in all respects with the other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the MCI/WorldCom Merger Agreement provided that the covenant described above of each party to use its best efforts to effect the MCI/ WorldCom Merger, does not limit a party's right to terminate the MCI/WorldCom Merger Agreement so long as such party has up to then complied in all respects with such covenant.

     Each of WorldCom and MCI has further agreed that, if any objections are asserted with respect to the transactions contemplated by the MCI/WorldCom Merger Agreement under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated by the MCI/WorldCom Merger Agreement as violative of any Regulatory Law, it will use its best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by the MCI/WorldCom Merger Agreement.

     Each of WorldCom, MCI Merger Sub and MCI has further agreed that it will use its best efforts to cause the MCI/WorldCom Merger to qualify and will not (both before and after consummation of the MCI/ WorldCom Merger) take any actions which to its knowledge could reasonably be expected to prevent the MCI/WorldCom Merger from qualifying as a reorganization under the provisions of
Section 368 of the Code.

  MCI/WorldCom Acquisition Proposals

     Each of WorldCom and MCI has agreed that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to interfere with the completion of the MCI/WorldCom Merger or the other transactions contemplated by the MCI/WorldCom Merger Agreement (any such proposal or offer being herein referred to as an "MCI/WorldCom Acquisition Proposal"). Each of WorldCom and MCI has further agreed not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an MCI/WorldCom Acquisition Proposal, or engage in any negotiations concerning an MCI/ WorldCom Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an MCI/ WorldCom Acquisition Proposal or accept an MCI/WorldCom Acquisition Proposal.

     Notwithstanding the foregoing, MCI or its Board of Directors may (A) comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an MCI/WorldCom Acquisition Proposal, (B) recommend an unsolicited bona fide written MCI/WorldCom Acquisition Proposal to the stockholders of MCI, or withdraw or modify in any adverse manner its approval or recommendation of the MCI/WorldCom Merger Agreement in response to such an unsolicited bona fide written MCI/WorldCom Acquisition Proposal or (C) engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written MCI/WorldCom Acquisition Proposal by any such person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the MCI stockholders meeting relating to the MCI/WorldCom Merger has not occurred, (ii) the Board of Directors of MCI concludes in good faith that such MCI/WorldCom Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any person in connection with an MCI/WorldCom Acquisition Proposal by any such person, the MCI Board of Directors receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement, and (iv) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Board of Directors of MCI notifies WorldCom immediately of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

     MCI has also agreed that it will keep WorldCom informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Each of WorldCom and MCI has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to November 9, 1997 with respect to any MCI/WorldCom Acquisition Proposal. Each of WorldCom and MCI has also agreed that it will take the necessary steps to promptly inform its and its Subsidiaries' officers and directors, employees and representatives of these obligations.

  Conditions Precedent to the MCI/WorldCom Merger

     The respective obligations of MCI, WorldCom and the MCI Merger Sub to effect the MCI/WorldCom Merger are subject, among other things, to the satisfaction or waiver on or prior to the MCI/WorldCom Closing Date of the following conditions: (i) adoption of the MCI/WorldCom Merger Agreement by the stockholders of MCI; (ii) approval of the Share Issuance by the shareholders of WorldCom; (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been adopted or promulgated or be in effect, having the effect of making the MCI/WorldCom Merger illegal or otherwise prohibiting consummation of the MCI/WorldCom Merger; provided, however, that this provision shall not be available to any party whose failure to fulfill its obligations pursuant to the MCI/WorldCom Merger Agreement shall have been the cause of, or shall have resulted in, such order or injunction; (iv) approvals for the MCI/WorldCom Merger from the FCC and from the PUCs, other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a MCI/WorldCom Material Adverse Effect on WorldCom and its Subsidiaries (including the MCI/WorldCom Surviving Corporation); (v) the expiration or termination of the waiting period (and any extension thereof) applicable to the MCI/WorldCom Merger under the Hart-Scott-Rodino Act; (vi) the confirmation by way of a decision from the European Commission under the Merger Control Regulation (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the MCI/WorldCom Merger and any matters arising therefrom are compatible with the common market; (vii) the approval upon official notice of issuance for quotation on The Nasdaq National Market of the shares of WorldCom Common Stock to be issued in the MCI/WorldCom Merger; and (viii) effectiveness of the Form S-4 relating to the MCI/WorldCom Merger by declaration of the Commission under the Securities Act and the absence of a stop order suspending its effectiveness. As used in the MCI/WorldCom Merger Agreement and this description thereof, "MCI/WorldCom Material Adverse Effect" means with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

     The obligations of WorldCom and the MCI Merger Sub to effect the MCI/WorldCom Merger are also subject to the satisfaction of, or waiver by WorldCom, on or prior to the MCI/WorldCom Closing Date of the following conditions:

          (i) the representations and warranties of MCI set forth in the MCI/WorldCom Merger Agreement that are qualified as to materiality being true and correct on the date of the MCI/WorldCom Merger Agreement, and each of the representations and warranties of MCI that is not so qualified being true and correct in all material respects on the date of the MCI/WorldCom Merger Agreement, and WorldCom's receipt of a certificate of the chief executive officer and the chief financial officer of MCI to such effect;

          (ii) MCI having performed or complied with all agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are qualified as to materiality and MCI having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are not so qualified as to materiality, and WorldCom's receipt of a certificate of the chief executive officer and the chief financial officer of MCI to such effect; and

          (iii) WorldCom's receipt from counsel to WorldCom, on the MCI/WorldCom Closing Date, a written opinion stating, among other things, that the MCI/WorldCom Merger qualifies as a reorganization under Section 368 of the Code.

     The obligations of MCI to effect the MCI/WorldCom Merger are also subject to the satisfaction of, or waiver by MCI, on or prior to the MCI/WorldCom Closing Date of the following additional conditions:

          (i) the representations and warranties of WorldCom set forth in the MCI/WorldCom Merger Agreement that are qualified as to materiality being true and correct on the date of the MCI/WorldCom Merger Agreement, and each of the representations and warranties of WorldCom that is not so qualified being true and correct in all material respects on the date of the MCI/WorldCom Merger Agreement, and MCI's receipt of a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect;

          (ii) WorldCom having performed or complied with all agreements and covenants required to be performed by it under the MCI/WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are qualified as to materiality and WorldCom having performed or complied in all material respects with all other agreements and covenants required to be performed by it under the MCI/ WorldCom Merger Agreement at or prior to the MCI/WorldCom Closing Date that are not so qualified as to materiality, and MCI's receipt of a certificate of the chief executive officer and the chief financial officer of WorldCom to such effect;

          (iii) MCI's receipt from counsel to MCI, on the MCI/WorldCom Closing Date, a written opinion stating, among other things, that the MCI/WorldCom Merger qualifies as a reorganization under Section 368 of the Code; and

          (iv) since the date of the MCI/WorldCom Merger Agreement, the absence of WorldCom and its Subsidiaries having incurred any material liability, except in the ordinary course of business consistent with past practice, or any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of WorldCom and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which WorldCom or MCI operate and not specifically relating to WorldCom or MCI.

  Stock Options and Other Stock Plans; Employee Benefit Matters

     Each of MCI and WorldCom have also agreed that, pursuant to the MCI/WorldCom Merger Agreement, each option to purchase shares of MCI Common Stock (each, an "MCI Stock Option") that was granted pursuant to the MCI stock option plans prior to the MCI/WorldCom Effective Time and which remains outstanding immediately prior to the MCI/WorldCom Effective Time will be converted, at the MCI/WorldCom Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the MCI Stock Option, that number of shares of WorldCom Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such MCI Stock Option by the MCI Exchange Ratio, rounded, if necessary, up to the nearest whole share of WorldCom Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the MCI Exchange Ratio; provided, however, that in the case of any MCI Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option will be determined in a manner consistent with the requirements of Section 424(a) of the Code. In addition, all unvested and unpaid MCI restricted stock and incentive stock units will be converted to the number of shares of WorldCom Common Stock or incentive stock units determined by multiplying such shares of restricted stock and incentive stock units by the MCI Exchange Ratio.

  Indemnification; Directors and Officers' Insurance

     The MCI/WorldCom Surviving Corporation will maintain in effect in its certificate of incorporation and bylaws (i) for a period of six years after the MCI/WorldCom Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and bylaws of MCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI (provided that the MCI/WorldCom Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the MCI/WorldCom Effective Time; provided, however, that in no event will the MCI/WorldCom Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the MCI/WorldCom Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  Termination

     The MCI/WorldCom Merger Agreement may be terminated at any time prior to the MCI/WorldCom Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the MCI/WorldCom Merger by the stockholders of MCI or WorldCom:

          (i) By mutual written consent of WorldCom and MCI, by action of their respective Boards of Directors;

          (ii) By either MCI or WorldCom if the MCI/WorldCom Effective Time has not occurred on or before December 31, 1998 (the "MCI/WorldCom Termination Date"); provided, however, that this right to terminate the MCI/WorldCom Merger Agreement will not be available to any party whose failure to fulfill any obligation under the MCI/WorldCom Merger Agreement has to any extent been the cause of, or resulted in, the failure of the MCI/WorldCom Effective Time to occur on or before the MCI/WorldCom Termination Date;

          (iii) By either MCI or WorldCom if any Governmental Entity (A) has issued an order, decree or ruling or taken any other action (which the parties have used their best efforts to resist, resolve or lift, as applicable, in accordance with the MCI/WorldCom Merger Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the MCI/WorldCom Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable or
     (B) has failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties have used their best efforts to obtain, in accordance with the MCI/WorldCom Merger Agreement), in each case (A) and (B) which is necessary to fulfill the conditions set forth in subsections 6.1(c) (FCC and PUC approvals), (d) (expiration or termination of the waiting period under the Hart-Scott-Rodino Act) and (e) (receipt of a decision from the European Commission that the MCI/ WorldCom Merger is compatible with the common market) of the MCI/WorldCom Merger Agreement, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action has become final and nonappealable; provided, however, that this right to terminate the MCI/WorldCom Merger Agreement will not be available to any party whose failure to comply with the covenant in the MCI/WorldCom Merger Agreement requiring such party to use its best efforts to effect the MCI/ WorldCom Merger has to any extent been the cause of such action or inaction;

          (iv) By either MCI or WorldCom if the approval by the stockholders of MCI or of WorldCom required for the consummation of the MCI/WorldCom Merger has not been obtained by reason of the failure to obtain the requisite votes at a duly held meeting of stockholders of MCI or WorldCom, as the case may be, or at any adjournment thereof;

          (v) By WorldCom if the Board of Directors of MCI, prior to the MCI stockholders meeting relating to the MCI/WorldCom Merger (A) withdraws or modifies in any adverse manner its approval or recommendation of the MCI/WorldCom Merger Agreement, (B) approves or recommends a Superior Proposal or (C) resolves to take any of the actions specified in clauses
     (A) or (B) above; or

          (vi) By MCI at any time prior to the MCI stockholders meeting relating to the MCI/WorldCom Merger, upon two business days' prior notice to WorldCom, if the Board of Directors of MCI approves a

     Superior Proposal; provided, however, that (A) MCI has complied with the provisions described above under "-- MCI/WorldCom Acquisition Proposals,"
     (B) the Board of Directors of MCI has concluded in good faith, after giving effect to all concessions which may be offered by WorldCom pursuant to clause (C) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (C) prior to any such termination, MCI has, and has caused its financial and legal advisors to, negotiate with WorldCom to make such adjustments in the terms and conditions of the MCI/ WorldCom Merger Agreement as would enable WorldCom to proceed with the transactions contemplated thereby; provided, however, that it is a condition to termination by MCI pursuant to this subsection (vi) that MCI has made the payment of the WorldCom Alternative Transaction Fee to WorldCom referred to in "-- Termination Fees."

     The right to terminate the MCI/WorldCom Merger Agreement pursuant to the foregoing is not available to any party (i) that is in material breach of its obligations under the MCI/WorldCom Merger Agreement or (ii) whose failure to fulfill its obligations or to comply with its covenants under the MCI/WorldCom Merger Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party under the MCI/WorldCom Merger Agreement.

  Fees and Expenses

     Whether or not the MCI/WorldCom Merger is consummated, all expenses incurred in connection with the MCI/WorldCom Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except (a) if the MCI/WorldCom Merger is consummated, the MCI/WorldCom Surviving Corporation shall pay any and all property or transfer taxes imposed on MCI or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of MCI resulting from the MCI/WorldCom Merger,
(b) expenses incurred in connection with the filing, printing and mailing of the joint proxy statement/prospectus, which shall be shared equally by WorldCom and MCI and (c) the Reimbursement Amount described in "-- Termination Fees".

  Termination Fees

     WorldCom and MCI agreed that (i) if MCI terminates the MCI/WorldCom Merger Agreement due to the MCI Board having approved a Superior Proposal or (ii) if
(x) MCI or WorldCom terminate the MCI/WorldCom Merger Agreement pursuant to the failure of the MCI stockholders to approve and adopt the MCI/WorldCom Merger Agreement or WorldCom terminates the MCI/WorldCom Merger Agreement due to the withdrawal or modification of the approval or recommendation in any adverse manner of the Board of Directors of MCI or its approval or recommendation of a Superior Proposal, (y) at the time of the event giving rise to such termination there exists an MCI/WorldCom Acquisition Proposal with respect to MCI and (z) within 12 months of the termination of the MCI/WorldCom Merger Agreement, MCI enters into a definitive agreement with any third party with respect to an MCI/WorldCom Acquisition Proposal or an MCI/WorldCom Acquisition Proposal is consummated, then MCI will pay to WorldCom an amount equal to $750 million (the "WorldCom Alternative Transaction Fee") and will reimburse WorldCom for the fee paid by WorldCom to BT pursuant to the BT Agreement (such amount, the "Reimbursement Amount").

     If (a) the MCI/WorldCom Merger Agreement is terminated (i) because the MCI/WorldCom Merger has not been consummated by December 31, 1998 and any of the following conditions to the MCI/WorldCom Merger have not been satisfied: absence of injunctions prohibiting consummation of the MCI/WorldCom Merger Agreement, receipt of FCC and PUC approvals, expiration or termination of the waiting period under the Hart-Scott-Rodino Act, receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the common market, accuracy of WorldCom's representations and warranties, performance by WorldCom of its obligations under the MCI/WorldCom Merger Agreement, or absence of any material adverse change with respect to WorldCom, (ii) because of the issuance of an order, decree, ruling or other action prohibiting the transactions contemplated by the MCI/WorldCom Merger Agreement or the absence of a governmental action necessary to proceed with the transactions contemplated by the MCI/WorldCom Merger Agreement, or (iii) because of the failure to obtain the requisite vote to approve the Share Issuance at a duly called WorldCom shareholders meeting relating to the MCI/WorldCom Merger or

(b) notwithstanding the satisfaction of all the conditions to the obligations of WorldCom to effect the MCI/WorldCom Merger and the satisfaction or waiver by MCI of all the conditions to its obligations to effect the MCI/WorldCom Merger, WorldCom is not willing to consummate the MCI/WorldCom Merger, then, unless (i) MCI has not used its best efforts to cause, or cause to be taken all things necessary to consummate the MCI/WorldCom Merger and other transactions contemplated by the MCI/WorldCom Merger Agreement or (ii) MCI has breached its representations or warranties or its agreements or covenants under the MCI/WorldCom Merger Agreement such that either of the conditions to WorldCom's obligations to effect the MCI/WorldCom Merger has not been satisfied, WorldCom will pay to MCI an amount in cash equal to $1.635 billion.

  Amendment

     The MCI/WorldCom Merger Agreement may be amended by WorldCom and MCI at any time before or after approval of the matters presented in connection with the MCI/WorldCom Merger by the stockholders of MCI and the shareholders of WorldCom, but, after any such approval, no amendment may be made that by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. The MCI/WorldCom Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of WorldCom and MCI.

  Waiver

     The MCI/WorldCom Merger Agreement permits WorldCom and MCI at any time prior to the MCI/WorldCom Effective Time, to (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein, in each case pursuant to a written instrument.

  The BT Agreement

     The description of the BT Agreement contained in this Proxy Statement/Prospectus describes the material terms of the BT Agreement but does not purport to be complete and is qualified in its entirety by reference to the BT Agreement, a copy of which is attached as an exhibit to the Registration Statement and incorporated herein by reference. Capitalized terms appearing below that are not otherwise defined herein have the same meanings as are given such terms in the BT Agreement. Whenever particular sections or defined terms are referred to, it is intended that such sections or defined terms shall be incorporated by reference.

     Termination of the BT/MCI Merger Agreement; Payment of Fees. Pursuant to the BT Agreement, the BT/MCI Merger Agreement was terminated and WorldCom agreed to pay BT a fee of $450 million and expenses of $15 million. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make a payment to MCI in accordance with the provisions of the MCI/WorldCom Merger Agreement (which requires WorldCom to pay MCI $1.635 billion if (a) the MCI/WorldCom Merger Agreement is terminated (i) because the MCI/WorldCom Merger has not been consummated by December 31, 1998 and any of the following conditions to be the MCI/WorldCom Merger have not been satisfied: absence of injunctions, receipt of FCC and PUC approvals, expiration or termination of the waiting period under the Hart-Scott-Rodino Act, receipt of a decision from the European Commission that the MCI/WorldCom Merger is compatible with the common market, accuracy of WorldCom's representations and warranties, performance by WorldCom of its obligations under the MCI/WorldCom Merger Agreement, or absence of any material adverse change with respect to WorldCom, (ii) because the MCI/WorldCom Merger has been permanently enjoined or a required governmental action or approval has not been obtained or (iii) because the WorldCom shareholders fail to approve the Share Issuance or (b) WorldCom is unwilling to consummate the MCI/WorldCom Merger (notwithstanding the satisfaction of the conditions precedent to its obligations under the MCI/WorldCom Merger Agreement).

     Voting Agreement. Pursuant to the BT Agreement, BT has agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger, the adoption by MCI of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/ WorldCom Merger Agreement.

     Pursuant to the BT Agreement, BT has also agreed to vote (or cause to be voted) its shares of MCI Class A Common Stock against (i) any merger agreement or merger (other than the MCI/WorldCom Merger Agreement and the MCI/WorldCom Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by MCI or any other MCI acquisition or (ii) any amendment of the MCI Restated Certificate of Incorporation or MCI Bylaws or other proposal or transaction involving MCI, or any of its subsidiaries, which amendment or other proposal or transactions would in any manner impede, frustrate, prevent or nullify the MCI/WorldCom Merger, the MCI/WorldCom Merger Agreement or any of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

     Pursuant to the BT Agreement, BT has agreed not to (i) transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of its shares of MCI Class A Common Stock or any interest therein, except pursuant to the MCI/WorldCom Merger, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any or all of its shares of MCI Class A Common Stock or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to its shares of MCI Class A Common Stock, except for the BT Agreement or (iv) deposit its shares of MCI Class A Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to its shares of MCI Class A Common Stock.

     Pursuant to the BT Agreement, BT has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the MCI/WorldCom Merger and the other transactions contemplated by the MCI/WorldCom Merger Agreement.

     Termination of Concert Joint Venture Agreement. Pursuant to the BT Agreement, WorldCom, MCI and BT have agreed to appropriately modify the Modified Joint Venture Agreement among BT, Moorgate (Twelve) Limited ("BTH"), MCI, MCI Ventures Corporation ("Ventures"; together with BTH, the "JV Shareholders") and Concert Communications Company ("Concert") (the "BT/MCI Joint Venture Agreement"), effective as of the consummation of the purchase of the joint venture interest described below (the "JV Purchase Date") to reflect the following provisions:

          (a) The exclusive distribution rights set forth in the BT/MCI Joint Venture Agreement and the related distribution agreements will be terminated.

          (b) Concert will continue to provide services to MCI on a nonexclusive basis to customers based in the United States for a period of five years from the JV Purchase Date in accordance with the terms of the related MCI distribution agreement. This is intended to enable MCI to continue to provide services to existing customers under the terms of its contractual obligations and to enter into new contractual obligations with new customers and existing customers provided that the term of such obligations does not extend beyond the fifth anniversary of the JV Purchase Date.

     Pursuant to the BT Agreement, BT has agreed to exercise the call option set forth in the BT/MCI Joint Venture Agreement immediately following the occurrence of the MCI/WorldCom Effective Time to purchase MCI's interest in Concert.

     Pursuant to the BT Agreement, BT and WorldCom have agreed to undertake in good faith to negotiate within 180 days a transition agreement:

          (i) to provide for a professional exit from the existing Concert arrangements while satisfying the requirements of BT's and MCI's customers before and during the exit;

          (ii) to agree to the requirements (financial, operational, technical) of making Concert more self-standing and better able to support customer and distributor requirements; and

          (iii) to give BT and customers comfort that during the pendency of the MCI/WorldCom Merger and the post-merger period underlying components and services necessary to provide Concert service which are sourced from MCI are available on commercially reasonable terms despite the change in circumstances.

     Pursuant to the BT Agreement, if the transition agreement is not executed within 180 days despite BT's and WorldCom's good faith efforts, the nonexclusive distributorship referred to in (b) above will have a term of two (rather than five) years.

     Litigation. WorldCom agreed to promptly withdraw its complaint in the matter entitled WorldCom, Inc. and TC Investments Corp. against MCI Communications Corporation et al., and BT agreed to promptly withdraw the answer to such complaint filed by it.

     MCI/WorldCom Merger Consideration. WorldCom and MCI agreed not to amend the MCI/WorldCom Merger Agreement to increase the consideration payable to holders of shares of MCI Common Stock, unless the consideration to be paid in respect of the shares of MCI Class A Common Stock is increased in such amendment by a like amount per share.

     Amendments to MCI/WorldCom Merger Agreement. WorldCom and MCI agreed not to amend the MCI/WorldCom Merger Agreement in a manner that adversely affects the interests of BT.

  Certain Litigation

     On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI, and all of its directors, including the two directors who are also executive officers of MCI and the three directors elected by BT, were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in thirteen of the complaints. In addition, amended or revised complaints were filed in four of the cases commenced in or about November 1996 and in one of the cases filed in or about August 1997. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. Generally these complaints allege breach of fiduciary duty by the MCI Board of Directors in connection with the BT/MCI Merger Agreement. Seven of the complaints in which BT was named as a defendant allege that BT aided and abetted those breaches of fiduciary duty. Five of the complaints in which BT was named as a defendant allege that BT owes fiduciary duties to other MCI stockholders and breached those duties in connection with the BT Merger Agreement. They seek, inter alia, damages and injunctive and other relief.

     On or about October 8, 1997, a purported derivative action was filed in Delaware Chancery Court on behalf of MCI against the MCI Board, including the two directors who are also executive officers and the three directors elected by BT. BT and Tadworth Corporation were also named as defendants, and MCI was named as a nominal defendant. Generally, the complaint alleges that the MCI Board breached duties owed to stockholders in connection with the BT Merger Agreement and the MCI Offer. The complaint seeks damages, injunctive relief, and other relief.

     On November 14, 1997, plaintiffs' counsel and defendants' counsel in the Delaware actions held a conference with the Court of Chancery, at which plaintiff sought an injunction requiring plaintiffs' representatives to participate in any further negotiations. Plaintiffs' counsel also sought expedited treatment and the setting of an early trial date with respect to their challenge to the inducement fee to be paid to BT under the BT Merger Agreement and the different form of consideration payable to BT contemplated by the MCI/ WorldCom Merger Agreement. Citing the absence of immediate and irreparable injury, the Court denied plaintiffs' request for injunctive relief and expedited treatment, and declined to set an early trial date. Plaintiffs indicated that they would be amending their complaints and joining additional parties as defendants.

     On or about November 14, 1997, one of the purported stockholder class actions pending in Delaware Chancery Court was amended. On November 19, 1997, plaintiffs in four of the purported stockholder class actions moved to amend their complaints. The amended complaint and proposed amended complaints name as defendants MCI, the MCI Board, WorldCom, BT and TC Investments Corp. They generally allege that the defendants breached their fiduciary duty to stockholders in connection with the MCI/WorldCom Merger, the agreement to pay a termination fee to WorldCom, and alleged discrimination in favor of BT in connection with the MCI/WorldCom Merger. They seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI/WorldCom Merger and the payment of the inducement fee to BT.

     On August 28, 1997, a complaint was filed in the federal district court in Washington D.C., by an alleged stockholder of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from August 14, 1997 through August 20, 1997. On or about October 27, 1997, another complaint was filed in the federal district court in Washington D.C. by two alleged stockholders of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from August 14, 1997 through August 22, 1997. On or about October 31, 1997, another complaint was filed in the federal district court in Washington D.C. by an alleged stockholder of MCI, individually and putatively as a class action on behalf of purchasers of MCI Common Stock during the period from July 10, 1997 through August 22, 1997. The three complaints allege that MCI and certain of its officers and directors failed to disclose material information about MCI, including that MCI was negotiating the terms of the BT Merger Agreement dated November 3, 1996. The complaints seek damages and other relief.

     MCI believes that all of these complaints are without merit.

  Interests of Certain Persons in the MCI/WorldCom Merger

     Ownership of MCI Common Stock; Stock Options. As of November 30, 1997, directors and executive officers of MCI beneficially owned an aggregate of 2,671,400 shares of MCI Common Stock (or approximately 0.5% of the then outstanding MCI Common Stock), including restricted shares of MCI Common Stock ("MCI Restricted Shares") and incentive stock units ("ISUs") but excluding shares of MCI Common Stock that may be acquired upon the exercise of outstanding MCI Stock Options.

     As of November 30, 1997, directors and executive officers of MCI held options to purchase an aggregate of 4,234,020 shares of MCI Common Stock, of which options to purchase 2,839,010 shares of MCI Common Stock were exercisable, and the remainder of which will, pursuant to the MCI/WorldCom Merger Agreement, become fully vested and exercisable immediately prior to the MCI/WorldCom Effective Time if not previously vested. Of the options that will become fully vested as a result of the MCI/WorldCom Merger, Bert C. Roberts, Jr. held options to purchase 261,600 shares with a weighted average exercise price of $30.00, Gerald H. Taylor held options to purchase 186,100 shares with a weighted average exercise price of $30.00, Timothy F. Price held options to purchase 180,450 shares with a weighted average exercise price of $28.00, Judith Areen held options to purchase 40,000 shares with a weighted average exercise price of $29.75, Richard M. Jones held options to purchase 10,000 shares with a weighted average exercise price of $25.375, and John R. Worthington held options to purchase 30,000 shares with a weighted average exercise price of $29.375. The MCI/WorldCom Merger Agreement provides that each option to purchase shares of MCI Common Stock that remains outstanding at the MCI/WorldCom Effective Time is to be converted into an option to acquire that number of shares of WorldCom Common Stock determined by multiplying the number of shares of MCI Common Stock subject to such option by the MCI Exchange Ratio, rounded, if necessary, up to the nearest whole share of WorldCom Common Stock, at a price per share equal to the per-share exercise price specified in such MCI Stock Option divided by the MCI Exchange Ratio. See "The MCI/ WorldCom Merger Agreement -- Stock Options and Other Stock Plans".

     As of November 30, 1997, executive officers of MCI held an aggregate of 1,091,086 MCI Restricted Shares and ISUs, including in the case of Mr. Roberts, Mr. Taylor and Mr. Price, 300,564, 230,037 and 154,368 shares, respectively. Pursuant to the MCI/WorldCom Merger Agreement at the MCI/WorldCom Effective Time, all unvested and unpaid MCI Restricted Shares and ISUs outstanding on the date of execution of the MCI/WorldCom Merger Agreement will become fully vested and (unless voluntarily deferred) paid. Any ISUs or MCI Restricted Shares, at the MCI/WorldCom Effective Time, shall be converted to the number of shares of WorldCom Common Stock or ISUs determined by multiplying such MCI Restricted Shares and ISUs by the MCI Exchange Ratio.

     Employment Agreements. MCI had previously entered into employment agreements (the "Employment Agreements") with Messrs. Roberts, Taylor, Price, Douglas L. Maine, Michael J. Rowny, Michael H. Salsbury, Fred M. Briggs and Scott B. Ross (the "Executives"), effective as of November 2, 1996, and expiring on December 31, 1999. The Employment Agreements will remain in place whether or not the MCI/ WorldCom Merger is approved by MCI's stockholders.

     Pursuant to the Employment Agreements, each Executive will receive an annual base salary, subject to increases (but not decreases) at the discretion of MCI. The current 1997 annual salaries of each of the Executives under the Employment Agreements are as follows: Bert C. Roberts, Jr., $1,000,000; Gerald
H. Taylor, $700,000; Timothy F. Price, $550,000; Michael J. Rowny, $350,000; Scott B. Ross, $325,000; Douglas L. Maine, $330,000; Michael H. Salsbury, $300,000; and Fred M. Briggs, $300,000. In addition, each Executive will receive an annual bonus for each fiscal year of MCI ending during the term of the Executive's employment with a minimum bonus amount of no less than the average annual bonus earned by the Executive in respect of the 1994, 1995 and 1996 fiscal years, which minimum bonus amounts, in the case of Mr. Roberts, Mr. Taylor and Mr. Price are $1,167,000, $700,000 and $490,000, respectively. The Executives will also participate in any long-term incentive compensation plan or program maintained by MCI for senior executives of MCI and all long-term compensation plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the MCI/WorldCom Effective Time or replaced by programs that are no less favorable to the Executives. In addition, the Executives will participate in all MCI pension and welfare benefit plans and programs which are applicable to senior executives of MCI, and all pension and welfare benefit plans and programs in existence immediately prior to the MCI/WorldCom Merger are, under the Employment Agreements, required to be maintained for at least two years following the MCI/WorldCom Effective Time or be replaced by programs that are no less favorable to the Executives.

     Under the Employment Agreements, in the event an Executive's employment is terminated by MCI (for this purpose "MCI" shall mean MCI, WorldCom and their respective affiliates) without "Cause" or by the Executive for "Good Reason" (as each such term is defined below), the Executive is to receive (a) the Executive's accrued but unpaid salary and vacation pay, and any unpaid bonus from the prior fiscal year, (b) a cash payment equal to three times the sum of
(x) the Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued for the Executive by MCI in respect of the three calendar years preceding the termination of employment and (B) the annual bonus paid to or accrued for the Executive in respect of 1995, (which 1995 bonus, in the case of Messrs. Roberts, Taylor and Price, was $1.3 million, $800,000 and $600,000, respectively), (c) continued medical, dental and life insurance coverage for the Executive and the Executive's eligible dependents on the same basis as in effect immediately prior to the Executive's termination of employment until the earlier of (A) 36 months after the Executive's termination of employment or (B) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by MCI, (d) unless otherwise expressly elected by the Executive prior to such termination, payment, in a cash lump sum, of all amounts deferred by the Executive under any non-qualified plan of deferred compensation maintained by MCI or MCI WorldCom (notwithstanding the payment provisions of any such plan to the contrary), (e) full acceleration of vesting and exercisability of any equity based and cash retention awards (including, but not limited to, MCI Stock Options, MCI Restricted Shares and ISUs) granted to the Executive prior to the Executive's termination of employment and (f) 36 months of age and service credit for all purposes under all defined benefit plans of MCI (or the equivalent).

     For purposes of the Employment Agreements, "Cause" means: (i) a deliberate and material breach by the Executive of his duties and responsibilities under the Employment Agreement that results in material harm to MCI, which breach is
(A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of MCI and (C) not remedied within 30 days after receipt of written notice from MCI specifying such breach; (ii) the Executive's willful and material breach of the restrictive covenants contained in the Employment Agreements which is not remedied within 30 days after receipt of written notice from MCI specifying such breach; or (iii) the Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material harm to the reputation or financial position of MCI. "Good Reason" means the occurrence of any of the following without the Executive's express written consent: (i) the assignment to the Executive of any duties inconsistent with the Executive's current positions, duties, responsibilities and status with MCI, a change in the Executive's reporting responsibilities, title or offices or any removal of the Executive from or failure to elect or re-elect the Executive to any position with MCI (including membership on the MCI Board) except in connection with the Executive's promotion or a termination of employment for Cause; (ii) a reduction in the Executive's base salary or target annual bonus or long-term incentives, as such salary, target bonus and incentives are increased from time to time; (iii) the failure to continue in effect any employee benefit plan or compensation plan in which the Executive participates unless the Executive is provided with participation in other plans that provide substantially comparable benefits or the taking of any action that would adversely affect the Executive's benefits under any such plan; (iv) any relocation of the Executive's principal place of business from the location described in the Employment Agreement; (v) any reduction in fringe benefits and perquisites provided to the Executive; (vi) any material breach by MCI of any provisions of the Employment Agreement; and (vii) a failure by MCI WorldCom to expressly assume, as of the date of the MCI/WorldCom Merger, all obligations of MCI under the Employment Agreement.

     The Employment Agreements further provide that if the payments described above constitute "parachute payments" under applicable provisions of the Code, MCI is to pay the Executive an additional amount sufficient to place the Executive in the same after-tax financial position the Executive would have been in if the Executive had not incurred the excise tax imposed under Section 4999 of the Code in respect of such parachute payments.

     In the event an Executive's employment is terminated due to the Executive's death or "Disability" (as defined in the Employment Agreements), the Employment Agreements provide that MCI is to pay to the Executive (or the Executive's beneficiaries) a lump sum cash amount equal to (i) the annual rate of the Executive's annual base salary as in effect on the date of termination and (ii) the highest bonus paid to the Executive under MCI's annual bonus plan during the three fiscal years preceding the termination of employment. In addition, the Executive is to receive (i) the unpaid portion of his annual base salary accrued to the date of termination and any accrued vacation as of the date of termination and (ii) the unpaid portion of his bonus accrued with respect to the last full fiscal year of MCI ended prior to the date of termination, when such bonus would otherwise be payable.

     The Employment Agreements contain confidentiality, non-competition and non-solicitation clauses which provide, among other things, that the Executive is not to (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employee of MCI or its affiliates during the Executive's employment with MCI or its affiliates and, thereafter, for a period expiring on the earlier of (x) the first anniversary of the Executive's termination of employment and (y) the expiration of the term of the Employment Agreement.

     Executive Severance Policy. MCI has adopted an executive severance plan (the "ESP") effective for the period commencing on November 3, 1996, and terminating on November 9, 2000 (the "Benefits Termination Date"). The ESP covers 20 senior executives of MCI (the "Covered Executives") who do not have employment agreements. The ESP provides that if a Covered Executive's employment is terminated prior to the Benefits Termination Date for any reason other than "disability" or for "cause" (as such terms are defined in the ESP), or if the Covered Executive terminates employment for "good reason" (as such term is defined in the ESP) prior to the Benefits Termination Date, MCI will pay to the Covered Executive an amount equal to two times the sum of (x) the Covered Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued by the Covered Executive in respect of the three calendar years preceding the termination of employment and (B) the Covered Executive's annual bonus in respect of 1995. Under the ESP, such amount is to be paid as follows: the amount attributable to base salary will be paid in a lump sum following the termination of the Covered Executive's employment, except that if the Covered Executive terminates his employment for good reason such amount will be payable over a six-month period in equal installments, and the amount attributable to the annual bonus will be paid in a lump sum following the termination of the Covered Executive's employment. Under the ESP, a Covered Executive whose employment terminates under the circumstances described above will also be entitled to: (i) continued medical, dental and life insurance coverage (or their equivalents) until the earlier of (A) 24 months after the Covered Executive's termination of employment or (B) the commencement of coverage with a subsequent employer to the extent such coverage duplicates or exceeds the coverage provided by MCI, (ii) unless otherwise expressly elected by the Covered Executive prior to such termination, payment in a cash lump sum of all amounts deferred by the Covered Executive pursuant to any non-qualified deferred compensation and cash retention plan of MCI, (iii) full acceleration of vesting and exercisability of any equity-based compensation awards granted to the Covered Executive and (iv) 24 months of age and service credit for all purposes under all defined benefit pension plans of MCI (or their equivalents).

     Under the ESP, in the event of the termination of a Covered Executive's employment prior to the Benefits Termination Date due to a Covered Executive's death or disability, MCI will pay to the Covered Executive or his beneficiaries, as applicable, a lump sum cash amount equal to (i) the Covered Executive's annual base salary and (ii) the highest bonus paid to the Covered Executive by MCI during the three fiscal years preceding the termination of employment. In addition, under the ESP, the Covered Executive will be entitled to payment in a cash lump sum of all amounts deferred by the Covered Executive under any nonqualified deferred compensation plan maintained by MCI, unless otherwise expressly elected by the Covered Executive.

     The ESP also provides for a gross-up payment to be made to a Covered Executive for any excise tax imposed under Section 4999 of the Code with respect to any payments made to the Covered Executive under the ESP or under the terms of any other MCI plan, program, agreement or arrangement.

     The ESP contains confidentiality, non-competition and non-solicitation clauses which provide, among other things, that a Covered Employee may not, for a period of six months, in the event a Covered Employee terminates his or her employment for good reason, (i) render services to a competitor of MCI or its affiliates or (ii) solicit or offer employment to any employees of MCI or its affiliates.

     Retention Bonuses for Senior Executives. In connection with the MCI/WorldCom Merger, a cash retention award pool (the "Executive Retention Program") of up to approximately $170 million will be created to provide retention incentives for MCI senior executives, including Messrs. Roberts, Taylor and Price, as determined by the MCI Compensation Committee as soon as practicable after the date of the MCI/ WorldCom Merger Agreement. These bonuses generally replace the Senior Retention ISUs granted pursuant to the Original MCI/BT Merger Agreement, which were discontinued when that agreement was terminated. The schedule of payment of such incentives will be subject to approval of WorldCom, which will not be unreasonably withheld; and WorldCom will be informed as to the other aspects of the incentives.

     Retention Bonuses for Employees. As was the case under the Original MCI/BT Agreement, MCI managers are permitted to make discretionary grants of retention bonuses (in cash or otherwise) to key individuals (other than those individuals who have entered into the Employment Agreements, and it being understood that it is intended that the Covered Executives generally are not to be eligible to participate) from a separate approximately $100 million pool created for that purpose. Awards are to be granted from this pool as follows: (i) up to one-half was awarded not earlier than December 1, 1997, and (ii) one-half is to be awarded not earlier than December 1, 1998, except that upon the closing date of any transaction involving the sale or other disposition of a majority of MCI's capital stock or assets, any such amounts that have not yet been paid will be accelerated and paid out.

     Discretionary Retention Bonus Pool. In addition, a cash retention pool of up to $150 million has been created for post-MCI/WorldCom Merger retention; such pool will be allocated in consultation with WorldCom.

     Director and Officer Indemnification and Insurance. Pursuant to the MCI/WorldCom Merger Agreement, from and after the MCI/WorldCom Effective Time, the Surviving Corporation is to cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the MCI/WorldCom Effective Time, the current provisions regarding indemnification of officers and directors contained in the MCI Restated Certificate of Incorporation (the "MCI Restated Certificate of Incorporation") and the MCI Bylaws (the "MCI Bylaws") and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI with respect to claims arising from facts or events that occurred on or before the MCI/WorldCom Effective Time, except that in no event is the MCI/WorldCom Surviving Corporation to be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MCI for such insurance, and, if the annual premiums of such insurance coverage exceed such amount, the MCI/WorldCom Surviving Corporation is to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  Business, Management and Principal Stockholders of MCI

     Business. MCI is one of the world's leading providers of communications services and the second largest carrier of long distance telecommunication services in the U.S. MCI is the second largest carrier of international long distance telecommunication services in the world. MCI provides a broad range of communications services, including long distance, local and wireless telecommunications services and information technology services. The provision of long distance telecommunication services is MCI's core business. Long distance telecommunication services comprise a wide spectrum of domestic and international voice and data services, including long distance telephone services, data communication services, teleconferencing services and electronic messaging services.

     Information about Directors and Executive Officers. The directors and executive officers of MCI are: Clifford L. Alexander, Jr. (Director), Judith Areen (Director), Michael H. Bader (Director), Sir Peter L. Bonfield (Director), Richard M. Jones (Director), Gordon S. Macklin (Director), Douglas L. Maine (Executive Vice President and Chief Financial Officer), Timothy F. Price (President and Chief Operating Officer), Bert C. Roberts, Jr. (Director, Chairman), Michael J. Rowny (Executive Vice President), Richard B. Sayford (Director), Gerald H. Taylor (Director, Chief Executive Officer), Judith Whittaker (Director), and John R. Worthington (Director).

     Security Ownership of Directors, Management and Principal Stockholders. As of September 30, 1997, the following persons, individually or as a group, were known to MCI to be deemed to be the beneficial owners of more than five percent of the issued and outstanding MCI Common Stock or MCI Class A Common Stock. Other than as set forth in the table below, there are no persons known to MCI to beneficially own more than 5% of MCI Common Stock or MCI Class A Common Stock.

                                                                 AMOUNT AND
                   NAME AND ADDRESS OF                       NATURE OF EXISTING     PERCENT
                     BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP    OF CLASS
                   -------------------                      --------------------    --------
British Telecommunications plc............................      135,998,932(1)        100%
  81 Newgate Street
  London, U.K.

---------------

(1) BT has sole voting and investment power with respect to all MCI Class A Common Stock. BT has agreed, pursuant to the BT Agreement, to exchange all of its MCI Class A Common Stock for $51 in cash from WorldCom.

     The following table sets forth certain information regarding the beneficial ownership of MCI Common Stock as of November 30, 1997, assuming the exercise of all options exercisable on, or within 60 days of, such date, by the directors, the named executive officers and all executive officers and directors as a group. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.

                                                           NUMBER OF SHARES         PERCENT
               NAME OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)      OF CLASS
               ------------------------                  ---------------------      --------
Clifford L. Alexander, Jr..............................           20,000(2)           *
Judith Areen...........................................           22,803              *
Michael H. Bader.......................................          246,074(3)           *
Sir Peter L. Bonfield..................................              350(4)           *
Richard M. Jones.......................................           60,000(5)           *
Gordon S. Macklin......................................           64,000(6)           *
Douglas L. Maine.......................................          498,711(7)           *
Timothy F. Price.......................................          271,494(8)           *
Bert C. Roberts, Jr....................................        1,675,758(9)           *
Michael J. Rowny.......................................          284,423(10)          *
Richard B. Sayford.....................................           60,990(11)          *
Gerald H. Taylor.......................................          977,508(12)          *
Judith Whittaker.......................................           61,000(13)          *
John R. Worthington....................................          281,184(14)          *
All Directors and Current Officers as a Group(15)......        6,074,660(16)          1.1%

---------------

  * Less than one percent.

 (1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the securities reported, except with respect to shares of MCI Common Stock allocated to accounts under MCI's Employee Stock Ownership and 401(k) Plan ("ESOP"), with respect to which shares such person has sole voting power only. Where indicated, the data also include shares which each person had the right to acquire upon exercise of stock options within sixty days of November 30, 1997, and also shares issued as awards of MCI Restricted Shares and/or ISUs. As of November 30, 1997, no individual officer or director beneficially owned more than 1% of the outstanding shares of any class of MCI's capital stock.

 (2) Includes 20,000 shares of MCI Common Stock Mr. Alexander has the right to acquire pursuant to the exercise of stock options. Mr. Alexander shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock options.

 (3) Includes 20,000 shares of MCI Common Stock Mr. Bader has the right to acquire pursuant to the exercise of stock options. Mr. Bader shares voting and investment power with respect to all shares other than those which he has the right to acquire pursuant to the exercise of such stock option. Mr. Bader is one of seven trustees for the William G. McGowan Charitable Fund, Inc.; he does not, however, have voting or investment power over any of the shares of MCI Common Stock held by such Fund.

 (4) Sir Peter Bonfield is an executive officer and director of BT, the holder of all the outstanding MCI Class A Common Stock and 732,499 shares of MCI Common Stock.

 (5) Includes 40,000 shares of MCI Common Stock Mr. Jones has the right to acquire pursuant to the exercise of stock options.

 (6) Includes 40,000 shares of MCI Common Stock Mr. Macklin has the right to acquire pursuant to the exercise of stock options. Does not include 3,200 shares of MCI Common Stock owned solely by Mr. Macklin's wife, in which shares he disclaims beneficial ownership.

 (7) Includes 14,133 shares of MCI Common Stock allocated to Mr. Maine's ESOP account, 410,200 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 58,557 shares of MCI Common Stock issued as ISUs. Does not include 1,700 shares of MCI Common Stock held by Mr. Maine's wife as custodian for the benefit of a minor child, in which MCI shares Mr. Maine disclaims beneficial ownership.

 (8) Includes 14,887 shares of MCI Common Stock allocated to Mr. Price's ESOP account, 83,850 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 154,368 shares of MCI Common Stock issued as ISUs. Does not include 1,000 shares of MCI Common Stock held by Mr. Price's wife as custodian for the benefit of their minor children, in which shares Mr. Price disclaims beneficial ownership.

 (9) Includes 45,994 shares of MCI Common Stock allocated to Mr. Roberts' ESOP account, 768,800 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, 255,736 shares of MCI Common Stock issued as restricted stock awards, 44,828 shares of MCI Common Stock issued as ISUs, 122,400 shares of MCI Common Stock owned by a limited partnership in which Mr. Roberts is a general partner, and 13,000 shares of MCI Common Stock owned by the Roberts' Foundation. Does not include 12,000 shares of MCI Common Stock held by Mr. Roberts' wife as custodian for the benefit of their minor child, in which shares Mr. Roberts disclaims beneficial ownership.

(10) Includes 1,079 shares of MCI Common Stock allocated to Mr. Rowny's ESOP account, 202,800 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options and 77,095 shares of MCI Common Stock issued as ISUs.

(11) Includes 40,000 shares of MCI Common Stock Mr. Sayford has the right to acquire pursuant to the exercise of stock options. Does not include 800 shares of MCI Common Stock owned solely by Mr. Sayford's wife, in which shares he disclaims beneficial ownership.

(12) Includes 36,234 shares of MCI Common Stock allocated to Mr. Taylor's ESOP account, 639,970 shares of MCI Common Stock he has the right to acquire pursuant to the exercise of stock options, and 230,037 shares of MCI Common Stock issued as ISUs.

(13) Includes 40,000 shares of MCI Common Stock Ms. Whittaker has the right to acquire pursuant to the exercise of stock options.

(14) Includes 10,000 shares of MCI Common Stock Mr. Worthington has the right to acquire pursuant to the exercise of stock options. Does not include 147,890 shares of MCI Common Stock owned solely by Mr. Worthington's wife, in which shares he disclaims beneficial ownership.

(15) This group includes MCI executive officers, as such term is defined in Rule 3b-7 of the Exchange Act, and its directors, a total of 19 persons.

(16) Includes 143,996 shares of MCI Common Stock allocated to such officers' accounts under the ESOP, 3,403,260 shares of MCI Common Stock that officers and directors have the right to acquire pursuant to the exercise of stock options and 1,091,086 shares of MCI Common Stock issued to officers pursuant to restricted stock awards and/or ISUs. Officers and directors have shared voting and investment power with respect to 266,074 of these shares of MCI Common Stock.

     Information regarding MCI is contained in its filings with the Commission. See "Additional Information," "Incorporation of Documents by Reference" and "MCI Information."

  The CompuServe Merger

     On September 7, 1997, WorldCom entered into the CompuServe Merger Agreement with H&R Block, Block Group, CompuServe and a wholly-owned acquisition subsidiary of WorldCom, providing for the CompuServe Merger. In the CompuServe Merger, each share of CompuServe Common Stock will be converted into a fraction of a share of WorldCom Common Stock equal to the CompuServe Exchange Ratio, which will be determined as follows: (i) if the average trading price (generally based on the average reported closing prices for a specified twenty day period prior to closing) of a share of WorldCom Common Stock is greater than or equal to $29.54, the CompuServe Exchange Ratio will be 0.40625; (ii) if such average trading price is greater than or equal to $24.00 but less than $29.54, the CompuServe Exchange Ratio will equal a fraction determined by dividing $12.00 by such average trading price; and (iii) if such average trading price is less than $24.00, the CompuServe Exchange Ratio will be 0.5, provided that CompuServe has the right to terminate the CompuServe Merger Agreement if such average trading price is less than $24.00. Based on (i) the number of shares of CompuServe Common Stock outstanding as of December 15, 1997 (assuming the conversion of CompuServe Stock Options into WorldCom Common Stock) and (ii) assumed CompuServe Exchange Ratios of 0.40625 and 0.5, 38,293,901 shares and 47,130,956 shares, respectively, of WorldCom Common Stock will be issued in the CompuServe Merger. Consummation of the CompuServe Merger is subject to certain conditions, including the approval of the stockholders of CompuServe. The applicable waiting period under the Hart-Scott-Rodino Act has expired. The CompuServe Merger Agreement may be terminated if the effective time has not occurred on or before March 1, 1998 and under certain other circumstances. Termination of the CompuServe Merger Agreement by WorldCom or CompuServe under certain circumstances, including failure to receive the approval of CompuServe's stockholders, will require one party to make a $15 million payment to the other party as a termination fee. H&R Block and Block Group have agreed to vote all of the Block Shares in favor of the CompuServe Merger, which number of shares is sufficient for such approval. In addition, H&R Block and Block Group have irrevocably appointed WorldCom or its nominee as proxy to vote the Block Shares at any stockholder meeting or otherwise as described above, and have granted WorldCom an option to purchase the Block Shares under certain circumstances. The closing of the CompuServe Merger, which will be accounted for as a purchase, is expected to occur on or about January 30, 1998, provided that the conditions to the CompuServe Merger are then fulfilled or waived. Neither WorldCom nor BFP assumes any responsibility for the accuracy of any information contained herein relating to CompuServe.

     The CompuServe Merger Agreement includes customary representations and warranties, and provisions for each of WorldCom, on the one hand, and H&R Block and CompuServe, on the other hand, to indemnify each other for certain losses and expenses, subject to specified time limits and minimum amounts.

     A copy of the CompuServe Merger Agreement is attached as Exhibit 2.1 to WorldCom's Form 8-K dated September 7, 1997 (filed September 17, 1997) and incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the CompuServe Merger Agreement.

     CompuServe operates primarily through two divisions: Interactive Services and Network Services. Interactive Services offers worldwide online and Internet access services for consumers, while Network Services provide worldwide network access, management and applications, and Internet Services to businesses.

  The AOL Transaction

     On September 7, 1997, WorldCom entered into the AOL Agreement, under which WorldCom agreed to (a) transfer to AOL the online services businesses (the "COLS") of CompuServe and Sprynet, a CompuServe subsidiary, which WorldCom will acquire as a result of the CompuServe Merger, and (b) acquire all outstanding shares of ANS, a wholly-owned subsidiary of AOL which provides Internet and other networking services to AOL and other customers. In addition to the transfer of the COLS, WorldCom will pay AOL $175 million in cash, subject to certain adjustments specified in the AOL Agreement. If there should occur a material adverse change relating to the COLS between the date of the AOL Agreement and the date of closing thereunder, WorldCom would be required to compensate AOL in respect thereof, but such event would not affect AOL's obligation to proceed with the closing. The closing of the AOL Transaction, which will be accounted for as a purchase, is conditioned on, and is expected to occur immediately after, the closing of the CompuServe Merger. The closing of the AOL Transaction is subject to certain other conditions. The applicable waiting period under the Hart-Scott-Rodino Act with respect to the AOL Transaction has expired. Neither WorldCom nor BFP assumes any responsibility for the accuracy of any information contained herein relating to AOL.

     Following the closing under the AOL Agreement, AOL will have rights to use the CompuServe name in the online services business, and WorldCom will have rights to use the name in the network services business.

     Pursuant to the AOL Agreement, WorldCom, AOL and ANS have agreed to enter into a Master Agreement for Data Communications upon the closing of the AOL Transaction, which will have an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. The agreement provides that ANS will (i) continue to maintain and operate portions of AOL's dial-up member access network; (ii) install, activate, maintain and operate additional modems for AOL's dial-up network in the United States and Canada; and (iii) provide AOL with Internet access. AOL will commit to purchase from ANS specified percentages of its incremental modem requirements each year, subject to ANS fulfilling certain obligations. The fees for the foregoing services will be based on several factors, including certain fixed base prices, the prices offered by ANS to its non-affiliated customers, prices paid by AOL to, or offered to AOL by, other significant suppliers of modems and modem services, and, if AOL provides such services to itself, AOL's cost. The fees are subject to adjustment twice per year and include certain agreed-upon discounts.

     The AOL Agreement also provides that AOL, UUNET and the surviving corporation of the CompuServe Merger will enter into a Network Services Agreement upon the closing of the AOL Transaction, which will have an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. Under this agreement, such surviving corporation will provide AOL with capacity on the CompuServe network, and AOL will commit to use the network for specified portions of its requirements. The fees to be paid by AOL will be based on several factors, including certain fixed base prices, the prices offered to AOL by other significant suppliers of network capacity, and such surviving corporation's actual cost to provide the network capacity.

     The AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the Board of Directors of WorldCom. See "-- Management and Principal Shareholders -- Information Regarding Stephen M. Case."

     The AOL Agreement includes customary representations and warranties, and provisions for each of AOL and WorldCom to indemnify the other for certain losses and expenses, subject to specified time limits and minimum amounts. Representations and warranties by WorldCom include certain representations and warranties relating to the COLS, a number of which are incorporated by reference from the CompuServe Merger Agreement. WorldCom anticipates that, if AOL were to successfully assert a claim for indemnification based on any provision incorporated by reference from the CompuServe Merger Agreement, WorldCom would be entitled to assert a corresponding claim against H&R Block or Block Group under the CompuServe Merger Agreement. However, since the AOL Agreement and the CompuServe Merger Agreement are separate, and since any liability of WorldCom under the AOL Agreement is not conditioned on its ability to recover in respect of claims which may be asserted under the CompuServe Merger Agreement, there can be no assurance that amounts recovered by WorldCom in respect of any claim related to COLS would equal any amounts which WorldCom might be required to pay to AOL in respect of the same claim.

     At the closing under the AOL Agreement, WorldCom, AOL and ANS will enter into a Noncompetition and Nonsolicitation Agreement under which (i) AOL will agree to certain limitations on its business activities in the network services business, (ii) WorldCom will agree that CompuServe will be subject to certain limitations in the online services business and (iii) each of the parties will agree to certain restrictions on its right to solicit or otherwise deal with customers, suppliers, employees, independent contractors, agents or representatives of the other.

     Under a Stockholders Agreement, by and among H&R Block, Block Group and WorldCom, WorldCom has been granted an option to acquire the Block Shares under certain circumstances. The AOL Agreement provides that if WorldCom becomes entitled to exercise the option, WorldCom and AOL will negotiate with each other in good faith, for so long as the option remains exercisable and, if the option is exercised by WorldCom, for 180 days following such exercise, with the goal of entering into agreements and arrangements and engaging in transactions which would, as closely as would be commercially reasonable at that time and in accordance with applicable law (and taking into account the changed facts and circumstances as they exist at that time), effectuate the intent and purposes of the AOL Agreement and the transactions contemplated thereby.

     The AOL Agreement may be terminated by either WorldCom or AOL under certain circumstances, including certain defaults by the other party. Depending on the reason for termination, either WorldCom or AOL may be required to pay $15 million to the other as a reimbursement of expenses. In addition, in the event H&R Block, Block Group or CompuServe pays WorldCom the $15 million termination fee required under certain circumstances by the CompuServe Merger Agreement, WorldCom is obligated under the AOL Agreement to pay AOL one-half of such fee.

     ANS provides Internet access to AOL and AOL's subscribers in the United States and Canada and also designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations.

     A copy of the AOL Agreement is attached as Exhibit 2.4 to WorldCom's Form 8-K dated September 7, 1997 (filed September 17, 1997) and incorporated herein by reference. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the AOL Agreement.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  Information about Directors and Executive Officers

     The directors and executive officers of WorldCom are: Carl J. Aycock (Director), Max E. Bobbitt (Director), Bernard J. Ebbers (Director, Chairman, President and Chief Executive Officer), Francesco Galesi (Director), Richard R. Jaros (Director), Stiles A. Kellett, Jr. (Director), David C. McCourt (Director), John A. Porter (Director), John W. Sidgmore (Director, Vice Chairman of the Board and Chief Operations Officer), Scott D. Sullivan (Director, Chief Financial Officer and Secretary) and Lawrence C. Tucker (Director). In September 1997, Mr. McCourt became Chairman and Chief Executive Officer of Cable Michigan, Inc. a cable television company, Chairman and Chief Executive Officer of RCN Corporation, a telecommunications company, and Chairman of the Board and Chief Executive Officer of Commonwealth Telephone Enterprises, Inc. (formerly known as C-TEC Corporation), a telecommunications company.

     The Audit Committee of the WorldCom Board of Directors consists of Max E. Bobbitt (Chairman), Francesco Galesi, David C. McCourt and Richard R. Jaros. The Compensation and Stock Option Committee of the WorldCom Board of Directors (the "Compensation Committee") consists of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker. The Nominating Committee of the WorldCom Board of Directors consists of John A. Porter (Chairman), Carl J. Aycock and Richard
R. Jaros.

     In the fourth quarter of 1997, Mr. Ebbers and Mr. Sullivan received payments of $13.0 million and $3.5 million, respectively, pursuant to the WorldCom Performance Bonus Plan approved by WorldCom shareholders on May 22, 1997.

  Security Ownership of Management and Principal Shareholders

     As of December 12, 1997, the following persons, individually or as a group, were known to WorldCom to be deemed to be the beneficial owners of more than five percent of the issued and outstanding WorldCom Common Stock, each of which persons has sole voting and investment power over such WorldCom Common Stock, except as set forth in the footnotes hereto:

                                                            AMOUNT AND
                NAME AND ADDRESS OF                     NATURE OF EXISTING         PERCENT
                  BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)    OF CLASS(1)
                -------------------                   -----------------------    -----------
FMR Corp............................................        70,566,021(2)            7.7%
  82 Devonshire Street
  Boston, Massachusetts 02104

---------------

(1) Based upon 909,044,560 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after December 15, 1997.

(2) Based upon shares owned as of March 6, 1997, as provided by FMR Corp., including 60,322,566 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), as a result of its serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 9,390,385 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 853,070 shares beneficially owned by Fidelity International Limited, as a result of its serving as investment adviser to various non-United States investment companies.

    The number of shares beneficially owned by Fidelity includes 4,301,357 shares issuable upon conversion of WorldCom Series A Preferred Stock. The number of shares beneficially owned by Fidelity Management Trust Company includes 267,839 shares issuable upon conversion of WorldCom Series A Preferred Stock. FMR Corp. has sole voting power with respect to 5,627,963 shares and sole dispositive power with respect to 69,712,951 shares. Fidelity International Limited has sole voting and dispositive power with respect to all the shares it beneficially owns.

     The following table sets forth the beneficial ownership of WorldCom Common Stock and WorldCom Series B Preferred Stock, as of December 15, 1997, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of WorldCom. No person listed on the following table is the beneficial owner of any shares of WorldCom Series A Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his name except as set forth in the footnotes hereto.

                                                      NAME OF SHARES
            NAME OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1)   PERCENT OF CLASS(1)
            ------------------------               ---------------------   -------------------
Carl J. Aycock...................................          709,438(2)           *
Max E. Bobbitt...................................          256,292(3)           *
Bernard J. Ebbers................................       16,919,993(4)             1.9%
Francesco Galesi.................................        3,522,108(5)           *
Richard R. Jaros.................................          781,536(6)           *
Stiles A. Kellett, Jr. ..........................        3,507,176(7)           *
David C. McCourt.................................          824,423(8)           *
John A. Porter...................................        4,668,053(9)           *
John W. Sidgmore.................................        3,470,659(10)          *
Scott D. Sullivan................................          436,904(11)          *
Lawrence C. Tucker...............................        3,170,096(12)          *
All Directors and Current Executive Officers as a
  Group (11 persons).............................       38,266,678(13)            4.2%

---------------

  * Less than one percent.

 (1) Based upon 909,044,560 shares of WorldCom Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after December 15, 1997.

 (2) Includes 5,576 shares owned by Mr. Aycock's spouse; 73,048 shares purchasable upon exercise of options; and 3,312 shares held as custodian for children.

 (3) Includes 38,512 shares purchasable upon exercise of options; and 117,780 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

 (4) Includes 36,432 shares held as custodian for children; 2,875,696 shares purchasable upon exercise of options; and 855,448 shares owned by Mr. Ebbers' spouse, as to which Mr. Ebbers shares voting and investment power.

 (5) Consists of 3,483,596 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 38,512 shares purchasable upon exercise of options.

 (6) Includes 6,449 shares issuable upon conversion of WorldCom Series B Preferred Stock; 5,000 shares purchasable upon exercise of options; and 15,930 shares held as custodian for Mr. Jaros' children, as to which Mr. Jaros disclaims beneficial ownership.

 (7) Includes 16,000 shares owned by Mr. Kellett's spouse; 860 shares held as custodian for minor daughter; 400,000 shares owned by a family partnership; and 90,316 shares purchasable upon exercise of options.

 (8) Includes 95 shares issuable upon conversion of WorldCom Series B Preferred Stock; and 5,000 shares purchasable upon exercise of options.

 (9) Includes 167,578 shares held as custodian or trustee for minor children; 73,048 shares purchasable upon exercise of options; 218,000 shares owned by Mr. Porter's spouse, as to which beneficial ownership is disclaimed; 85,812 shares held in trust for son of majority age, as to which beneficial ownership is also disclaimed; 5,700 shares held in a trust of which Mr. Porter is trustee with sole voting and dispositive power; and 3,250 shares held in trust for employees of Mr. Porter.

(10) Includes 368,704 shares purchasable upon exercise of options; and 13,193 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

(11) Includes 433,333 shares purchasable upon exercise of options.

(12) A total of 3,131,828 of these shares are beneficially owned by The 1818 Fund, L.P., and The 1818 Fund II, L.P. (collectively, "The 1818 Funds"). Mr. Tucker is the general and managing partner of The 1818 Funds and Mr. Tucker, as a general partner of Brown Brothers Harriman & Co., shares voting and investment power with respect to such securities. Also includes 38,268 shares purchasable upon exercise of options.

(13) Includes 4,045,981 shares purchasable upon exercise of options or conversion of WorldCom Series B Preferred Stock.

  Information Regarding Stephen M. Case

     The AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the Board of Directors of WorldCom. Mr. Case, a co-founder of AOL, has been Chairman of the Board of Directors of AOL since October 1995, Chief Executive Officer of AOL since April 1993 and a director of AOL since September 1992. Mr. Case has served as President of AOL since July 1996 and served previously as President from January 1991 to February 1996. Previously, he served as Executive Vice President of AOL from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987.

     AOL and WorldCom and/or certain of its subsidiaries are currently parties to certain agreements regarding the provision of dial-up and leased line access to AOL. In addition, as described under "-- Recent Developments -- AOL Transaction," AOL and WorldCom and/or certain of its subsidiaries will enter into a Master Agreement for Data Communications and a Network Services Agreement upon the closing of the AOL Transaction. Expenditures by AOL under all of such agreements during the twelve month period commencing as of the closing of the AOL Transaction, is anticipated to exceed $400 million. Actual results may vary materially from such expectation. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors." To the best of WorldCom's knowledge, neither Mr. Case nor AOL has since January 1, 1994 had any transaction with WorldCom or any of its subsidiaries that would require disclosure under the rules and regulations of the Commission applicable to the BFP Merger, except as described herein. See "-- Recent Developments -- The AOL Transaction" and "-- Management of WorldCom After the MCI/WorldCom Merger."

  Information Regarding James C. Allen

     In connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. Allen) for election as a director of WorldCom following the Effective Time. Mr. Allen has been Vice Chairman and Chief Executive Officer and a director of BFP since its inception in November 1993. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of BFP, from April 1993 until it was merged with BFP in January 1996; prior thereto, he was Chief Operating Officer and Chief Financial Officer of David Lipscomb University. Since January 1, 1994, Mr. Allen has not had any transactions with WorldCom or any of its subsidiaries that would require disclosure under the rules and regulations of the Commission applicable to the BFP Merger, except as described herein. See "Plan of Merger -- Interests of Certain Persons in the BFP Merger," "Information Regarding BFP -- Security Ownership of BFP Management and Principal Stockholders" and the BFP 1996 Form 10-K and "-- Management of WorldCom Following the MCI/WorldCom Merger."

MANAGEMENT OF WORLDCOM FOLLOWING THE MCI/WORLDCOM MERGER

  General

     Pursuant to the terms of the MCI/WorldCom Merger Agreement, WorldCom has agreed to cause the WorldCom Board of Directors as of the MCI/WorldCom Effective Time to consist of fifteen members, which shall consist of eight members designated by WorldCom from among directors of WorldCom, five members designated by MCI from among directors of MCI, and two additional members designated by WorldCom from among pending acquisitions of WorldCom; provided that the persons designated by each party are required to be reasonably acceptable to the other party. As of the date hereof, neither WorldCom nor MCI had designated the persons to serve as directors after the MCI/WorldCom Effective Time. Additionally, the AOL Agreement provides that, if so requested at least five business days before the closing of the AOL Transaction, WorldCom will cause Stephen M. Case, Chairman of the Board, Chief Executive Officer and President of AOL, to be appointed to the Board of Directors of WorldCom. See "-- Management and Principal Shareholders -- Information Regarding Stephen M. Case." Further, in connection with the negotiation and approval of the BFP Merger Agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who is expected to be Mr. James C. Allen, Vice Chairman and Chief Executive Officer of BFP) for election as a director of WorldCom following the Effective Time of the BFP Merger. See "-- Management and Principal
Shareholders -- Information Regarding James C. Allen." If, prior to the MCI/WorldCom Effective Time, any of the persons named by either WorldCom or MCI to serve on the MCI WorldCom Board of Directors as of the MCI/WorldCom Effective Time declines or is unable to serve as a director, the party that designated such individual may name a replacement to become a director. The directors of MCI WorldCom will be elected annually. See "Information Regarding
WorldCom -- Management and Principal Shareholders" for certain information regarding the current management of WorldCom.

     As of November 30, 1997, neither Mr. Allen nor Mr. Case beneficially owned any shares of WorldCom Common Stock. As of such date, Mr. Allen beneficially owned 319,885 shares of BFP Common Stock (see "Information Regarding
BFP -- Security Ownership of BFP Management and Principal Stockholders") which, based on assumed BFP Exchange Ratios of 1.65 and 1.85 (the minimum and maximum BFP Exchange Ratios, respectively), would be converted into the right to receive 527,810 shares and 591,787 shares, respectively, of WorldCom Common Stock as a result of the BFP Merger. Additional information about such potential director designees is contained under the captions "Information Regarding WorldCom" and "Information Regarding BFP" as well as in the WorldCom 1996 Form 10-K, the BFP 1996 Form 10-K and the MCI 1996 Form 10-K. See "Incorporation of Documents by Reference," "Available Information" and "MCI Information."

  Compensation of Directors

     WorldCom's directors are currently paid fees of $22,500 per year and $1,000 per meeting of the Board plus certain expenses. Committee members are currently paid a fee of $750 for any committee meeting on the same day as a Board meeting and $1,000 for any other committee meeting, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

     Pursuant to WorldCom's Third Amended and Restated 1990 Stock Option Plan, each non-employee director receives annually a non-discretionary grant of options to purchase 5,000 shares of WorldCom Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant, (b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction, defined generally to include the dissolution or liquidation of WorldCom, a reorganization, merger or consolidation of WorldCom in which WorldCom is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of WorldCom to another entity. The exercise price may be paid in cash or, in the discretion of the committee which administers the plan, WorldCom Common Stock. In the discretion of such committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

  Executive Officers

     WorldCom has agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI/WorldCom Merger Agreement, Bernard J. Ebbers will be the President and Chief Executive Officer of MCI WorldCom. In addition, Gerald H. Taylor, currently Chief Executive Officer of MCI, will become Vice Chairman of MCI WorldCom and will be responsible for international operations and ventures; Timothy F. Price, currently President and Chief Operating Officer of MCI, will become President and Chief Executive Officer of MCI WorldCom's U.S. telecommunications operating subsidiary; John W. Sidgmore will continue to serve as Vice Chairman and Chief Operating Officer of MCI WorldCom and will continue his current responsibilities including European operations; and Scott D. Sullivan will continue to serve as Chief Financial Officer of MCI WorldCom.

     Additional information about such persons who are currently executive officers of MCI follows:

     Bert C. Roberts, Jr., age 55, has been Chairman of the Board of MCI since June 1992. He was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCI Telecommunications Corporation ("MCIT") from May 1983 to June 1992. Mr. Roberts has been a director of MCI since 1985; a non-executive director of British Telecommunications plc, a global telecommunications provider which has an approximate 20% equity interest in MCI, since October 1994; and a non-executive director of The News Corporation Limited, a global multi-media company located in Australia, since 1995.

     Gerald H. Taylor, age 56, has been Chief Executive Officer of MCI since November 1996. He has been Vice Chairman of MCIT since July 1995. He was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. He was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. He was an Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993. Mr. Taylor has been a director of MCI since September 1994 and was a non-executive director of BT from November 1996 to November 1997.

     Timothy F. Price, age 44, has been President and Chief Operating Officer of MCI since November 1996. He has been President and Chief Operating Officer of MCIT since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

     See "Information Regarding WorldCom -- Recent Developments -- The MCI/WorldCom Merger -- Business, Management and Principal Stockholders of MCI" for information regarding the ownership of MCI Common Stock by such persons. See "Information Regarding WorldCom -- Recent Developments -- the MCI/WorldCom Merger -- Interests of Certain Persons in the MCI/WorldCom Merger" for a description of certain interests of MCI executive officers in the MCI/WorldCom Merger. For additional information regarding the executive officers of MCI, see the MCI 1996 Form 10-K. For additional information regarding the executive officers of WorldCom, see the WorldCom 1996 Form 10-K.

  Compensation of Executive Officers

     WorldCom relies on the Compensation Committee to recommend the form and amount of compensation of its executive officers. It is anticipated that, when the Compensation Committee meets to determine such compensation after the MCI/WorldCom Closing Date, the Compensation Committee will evaluate its policies designed to attract, motivate, reward and retain executives with the skills, experience and talents required to promote the short- and long-term performance and growth of WorldCom. Historically, WorldCom's executive compensation has had three elements: base salary, annual incentive compensation and long-term incentive compensation.

     For information concerning the compensation paid to the chief executive officer and certain other executive officers of each or WorldCom and MCI for the 1996 fiscal year, see the WorldCom 1996 Form 10-K and the MCI 1996 Form 10-K.

                     DESCRIPTION OF WORLDCOM CAPITAL STOCK

     The following summary is a description of the material terms of WorldCom capital stock, does not purport to be complete and is subject in all respects to the applicable provisions of the Georgia Business Corporation Code (the "GBCC"), the WorldCom Articles, the WorldCom Bylaws, the Deposit Agreement (referred to below), and the WorldCom Rights Agreement. The WorldCom Articles, the WorldCom Bylaws, the Deposit Agreement and the WorldCom Rights Agreement are included in or incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

     The authorized capital stock of WorldCom consists of 2,500,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 1997, there were 907,159,586 shares of WorldCom Common Stock, 94,992 shares of WorldCom Series A Preferred Stock and 12,445,113 shares of WorldCom Series B Preferred Stock issued and outstanding. All the shares of WorldCom Series A Preferred Stock are held by The Bank of New York as Depositary for the holders of WorldCom Depositary Shares.

COMMON STOCK

     All of the outstanding shares of WorldCom Common Stock are fully paid and nonassessable. Subject to the prior rights of the holders of preferred stock which may be issued and outstanding, the holders of WorldCom Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor, and, in the event of the dissolution of WorldCom, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences of the holders of WorldCom preferred stock as provided in the WorldCom Articles. Each holder of WorldCom Common Stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders' meeting, including the election of directors. Holders of WorldCom Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Additional shares of authorized WorldCom Common Stock may be issued without shareholder approval.

     The transfer agent and registrar for the WorldCom Common Stock is The Bank of New York, 101 Barclay Street -- 12W, New York, NY 10286.

PREFERRED STOCK

     The authorized but unissued preferred stock of WorldCom is available for issuance from time to time at the discretion of the WorldCom Board of Directors without shareholder approval. The WorldCom Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number, designation, preferences, limitations and relative rights of the shares of such series, subject to applicable law and the provisions of any outstanding series of preferred stock. The terms of any series of preferred stock including, but not limited to, dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other shareholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on dividends on the WorldCom Common Stock if dividends on the preferred stock are in arrears, dilution of the voting power of other shareholders to the extent a series of the preferred stock has voting rights, and reduction of amounts available on liquidation as a result of any liquidation preference granted to any series of preferred stock.

SERIES A PREFERRED STOCK

     The following description of WorldCom Series A Preferred Stock and the rights represented by the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles. Each of the WorldCom Depositary Shares represents a one one-hundredth interest in a share of WorldCom Series A Preferred Stock and entitles the owner to such proportion of all the rights, preferences and privileges of the shares of WorldCom Series A Preferred Stock represented thereby. See "-- Depositary Shares" below.

  Dividends

     The holders of shares of WorldCom Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential dividends from the issue date of the WorldCom Series A Preferred Stock, accruing at the rate per share of $268.00 per annum or $67.00 per quarter (equivalent to $2.68 per annum or $.67 per quarter for each WorldCom Depositary Share), payable quarterly in arrears. Dividends are payable in cash or in shares of WorldCom Common Stock, at the election of the WorldCom Board of Directors. WorldCom intends to pay dividends in shares of WorldCom Common Stock on each dividend payment date to the extent that it is unable to pay dividends in cash. If the dividends are paid in shares of WorldCom Common Stock, the number of shares of WorldCom Common Stock to be issued on each dividend payment date will be determined by dividing the total dividend to be paid on each WorldCom Depositary Share by 90% of the average of the high and low sales prices of the WorldCom Common Stock as reported by The Nasdaq National Market or any national securities exchange upon which the WorldCom Common Stock is then listed or included, for each of the ten consecutive trading days immediately preceding the fifth business day preceding the record date for such dividend.

     Unless all accumulated dividends on the Series A Preferred Stock have been paid, (i) no dividend (other than a dividend payable solely in shares of junior stock (as defined in the WorldCom Articles)) may be paid on the WorldCom Common Stock, (ii) no other distribution shall be made upon any shares of junior stock,
(iii) no shares of junior stock or any series of WorldCom preferred stock shall be purchased, redeemed, or otherwise acquired for cash or other property (excluding junior stock or the WorldCom Series B Preferred Stock) by WorldCom or any of its subsidiaries, and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value of any shares of junior stock by WorldCom or any of its subsidiaries.

  Mandatory Conversion of WorldCom Series A Preferred Stock

     On May 31, 1999 (the "Mandatory Conversion Date"), subject to the optional conversion rights referred to below, each outstanding share of WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) will convert automatically into shares of WorldCom Common Stock at the Common Equivalent Rate (as defined below) in effect on such date and the holder will also be entitled to receive accrued and unpaid dividends thereon. The "Common Equivalent Rate" is initially four hundred twenty shares (420) of WorldCom Common Stock for each share of WorldCom Series A Preferred Stock (equivalent to 4.2 shares of WorldCom Common Stock for each WorldCom Depositary Share), subject to adjustment for certain capital events.

  Right to Redeem WorldCom Series A Preferred Stock

     The WorldCom Series A Preferred Stock (and the related WorldCom Depositary Shares) are not redeemable by WorldCom prior to May 31, 1998 (the "Initial Redemption Date"). On or after the Initial Redemption Date and prior to the Mandatory Conversion Date, WorldCom may redeem the WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares), in whole or in part. Upon any such redemption, the holder of record of shares of WorldCom Series A Preferred Stock will receive shares of WorldCom Common Stock equal to the call price of the WorldCom Series A Preferred Stock in effect on the date of redemption (the "Call Price") divided by the Current Market Price (as defined in the WorldCom Articles) of the WorldCom Common Stock. The Call Price of each WorldCom Series A Preferred Stock is (i) $3,417.00 ($34.170 per WorldCom Depositary Share) on and after the Initial Redemption Date through August 30, 1998, $3,400.25 ($34.003 per WorldCom Depositary Share) on and after August 31, 1998 through November 29, 1998, $3,383.50 ($33.835 per WorldCom Depositary Share) on and after November 30, 1998 through February 27, 1999, $3,366.75 ($33.668 per WorldCom Depositary Share) on and after February 28, 1999 through April 29, 1999, and $3,350.00 ($33.500 per WorldCom Depositary Share) on and after April 30, 1999 until the Mandatory Conversion Date, plus (ii) all accrued and unpaid dividends thereon to the date fixed for redemption.

  Conversion at Option of Holder

     The WorldCom Series A Preferred Stock (and thereby the WorldCom Depositary Shares) are convertible, in whole or in part, at the option of the holder thereof, at any time prior to the Mandatory Conversion Date, into shares of WorldCom Common Stock at a rate of 344.274 shares of WorldCom Common Stock for each WorldCom Series A Preferred Stock (equivalent to 3.443 shares of WorldCom Common Stock for each WorldCom Depositary Share and equivalent to a conversion price of $9.73 per share of WorldCom Common Stock), subject to adjustment for certain capital events (the "Optional Conversion Rate"). The right to convert WorldCom Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date.

  Adjustment for Consolidation or Merger

     In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series A Preferred Stock in order to protect the interests of the holders thereof.

  Liquidation Rights

     In the event of the liquidation, dissolution or winding up of the business of WorldCom, the holders of WorldCom Series A Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series A Preferred Stock in an amount equal to the greater of (i) the sum of (a) $3,350 and (b) all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up and (ii) the value of the shares of WorldCom Common Stock into which such shares of WorldCom Series A Preferred Stock are convertible on the date of such liquidation, dissolution or winding up.

  Voting Rights

     Each share of WorldCom Series A Preferred Stock is entitled to ten votes per share (equivalent to 0.1 of a vote for each WorldCom Depositary Share) with respect to all matters voted on at a shareholders' meeting, including the election of directors. The holders of the WorldCom Series A Preferred Stock and the holders of WorldCom Common Stock will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of more than two-thirds of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series A Preferred Stock is required for any amendment to the WorldCom Articles that materially adversely changes the rights, preferences or privileges of the WorldCom Series A Preferred Stock. The holders of the outstanding shares of WorldCom Series A Preferred Stock shall also have the right, voting together with the holders of any other outstanding shares of Voting Preferred Stock (as hereinafter defined) as a separate voting group, to elect two members of the WorldCom Board of Directors at any time six or more quarterly dividends on any shares of Voting Preferred Stock shall be in arrears and unpaid, in whole or in part, whether or not declared and whether or not any funds shall be or have been legally available for payment thereof. For this purpose, "Voting Preferred Stock" shall mean the shares of WorldCom Series A Preferred Stock and each other series of WorldCom Preferred Stock which shall have substantially similar voting rights (including voting as one voting group with other shares of Voting Preferred Stock) with respect to the election of directors upon substantially similar arrearages of dividends.

SERIES B PREFERRED STOCK

     The following description of WorldCom Series B Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the WorldCom Articles.

  Dividends

     The holders of WorldCom Series B Preferred Stock are entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative dividends from the issue date of the WorldCom Series B Preferred Stock, accruing at the rate per share of $.0775 per annum, payable when and as the WorldCom Board of Directors may determine, in cash, before any dividends shall be set apart for or paid upon the WorldCom Common Stock or any other stock ranking as to dividends junior to the WorldCom Series B Preferred Stock in any year. Notwithstanding the foregoing, WorldCom may declare, set apart and pay dividends on shares of the WorldCom Series A Preferred Stock whether or not dividends have been declared, set apart or paid on the shares of WorldCom Series B Preferred Stock. Dividends are only payable in cash, except for payment of accrued but unpaid dividends upon conversion, redemption or liquidation of the WorldCom Series B Preferred Stock, as the case may be, as described below.

     WorldCom is not permitted to set apart for or pay upon the WorldCom Common Stock any Extraordinary Cash Dividend (as defined below) unless, at the same time, WorldCom shall have set apart for or paid upon all shares of WorldCom Series B Preferred Stock an amount of cash per share of WorldCom Series B Preferred Stock equal to the Extraordinary Cash Dividend that would have been paid in respect of such share if the holder of such share of WorldCom Series B Preferred Stock had converted such share into shares of WorldCom Common Stock immediately prior to the record date for such Extraordinary Cash Dividend. The term "Extraordinary Cash Dividend" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the WorldCom Common Stock paid during the consecutive 12-month period ending on and including such date exceeds, on a per share of WorldCom Common Stock basis, 10% of the average daily closing price of the WorldCom Common Stock over such 12-month period.

  Conversion at Option of Holder

     The shares of WorldCom Series B Preferred Stock are convertible, in whole or in part, at the option of the holder thereof, at any time, unless previously redeemed, into shares of WorldCom Common Stock at a rate of 0.0973912 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock (equivalent to an initial conversion price of $10.268 per share of WorldCom Common Stock), subject to adjustment for certain capital events (the "Series B Conversion Rate"), and the holder will also be entitled to receive accrued and unpaid dividends payable in cash or, at the option of WorldCom, in shares of WorldCom Common Stock, based on the Fair Market Value thereof (as defined in the WorldCom Articles).

  Adjustment for Consolidation or Merger

     In the case of certain mergers, consolidations or other capital transactions, certain customary provisions are required to be made relating to the terms of conversion and redemption applicable to the WorldCom Series B Preferred Stock in order to protect the interests of the holders thereof.

  Right to Redeem WorldCom Series B Preferred Stock

     The WorldCom Series B Preferred Stock is not redeemable by WorldCom prior to September 30, 2001. Thereafter, WorldCom has the right to redeem the shares of WorldCom Series B Preferred Stock, in whole or in part, at a redemption price of $1.00 per share plus an amount equal to all accrued and unpaid dividends thereon (the "Redemption Price"); provided, that all or any portion of the Redemption Price may be paid in shares of WorldCom Common Stock as determined by the WorldCom Board of Directors based on the Fair Market Value thereof (as defined in the WorldCom Articles).

  Liquidation Rights

     In the event of the liquidation, dissolution or winding up of the business of WorldCom, the holders of WorldCom Series B Preferred Stock are entitled to receive a liquidation preference for each share of WorldCom Series B Preferred Stock in an amount equal to the sum of $1.00 plus all accrued and unpaid dividends thereon to the date of liquidation, dissolution or winding up.

  Voting Rights

     Each share of WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters voted on at a shareholders' meeting, including the election of directors. The holders of the WorldCom Series B Preferred Stock and the holders of WorldCom Common Stock (and WorldCom Series A Preferred

Stock) will vote together as a single class, unless otherwise provided by law or the WorldCom Articles. The approval of at least a majority of the votes entitled to be cast by the holders of issued and outstanding shares of WorldCom Series B Preferred Stock is required to adversely change the rights, preferences or privileges of the WorldCom Series B Preferred Stock. For this purpose, the authorization or issuance of any series of preferred stock with preference or priority over, or being on a parity with the WorldCom Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of WorldCom shall not be deemed to affect adversely the WorldCom Series B Preferred Stock. In case WorldCom shall at any time prior to March 23, 1999 subdivide (whether by stock dividend, stock split or otherwise) its outstanding shares of WorldCom Common Stock into a greater number of shares (each a "Subdivision"), the voting rights of each share of WorldCom Series B Preferred Stock will be adjusted to provide that the percentage of the aggregate voting power of the WorldCom Common Stock represented by the WorldCom Series B Preferred Stock shall be the same as such percentage immediately prior to such Subdivision, with the holder of each share of WorldCom Series B Preferred Stock being entitled to the number of votes proportionate to such adjustment. Such adjustments made pursuant to a Subdivision will become effective immediately after the effective date of the Subdivision.

DEPOSITARY SHARES

     Each WorldCom Depositary Share represents a one-hundredth interest in a share of WorldCom Series A Preferred Stock deposited under the Deposit Agreement (the "Deposit Agreement"), by and among WorldCom, The Bank of New York, as Depositary (the "Depositary"), and the holders from time to time of Depositary Receipts issued thereunder. Subject to the terms of the Deposit Agreement, each owner of a WorldCom Depositary Share is entitled proportionately to all of the rights and preferences of the shares of WorldCom Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) contained in the WorldCom Articles and summarized above under "Description of WorldCom Capital Stock -- Preferred Stock" and "-- Series A Preferred Stock."

     The WorldCom Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). The following description of the WorldCom Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement.

     Mandatory Conversion, or Call. As described under "-- Preferred
Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock is subject to mandatory conversion into shares of WorldCom Common Stock on the Mandatory Conversion Date, and to the right of WorldCom to call the WorldCom Series A Preferred Stock, at WorldCom's option, for redemption on or after the Initial Redemption Date and before the Mandatory Conversion Date. The WorldCom Depositary Shares are subject to mandatory conversion or call upon substantially the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon mandatory conversion or redemption of each share of WorldCom Series A Preferred Stock divided by one hundred.

     Conversion at the Option of Holder. As described under "-- Preferred
Stock -- Series A Preferred Stock," the WorldCom Series A Preferred Stock may be converted, in whole or in part, into shares of WorldCom Common Stock at the option of the holders of WorldCom Series A Preferred Stock at any time before the Mandatory Conversion Date, unless previously redeemed. The WorldCom Depositary Shares may, at the option of holders thereof, be converted into shares of WorldCom Common Stock upon the same terms and conditions as the WorldCom Series A Preferred Stock, except that the number of shares of WorldCom Common Stock received upon conversion of each WorldCom Depositary Share will be equal to the number of shares of WorldCom Common Stock received upon conversion of each share of WorldCom Series A Preferred Stock divided by one hundred.

     Voting of WorldCom Series A Preferred Stock. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the WorldCom Series A Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of WorldCom Series A Preferred Stock represented by such holder's WorldCom Depositary Shares. The Depositary will abstain from voting WorldCom Series A Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts representing such WorldCom Series A Preferred Stock.

     Termination of Deposit Agreement. The Deposit Agreement is subject to termination by WorldCom, or, if the Depositary resigns and no successor depositary is properly appointed and accepted, by the Depositary. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue (i) to collect dividends on the WorldCom Series A Preferred Stock and any other distributions with respect thereto and
(ii) to deliver the WorldCom Series A Preferred Stock and any money and other property represented by Depositary Shares upon surrender thereof by the holders thereof. WorldCom does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, WorldCom has agreed to use its best efforts to list the WorldCom Series A Preferred Stock on The Nasdaq National Market.

WORLDCOM SERIES 3 PREFERRED STOCK

     In connection with the issuance of the WorldCom Rights (as hereinafter defined), the WorldCom Board of Directors has authorized 2,500,000 shares of preferred stock to be issued as Series 3 Junior Participating Preferred Stock (the "WorldCom Series 3 Preferred Stock"), a description of the terms of which is set forth below under "-- Preferred Stock Purchase Rights."

PREFERRED STOCK PURCHASE RIGHTS

     On August 25, 1996, WorldCom entered into the WorldCom Rights Agreement, and the WorldCom Board of Directors authorized the issuance of one preferred share purchase right (a "WorldCom Right") for each outstanding share of WorldCom Common Stock outstanding as of September 6, 1996 and issued thereafter until the Distribution Date, as defined in the WorldCom Rights Agreement (the "WorldCom Distribution Date"). Each WorldCom Right entitles the registered holder to purchase from WorldCom one one-thousandth of a share of Series 3 Preferred Stock at an initial price of $160.00 per one one-thousandth of such share, subject to adjustment as described in the WorldCom Rights Agreement.

     The WorldCom Rights will be evidenced by the WorldCom Common Stock, and a WorldCom Distribution Date will occur upon the earlier of ten business days following public disclosure or the date on which WorldCom first determines that certain persons or groups (a "WorldCom Acquiring Person") have become the beneficial owner of 15% or more of the outstanding shares of voting stock of WorldCom (the "Stock Acquisition Date") or ten business days (or such later date as may be determined by action of the WorldCom Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer that would result in certain persons or groups becoming a WorldCom Acquiring Person. Pursuant to the WorldCom Rights Agreement, as amended, the WorldCom Rights are not exercisable until the WorldCom Distribution Date and will expire, if not previously exercised, on September 6, 2001, unless such final expiration date is extended (subject to shareholder approval) or unless the WorldCom Rights are earlier redeemed or exchanged by WorldCom.

     Upon the occurrence of a WorldCom Distribution Date, each holder of a WorldCom Right, except for a WorldCom Acquiring Person, has the right to acquire, upon exercise of the WorldCom Right, WorldCom Common Stock having a value equal to two times the exercise price of the WorldCom Right. If a person becomes a WorldCom Acquiring Person and (i) WorldCom is acquired in a merger or other business combination transaction in which either WorldCom is not the surviving corporation or WorldCom Common Stock is exchanged or changed, or (ii) 50% or more of WorldCom's assets or earnings power is sold in one or several transactions, each holder of a WorldCom Right, except for a WorldCom Acquiring Person, would acquire, upon exercise of the WorldCom Right, such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current exercise price for a WorldCom Right by the number one one-thousandths of a share of WorldCom Series 3 Preferred Stock for which a WorldCom Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

     If a certain person or group acquires more than 15% but less than 50% of the outstanding WorldCom Common Stock, WorldCom can exchange each WorldCom Right, except those held by such persons, for one share of WorldCom Common Stock.

     The WorldCom Series 3 Preferred Stock will be nonredeemable and junior to any other series of WorldCom preferred stock (unless otherwise provided in the terms of such WorldCom preferred stock). Each share of WorldCom Series 3 Preferred Stock will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of WorldCom Common Stock. In the event of liquidation, the holders of the WorldCom Series 3 Preferred Stock will receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom Common Stock. Each share of WorldCom Series 3 Preferred Stock will have 1,000 votes, voting together with the WorldCom Common Stock. In the event of any merger, consolidation or other transaction in which shares of WorldCom Common Stock are converted or exchanged, each share of WorldCom Series 3 Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom Common Stock. The rights of the WorldCom Series 3 Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     At any time prior to the time a WorldCom Acquiring Person becomes such, WorldCom may redeem the WorldCom Rights in whole, but not in part, at a price of $.01 per WorldCom Right. The redemption of the WorldCom Rights may be made effective at such time, on such basis and with such conditions as the WorldCom Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the WorldCom Rights, the right to exercise the WorldCom Rights will terminate, and the only right of the holders of the WorldCom Rights will be to receive the redemption price.

     The terms of the WorldCom Rights may be amended by the WorldCom Board of Directors without the consent of the holders of the WorldCom Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of WorldCom then known to WorldCom to be beneficially owned by certain persons or groups and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes a WorldCom Acquiring Person no such amendment may adversely affect the interests of the holders of the WorldCom Rights.

     The WorldCom Rights have certain anti-takeover effects. The WorldCom Rights will cause substantial dilution to a person or group that attempts to acquire or merge with WorldCom in certain circumstances. Accordingly, the existence of the WorldCom Rights may deter certain potential acquirors from making certain takeover proposals or tender offers. The WorldCom Rights should not interfere with any merger or other business combination approved by the WorldCom Board of Directors since WorldCom may redeem the WorldCom Rights as described above.

CERTAIN CHARTER AND BYLAW PROVISIONS

     In addition to the WorldCom Rights Agreement described above, the WorldCom Articles and the WorldCom Bylaws contain certain provisions, which are referred to below and which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of WorldCom. Reference is made to the full text of the WorldCom Articles and the WorldCom Bylaws, which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part. See "Comparative Rights of Shareholders -- Election of Directors," "-- Special Meetings of Shareholders," "-- Special Redemption Provisions" and "-- Business Combination Restrictions." In addition, one of the effects of the existence of unissued and unreserved WorldCom Common Stock and preferred stock may be to enable the WorldCom Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of WorldCom by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of WorldCom's management and possibly deprive the shareholders of opportunities to sell their shares of WorldCom Common Stock at prices higher than the prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of WorldCom.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     As a result of the BFP Merger, the stockholders of BFP, whose rights are currently governed by Delaware law, the BFP Certificate and the BFP By-laws, will become shareholders of WorldCom, whose rights will be governed by Georgia law, the WorldCom Articles and the WorldCom Bylaws. The following discussion is intended only to highlight certain material differences between the rights of corporate shareholders under Georgia law and Delaware law generally and specifically with respect to stockholders of BFP and shareholders of WorldCom pursuant to their respective charters and bylaws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the GBCC, the DGCL, the BFP Certificate and the BFP By-laws and the WorldCom Articles and the WorldCom Bylaws, and BFP stockholders are referred to the DGCL, the BFP Certificate and the BFP By-laws and the GBCC, the WorldCom Articles and the WorldCom Bylaws for more complete information regarding such differences.

ELECTION OF DIRECTORS

     Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides.

     The BFP Board of Directors, which presently consists of eleven (11) members, has been established with staggered terms for directors. Presently, the BFP Certificate divides the directors into three classes. Each class of directors must consist, as nearly as possible, of one-third of the total number of directors, with each director serving for a term of three years. The BFP By-laws provide that, subject to certain restrictions, nominations to the BFP Board of Directors may be made by either the Board (or a committee thereof) or the stockholders. A stockholder's notice in connection with the nomination of directors is timely received by BFP if such notice is delivered to or mailed and received at the principal executive offices of BFP not less than 50 days prior to the meeting at which directors are to be elected; provided, however, than in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each share of BFP Common Stock is entitled to one vote per share with respect to the election of directors of BFP (and each other matter coming before any meeting of BFP stockholders). The BFP Certificate does not provide for cumulative voting so that a plurality of the votes present in person or by proxy at any stockholder meeting is sufficient to elect all members of the BFP Board of Directors nominated at that meeting.

     Upon consummation of the BFP Merger, the former stockholders of BFP will have rights under Georgia law in the election of directors similar to those provided by Delaware law. Directors, unless their terms are staggered pursuant to the corporation's articles of incorporation or a bylaw adopted by the shareholders, are elected at each annual shareholder meeting under Georgia law, and vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors. Currently, the WorldCom Bylaws provide that the number of members of the WorldCom Board of Directors shall be fixed by the WorldCom Board of Directors but shall not be less than three. Neither the WorldCom Articles nor the WorldCom Bylaws provide for a staggered board of directors. Subject to certain restrictions, nominations to the WorldCom Board of Directors may be made by either the Board or shareholders, if delivered to WorldCom not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of WorldCom shareholders. Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The WorldCom Articles do not provide for cumulative voting.

REMOVAL OF DIRECTORS

     Under Delaware law, classified directors of a corporation may only be removed for cause, by the holders of a majority of the shares entitled to vote at an election, unless the certificate of incorporation of the corporation specifically provides that such directors can be removed without cause. The BFP Certificate does not provide that directors may be removed without cause.

     Georgia law provides that, unless director terms are staggered, directors may be removed with or without cause by a majority of the votes entitled to be cast, unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause, provided, however, that if a director is elected by a particular voting group of shareholders, that director may only be removed by the requisite vote of that voting group. The WorldCom Articles and the WorldCom Bylaws contain no provisions that a director may be removed only for cause and, because director terms are not staggered, directors of WorldCom may be removed with or without cause.

VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law and the BFP Certificate, any vacancy on the BFP Board of Directors, whether arising through death, resignation or removal, or an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so elected to fill a vacancy may hold office only until the next election of directors by the stockholders.

     Under Georgia law, the articles of incorporation or a bylaw approved by the shareholders may make specific provision for filling vacancies on the board of directors. Under the WorldCom Bylaws, any vacancy occurring on the WorldCom Board created by an increase in the number of directors by action of the shareholders must be filled by the shareholders in the same manner as at an annual election of directors. The WorldCom Bylaws provide that the WorldCom Board shall fill any vacancy occurring on the board created by an increase in the number of directors by action of the board or the removal or resignation of a director, as provided in the WorldCom Bylaws, except such vacancy shall be filled pursuant to the WorldCom Articles to the extent such Articles provide that a class of shareholders may fill a vacancy created by the removal or resignation of a director elected by that class. A director elected to fill a vacancy created by the removal or resignation of a director shall hold office for the unexpired term of his or her predecessor.

ACTION BY WRITTEN CONSENT

     Delaware law provides that, unless limited by a corporation's certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The BFP Certificate does not limit the taking of action by stockholders by written consent.

     Subject to compliance with certain requirements, Georgia law provides that any action required or permitted to be taken by the shareholders at a meeting may be taken by the shareholders without a meeting if evidenced by one or more written consents describing the action taken, signed and dated by all shareholders entitled to vote on such action, or, if the articles of incorporation provide for less than all shareholders, by persons who would be entitled to vote shares at a meeting having the requisite voting power to take action at a meeting at which all shareholders entitled to vote were present and voted. The WorldCom Articles do not provide for the consent of a lesser number of shares with respect to an action by written consent, thus the written consent of all shareholders of WorldCom entitled to vote on such action would be required in order to take such an action without a meeting of shareholders.

AMENDMENTS TO CHARTER

     Under Delaware law, unless a higher vote is required in a corporation's certificate of incorporation, an amendment to the certificate of incorporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The BFP Certificate requires the affirmative vote of the holders of record of outstanding shares representing at least 66 2/3% of all the outstanding capital stock of BFP entitled to vote generally in the election of directors to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Article Fourth of the BFP Certificate, which sets forth the authorized capital stock of BFP and the terms thereof.

     Georgia law provides that directors may only make certain relatively technical amendments to a corporation's articles of incorporation without shareholder action. Otherwise, unless Georgia law, the articles of incorporation or the corporation's board of directors require a greater vote or a vote by voting groups, the affirmative vote of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment is required to amend a Georgia corporation's articles of incorporation.

AMENDMENTS TO BYLAWS

     The DGCL provides that a corporation's bylaws may be amended by that corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The BFP Certificate authorizes the BFP Board of Directors to adopt, amend or repeal the BFP By-laws, subject to the right of stockholders to amend or repeal such By-laws.

     Georgia law provides that, unless a corporation's articles of incorporation, applicable law or a particular bylaw approved by the corporation's shareholders provides otherwise, either the corporation's directors or its shareholders may amend that corporation's bylaws. The WorldCom Bylaws allow the directors or shareholders to amend or repeal the WorldCom Bylaws unless the WorldCom Articles or applicable law reserves the power to amend or repeal a particular bylaw exclusively to the shareholders or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the directors may not amend or repeal that bylaw.

SPECIAL MEETINGS OF SHAREHOLDERS

     Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The BFP By-laws provide that special meetings of BFP's stockholders may be called by any two members of the BFP Board of Directors or by the Chairman of the BFP Board of Directors.

     Georgia law permits the board of directors or any person authorized in the corporation's articles of incorporation or bylaws to call special meetings of shareholders. Except in the case of a corporation having 100 or fewer shareholders of record, a special meeting may also be called by at least 25% or such greater or lesser percentage of all the votes entitled to be cast on any issue proposed to be considered at the special meeting as may be provided in the corporation's articles of incorporation or bylaws. The WorldCom Bylaws provide that a special meeting may be called by the WorldCom Board of Directors, the President of WorldCom or the holders of not less than 40% of all the votes entitled to be cast on the issue proposed to be considered at the proposed special meeting.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of the DGCL discussed below under "-- Business Combination Restrictions" are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the Board of Directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to BFP and its stockholders.

     Georgia law is similar to Delaware law in that, except as described below under "-- Business Combination Restrictions," a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be adopted by the Board of Directors plus, with certain exceptions, the affirmative vote of a majority of all shares of stock entitled to vote thereon.

RIGHTS OF INSPECTION

     The DGCL allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose thereof, to have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

     Georgia law permits any shareholder who gives at least five business days' written notice to the corporation to have the right to inspect and copy, during normal business hours, at the principal office of the corporation, certain of the corporation's books and records, including: (i) the articles of incorporation and the bylaws currently in effect; (ii) all resolutions adopted by shareholders or the board of directors increasing or decreasing the number of directors, the classification of directors, if any, and the names and residence addresses of all members of the board of directors; (iii) resolutions adopted by the board of directors creating one or more classes or series of shares, and fixing their relative rights, if any, if shares issued under the resolutions are outstanding; (iv) resolutions adopted by the board of directors that affect the size of the board of directors; (v) the minutes of all shareholders' meetings and executed written consents evidencing all action taken by shareholders without a meeting for the past three years; (vi) all written communications to shareholders generally within the past three years, including the annual financial statements furnished as provided in GBCC Section 14-2-1620; (vii) the names and business addresses of the corporation's current directors and officers; and (vii) the most recent annual registration of the corporation filed with the Georgia Secretary of State. A shareholder is also entitled to receive, upon written request, a copy of the corporation's most recent balance sheet and profit and loss statement.

     A shareholder has only a qualified right to inspect certain other specified records of the corporation, including (i) excerpts from minutes of any meeting of the board, records of action of a committee of the board of directors while acting for the board, minutes of meetings of shareholders, and records of action taken by shareholders or the board of directors without a meeting, to the extent not subject to inspection under the mandatory inspection and copying provision;
(ii) accounting records of the corporation; and (iii) the record of shareholders.

DIVIDENDS

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. The BFP Certificate contains no additional restrictions on the declaration or payment of dividends.

     Georgia law provides that, subject to any restrictions contained in a corporation's articles of incorporation, the directors of a corporation may authorize the payment of dividends to that corporation's shareholders, provided that no such dividend may be paid if, after giving effect to such payment, (a) the corporation would be unable to pay its debts as they come due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) any preferential liquidation amounts payable to shareholders whose preferential rights on dissolution are superior to those of the shareholders receiving the dividend. Other than the preferential rights of the holders of WorldCom preferred stock with respect to dividends and liquidation (see "Description of WorldCom Capital Stock -- Preferred Stock"), the WorldCom Articles contain no additional restrictions on the declaration or payment of dividends.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     Under Delaware law, in certain circumstances a stockholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the judicially determined fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party, provided such stockholder continuously holds such shares through the effective date of the merger, otherwise complies with the requirement of Delaware law for the perfection of appraisal rights and does not vote in favor of the merger. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; and (2) the shares held by the stockholders are of a class or series registered on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders on the date set to determine the stockholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:
(i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on the New York Stock Exchange or the American Stock Exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

     Holders of BFP Common Stock are not entitled to appraisal rights in connection with the BFP Merger, because: (i) shares of BFP Common Stock were, at the Record Date, designated as Nasdaq National Market securities; (ii) BFP stockholders will not be required to accept anything in exchange for their shares of BFP Common Stock other than shares of WorldCom Common Stock, which will be designated as Nasdaq National Market securities as of the Effective Time, and cash in lieu of fractional shares of such stock; and (iii) the BFP Certificate does not otherwise provide BFP stockholders with dissenters' or appraisal rights applicable to the BFP Merger. See "The Special
Meeting -- Absence of Appraisal Rights."

     Georgia law provides that shareholders are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation's assets, amendments to the articles of incorporation that materially and adversely affect certain rights in respect of a dissenter's shares and certain other actions taken pursuant to a shareholder vote to the extent provided for under Article 9 of the GBCC, the articles of incorporation, bylaws or resolution of board of directors; provided, however, unless the corporation's articles of incorporation otherwise provide, appraisal rights are not available: (i) to holders of shares of any class of shares not entitled to vote on the merger, share exchange or sale or exchange of all or substantially all of a corporation's assets; (ii) in a sale of all or substantially all of the property of the corporation pursuant to court order; (iii) in a sale of all or substantially all of the corporation's assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or (iv) to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (a) in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (b) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. Appraisal rights under Georgia law differ from appraisal rights under Delaware law in that, under Georgia law, shareholders have appraisal rights for more types of transactions than under Delaware law, and unlike the appraisal rights provisions under Delaware law, under Georgia law, the board of directors may voluntarily extend appraisal rights to shareholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The BFP Certificate contains such a provision.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the Board of Directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

     The BFP Certificate and the BFP By-laws provide for the indemnification to the fullest extent permitted by Delaware law of any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of BFP, or is or was serving at the request of BFP or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of BFP in a partnership, joint venture, trust or other entity against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. BFP will pay all expenses incurred by any such person in defending such a proceeding in advance of its final disposition at the written request of such person if the person furnishes BFP a written undertaking to repay such advance if it is ultimately determined that such person is not entitled to be indemnified.

     The BFP Merger Agreement provides that, from and after the Effective Time, WorldCom and the Surviving Corporation will, jointly and severally, indemnify, defend and hold harmless the directors and officers of BFP as and to the extent provided in the BFP Certificate or the BFP By-laws as in effect as of the date of the BFP Merger Agreement, with respect to matters occurring through the Effective Time. To the extent reasonably available, WorldCom has agreed to cause the Surviving Corporation to maintain in effect for a period of three years after the Closing Date policies of directors' and officers' liability insurance comparable to those maintained by BFP with carriers comparable to BFP's existing carriers; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid prior to the date of the BFP Merger Agreement, but in such case shall purchase as much coverage as possible for such amount. See "Plan of Merger -- Terms and Conditions of the Proposed BFP
Merger -- Indemnification."

     Georgia law permits corporations to adopt a provision in their articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take action as a director, except that Georgia law does not permit the elimination or limitation of monetary liability for a director in the event of (i) misappropriation of corporate business opportunities; (ii) intentional misconduct or knowing violation of the law; (iii) unlawful distributions; or (iv) any transaction in which such director receives an improper personal benefit. The WorldCom Articles limit the personal liability of directors for monetary damages to the fullest extent permissible under the GBCC.

     Section 14-2-851 of the GBCC provides that a Georgia corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director, against liability incurred in such proceeding, provided that such individual acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that such individual had no reasonable cause to believe that such conduct was unlawful. A Georgia corporation may not indemnify a director under Section 14-2-851 (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

     Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or
(iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

     A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification.

     The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions; or (4) for any transaction from which he or she received an improper personal benefit.

     Under Georgia law, a corporation's authority to indemnify officers, unlike directors, is restricted only by public policy. A person who is both an officer and a director is treated, for indemnification purposes, as a director. The WorldCom Articles and the WorldCom Bylaws authorize indemnification of its officers and directors to the fullest extent permitted by Georgia law.

PREEMPTIVE RIGHTS

     Neither Delaware nor Georgia law provides (except in limited instances) for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. Neither the BFP Certificate nor the WorldCom Articles provide for preemptive rights.

SPECIAL REDEMPTION PROVISIONS

     Under the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times, at the time of any such redemption, the corporation shall have outstanding shares of one or more classes or series of capital stock which have full voting rights that are not subject to redemption. The BFP Certificate contains no provision which either restricts or requires redemptions of shares of its capital stock; however, certain credit agreements of BFP do contain provisions which may restrict BFP's ability to purchase or redeem shares of its capital stock.

     Under the GBCC, a corporation may acquire its own shares of capital stock, subject to the requirement that at all times the corporation must have authorized: (i) at least one or more classes of shares that together have unlimited voting rights; and (ii) at least one or more classes of shares (which may be the same class or classes as those with unlimited voting rights) that together are entitled to receive the net assets of the corporation upon dissolution. In addition, a corporation's acquisition of its own shares of capital stock is deemed a "distribution" under Georgia law and, accordingly, is subject to the restrictions on distributions set forth in the corporation's articles of incorporation and Section 14-2-640 of the GBCC.

     The WorldCom Articles contain provisions permitting WorldCom to redeem shares of its capital stock from certain foreign shareholders in order to enable it to continue to hold certain common carrier radio licenses. These provisions are intended to cause WorldCom to remain in compliance with the Communications Act and the regulations of the FCC promulgated thereunder. Under these provisions, at such time as the percentage of capital stock owned by foreign shareholders or certain affiliates thereof exceeds 20%, WorldCom has the right to redeem the excess shares held by such persons at the fair market value thereof. Following any determination that such excess shares exist, such excess shares shall not be deemed outstanding for purposes of determining the vote required on any matter brought to the attention of the shareholders of WorldCom and such excess shares shall have no right to receive any dividends or other distributions, including distributions in liquidation. If such shares are traded on a national securities exchange or in the over-the-counter market, such fair market value is the average closing price for the 45 trading days immediately preceding the date of redemption. If such shares are not so traded, such fair market value shall be established by the WorldCom Board of Directors. In the event there is a foreign shareholder who acquired the shares to be redeemed within 120 days of the date of redemption, however, the redemption price shall not exceed the price per share paid by such shareholder. At least 30 days' notice of redemption must be given, and the redemption price may be paid in cash, securities or any combination thereof. WorldCom may require confirmation of citizenship from any record or beneficial owner of shares of its capital stock, and from any transferee thereof, as a condition to the registration or transfer of those shares.

PREFERRED STOCK PURCHASE RIGHTS

     Under BFP's Shareholders Protection Rights Plan (the "BFP Rights Plan"), the Board of Directors of BFP has declared and paid a dividend of one Preferred Stock Purchase Right (a "BFP Right") for each outstanding share of BFP Common Stock. Except as set forth below, each BFP Right, when exercisable, entitles the registered holder to purchase from BFP one one-thousandth of a share of Series A Junior

Participating Preferred Stock, $.01 par value (the "BFP Series A Preferred Stock") of BFP, at a price of $100.00 per one one-thousandth of a share (the "BFP Purchase Price"), subject to adjustment. The terms of the BFP Rights are set forth in the Rights Agreement dated as of February 29, 1996 between BFP and The Boatmen's Trust Company, as Rights Agent (the "BFP Rights Agreement"), and the summary of the terms of the BFP Rights set forth herein is qualified in its entirety by reference to the BFP Rights Agreement incorporated herein by reference (see "Incorporation of Documents by Reference").

     Currently, no separate right certificates represent the BFP Rights. Until the earlier of (i) 10 business days following the first to occur of (a) a public announcement by BFP or a BFP Acquiring Person (defined below) that, without the prior written consent of BFP, a person or group of affiliated or associated persons, other than BFP or subsidiaries or employee benefit or compensation plans of BFP (a "BFP Acquiring Person"), has acquired, or obtained the right to acquire, 20% or more of the voting power of all securities of BFP then outstanding and generally entitled to vote for the election of directors of BFP ("BFP Voting Power"), or (b) the date on which BFP first has notice or otherwise determines that a person has become a BFP Acquiring Person (the "BFP Stock Acquisition Date"), or (ii) 10 business days (or such later date as may be determined by the Board of Directors prior to the time that any person becomes a BFP Acquiring Person) after the date that a tender offer or exchange offer is first published or sent, without the prior written consent of a majority of the Board of Directors, that will result in any person owning 20% or more of the BFP Voting Power (the earlier of the dates in clause (i) or (ii) above being called the "BFP Distribution Date"), the BFP Rights will be evidenced by outstanding BFP Common Stock certificates.

     Pursuant to the BFP Rights Agreement, the BFP Rights are not exercisable until the BFP Distribution Date. The BFP Rights will expire on February 28, 2006, unless such date is extended or unless earlier redeemed or exchanged by BFP, as described below.

     In the event that, following the BFP Distribution Date, (i) BFP consolidates with or merges with or into any person, (ii) any person consolidates with or merges with or into BFP, and BFP continues or survives such merger and, in connection with such merger, all or part of the BFP Common Stock is changed into or exchanged for stock or securities of another person or cash or any other property or (iii) BFP (or one or more of its subsidiaries) sells or transfers 50% or more of BFP's assets or earning power (in one transaction or a series of transactions), proper provision shall be made so that each holder of a BFP Right shall thereafter have the right to receive, upon the exercise of such BFP Right and payment of the BFP Purchase Price, that number of shares of common stock of the surviving or purchasing company (or, in certain cases, one of its affiliates) which at the time of such transaction would have a market value of two times the BFP Purchase Price (such right being called the "BFP Merger Right").

     In the event that any person shall become a BFP Acquiring Person ("BFP Flip-In Event"), proper provision shall be made so that each holder of a BFP Right will thereafter have the right to receive upon exercise that number of shares (or fractional shares) of BFP Common Stock (or, in certain cases, equivalent securities) having a market value of two times the BFP Purchase Price (such right being called the "BFP Subscription Right"). However, the BFP Rights will not become exercisable following a BFP Flip-In Event as described above until such time as the BFP Rights are no longer redeemable by BFP as described below.

     Any BFP Rights that are beneficially owned by a BFP Acquiring Person or an affiliate or an associate of a BFP Acquiring Person will become null and void upon the occurrence of any of the events giving rise to the exercisability or the BFP Subscription Right or the BFP Merger Right, and any holder of such BFP Rights will have no right to exercise such BFP Rights from and after the occurrence of such an event insofar as they relate to the BFP Subscription Right or the BFP Merger Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the BFP Voting Power and prior to the acquisition by such person or group of 50% or more of the BFP Voting Power, the Board of Directors of BFP may exchange the BFP Rights (other than BFP Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of BFP Common Stock, or one one-thousandth of a share of BFP Series A Preferred Stock (or of a share of BFP's Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time prior to the BFP Distribution Date, BFP may elect to redeem the BFP Rights in whole, but not in part, at a price of $0.001 per Right as adjusted to reflect any stock split, stock dividend or similar transaction. Upon the effective date of the redemption, the right to exercise the BFP Rights will terminate and the only right thereafter of the holders of BFP Rights will be the right to receive the redemption price. BFP shall promptly and publicly disclose any such redemption and provide notice of such redemption to holders of BFP Rights within 10 days after the Board action. However, any failure to give, or defect in, such disclosure will not affect the validity of such redemption.

     The BFP Series A Preferred Stock purchasable upon exercise of the BFP Rights will not be redeemable and will be junior to any other series of Preferred Stock BFP may issue (unless otherwise provided in the terms of such stock). Each share of BFP Series A Preferred Stock will have a preferential dividend in an amount equal to the greater of $10.00 per share or 1,000 times any dividend declared on each share of Common Stock. In the event of liquidation, the holders of BFP Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and, after payment of an equivalent amount to holders of the Common Stock, to share ratably and proportionately with the Common Stock in the distribution of any remaining assets. Each share of BFP Series A Preferred Stock will have 1,000 votes, voting together with the shares of BFP Common Stock. In the event of any merger, consolidation or other transaction in which shares of BFP Common Stock are exchanged, each share of BFP Series A Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of BFP Common Stock. The rights of the BFP Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     The Board of Directors of BFP retains a broad ability to amend or supplement the BFP Rights Agreement without the consent of the holders of the BFP Rights, including amendments to extend the expiration date of the rights and lower the threshold for exercisability of the BFP Rights from 20% to certain levels. In connection with the execution of the BFP Merger Agreement, the BFP Board of Directors adopted a resolution to render the BFP Rights Agreement inapplicable to the BFP Merger Agreement and WorldCom.

     The BFP Rights have certain anti-takeover effects. The BFP Rights may cause substantial dilution to a person or group that attempts to acquire BFP without a condition to such an offer that a substantial number of the BFP Rights be acquired or the BFP Rights be redeemed or otherwise not apply.

     For a description of the WorldCom Preferred Stock Purchase Rights, see "Description of WorldCom Capital Stock -- Preferred Stock Purchase Rights."

STOCKHOLDER SUITS

     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. As noted previously, Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit, and the BFP Certificate limits, the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Under Georgia law, a shareholder may institute a lawsuit against one or more directors, either on his or her own behalf, or derivatively on behalf of the corporation. As noted previously, Georgia law contains a provision allowing a corporation, through a provision in its articles of incorporation, to limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action as a director, except in certain enumerated circumstances. The WorldCom Articles contain such a provision. No director of WorldCom shall be liable to the corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation;
(ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions; or (iv) for any transaction from which a director received an improper personal benefit.

BUSINESS COMBINATION RESTRICTIONS

     In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a Business Combination with a Delaware corporation for three years following the date such person became an Interested Stockholder. The term "Business Combination" includes mergers or consolidations with an Interested Stockholder and certain other transactions with an Interested Stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of such corporation) to or with the Interested Stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Stockholder, except pursuant to certain transfers in a conversion or exchange or a pro rata distribution to all stockholders of the corporation or certain other transactions, none of which increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Stockholder); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

     The three-year moratorium may be avoided if: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved either the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on The Nasdaq National Market or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain Business Combinations with an Interested Stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Stockholder during the previous three years. BFP is subject to the Business Combination restrictions defined above. In connection with the execution of the BFP Merger Agreement, the BFP Board of Directors adopted a resolution to render the statute inapplicable to the BFP Merger Agreement and WorldCom.

     Under Georgia law, Georgia corporations may adopt a provision in their bylaws requiring that Business Combinations be approved by a special vote of the board of directors and/or the shareholders unless certain fair pricing criteria are met. Georgia corporations may also adopt a provision in their articles of incorporation or bylaws which requires that Business Combinations with Interested Shareholders be approved by a super-majority vote. These provisions, neither of which has been adopted by WorldCom, are described below. Also described below is the business combination restriction contained in the WorldCom Articles.

     Georgia's fair price statute authorizes a corporation to adopt a bylaw provision which requires special approval by the board of directors and/or shareholders for Business Combinations unless certain fair price criteria are met. Generally, for purposes of this statute, "Business Combinations" are defined to include mergers, sales of 10% or more of the corporation's assets out of the ordinary course of business, liquidations, and certain issuances of securities, involving the corporation and any Interested Shareholder. For purposes of this statute, an "Interested Shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of the corporation's voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the then outstanding voting power of the corporation's voting stock. To satisfy Georgia's fair price statute, a Business Combination with an Interested Shareholder must meet one of three criteria: (i) the transaction must be approved unanimously by the "Continuing Directors" (directors who served as directors immediately prior to the date the Interested Shareholder first became an Interested Shareholder and who are not affiliates or associates of the Interested Shareholder or his affiliates), provided that the Continuing Directors constitute at least three members of the board of directors at the time of such approval; (ii) the transaction must be recommended by at least two-thirds of the Continuing Directors and approved by a majority of the votes entitled to be cast by holders of voting shares, excluding shares beneficially owned by the Interested Shareholder or his affiliates who is, or whose affiliate is, a party to the Business Combination; or (iii) the terms of the transaction must meet statutory fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

     Georgia's business combination statute authorizes a "resident domestic corporation" to adopt a bylaw provision which prohibits Business Combinations with Interested Shareholders occurring within five years of the date a person first becomes an Interested Shareholder, unless special approval of the transaction is obtained. For purposes of this statute, Business Combination is defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities, all involving the corporation and any Interested Shareholder. Interested Shareholder has the same definition as under the Georgia fair price statute. With limited exceptions, any Business Combination with an Interested Shareholder within five years of the date such person first became an Interested Shareholder requires approval in one of three ways: (i) prior to becoming an Interested Shareholder, the corporation's board of directors must have approved the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; (ii) the Interested Shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors and their affiliates and associates) in the same transaction in which such person becomes an Interested Shareholder; or (iii) subsequent to becoming an Interested Shareholder, such person acquires additional shares resulting in ownership of at least 90% of the outstanding shares (other than shares owned by officers, directors and their affiliates and associates), and obtains the approval of the Business Combination by the holders of a majority of the shares entitled to vote thereon, exclusive of shares held beneficially by the Interested Shareholder, its affiliates (and shares owned by officers, directors and their affiliates and associates).

     The WorldCom Articles contain a provision that requires the approval by the holders of at least 70% of the voting power of the outstanding shares of any class of stock of WorldCom entitled to vote generally in the election of directors as a condition for Business Transactions (defined below) involving WorldCom and a Related Person (defined below) or in which a Related Person has an interest, unless (a) the Business Transaction is approved by at least a majority of WorldCom's Continuing Directors (defined below) then serving on the Board of Directors, but if the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such transaction must have been approved by the unanimous vote of such Continuing Directors so long as there were at least three such Continuing Directors serving on the Board of Directors at the time of such unanimous vote, provided that no such Continuing Director is a Related Person who has an interest in the Business Transaction (other than a proportionate interest as a shareholder of WorldCom), or (b) certain minimum price and procedural requirements are met. A "Business Transaction" is defined to mean: (i) any merger, share exchange or consolidation involving WorldCom or any of its subsidiaries; (ii) any sale, lease, exchange, transfer or other disposition by WorldCom or any of its subsidiaries of more than 20% of its assets; (iii) any sale, lease, exchange, transfer or disposition of more than 20% of the assets of an entity to WorldCom or a subsidiary of WorldCom; (iv) the issuance, sale, exchange, transfer or other disposition by WorldCom or a subsidiary of WorldCom of any securities of WorldCom or any subsidiary in exchange for cash, securities or other properties having an aggregate fair market value of $15.0 million or more; (v) any merger, share exchange or consolidation between WorldCom and any subsidiary of WorldCom in which WorldCom is not the survivor and the charter of the surviving corporation does not contain provisions similar to this provision; (vi) any recapitalization or reorganization of WorldCom or reclassification of its securities which would have the effect of increasing the voting power of a Related Person; (vii) any liquidation, spin off, split off, split up or dissolution of WorldCom; and
(viii) any agreement, contract or other arrangement providing for any of the Business Transactions defined or having a similar purpose or effect. A "Related Person" is defined to mean a beneficial owner which, together with its Affiliates and Associates (defined below), beneficially own 10% or more of WorldCom's outstanding voting stock or who had such level of beneficial ownership: (a) at the time of entering into the definitive agreement providing for the Business Transaction; (b) at the time of adoption by the Board of Directors of a resolution approving such transaction; or (c) as of the record date for the determination of shareholders entitled to vote on or consent to the Business Transaction. A "Continuing Director" is a director of WorldCom who either was a member of the Board of Directors on September 15, 1993, or who became a director of WorldCom subsequent to such date and whose election, or nomination for election by the shareholders, was approved by at least a majority of the Continuing Directors then on the Board of Directors. If the votes of such Continuing Directors would have been insufficient to constitute an act of the Board of Directors, then such election or nomination must have been approved by the unanimous vote of the Continuing Directors so long as there were at least three such Continuing Directors on the Board of Directors at the time of such unanimous vote. An "Affiliate" is defined to mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. An "Associate" is defined to mean: (a) any corporation, partnership or other organization of which such specified person is an officer or partner; (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity; (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of WorldCom or any of its subsidiaries; and (d) any person who is a director, officer or partner of such specified person or of any corporation (other than WorldCom or any wholly owned subsidiary of WorldCom), partnership or other entity which is an Affiliate of such specified person.

DISCLOSURE OF INTERESTS

     Acquirors of shares of BFP Common Stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than 5% of the issued and outstanding shares of BFP Common Stock shall, within 10 days after such acquisition, file a Schedule 13D with the Commission disclosing certain specified information, and send a copy of the Schedule 13D to BFP and to the NASD.

     After the BFP Merger, acquirors of WorldCom Common Stock will be required to comply with, among other things, the provisions of Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.

                                 LEGAL MATTERS

     Certain legal and tax matters with respect to the BFP Merger will be passed upon for BFP by Bryan Cave LLP, St. Louis, Missouri. Bryan Cave LLP from time to time has served and is serving as legal counsel to WorldCom and certain of its affiliates in conjunction with various matters. John P. Denneen, Esq., a member of Bryan Cave LLP is Secretary of BFP and its subsidiaries. Mr. Denneen and two other members of Bryan Cave LLP own an aggregate of 63,426 shares of BFP Common Stock, and one of such members owns an option to purchase 8,220 shares of BFP Common Stock at $11.35 per share.

                                    EXPERTS

     The consolidated financial statements and schedule of WorldCom as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in WorldCom's Annual Report on Form 10-K for the year ended December 31, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of MFS as of December 31, 1996 and for the period then ended (See Note 1 to the MFS Consolidated Financial Statements), and for the year ended December 31, 1996, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed December 19, 1997) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of MFS as of December 31, 1995 and 1994 and for each of the three and two years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996 and December 19, 1997) and incorporated by reference into this registration statement, have been incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of UUNET Technologies, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in WorldCom's Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996) and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of BFP as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and financial statement schedule of MCI for the year ended December 31, 1996 incorporated in this Proxy Statement/Prospectus by reference to MCI's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                      APPENDIX I
================================================================================

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                WORLDCOM, INC.,

                              BV ACQUISITION, INC.

                                      AND

                         BROOKS FIBER PROPERTIES, INC.,

                                  DATED AS OF

                                OCTOBER 1, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I. TERMS OF THE MERGER.......................................   I-1
  1.1.   The Merger..................................................   I-1
  1.2.   Effective Time..............................................   I-1
  1.3.   Merger Consideration........................................   I-1
  1.4.   Stockholders' Rights upon Merger............................   I-2
  1.5.   Surrender and Exchange of Shares............................   I-2
  1.6.   Options and Warrants........................................   I-3
  1.7.   Employee Stock Purchase Plan................................   I-3
  1.8.   Certificate of Incorporation................................   I-3
  1.9.   Bylaws......................................................   I-3
  1.10.  Other Effects of Merger.....................................   I-3
  1.11.  Registration Statement; Prospectus/Proxy Statement..........   I-3
  1.12.  Tax-Free Reorganization.....................................   I-4
  1.13.  Additional Actions..........................................   I-5
ARTICLE II. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF
            BFP......................................................   I-5
  2.1.   Organization and Good Standing..............................   I-5
  2.2.   Capitalization..............................................   I-5
  2.3.   Subsidiaries................................................   I-6
  2.4.   Authorization; Binding Agreement............................   I-6
  2.5.   Governmental Approvals......................................   I-6
  2.6.   No Violations...............................................   I-6
  2.7.   Securities Filings and Litigation...........................   I-7
  2.8.   BFP Financial Statements....................................   I-8
  2.9.   Absence of Certain Changes or Events........................   I-8
  2.10.  Compliance with Laws........................................   I-8
  2.11.  Permits.....................................................   I-8
  2.12.  Finders and Investment Bankers..............................   I-8
  2.13.  Contracts...................................................   I-9
  2.14.  Employee Benefit Plans......................................   I-9
  2.15.  Taxes and Returns...........................................  I-10
  2.16.  No Undisclosed Liabilities..................................  I-12
  2.17.  Environmental Matters.......................................  I-12
  2.18.  Intellectual Property.......................................  I-12
  2.19.  Real Estate.................................................  I-12
  2.20.  Corporate Records...........................................  I-13
  2.21.  Title to and Condition of Personal Property.................  I-13
  2.22.  No Adverse Actions..........................................  I-13
  2.23.  Labor Matters...............................................  I-13
  2.24.  Insurance...................................................  I-14
  2.25.  Fairness Opinion............................................  I-14
  2.26.  Takeover Statutes...........................................  I-14
  2.27.  BFP Rights Plan.............................................  I-14
  2.28.  Disclosure..................................................  I-14

ARTICLE III. REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF
             WORLDCOM................................................  I-14
  3.1.   Organization and Good Standing..............................  I-14
  3.2.   Capitalization..............................................  I-15
  3.3.   Subsidiaries................................................  I-15

                                                                       PAGE
                                                                       ----
  3.4.   Authorization; Binding Agreement............................  I-16
  3.5.   Governmental Approvals......................................  I-16
  3.6.   No Violations...............................................  I-16
  3.7.   Securities Filings and Litigation...........................  I-16
  3.8.   WorldCom Financial Statements...............................  I-17
  3.9.   Absence of Certain Changes or Events........................  I-17
  3.10.  No Undisclosed Liabilities..................................  I-17
  3.11.  Compliance with Laws........................................  I-17
  3.12.  Permits.....................................................  I-18
  3.13.  Finders and Investment Bankers..............................  I-18
  3.14.  Contracts...................................................  I-18
  3.15.  Corporate Records...........................................  I-18
  3.16.  Disclosure..................................................  I-18
ARTICLE IV. ADDITIONAL COVENANTS OF BFP..............................  I-18
  4.1.   Conduct of Business of BFP and the BFP Subsidiaries.........  I-18
  4.2.   Notification of Certain Matters.............................  I-21
  4.3.   Access and Information......................................  I-21
  4.4.   Stockholder Approval........................................  I-21
  4.5.   Reasonable Business Efforts.................................  I-22
  4.6.   Public Announcements........................................  I-22
  4.7.   Compliance..................................................  I-22
  4.8.   BFP Benefit Plans...........................................  I-22
  4.9.   No Solicitation of Acquisition Proposal.....................  I-22
  4.10.  Securities and Stockholder Materials........................  I-24
  4.11.  Tax Opinion Certification...................................  I-24
  4.12.  Resignations................................................  I-24
  4.13.  Comfort Letters.............................................  I-24
  4.14.  Affiliate Agreements........................................  I-24
  4.15.  Takeover Statutes...........................................  I-24
  4.16.  Pooling of Interests........................................  I-24

ARTICLE V. ADDITIONAL COVENANTS OF WORLDCOM..........................  I-24
  5.1.   Conduct of Business of WorldCom and the WorldCom
         Subsidiaries................................................  I-24
  5.2.   Notification of Certain Matters.............................  I-24
  5.3.   Access and Information......................................  I-25
  5.4.   Public Announcements........................................  I-25
  5.5.   Compliance..................................................  I-25
  5.6.   SEC and Shareholder Filings.................................  I-25
  5.7.   Tax Treatment...............................................  I-25
  5.8.   Comfort Letters.............................................  I-26
  5.9.   Indemnification and Insurance...............................  I-26
  5.10.  Employee Benefit Plans......................................  I-26
  5.11.  Reasonable Business Efforts.................................  I-27
ARTICLE VI. CONDITIONS...............................................  I-27
  6.1.   Conditions to Each Party's Obligations......................  I-27
         6.1.1. Stockholder Approval.................................  I-27
         6.1.2. No Injunction or Action..............................  I-27
         6.1.3. Governmental Approvals...............................  I-27
         6.1.4. Required Consents....................................  I-27
         6.1.5. HSR Act..............................................  I-28
         6.1.6. Registration Statement...............................  I-28
         6.1.7. Blue Sky.............................................  I-28

                                                                       PAGE
                                                                       ----
         6.1.8. Fairness Opinion.....................................  I-28
         6.1.9. Tax Opinion..........................................  I-28
         6.1.10. Quotation of WorldCom Common Stock..................  I-28
6.2.     Conditions to Obligations of BFP............................  I-28
         6.2.1. WorldCom Representations and Warranties..............  I-28
         6.2.2. Performance by WorldCom..............................  I-28
         6.2.3. No Material Adverse Change...........................  I-28
         6.2.4. Certificates and Other Deliveries....................  I-28
         6.2.5. Opinion of WorldCom Counsel..........................  I-29
6.3.     Conditions to Obligations of WorldCom and Acquisition
         Subsidiary..................................................  I-29
         6.3.1. BFP Representations and Warranties...................  I-29
         6.3.2. Performance by BFP...................................  I-29
         6.3.3. No Material Adverse Change...........................  I-29
         6.3.4. Certificates and Other Deliveries....................  I-29
         6.3.5. Opinion of BFP Counsel...............................  I-29
         6.3.6. WorldCom Credit Agreements...........................  I-29
         6.3.7. Affiliate Agreements.................................  I-29
         6.3.8. Pooling Treatment....................................  I-29
ARTICLE VII. TERMINATION AND ABANDONMENT.............................  I-30
7.1.     Termination.................................................  I-30
7.2.     Termination Fees and Rights.................................  I-31
7.3.     Procedure Upon Termination..................................  I-32
ARTICLE VIII. MISCELLANEOUS..........................................  I-32
8.1.     Confidentiality.............................................  I-32
8.2.     Amendment and Modification..................................  I-33
8.3.     Waiver of Compliance; Consents..............................  I-33
8.4.     Survival of Representations and Warranties..................  I-33
8.5.     Notices.....................................................  I-33
8.6.     Binding Effect; Assignment..................................  I-34
8.7.     Expenses....................................................  I-34
8.8.     Governing Law...............................................  I-34
8.9.     Counterparts................................................  I-34
8.10.    Interpretation..............................................  I-34
8.11.    Entire Agreement............................................  I-34
8.12.    Severability................................................  I-34
8.13.    Specific Performance........................................  I-34
8.14.    Third Parties...............................................  I-35
8.15.    Schedules...................................................  I-35

                               LIST OF SCHEDULES

        SCHEDULE                                 DESCRIPTION
        --------                                 -----------
        1.1              Form of Certificate of Merger
        1.5              Letter of Transmittal
        2.2              Rights and Restrictions with Respect to BFP Stock
        2.3              BFP Subsidiaries
        2.5              Governmental Authority Consents
        2.6              BFP Required Consents
        2.7              BFP Litigation
        2.9              BFP Subsequent Events
        2.13             BFP Material Contracts
        2.14             BFP Employee Benefit Plans
        2.15             BFP Tax Matters
        2.17             BFP Environmental Matters
        2.18             BFP Intellectual Property
        2.19(a)          BFP Owned Real Property
        2.19(b)          BFP Leased Real Property
        2.20             BFP Records Off Premises
        2.22             BFP Adverse Actions
        2.23             BFP Labor Matters
        2.24             BFP Insurance
        3.2              Rights to Purchase WorldCom Common Stock
        3.9              WorldCom Subsequent Events
        4.14             Form of BFP Affiliate Agreement
        5.10(b)          BFP Change in Control Plans and Agreements
        6.2.5            Opinion of Counsel to WorldCom
        6.3.5            Opinion of Counsel to BFP

                           GLOSSARY OF DEFINED TERMS

                                                              SECTION WHERE
                            TERM                                 DEFINED
                            ----                              -------------
Acquisition Proposal........................................         4.9(a)
Acquisition Subsidiary......................................       Recitals
Active WorldCom Subsidiaries................................            3.1
Affiliate...................................................           8.10
Affiliate Agreements........................................           4.14
Agreement...................................................       Recitals
Average Trading Price.......................................            1.3
Benefit Plan................................................           2.14
BFP.........................................................       Recitals
BFP Acquisition Agreement...................................         4.9(b)
BFP Common Stock............................................            1.3
BFP Financial Statements....................................            2.8
BFP Material Adverse Effect.................................            2.1
BFP Material Contract.......................................           2.13
BFP Minority Entity.........................................            2.3
BFP Options.................................................            1.6
BFP Permits.................................................           2.11
BFP Real Property Leases....................................        2.19(b)
BFP Securities Filings......................................         2.7(a)
BFP Shares..................................................            1.3
BFP Subsidiaries............................................        1.11(b)
BFP Superior Proposal.......................................         4.9(b)
Business Plan...............................................            4.1
Certificate of Merger.......................................            1.1
Certificates................................................            1.4
Change in Control Plans and Agreements......................        5.10(b)
Claim Notice................................................           2.18
Closing.....................................................            1.2
Closing Date................................................            1.2
Code........................................................           1.12
Consent.....................................................            2.5
Delaware Code...............................................            1.1
Effective Time..............................................            1.2
Enforceability Exceptions...................................            2.4
Environmental Laws..........................................           2.17
ERISA.......................................................           2.14
ESPP........................................................            1.7
Event.......................................................            2.9
Final Order.................................................          6.1.3
Governmental Authority......................................            2.5
HSR Act.....................................................            2.5
Intellectual Property.......................................           2.18
IRS.........................................................           2.14
Law.........................................................            2.6
Letter of Transmittal.......................................            1.5
Litigation..................................................         2.7(b)
Merger......................................................       Recitals
Merger Consideration........................................            1.3
Multi-employer Plan.........................................           2.14

                                                              SECTION WHERE
                            TERM                                 DEFINED
                            ----                              -------------
NASD........................................................            2.5
Person......................................................           8.10
Prospectus/Proxy Statement..................................        1.11(a)
Registration Statement......................................        1.11(a)
Resignations................................................           4.12
Rights......................................................            2.2
Rights Plan.................................................            2.2
SEC.........................................................        1.11(a)
Securities Act..............................................        1.11(a)
Securities Exchange Act.....................................            1.6
Subsidiary..................................................           8.10
Surviving Corporation.......................................            1.1
Surviving Corporation Common Stock..........................            1.3
Surviving Corporation Material Adverse Effect...............          6.1.3
Takeover Statute............................................           2.26
Tax.........................................................        2.15(a)
Tax Return..................................................        2.15(a)
Triggering Events...........................................         7.2(d)
WorldCom....................................................       Recitals
WorldCom Common Stock.......................................            1.3
WorldCom Credit Agreements..................................            3.6
WorldCom Financial Statements...............................            3.8
WorldCom Material Adverse Effect............................            3.1
WorldCom Material Contract..................................           3.14
WorldCom Permits............................................           3.12
WorldCom Preferred Stock....................................            3.2
WorldCom Securities Filings.................................            3.7
WorldCom Series 3 Preferred.................................            3.2
WorldCom Series A Preferred.................................            3.2
WorldCom Series B Preferred.................................            3.2
WorldCom Subsidiaries.......................................        1.11(c)

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger (the "Agreement") is made and entered into as of October 1, 1997, by and among WorldCom, Inc., a Georgia corporation ("WorldCom"), BV Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of WorldCom ("Acquisition Subsidiary"), and Brooks Fiber Properties, Inc., a Delaware corporation ("BFP").

                                    Recitals

     A. The respective Boards of Directors of BFP, Acquisition Subsidiary and WorldCom have approved the merger (the "Merger") of Acquisition Subsidiary with and into BFP in accordance with the laws of the State of Delaware and the provisions of this Agreement.

     B. BFP, Acquisition Subsidiary and WorldCom desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                              TERMS OF THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the General Corporation Law of the State of Delaware (the "Delaware Code"). At the Effective Time (as defined in Section 1.2, below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into BFP in accordance with the Delaware Code, and the separate existence of Acquisition Subsidiary shall thereupon cease, and BFP, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of WorldCom. The parties shall prepare and execute a certificate of merger in substantially the form attached hereto as Schedule 1.1 (the "Certificate of Merger") in order to comply in all respects with the requirements of the Delaware Code and with the provisions of this Agreement.

     1.2. Effective Time. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same, but not before January 2, 1998. WorldCom, after consultation with BFP, shall determine the time and place for the closing of the Merger (the "Closing"). The time when the Merger shall become effective is herein referred to as the "Effective Time", and the date on which the Closing occurs is herein referred to as the "Closing Date."

     1.3. Merger Consideration. Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("BFP Shares") of common stock, par value $.01 per share, of BFP ("BFP Common Stock") as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for the BFP Shares, that number of shares of the common stock of WorldCom, par value $.01 per share ("WorldCom Common Stock"), equal to the Exchange Ratio (as defined below), plus cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). The "Exchange Ratio" shall be determined as follows: (i) if the Average Trading Price (as hereinafter defined) of a share of WorldCom Common Stock is greater than or equal to $35.15, the Exchange Ratio shall equal 1.65; (ii) if the Average Trading Price of a share of WorldCom Common Stock is greater than or equal to $31.35 but less than $35.15, the Exchange Ratio shall equal a fraction (rounded to the nearest hundred-thousandth) determined by dividing $58.00 by the Average Trading Price of a share of WorldCom Common Stock; and (iii) if the Average Trading Price of a share of

WorldCom Common Stock is less than $31.35, the Exchange Ratio shall equal 1.85. The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the WorldCom Common Stock or the BFP Common Stock.

     "Average Trading Price" for purposes hereof means the average of the daily closing prices per share of WorldCom Common Stock on the NASDAQ National Market as reported in The Wall Street Journal, Midwestern Edition, or if not reported thereby, The New York Times, Chicago Edition, for the twenty (20) consecutive full trading days ending on the date immediately prior to the third full trading day immediately preceding the Closing Date.

     No fractional shares of WorldCom Common Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. In lieu thereof, any person who would otherwise be entitled to a fractional share of WorldCom Common Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share for purposes hereof shall be the product of such fraction multiplied by the Average Trading Price.

     Each share of BFP Common Stock held in the treasury of BFP or by a wholly owned subsidiary of BFP shall be canceled as of the Effective Time, and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of BFP of any of the BFP Shares outstanding prior to the Effective Time.

     Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

     1.4. Stockholders' Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented BFP Shares (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration including the amount of cash, if any, payable in lieu of fractional shares of WorldCom Common Stock into which the BFP Shares have been converted pursuant to this Agreement. As provided in Section 262(b)(1) and (2) of the Delaware Code, the holders of the BFP Shares are not entitled to appraisal rights as a result of the Merger on the terms contemplated by this Agreement.

     1.5. Surrender and Exchange of Shares. After the Effective Time, each holder of a BFP Share shall surrender and deliver the Certificates to The Bank of New York or such other bank or trust company as may be designated by WorldCom together with a duly completed and executed transmittal letter in substantially the form attached hereto as Schedule 1.5 (the "Letter of Transmittal"). Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of WorldCom Common Stock into which such holder's BFP Shares have been converted pursuant to this Agreement plus the amount of cash payable in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of WorldCom Common Stock into which the BFP Shares have been converted pursuant to this Agreement plus the amount of cash payable in lieu of any fractional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of WorldCom Common Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and Letters of Transmittal are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of WorldCom Common Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote WorldCom Common Stock until such Certificates are exchanged pursuant to this Agreement.

     1.6. Options and Warrants. At the Effective Time, WorldCom shall cause each holder of a then-outstanding and unexercised warrant or option exercisable for shares of BFP Common Stock ("BFP Options") to receive, by virtue of the Merger and without any action on the part of the holder thereof, warrants or options, respectively, exercisable for shares of WorldCom Common Stock having the same terms and conditions as the BFP Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing BFP Options pursuant to the plans under which such BFP Options were granted and taking into account the provisions of Section 5.10(b) hereof) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio, with the resulting number of shares and exercise price being rounded down to the nearest whole share and up to the nearest cent. BFP confirms that the foregoing options exercisable for shares of WorldCom Common Stock in accordance with the terms and conditions set forth in the preceding sentence constitute substitute or adjusted options for the BFP Options on appropriate terms, and the respective Boards of Directors of BFP and WorldCom shall take all steps necessary to implement the foregoing. WorldCom shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WorldCom Common Stock for delivery upon the exercise of BFP Options after the Effective Time. WorldCom shall file or cause to be filed all registration statements on Form S-8 or other appropriate form and all other registrations and qualifications as may be necessary in connection with the sale of WorldCom Common Stock contemplated by such BFP Options promptly after the Effective Time, and WorldCom shall cause such registration statements to remain effective (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such BFP Options remain exercisable. As soon as practicable after the Effective Time, WorldCom shall qualify under applicable state securities laws the issuance of such shares of WorldCom Common Stock issuable upon exercise of the BFP Options. WorldCom shall use reasonable business efforts to cause to be taken any actions necessary on the part of WorldCom to enable subsequent transactions in WorldCom Common Stock after the Effective Time pursuant to BFP Options held by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"), to be exempt from the application of Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder.

     1.7. Employee Stock Purchase Plan. In accordance with the provisions of paragraph 8 of BFP's Employee Stock Purchase Plan (the "ESPP"), immediately prior to the Effective Time, BFP shall issue to each participant in the Offering Period (as defined in the ESPP) for which, in accordance with the provisions of paragraph 15 of the ESPP, the termination date shall be the Closing Date, the number of newly issued full shares of BFP Common Stock which may be purchased with the aggregate payroll deductions held by BFP on such participant's behalf on the Closing Date at the purchase price determined pursuant to the provisions of paragraph 7 of the ESPP. The Board of Directors of BFP shall terminate the ESPP as of the Effective Time pursuant to the provisions of paragraph 17 thereof. No Offering Period shall be commenced after the date of this Agreement.

     1.8. Certificate of Incorporation. At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of the Acquisition Subsidiary in effect at the Effective Time except that Article First shall be amended to read as follows: "The name of the Corporation is Brooks Fiber Properties, Inc." (subject to any subsequent amendment).

     1.9. Bylaws. At and after the Effective Time, the Bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment).

     1.10. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code.

     1.11. Registration Statement; Prospectus/Proxy Statement.

     (a) For the purposes of (i) registering the issuance of WorldCom Common Stock to holders of the BFP Shares in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws, and (ii) holding the meeting of BFP stockholders to vote upon the adoption of this Agreement, WorldCom and BFP will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act. Such prospectus/proxy statement in the form mailed to BFP's stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

     (b) BFP will furnish WorldCom with such information concerning BFP and its subsidiaries (the "BFP Subsidiaries") as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to BFP and the BFP Subsidiaries, to comply with the applicable provisions of the Securities Act and the Securities Exchange Act. None of the information relating to BFP and the BFP Subsidiaries supplied by BFP for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. BFP agrees promptly to advise WorldCom if, at any time prior to the meeting of the stockholders of BFP referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide WorldCom with the information needed to correct such inaccuracy or omission. BFP will furnish WorldCom with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to BFP and the BFP Subsidiaries, to continue to comply with the applicable provisions of the Securities Act and the Securities Exchange Act after the mailing thereof to the stockholders of BFP.

     (c) WorldCom will furnish BFP with such information concerning WorldCom and its subsidiaries (the "WorldCom Subsidiaries") as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to WorldCom and the WorldCom Subsidiaries, to comply with the applicable provisions of the Securities Act and the Securities Exchange Act. None of the information relating to WorldCom and the WorldCom Subsidiaries supplied by WorldCom for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. WorldCom agrees promptly to advise BFP if, at any time prior to the meeting of stockholders of BFP referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide BFP with the information needed to correct such inaccuracy or omission. WorldCom will furnish BFP with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to WorldCom and the WorldCom Subsidiaries, to continue to comply with the applicable provisions of the Securities Act and the Securities Exchange Act after the mailing thereof to the stockholders of BFP.

     (d) BFP and WorldCom agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, on a confidential basis pursuant to Rule 14a-6(e)(2) under the Securities Exchange Act.

     (e) WorldCom will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. BFP authorizes WorldCom to utilize in the Registration Statement and in all such state filed materials, the information concerning BFP and the BFP Subsidiaries provided to WorldCom in connection with, or contained in, the Prospectus/Proxy Statement. WorldCom promptly will advise BFP when the Registration Statement has become effective and of any supplements or amendments thereto, and WorldCom will furnish BFP with copies of all such documents. BFP shall not distribute any written material that might constitute a "prospectus" relating to the Merger or WorldCom Common Stock within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of WorldCom.

     1.12. Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (the "Code"). The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368(a) of the Treasury regulations. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code.

     1.13. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or BFP or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or BFP, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or BFP, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

            REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF BFP

     BFP represents, warrants and/or covenants to and with WorldCom as follows:

     2.1. Organization and Good Standing. BFP and each of the BFP Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. BFP and each of the BFP Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a BFP Material Adverse Effect (as defined below). For purposes of this Agreement, "BFP Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of BFP and the BFP Subsidiaries taken as a whole, (ii) the ability of BFP to perform its obligations set forth in this Agreement, or (iii) the ability of BFP to timely consummate the transactions contemplated by this Agreement. BFP has delivered to WorldCom a complete and accurate list of the jurisdictions of incorporation or organization and qualification or license of BFP and the BFP Subsidiaries. BFP has heretofore delivered or made available to WorldCom accurate and complete copies of the Certificates or Articles of Incorporation and By-laws, or equivalent governing instruments, as currently in effect, of BFP and each of the BFP Subsidiaries.

     2.2. Capitalization. As of the date hereof, the authorized capital stock of BFP consists of 150,000,000 shares of BFP Common Stock and 1,040,012 shares of preferred stock, par value $.01 per share, of which 50,000 shares are designated as Series A Junior Participating Stock reserved for issuance pursuant to the Rights Agreement dated as of February 29, 1996 between BFP and Boatmen's Trust Company, as Rights Agent (the "Rights Plan"), pursuant to which BFP has issued preferred stock purchase rights (the "Rights") to holders of BFP Common Stock. As of the close of business on September 30, 1997, (a) 38,509,508 shares of BFP Common Stock were issued and outstanding, and (b) no shares of BFP Common Stock were issued and held in the treasury of BFP. No other capital stock of BFP is issued or outstanding. All issued and outstanding shares of the BFP Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on Schedule 2.2 attached hereto, as of the date of this Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of BFP, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of BFP and the BFP

Subsidiaries or the ownership thereof other than those, if any, described on
Schedule 2.2 attached hereto or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

     2.3. Subsidiaries. Schedule 2.3(a) attached hereto sets forth the name and percentages of outstanding capital stock or other interest held, directly or indirectly, by BFP and other persons, with respect to each BFP Subsidiary or other person in which BFP or a BFP Subsidiary holds, directly or indirectly, any capital stock or other interest (a "BFP Minority Entity"). Except as set forth on Schedule 2.3(b) attached hereto, all of the capital stock and other interests so held by BFP are owned by it or a BFP Subsidiary as indicated on said Schedule 2.3(a), free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the BFP Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth on Schedule 2.3(c) attached hereto, there are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the BFP Subsidiaries or a BFP Minority Entity, and no equity securities or other interests of any of the BFP Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any BFP Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any BFP Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

     2.4. Authorization; Binding Agreement. BFP has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger have been duly and validly authorized by BFP's Board of Directors, and no other corporate proceedings on the part of BFP are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the stockholders of BFP in accordance with the Delaware Code and the Certificate of Incorporation and By-laws of BFP). This Agreement has been duly and validly executed and delivered by BFP and constitutes the legal, valid and binding agreement of BFP, enforceable against BFP in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

     2.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of BFP or any of the BFP Subsidiaries is required in connection with the execution or delivery by BFP of this Agreement or the consummation by BFP of the transactions contemplated hereby other than (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware in accordance with the Delaware Code,
(ii) filings with the SEC, state securities Laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (iii) Consents from or with Governmental Authorities set forth on Schedule 2.5 attached hereto, (iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"),
(v) such filings as may be required in any jurisdictions where BFP is qualified or authorized to do business as a foreign corporation in order for the Surviving Corporation to maintain such qualification or authorization, and (vi) those Consents that, if they were not obtained or made, do not or would not reasonably be expected to have a BFP Material Adverse Effect.

     2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by BFP with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-laws or other governing instruments of BFP or any of the BFP Subsidiaries, (ii) except as set forth on Schedule 2.6 attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any BFP Material Contract (as hereinafter defined) or other obligation to which BFP or any BFP Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of BFP or any BFP Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law") currently in effect to which BFP or any BFP Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which do not or would not reasonably be expected to have a BFP Material Adverse Effect.

     2.7. Securities Filings and Litigation.

     (a) BFP has made available to WorldCom true and complete copies of (i) its Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of BFP since January 1, 1994, whether or not filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by BFP with the SEC since January 1, 1994. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively herein as the "BFP Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the BFP Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to BFP Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to BFP Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the BFP Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to BFP Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Neither BFP nor any BFP Subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any BFP Securities Filing that is not described in or filed as an exhibit to such BFP Securities Filing as required by the Securities Act or the Securities Exchange Act, as the case may be. No event has occurred prior to the date hereof as a consequence of which BFP would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereto (including, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by BFP with the SEC after the date hereof shall be provided to WorldCom no later than the date of such filing.

     (b) Except as set forth in Schedule 2.7 attached hereto or in a BFP Securities Filing, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("Litigation") pending or, to the knowledge of BFP, threatened against BFP or any BFP Subsidiary, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan (as hereinafter defined) of BFP, or otherwise relating, in a manner that would reasonably be expected to have a BFP Material Adverse Effect to BFP, any BFP Subsidiary, or the securities of any of them, or any properties or rights of BFP or any of the BFP Subsidiaries.

     2.8. BFP Financial Statements. The audited consolidated and unaudited consolidated interim financial statements of BFP and the BFP Subsidiaries included in the BFP Securities Filings and as of and for the month ended July 31, 1997 (the "BFP Financial Statements") have been provided or made available to WorldCom. Except as noted thereon, the BFP Financial Statements were, or as to those BFP Financial Statements provided or required to be provided subsequent to the date hereof pursuant to this Section 2.8 will be, prepared in accordance with generally accepted accounting principles applicable to the businesses of BFP and the BFP Subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of BFP and the BFP Subsidiaries except as may be indicated therein or in the notes thereto, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect, and the exclusion of footnote disclosure in interim BFP Financial Statements) the consolidated financial condition and assets and liabilities and the results of operations of BFP and the BFP Subsidiaries as of the dates and for the periods indicated. Except as reflected in the BFP Financial Statements, as of their respective dates, neither BFP nor any BFP Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the BFP Financial Statements. Any financial statements prepared with respect to BFP or a BFP Subsidiary subsequent to the date hereof promptly shall be provided to WorldCom and shall constitute BFP Financial Statements for purposes hereof.

     2.9. Absence of Certain Changes or Events. Except as set forth in the BFP Securities Filings made available by BFP to WorldCom prior to the date of this Agreement or in Schedule 2.9 attached hereto, since July 31, 1997, through the date of this Agreement, there has not been: (i) any event, occurrence, fact, condition, change, development or effect ("Event") that would reasonably be expected to have a BFP Material Adverse Effect; (ii) any declaration, payment or setting aside for payment of any dividend (except to BFP or a BFP Subsidiary wholly owned by BFP) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of BFP or any BFP Subsidiary (except in connection with cashless exercises of BFP Options); (iii) any return of any capital or other distribution of assets to stockholders of BFP or any BFP Subsidiary (except to BFP or a BFP Subsidiary wholly owned by BFP);
(iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; or (v) any other action or agreement or undertaking by BFP or any BFP Subsidiary that, if taken or done on or after the date hereof without WorldCom's consent, would result in a breach of Section 4.1, below, and that would reasonably be expected to have a BFP Material Adverse Effect.

     2.10. Compliance with Laws. The business of BFP and each BFP Subsidiary has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not reasonably be expected to have a BFP Material Adverse Effect. Without limiting the generality of the foregoing, neither BFP nor any BFP Subsidiary has engaged in carrying transit or indirect traffic in violation of applicable Laws, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation would reasonably be expected to have a BFP Material Adverse Effect.

     2.11. Permits.

     (i) BFP and the BFP Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "BFP Permits"), (ii) neither BFP nor any BFP Subsidiary is in violation of any BFP Permit, and (iii) no proceedings are pending or, to the knowledge of BFP, threatened, to revoke or limit any material BFP Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not reasonably be expected to have a BFP Material Adverse Effect.

     2.12. Finders and Investment Bankers. Neither BFP nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than pursuant to the agreement with Salomon Brothers Inc, an accurate and complete copy of which has been provided to WorldCom, and other than pursuant to the agreement relative to the fairness opinion referenced in Section 6.1.8 below.

     2.13. Contracts. Except as set forth in Schedule 2.13 attached hereto, neither BFP nor any BFP Subsidiary is a party or is subject to any of the following ("BFP Material Contract"):

          (a) any agreement or understanding with an affiliate of BFP or of a BFP Subsidiary;

          (b) any interconnection agreement with an incumbent local exchange company;

          (c) any single note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal pursuant to which the financial obligation of BFP or a BFP Subsidiary thereunder or applicable to the assets or properties of BFP or a BFP Subsidiary subject thereto could exceed $10,000,000 after the Effective Time;

          (d) any single contract, bid or offer to which BFP or a BFP Subsidiary is a party or by which BFP or a BFP Subsidiary is bound to provide services to third parties which provides for recurring monthly revenues to BFP or a BFP Subsidiary in excess of $250,000; or

          (e) any contract which includes any exclusivity or non-competition restrictions applicable to BFP or a BFP Subsidiary.

     BFP has made available to WorldCom true and accurate copies of the BFP Material Contracts. All such BFP Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth in Schedule
2.6 attached hereto, (i) no Consent of any person is needed in order that each such BFP Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not reasonably be expected to have a BFP Material Adverse Effect, and (ii) neither BFP nor any BFP Subsidiary is in violation or breach of or default under any such BFP Material Contract, nor to BFP's knowledge is any other party to any such BFP Material Contract in violation or breach of or default under any such BFP Material Contract, in each case where such violation or breach would give rise to a right of termination.

     2.14. Employee Benefit Plans. Except as set forth in Schedule 2.14 attached hereto, there are no material Benefit Plans (as defined below) maintained or contributed to by BFP or a BFP Subsidiary under which BFP, a BFP Subsidiary or the Surviving Corporation could incur any liability. A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase, stock appreciation or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of BFP or a BFP Subsidiary or their beneficiaries or dependents, (b) a multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-Employer Plan"), or (c) a multiple employer plan as defined in Section 413 of the Code.

     With respect to each Benefit Plan (where applicable): BFP has made available to WorldCom complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) annual reports on the Form 5500 series for the last three (3) years; (iii) financial statements and/or annual and periodic accountings of plan assets for the last three (3) years; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS"); and (v) the most recent summary plan description as defined in ERISA.

     With respect to each Benefit Plan while maintained or contributed to by BFP or a BFP Subsidiary: (i) if intended to qualify under Code Sections 401(a) or 403(a), such Benefit Plan has received a favorable determination letter from the IRS that it so qualifies, and its trust is exempt from taxation under Code
Section 501(a) and, to the knowledge of BFP, nothing has since occurred to cause the loss of the Benefit Plan's qualification; (ii) such Benefit Plan has been administered in accordance with its terms and applicable

Laws; (iii) except for payment of benefits made in the ordinary course of the plan administration, no event has occurred and, to the knowledge of BFP, there exists no circumstance under which BFP, a BFP Subsidiary or the Surviving Corporation could incur liability under ERISA, the Code or otherwise; (iv) no accumulated funding deficiency as defined in Code Section 412 has occurred or exists; (v) no non-exempt prohibited transaction as defined under ERISA and the Code has occurred; (vi) no reportable event as defined in Section 4043 of ERISA has occurred (other than events as to which the 30-day notice period is waived pursuant to Section 4043 of ERISA); (vii) all contributions and premiums due have fully been made and paid on a timely basis; and (viii) all contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions accrued prior to the Effective Time which have not been made have been properly recorded on the BFP Financial Statements except, in each case, for any deviations from the foregoing which do not and would not reasonably be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined).

     No Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not reasonably be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect. Neither BFP nor any of the BFP Subsidiaries contributes to, or has any outstanding liability with respect to, any Multi-employer Plan.

     With respect to each Benefit Plan which is a welfare plan (as defined in ERISA Section 3(1)): (i) any liability for medical or death benefits with respect to current or former employees beyond their termination of employment (except as may be required by applicable Law) is provided for in the BFP Financial Statements to the extent required by applicable accounting principles;
(ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; (iii) except as set forth in Schedule 2.14 attached hereto, no term or provision of any such plan prohibits the amendment or termination thereof; and
(iv) BFP and the BFP Subsidiaries have complied with Code Section 4980B, except, in each case, for any deviations from the foregoing which do not and would not reasonably be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

     Except as set forth in Schedule 2.14 attached hereto and except as provided in Section 5.10(b) below, the consummation of the Merger will not, either alone or in conjunction with another Event under the terms of any Benefit Plan: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

     2.15. Taxes and Returns.

     (a) Except as disclosed in Schedule 2.15 attached hereto, BFP and each of the BFP Subsidiaries has timely filed, or caused to be timely filed, all material federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it (any of the foregoing being referred to herein as a "Tax Return"), and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the BFP Financial Statements have been established or which are being contested in good faith as reflected in records made available to WorldCom prior to the date of this Agreement. Except as set forth in Schedule 2.15 attached hereto, there are no claims or assessments pending against BFP or any BFP Subsidiary for any alleged deficiency in any Tax, and BFP has not been notified in writing of any proposed Tax claims or assessments against BFP or any BFP Subsidiary (other than, in each case, those for which adequate reserves in the BFP Financial Statements have been established or which are being contested in good faith as reflected in records made available to WorldCom prior to the date of this Agreement or are immaterial in amount). Except as set forth in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary has made an election under
Section 338 of the Code or has taken any action that would result in any Tax liability of BFP or any BFP Subsidiary as a result of a deemed election within the meaning of Section 338 of the Code. Except as set forth in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in Schedule 2.15 attached hereto, there are no outstanding requests by BFP or a BFP Subsidiary for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes shown to be due on any Tax Return. Except as set forth on Schedule 2.15 attached hereto, no taxing authority is conducting or has notified or, to the knowledge of BFP, has threatened BFP or any BFP Subsidiary that it intends to conduct, an audit of any prior Tax period of BFP or any of its past or present subsidiaries. Except as disclosed in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary has ever been an "S" corporation under the Code.

     (b) A listing of all Tax sharing agreements or similar arrangements with respect to or involving BFP or a BFP Subsidiary is set forth in Schedule 2.15 attached hereto.

     (c) Except as set forth in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof).

     (d) Except as set forth in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (e) Except as provided in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary is a person other than a United States person within the meaning of the Code.

     (f) None of the assets of BFP or of any BFP Subsidiary is property which BFP or any BFP Subsidiary is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code.

     (g) BFP and each BFP Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of Section 6662(d) of the Code.

     (h) There are no liens for Taxes in excess of $50,000 individually or $500,000 in the aggregate on the assets of BFP or any BFP Subsidiary except for statutory liens for current Taxes not yet due and payable.

     (i) All material elections with respect to any material amount of Taxes affecting BFP and the BFP Subsidiaries are described in Schedule 2.15 attached hereto or, with respect to elections made on or before December 31, 1996, are reflected in the Tax Returns of BFP filed and provided or made available to WorldCom prior to the date of this Agreement. Neither BFP nor any BFP
Subsidiary: (i) has made or will make a deemed dividend election under Treas. Reg. sec. 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(l) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of BFP or any BFP Subsidiary; (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an express election, or is required, to treat any asset of BFP or any BFP Subsidiary as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

     (j) Except as set forth in Schedule 2.15 attached hereto, BFP and the BFP Subsidiaries are not and have never been includable corporations in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the affiliated group of which BFP is the common parent corporation.

     (k) Except as set forth in Schedule 2.15 attached hereto or as a result of the Merger, the consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits set forth in the BFP Financial Statements are not subject to any limitations under Section 382, Section 383 or the Treasury regulations (whether temporary, proposed or final) under Section 1502 of the Code.

     (l) Except as set forth in Schedule 2.15 attached hereto, neither BFP nor any BFP Subsidiary is a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or should be treated as a partnership for federal income tax purposes.

     2.16. No Undisclosed Liabilities. BFP and the BFP Subsidiaries do not have any liabilities or obligations whatsoever, whether accrued, contingent or otherwise, and BFP knows of no basis for any claim against BFP or any BFP Subsidiary for any liability or obligation, except (i) to the extent set forth or reflected in the BFP Securities Filings or the BFP Financial Statements provided or made available to WorldCom prior to the date of this Agreement, (ii) to the extent expressly set forth on any Schedule attached hereto or otherwise as described in this Article II, or (iii) liabilities or obligations incurred in the normal and ordinary course of business since July 31, 1997, and except, in each case, for any deviations from the foregoing which individually or in the aggregate do not and would not reasonably be expected to have a BFP Material Adverse Effect.

     2.17. Environmental Matters. As of the date of this Agreement, (i) BFP and the BFP Subsidiaries are in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of BFP, threatened against BFP, a BFP Subsidiary or any of their respective properties pursuant to Environmental Laws, and (iii) except as set forth on
Schedule 2.17 attached hereto, there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to liability on the part of BFP or a BFP Subsidiary under, Environmental Laws, except, in each case, for any deviations from the foregoing which do not and would not reasonably be expected to have a BFP Material Adverse Effect. BFP has provided or made available to WorldCom prior to the date of this Agreement true, accurate and complete copies of all environmental reports in the possession of BFP or a BFP Subsidiary relating to any of their respective past or present properties. As used herein, the term "Environmental Laws" shall mean Laws relating to pollution, waste control, the generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection of the environment, environmental activity or public health and safety.

     2.18. Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, copyrights, franchises and similar rights of or used by BFP or a BFP Subsidiary, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from BFP or any of the BFP Subsidiaries relating to any of the foregoing. Except as set forth on Schedule 2.18 attached hereto,
(i) BFP or one of the BFP Subsidiaries own, or are licensed to or otherwise have the right to use all material Intellectual Property currently used in its or their respective businesses, (ii) the rights of BFP and the BFP Subsidiaries in such Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and BFP and the BFP Subsidiaries have not received, as of the date of this Agreement, notice of any adversely-held Intellectual Property of any other person, or notice of any charge or claim of infringement or breach from any person relating to such Intellectual Property or any material process or confidential information of BFP or any BFP Subsidiary ("Claim Notice") and do not know of any basis for any such charge or claim, and (iii) BFP, the BFP Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five (5) years prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names. BFP shall promptly notify, and shall cause the BFP Subsidiaries to promptly notify, WorldCom of any Claim Notice received by BFP or a BFP Subsidiary after the date of this Agreement.

     2.19. Real Estate.

     (a) Schedule 2.19(a) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all real property owned by BFP or any of the BFP Subsidiaries. BFP or one of the BFP Subsidiaries, as indicated thereon, is the owner of fee title to the real property described on said Schedule 2.19(a) and to all of the buildings, structures and other improvements located thereon free and clear of any material mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for the matters listed on said Schedule 2.19(a) and, except for any exceptions, easements, restrictive covenants, encroachments or other survey defects, encumbrances, restrictions or limitations which, individually or in the aggregate, do not and would not reasonably be expected to have a BFP Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such real property.

     (b) Schedule 2.19(b) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which BFP or any of the BFP Subsidiaries uses or occupies, or has the right to use or occupy any material real property or improvements thereon (the "BFP Real Property Leases"). Except for the matters listed on said Schedule 2.19(b), BFP or a BFP Subsidiary, as indicated thereon, holds the leasehold estate under or other interest in each BFP Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords' or mechanics' liens which have not been executed upon, and except for liens, encumbrances and rights that do not and would not reasonably be expected to have a BFP Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such leasehold estate or interest.

     2.20. Corporate Records. The respective corporate record books of or relating to BFP and each of the BFP Subsidiaries made available to WorldCom by BFP contain accurate and complete records of (i) all corporate actions of the respective stockholders and directors (and committees thereof) of BFP and the BFP Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, By-laws and/or other governing instruments, as amended, of BFP and the BFP Subsidiaries, and (iii) the issuance and transfer of stock of BFP and the BFP Subsidiaries. Except as set forth on Schedule 2.20 attached hereto, neither BFP nor any BFP Subsidiary has any of its material records or information recorded, stored, maintained or held off the premises of BFP and the BFP Subsidiaries.

     2.21. Title to and Condition of Personal Property. BFP and each of the BFP Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances that have had or would reasonably be expected to have a BFP Material Adverse Effect or to interfere in any material respect with the present use and enjoyment of such property or interests. As of the date of this Agreement, all such personal property is in reasonably good operating condition and repair as required for use in the businesses of BFP and the BFP Subsidiaries (ordinary wear and tear excepted), is reasonably suitable for the use to which the same is customarily put by BFP or any BFP Subsidiary and is free from material defects.

     2.22. No Adverse Actions. Except as set forth on Schedule 2.22 attached hereto, there is no existing, pending or, to the knowledge of BFP, overtly threatened termination, cancellation, limitation, modification or change in the business relationship of BFP or any of the BFP Subsidiaries, with any supplier, customer or other person except such as would not reasonably be expected to have a BFP Material Adverse Effect. None of BFP, any BFP Subsidiary or, to the knowledge of BFP, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others, which would reasonably be expected to have a BFP Material Adverse Effect.

     2.23. Labor Matters. Except as set forth on Schedule 2.13, 2.14 or 2.23 attached hereto, neither BFP nor any of the BFP Subsidiaries has any material obligations, contingent or otherwise, under any employment, severance or consulting agreement, any collective bargaining agreement or any other contract with a labor union or other labor or employee group. To the knowledge of BFP, as of the date of this Agreement, there are no negotiations, demands or proposals which are presently pending or overtly threatened by or on behalf of any labor union with respect to the unionizing of employees of BFP or any BFP Subsidiary. As of the date of this Agreement, there is no unfair labor practice complaint against BFP or any BFP Subsidiary pending or, to the knowledge of BFP, threatened before the National Labor Relations Board or comparable agency, no unresolved grievance against BFP or any BFP Subsidiary, no collective bargaining agreement which is currently being negotiated by BFP or any BFP Subsidiary, and neither BFP nor any BFP Subsidiary is experiencing any work stoppage, strike, slowdown or other labor difficulty which, in each case, would reasonably be expected to have a BFP Material Adverse Effect. As of the date of this Agreement, no employee has informed BFP or any BFP Subsidiary of his or her intention to terminate his or her employment with BFP or any BFP Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement. BFP shall promptly notify, and shall cause the BFP Subsidiaries to promptly notify, WorldCom upon knowledge by BFP or a BFP Subsidiary of the occurrence after the date hereof of any matter referenced in this Section 2.23.

     2.24. Insurance. Schedule 2.24 attached hereto lists each policy of insurance which BFP and each of the BFP Subsidiaries has obtained and maintains. As of the date of this Agreement, neither BFP nor any of the BFP Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any of such policies of insurance. Neither BFP nor any BFP Subsidiary has been refused any insurance for any material coverage by an insurance carrier to which it has applied for such insurance coverage in the last three (3) years.

     2.25. Fairness Opinion. BFP's Board of Directors has received from its financial advisors, Salomon Brothers Inc, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Merger Consideration is fair to the holders of the BFP Shares from a financial point of view. An accurate and complete copy of such opinion has been provided to WorldCom.

     2.26. Takeover Statutes. BFP is not subject to any "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute") applicable to WorldCom other than
Section 203 of the Delaware Code. Assuming WorldCom and its "associates" and "affiliates" (as defined in Section 203 of the Delaware Code), without giving effect to this Agreement, collectively beneficially own and have beneficially owned at all times during the three-year period prior to the date hereof less than fifteen percent (15%) of the BFP Shares outstanding, BFP's Board of Directors has irrevocably taken all necessary action so that the provisions of
Section 203 of the Delaware Code shall be inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

     2.27. BFP Rights Plan. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Right is represented by the associated share of BFP Common Stock and is not exercisable or transferable apart from the associated share of BFP Common Stock. Assuming WorldCom and its "Affiliates and Associates" have not become an "Acquiring Person" prior to the date hereof (as such terms are defined in the Rights Plan), BFP's Board of Directors has irrevocably taken all necessary action so that (i) neither WorldCom nor Acquisition Subsidiary will be deemed such an "Acquiring Person,"
(ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Plan) will occur, and (iii) the Rights will not become exercisable or transferable apart from the associated shares of BFP Common Stock, in each case, as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger.

     2.28. Disclosure. No representation or warranty of BFP herein and no information contained or referenced in a Schedule delivered by BFP to WorldCom and Acquisition Subsidiary pursuant hereto or in any other document subsequently delivered by BFP to WorldCom and Acquisition Subsidiary pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE III

                        REPRESENTATIONS, WARRANTIES AND
                         CERTAIN COVENANTS OF WORLDCOM

     WorldCom represents, warrants and/or covenants to and with BFP as follows:

     3.1. Organization and Good Standing. WorldCom is a corporation duly organized and validly existing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Acquisition Subsidiary and each of the WorldCom Subsidiaries that is active and operating (the "Active WorldCom Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be validly existing and in good standing would not have a WorldCom Material Adverse Effect (as hereinafter defined). WorldCom, Acquisition Subsidiary and each of the Active WorldCom Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a WorldCom Material Adverse Effect. For purposes of this Agreement, "WorldCom Material Adverse Effect" shall mean (i) a material adverse effect on
(A) the business, assets, condition (financial or otherwise), properties, liabilities or the results of operations of WorldCom and the WorldCom Subsidiaries taken as a whole, (B) the ability of WorldCom to perform its obligations set forth in this Agreement, or (C) the ability of WorldCom to timely consummate the transactions contemplated by this Agreement, or (ii) the entering by WorldCom or any WorldCom Subsidiary into any industry segment for which separate financial information would be required by Item 101(b) of Regulation S-K under the Securities Act and the Securities Exchange Act or the production of any class of similar products or the rendering of any class of similar services which would reasonably be expected to account for twenty percent (20%) or more of WorldCom's consolidated revenues during the year ending December 31, 1998, in each case which is not related to telecommunications services or any products or services ancillary thereto. WorldCom has heretofore delivered or made available to BFP accurate and complete copies of the Certificates or Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of WorldCom, Acquisition Subsidiary and each of the Active WorldCom Subsidiaries.

     3.2. Capitalization. As of the date hereof, the authorized capital stock of WorldCom consists of 2,500,000,000 shares of WorldCom Common Stock, and 50,000,000 shares of preferred stock, par value $.01 per share, as to which 94,992 shares have been designated as Series A 8% Cumulative Convertible Preferred Stock, 15,000,000 shares have been designated as Series B Convertible Preferred Stock and 2,500,000 shares have been designated as Series 3 Junior Participating Preferred Stock (collectively, the "WorldCom Preferred Stock" and, separately, the "WorldCom Series A Preferred," "WorldCom Series B Preferred" and "WorldCom Series 3 Preferred," respectively). As of the close of business on September 30, 1997, (a) 907,159,586 shares of WorldCom Common Stock were issued and outstanding, and (b) 94,992 shares of the WorldCom Series A Preferred, 12,445,113 shares of WorldCom Series B Preferred and no shares of WorldCom Series 3 Preferred were issued and outstanding. No other capital stock of WorldCom is issued or outstanding. All issued and outstanding shares of the WorldCom Common Stock and WorldCom Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws. Except as set forth in the WorldCom Securities Filings (as hereinafter defined) or on Schedule
3.2 attached hereto, as of the date of this Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of WorldCom, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of WorldCom, Acquisition Subsidiary and the Active WorldCom Subsidiaries or the ownership thereof other than those pursuant to the WorldCom Credit Agreements (as hereinafter defined) or those imposed generally by the Securities Act, the Securities Exchange Act, applicable state or foreign securities Laws or applicable corporate Law.

     3.3. Subsidiaries. All of the capital stock and other interests of the Active WorldCom Subsidiaries held by WorldCom are owned by it or a WorldCom Subsidiary, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Active WorldCom Subsidiaries held by WorldCom are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws.

     3.4. Authorization; Binding Agreement. WorldCom and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of WorldCom and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of WorldCom or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by WorldCom as the sole stockholder of Acquisition Subsidiary in accordance with the Delaware Code and the Certificate of Incorporation and Bylaws of Acquisition Subsidiary). This Agreement has been duly and validly executed and delivered by each of WorldCom and Acquisition Subsidiary and constitutes the legal, valid and binding agreements of WorldCom and Acquisition Subsidiary, enforceable against each of WorldCom and Acquisition Subsidiary in accordance with its terms, subject to the Enforceability Exceptions.

     3.5. Governmental Approvals. No Consent from or with any Governmental Authority on the part of WorldCom or any of the WorldCom Subsidiaries is required in connection with the execution or delivery by WorldCom and Acquisition Subsidiary of this Agreement or the consummation by WorldCom and Acquisition Subsidiary of the transactions contemplated hereby other than (i) filings with the SEC, state securities laws administrators and the NASD, (ii) Consents from or with Governmental Authorities, (iii) filings under the HSR Act, and (iv) those Consents that, if they were not obtained or made, do not or would not reasonably be expected to have a WorldCom Material Adverse Effect.

     3.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by WorldCom and Acquisition Subsidiary with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of WorldCom or any of the WorldCom Subsidiaries, (ii) except for compliance with the requirements under WorldCom's Facility A Revolving Credit Agreement and Facility B Revolving Credit and Term Loan Agreement, each dated as of July 3, 1997 (the "WorldCom Credit Agreements"), require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any WorldCom Material Contract (as hereinafter defined) or other obligation to which WorldCom or any WorldCom Subsidiary is a party or by which any of them or any of their properties or assets may be bound,
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of WorldCom or any WorldCom Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 3.5, above, contravene any Law currently in effect to which WorldCom or any WorldCom Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a WorldCom Material Adverse Effect.

     3.7. Securities Filings and Litigation. WorldCom has made available to BFP true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1994, 1995 and 1996, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of WorldCom since January 1, 1994, as filed with the SEC, and
(iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by WorldCom with the SEC since January 1, 1994. The reports and statements set forth in clauses (i) through
(iii), above, and those subsequently provided or required to be provided pursuant to this Section 3.7, are referred to collectively as the "WorldCom Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the WorldCom Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to WorldCom Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to WorldCom Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the WorldCom Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to WorldCom Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no Litigation pending or, to the knowledge of WorldCom, threatened against WorldCom or any WorldCom Subsidiary, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan of WorldCom, or otherwise relating, in a manner that could have a WorldCom Material Adverse Effect, to WorldCom, any WorldCom Subsidiary or the securities of any of them, or any properties or rights of WorldCom or any of the WorldCom Subsidiaries, which is required to be described in any WorldCom Securities Filing that is not so described. No event has occurred as a consequence of which WorldCom would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by WorldCom with the SEC after the date hereof shall be provided to BFP upon such filing.

     3.8. WorldCom Financial Statements. The audited consolidated and unaudited consolidated interim financial statements of WorldCom and the WorldCom Subsidiaries included in the WorldCom Securities Filings (the "WorldCom Financial Statements") have been made available to BFP. Except as noted thereon, the WorldCom Financial Statements were, or as to those WorldCom Financial Statements provided or required to be provided subsequent to the date hereof pursuant to this Section 3.8 will be, prepared in accordance with generally accepted accounting principles applicable to the businesses of WorldCom and the WorldCom Subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of WorldCom and the WorldCom Subsidiaries, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim WorldCom Financial Statements) the financial condition and assets and liabilities and the results of operations of WorldCom and the WorldCom Subsidiaries as of the dates and for the periods indicated. Except as reflected in the WorldCom Financial Statements, as of their respective dates, neither WorldCom nor any WorldCom Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the WorldCom Financial Statements. Any consolidated financial statements included in the WorldCom Securities Filings subsequent to the date hereof shall constitute WorldCom Financial Statements for purposes hereof.

     3.9. Absence of Certain Changes or Events. Except as set forth in the WorldCom Securities Filings made available by WorldCom to BFP prior to the date of this Agreement or in Schedule 3.9 attached hereto, since December 31, 1996, through the date of this Agreement, there has not been any Event that would reasonably be expected to have a WorldCom Material Adverse Effect.

     3.10. No Undisclosed Liabilities. WorldCom and the WorldCom Subsidiaries do not have any liabilities or obligations whatsoever, whether accrued, contingent or otherwise, and WorldCom knows of no basis for any claim against WorldCom or any WorldCom Subsidiary for any liability or obligation, except (i) to the extent set forth or reflected in the WorldCom Securities Filings or the WorldCom Financial Statements provided or made available to BFP prior to the date of this Agreement, (ii) to the extent expressly set forth on any Schedule attached hereto or otherwise as described in this Article III, (iii) liabilities or obligations incurred in the normal and ordinary course of business since June 30, 1997 or (iv) those incident to transactions previously disclosed to BFP, and except, in each case, for any deviations from the foregoing which individually or in the aggregate do not and would not reasonably be expected to have a WorldCom Material Adverse Effect.

     3.11. Compliance with Laws. The businesses of WorldCom and the WorldCom Subsidiaries have been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not reasonably be expected to have a WorldCom Material Adverse Effect. Without limiting the generality of the foregoing, neither WorldCom nor any of the WorldCom Subsidiaries has engaged in carrying transit or indirect traffic in violation of applicable Laws, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation would reasonably be expected to have a WorldCom Material Adverse Effect.

     3.12. Permits. (i) WorldCom, Acquisition Subsidiary and the Active WorldCom Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "WorldCom Permits"), (ii) neither WorldCom, Acquisition Subsidiary nor any Active WorldCom Subsidiary is in violation of any WorldCom Permit, and (iii) no proceedings are pending or, to the knowledge of WorldCom, threatened, to revoke or limit any material WorldCom Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a WorldCom Material Adverse Effect.

     3.13. Finders and Investment Bankers. Neither WorldCom nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     3.14. Contracts. Neither WorldCom nor any Active WorldCom Subsidiary is a party to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("WorldCom Material Contract") required to be described in or filed as an exhibit to any WorldCom Securities Filing that is not described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. WorldCom has made available to BFP true and accurate copies of the WorldCom Material Contracts. All such WorldCom Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. Except as referenced in Section 3.6 above, no Consent of any person is needed in order that each such WorldCom Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not reasonably be expected to have a WorldCom Material Adverse Effect.

     3.15. Corporate Records. The respective corporate record books of or relating to WorldCom, Acquisition Subsidiary and each of the Active WorldCom Subsidiaries made available to BFP by WorldCom contain accurate and complete records of (i) all corporate actions of the respective shareholders and directors (and committees thereof) of WorldCom, Acquisition Subsidiary and the Active WorldCom Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, Bylaws and/or other governing instruments, as amended, of WorldCom, Acquisition Subsidiary and the Active WorldCom Subsidiaries, and (iii) the issuance and transfer of stock of WorldCom, Acquisition Subsidiary and the Active WorldCom Subsidiaries.

     3.16. Disclosure. No representation or warranty of WorldCom herein and no information contained or referenced in a Schedule delivered by WorldCom to BFP pursuant hereto or in any other document subsequently delivered by WorldCom to BFP pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                   ARTICLE IV

                          ADDITIONAL COVENANTS OF BFP

     BFP represents, covenants and agrees as follows:

     4.1. Conduct of Business of BFP and the BFP Subsidiaries. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, BFP shall conduct, and it shall cause the BFP Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and BFP shall, and it shall cause the BFP Subsidiaries to, use its or their respective reasonable business efforts to preserve intact its or their respective business organizations, to keep available the services of its or their respective officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither BFP nor any BFP Subsidiary will, without the prior written consent of WorldCom:

          (i) amend or propose to amend its Certificate or Articles of Incorporation or By-laws (or comparable governing instruments) in any material respect;

          (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of BFP or any BFP Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of BFP or any BFP Subsidiary, except for the issuance of shares of BFP Common Stock pursuant to the exercise of BFP Options outstanding on the date of this Agreement in accordance with their present terms and except for the grant of employee stock options as permitted by Section 4.8, below, and issuance of BFP Common Stock pursuant to the exercise thereof, except for the issuance of shares of BFP Common Stock in accordance with the terms of any acquisition approved in writing by WorldCom and except for the issuance of debt securities as permitted by clause (iv) of this Section 4.1;

          (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to BFP or a BFP Subsidiary wholly owned by BFP, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of $5,000,000 in the aggregate for all persons combined, or as provided in the budget and business plan of BFP, a copy of which has been delivered to the WorldCom (the "Business Plan"), create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for any material obligation of any person, other than BFP or any wholly-owned BFP Subsidiary; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a wholly-owned BFP Subsidiary or pursuant to the terms of agreements as in effect on the date hereof and/or customary advances to employees made in the ordinary course of business consistent with past practice), provided BFP will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the BFP Subsidiaries and otherwise operate in accordance with the Business Plan; (d) acquire the stock or assets of, or merge or consolidate with, any other person or business; or (e) other than as provided in the Business Plan, voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

          (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, other than in the ordinary course of business consistent with past practice or having a net book value in excess of $500,000 individually or $2,000,000 in the aggregate, and other than to secure indebtedness permitted by the preceding clause (iv) of this Section 4.1;

          (vi) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to the BFP Material Contracts in accordance with their terms in effect on the date of this Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 10% of the current compensation of such individual or $20,000 per annum;

          (vii) enter into, establish, amend, make material interpretations or determinations with respect to, or terminate any employment, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any officer, director, other employee, agent, consultant or affiliate, other than as required pursuant to the terms of agreements as in effect on the date hereof and the actions with respect to the ESPP as contemplated by Section 1.7, above;

          (viii) make any material elections with respect to Taxes that are inconsistent with the prior elections reflected in the BFP Financial Statements as of and for the period ended December 31, 1996;

          (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or Litigation, except routine debts, claims, rights or Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $100,000 individually or $500,000 when aggregated with all such payments by BFP and the BFP Subsidiaries combined;

          (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date hereof, would result in a material breach of any of the covenants, representations or warranties of BFP set forth in this Agreement or would have a BFP Material Adverse Effect;

          (xi) enter into any lease or other agreement, or amend in any respect materially adverse to BFP or a BFP Subsidiary any lease or other agreement, with respect to real property, not contemplated by the Business Plan, or which obligates BFP or any BFP Subsidiary to pay total rent in excess of $2,000,000;

          (xii) enter into, or amend in any respect materially adverse to BFP or a BFP Subsidiary, any agreement or transaction (a) pursuant to which the aggregate financial obligation of BFP or a BFP Subsidiary or the value of the services to be provided could exceed $20,000,000 individually or $50,000,000 in the aggregate for all such agreements or transactions, (b) having a term of more than 12 months and pursuant to which the aggregate financial obligation of BFP or a BFP Subsidiary or the value of the services to be provided could exceed $10,000,000 per year individually or $25,000,000 per year in the aggregate for all such agreements or transactions, or (c) which is not terminable upon no more than 90 days' notice by BFP or the BFP Subsidiary involved without penalty in excess of $1,000,000 individually or $3,000,000 when aggregated with the penalties under all such agreements or transactions, except, in each case, as required pursuant to the terms of agreements as in effect on the date hereof and as required by Law (in which case BFP shall promptly notify WorldCom);

          (xiii) take any action with respect to the indemnification of any current or former director, officer employee or agent;

          (xiv) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Laws or as agreed to or requested by BFP's auditors after consultation with WorldCom's auditors;

          (xv) enter into, amend, modify, terminate or waive any material rights under any BFP Material Contract or any material agreement or other material obligation that restricts, in any material respect, the activities of BFP or a BFP Subsidiary or amend, modify, terminate or waive any such right, agreement or obligation that restricts in any material respect any other person;

          (xvi) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization, except for the reorganization contemplated as part of the pending bank revolving credit agreement referenced on Schedule 2.6 attached hereto; or

          (xvii) resolve, agree, commit or arrange to do any of the foregoing.

     Furthermore, BFP covenants, represents and warrants that from and after the date hereof, unless WorldCom shall otherwise expressly consent in writing, BFP shall, and BFP shall cause each BFP Subsidiary to, use its or their respective reasonable business efforts to:

          (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or them;

          (ii) pay all accounts payable and other obligations in the ordinary course of business consistent with past practice, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other material obligations which are contested in good faith, only after consultation with WorldCom; and

          (iii) comply in all material respects with all Laws applicable to any of them or their respective properties, assets or businesses and maintain in full force and effect all BFP Permits necessary for, or otherwise material to, such businesses.

     4.2. Notification of Certain Matters. BFP shall give prompt notice to WorldCom if any of the following occurs after the date of this Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any BFP Material Contract giving rise to a right of termination; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, other than a Consent disclosed pursuant to
Section 2.5 or 2.6 above; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD) in connection with the transactions contemplated by this Agreement;
(iv) the occurrence of an Event which would reasonably be expected to have a BFP Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting BFP or any BFP Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of BFP or any BFP Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of BFP, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger, or any material development in connection with any Litigation disclosed by BFP in or pursuant to this Agreement or the BFP Securities Filings; and (vi) the occurrence of any Event that would reasonably be expected to cause a breach by BFP of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.

     4.3. Access and Information. Between the date of this Agreement and the Effective Time, BFP will give, and will cause each of the BFP Subsidiaries to give, and shall direct its accountants and legal counsel to give, upon reasonable notice, WorldCom, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to BFP and the BFP Subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish WorldCom with
(a) such financial and operating data and other information with respect to the business and properties of BFP and the BFP Subsidiaries as WorldCom may from time to time reasonably request including, but not limited to, data and information required for inclusion in WorldCom's pending registration statements and/or other WorldCom Securities Filings, and (b) a copy of each material report, schedule and other document filed or, if related to BFP or a BFP Subsidiary, received by BFP or any BFP Subsidiary pursuant to the requirements of applicable securities Laws, the NASD or other securities exchange. The foregoing access will be subject to government security restrictions and restrictions contained in confidentiality agreements to which BFP is subject and of which WorldCom has been advised prior to the date of this Agreement (if requested, prior to the date hereof); provided that BFP shall use its reasonable best efforts to obtain waivers of such restrictions.

     4.4. Stockholder Approval. As soon as practicable, BFP will, subject to obtaining WorldCom's written consent pursuant to Section 1.11(e) of this Agreement, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. The Board of Directors of BFP, subject to the provisions of Section 4.9(b) below, (i) will recommend to the stockholders of BFP that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by BFP's stockholders of this Agreement and the transactions contemplated hereby. Each of BFP's directors has agreed to vote his or her beneficially owned BFP Shares for such adoption and approval.

     4.5. Reasonable Business Efforts. Subject to the terms and conditions herein provided, BFP agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement including, but not limited to (i) obtaining any third party Consent required in connection with the execution and delivery by BFP of this Agreement or the consummation by BFP of the transactions contemplated hereby, (ii) the defending of any Litigation against BFP or any BFP Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, BFP agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. BFP will consult with counsel for WorldCom as to, and will permit such counsel to participate in, at WorldCom's expense, any Litigation referred to in clause (ii) above brought against or involving BFP or any BFP Subsidiary.

     4.6. Public Announcements. So long as this Agreement is in effect, BFP shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of WorldCom, except when such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case BFP, prior to making such announcement, shall consult with WorldCom regarding the same.

     4.7. Compliance. In consummating the Merger and the transactions contemplated hereby, BFP shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the BFP Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

     4.8. BFP Benefit Plans. Between the date of this Agreement and through the Effective Time, no discretionary award or grant under any Benefit Plan of BFP or a BFP Subsidiary shall be made without the consent of WorldCom, except options for shares of BFP Common Stock (with exercise prices at or about the fair market value of the underlying shares of BFP Common Stock on the date of grant) granted to employees of BFP hired on or after the date of this Agreement in the ordinary course of business consistent with past practice as heretofore disclosed to WorldCom; nor shall BFP or a BFP Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan except as specifically required pursuant to the terms thereof as in effect on the date of this Agreement. Neither BFP nor any BFP Subsidiary shall make any amendment to any Benefit Plan or any awards thereunder without the consent of WorldCom.

     4.9. No Solicitation of Acquisition Proposal.

     (a) BFP shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). BFP shall not, nor shall it permit any of the BFP Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any BFP Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of BFP determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BFP's stockholders under applicable Law, BFP may, in response to an Acquisition Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 4.9(c), (x) furnish information with respect to BFP and the BFP Subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by BFP after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal. "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of BFP and the BFP Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BFP or any of the BFP Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BFP or any of the BFP Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BFP or any of the BFP Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to WorldCom of the transactions contemplated by this Agreement.

     (b) Except as set forth in this Section 4.9, neither the Board of Directors of BFP nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to WorldCom, the approval or recommendation by such Board of Directors of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) cause BFP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "BFP Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of BFP determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BFP's stockholders under applicable Law, the Board of Directors of BFP may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger or (y) approve or recommend a BFP Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause BFP to enter into any BFP Acquisition Agreement with respect to any BFP Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the tenth business day following WorldCom's receipt of written notice advising WorldCom that the Board of Directors of BFP has received a BFP Superior Proposal, specifying the material terms and conditions of such BFP Superior Proposal and identifying the person making such BFP Superior Proposal. Any such withdrawal or modification of the recommendation of the Merger shall not change the approval of the Board of Directors of BFP for purposes of causing Section 203 of the Delaware Code to be inapplicable to the Merger or the status of WorldCom as other than an "Acquiring Person" under the Rights Plan and shall not directly or indirectly cause a "Stock Acquisition Date" or a "Distribution Date" (as such terms are defined in the Rights Plan) to occur. For purposes of this Agreement, a "BFP Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the combined voting power of the shares of BFP Common Stock then outstanding or all or substantially all the assets of BFP and otherwise on terms which the Board of Directors of BFP determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to BFP's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of BFP, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of BFP set forth in paragraphs (a) and
(b) of this Section 4.9, BFP shall immediately advise WorldCom orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. BFP will keep WorldCom fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

     (d) Nothing contained in this Section 4.9 shall prohibit BFP from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to BFP's stockholders if, in the good faith judgment of the Board of Directors of BFP, after consultation with Bryan Cave LLP, failure so to disclose would be inconsistent with its fiduciary duties to BFP's stockholders under applicable Law; provided, however, neither BFP nor its Board of Directors (or any committee thereof) shall, except as permitted by Section 4.9(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

     4.10. Securities and Stockholder Materials. BFP shall send to WorldCom a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC, the NASD or any other securities commission.

     4.11. Tax Opinion Certification. BFP shall use its best efforts to cause the Merger to qualify, and will not take any action which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, BFP shall provide tax counsel rendering an opinion under Subsection 6.1.9 below with a certificate concerning such factual matters as such counsel identifies are relevant to its opinion and will use its best efforts to obtain such a certificate from any stockholder of BFP identified by such counsel.

     4.12. Resignations. BFP shall use its reasonable business efforts to cause such of the officers and/or directors of BFP and the BFP Subsidiaries as WorldCom may request to voluntarily resign their positions as such as of the Effective Time. The instruments effecting such resignations are herein referred to as the "Resignations."

     4.13. Comfort Letters. Upon the request of WorldCom, BFP shall use reasonable business efforts to provide to WorldCom on or prior to the Closing Date "comfort letters" from the independent certified public accountants for BFP dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, addressed to the Board of Directors of each of BFP and WorldCom, covering such matters as WorldCom shall reasonably request with respect to facts concerning the financial condition of BFP and the BFP Subsidiaries as are customary for certified public accountants to deliver in connection with a transaction similar to the Merger.

     4.14. Affiliate Agreements. BFP shall use reasonable business efforts to ensure that each person who is or may be an "affiliate" of BFP within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in the form attached hereto as Schedule 4.14 (the "Affiliate Agreements").

     4.15. Takeover Statutes. If any Takeover Statute, other than Section 203 of the Delaware Code, is or may become applicable to the Merger or the transactions contemplated hereby, BFP and the members of its Board of Directors will grant such approvals and will take such other actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and any of the transactions contemplated hereby.

     4.16. Pooling of Interests. BFP shall not take, and shall use reasonable business efforts to ensure that none of the BFP Subsidiaries and its and their respective stockholders, directors, officers, agents or employees takes, any action that would result in the Merger not qualifying for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16.

                                   ARTICLE V

                        ADDITIONAL COVENANTS OF WORLDCOM

     WorldCom covenants and agrees as follows:

     5.1. Conduct of Business of WorldCom and the WorldCom
Subsidiaries. WorldCom covenants, represents and warrants that from and after the date of this Agreement, unless BFP shall otherwise expressly consent in writing, WorldCom shall, and WorldCom shall cause each WorldCom Subsidiary to, use its or their respective reasonable business efforts to comply in all material respects with all Laws applicable to any of them or their respective properties, assets or businesses and maintain in full force and effect all the WorldCom Permits necessary for, or otherwise material to, such businesses.

     5.2. Notification of Certain Matters. WorldCom shall give prompt notice to BFP if any of the following occurs after the date of this Agreement: (i) any notice of, or other communication relating to, a default or

Event which, with notice or lapse of time or both, would become a default under any WorldCom Material Contract which could have a WorldCom Material Adverse Effect; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, other than a Consent disclosed pursuant to Section 3.5 or 3.6 above; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would reasonably be expected to have a WorldCom Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting WorldCom or any WorldCom Subsidiary or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of WorldCom or any WorldCom Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger, or any material development in connection with any Litigation disclosed by WorldCom in or pursuant to this Agreement or the WorldCom Securities Filings; and (vi) the occurrence of any Event that would reasonably be expected to cause a breach by WorldCom of any provision of this Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

     5.3. Access and Information. Between the date of this Agreement and the Effective Time, WorldCom will give, and will cause each of the WorldCom Subsidiaries to give, and shall direct its accountants and legal counsel for the transactions contemplated by this Agreement to give, upon reasonable notice, BFP and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to WorldCom and the WorldCom Subsidiaries, will permit BFP to make such reasonable inspections as it may require and will cause its officers promptly to furnish BFP with (a) such financial and operating data and other information with respect to the business and properties of WorldCom and the WorldCom Subsidiaries as BFP may from time to time reasonably request, and
(b) a copy of each material report, schedule and other document filed or, if related to WorldCom or a WorldCom Subsidiary, received by WorldCom or any WorldCom Subsidiary pursuant to the requirements of applicable securities Laws or the NASD, in each case as necessary in connection with the transactions contemplated hereby. The foregoing access will be subject to government security restrictions and restrictions contained in confidentiality agreements to which WorldCom is subject and of which BFP is advised; provided that WorldCom shall use its reasonable best efforts to obtain waivers of such restrictions.

     5.4. Public Announcements. So long as this Agreement is in effect, WorldCom shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the consent of BFP, except when such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case WorldCom, prior to making such announcement, will consult with BFP regarding the same.

     5.5. Compliance. In consummating the Merger and the transactions contemplated hereby, WorldCom shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause the WorldCom Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

     5.6. SEC and Shareholder Filings. WorldCom shall send to BFP a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NASD or any other securities commission.

     5.7. Tax Treatment. WorldCom and Acquisition Subsidiary shall use their best efforts to cause the Merger to qualify, and will not take any action which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368 of the Code. Prior to the Effective Time, WorldCom and Acquisition Subsidiary shall provide tax counsel rendering an opinion under Subsection

6.1.9, below, with a certificate concerning such factual matters as such counsel identifies are relevant to its opinion.

     5.8. Comfort Letters. Upon the request of BFP, WorldCom shall use reasonable business efforts to provide to BFP on or prior to the Closing Date "comfort letters" from the independent certified public accountants for WorldCom and the WorldCom Subsidiaries, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, addressed to the Board of Directors of each of BFP and WorldCom, covering such matters as BFP shall reasonably request with respect to facts concerning the financial condition of WorldCom and the WorldCom Subsidiaries as are customary for certified public accountants to deliver in connection with a transaction similar to the Merger.

     5.9. Indemnification and Insurance.

     (a) From and after the Effective Time, WorldCom and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the directors, officers, employees and agents of BFP as, and to the extent, provided in BFP's Certificate of Incorporation or Bylaws, as in effect as of the date of this Agreement and provided or made available to WorldCom prior to the date of this Agreement, with respect to matters occurring through the Effective Time.

     (b) For a period of three (3) years after the Effective Time and to the extent available, WorldCom shall cause the Surviving Corporation to maintain in effect policies of directors' and officers' liability insurance comparable to those maintained by BFP with carriers comparable to BFP's existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors, employees and agents of BFP covering those persons who are currently covered by BFP's directors' and officers' liability insurance policy, provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two (2) times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     5.10. Employee Benefit Plans.

     (a) After the Effective Time, WorldCom shall arrange for each employee participating in any of the Benefit Plans of BFP as are in effect at the Effective Time to participate in any counterpart Benefit Plans of WorldCom in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with BFP or any of the BFP Subsidiaries prior to the Merger for all purposes for which such service was recognized under the Benefit Plans of BFP including, but not limited to, recognition of service for eligibility, vesting, and, to the extent not duplicative of benefits received under such Benefit Plan of BFP or such BFP Subsidiary, the amount of benefits, (ii) such participants shall participate in the Benefit Plans of WorldCom on terms no less favorable than those offered by WorldCom to similarly situated employees of WorldCom, and (iii) WorldCom shall cause any and all preexisting condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Benefit Plans of
BFP) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents. Notwithstanding the foregoing, WorldCom may continue (or cause the Surviving Corporation to continue) one or more of the Benefit Plans of BFP, in which case WorldCom shall have satisfied its obligations hereunder with respect to the benefits so provided.

     (b) WorldCom and BFP hereby acknowledge that the Merger and the consummation of the other transactions contemplated under this Agreement will be treated as a "Change in Control" for purposes of each of the applicable Benefit Plans of BFP and each applicable employment, severance or similar agreement listed on Schedule 5.10(b) attached hereto applicable to any employee of BFP or any of the BFP Subsidiaries (collectively, "Change in Control Plans and Agreements") and agree to abide by the provisions of any Change in Control Plans and Agreements in effect on the date of this Agreement which relate to such a Change in Control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards and gross-up payments on account of Sections 280G or 4999 of the Code. WorldCom and BFP hereby acknowledge that a Resignation pursuant to Section 4.12 above shall not be treated as a voluntary termination of employment of such officer or director for purposes of any Change in Control Plans and Agreements and will not otherwise adversely affect the material rights of such officers or directors under any Change in Control Plans and Agreements.

     5.11. Reasonable Business Efforts. Subject to the terms and conditions herein provided, WorldCom agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining any third party Consent required in connection with the execution and delivery by WorldCom and Acquisition Subsidiary of this Agreement or the consummation by WorldCom and Acquisition Subsidiary of the transactions contemplated hereby, (ii) the defending of any Litigation against WorldCom or any WorldCom Subsidiary challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, WorldCom agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

                                   ARTICLE VI

                                   CONDITIONS

     6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

          6.1.1. Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of BFP in accordance with the Delaware Code.

          6.1.2. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Closing Date. BFP and WorldCom shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn on or prior to the Closing Date.

          6.1.3. Governmental Approvals. All Consents, other than Consents the failure of which to be obtained, in the reasonable judgment of WorldCom, would not reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect"), of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereafter defined). The term "Final Order" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

          6.1.4. Required Consents. All required Consents of any person (other than a Governmental Authority) to the Merger or the transactions contemplated hereby shall have been obtained on terms and conditions reasonably acceptable to WorldCom (provided, however, that notwithstanding anything to the contrary in Section 7.2, below, no termination fee will be payable as a result of the non-receipt of any such Consent solely as a result of WorldCom's failure to find the terms and conditions thereof reasonably acceptable), and be in full force and effect, except for those the failure of which to obtain, in the reasonable judgment of WorldCom would not reasonably be expected to have a Surviving Corporation Material Adverse Effect.

          6.1.5. HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted, and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment having the effect of permitting the consummation of the transactions contemplated by this Agreement shall have been entered against such Department or Commission, as the case may be.

          6.1.6. Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          6.1.7. Blue Sky. WorldCom shall have received all state securities Law authorizations necessary to consummate the transactions contemplated hereby.

          6.1.8. Fairness Opinion. At the time of the mailing of the Prospectus/Proxy Statement to BFP's stockholders, BFP's Board of Directors shall have received from a nationally recognized investment banking firm a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Merger Consideration is fair to the holders of the BFP Shares from a financial point of view. The fairness opinions referenced in Section 2.25 above and in this Section 6.1.8 shall not have been withdrawn at or prior to the Effective Time.

          6.1.9. Tax Opinion. WorldCom and BFP shall have received an opinion from Bryan Cave LLP based on customary representations contained in certificates of WorldCom, Acquisition Subsidiary and BFP, to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

          6.1.10. Quotation of WorldCom Common Stock. The shares of WorldCom Common Stock comprising the Merger Consideration shall have been approved for quotation on the National Market System of The Nasdaq Stock Market or other national securities exchange, subject to official notice of issuance.

     6.2. Conditions to Obligations of BFP. The obligation of BFP to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by
BFP:

          6.2.1. WorldCom Representations and Warranties. None of the representations or warranties of WorldCom contained in this Agreement, disregarding any qualifications herein regarding materiality or WorldCom Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would reasonably be expected to have a WorldCom Material Adverse Effect.

          6.2.2. Performance by WorldCom. WorldCom shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by WorldCom on or prior to the Closing Date.

          6.2.3. No Material Adverse Change. There shall not have occurred after the date hereof any Event that has or reasonably would be expected to have a WorldCom Material Adverse Effect.

          6.2.4. Certificates and Other Deliveries. WorldCom shall have delivered to BFP (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 6.2.1, 6.2.2 and 6.2.3, above, have been satisfied;
     (ii) a certificate of existence from the Secretary of State of the State of Georgia stating that WorldCom is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of WorldCom and the Board of Directors and stockholder of Acquisition Subsidiary approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by its Secretary or an Assistant Secretary; and (iv) such other documents and instruments as BFP reasonably may request.

          6.2.5. Opinion of WorldCom Counsel. BFP shall have received an opinion of the General Counsel, Corporate Development of WorldCom, in form and substance reasonably satisfactory to BFP, covering the matters set forth in
     Schedule 6.2.5 attached hereto.

     6.3. Conditions to Obligations of WorldCom and Acquisition Subsidiary. The obligations of WorldCom and Acquisition Subsidiary to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, any one or more of which may be waived by WorldCom:

          6.3.1. BFP Representations and Warranties. None of the representations or warranties of BFP contained in this Agreement, disregarding any qualifications herein regarding materiality, BFP Material Adverse Effect or Surviving Corporation Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would reasonably be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

          6.3.2. Performance by BFP. BFP shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by BFP on or prior to the Closing Date.

          6.3.3. No Material Adverse Change. There shall have not occurred after the date hereof any Event that has or reasonably would be expected to have a BFP Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

          6.3.4. Certificates and Other Deliveries. BFP shall have delivered, or caused to be delivered, to WorldCom (i) a certificate executed on its behalf by its Chief Executive Officer or another duly authorized officer to the effect that the conditions set forth in Subsections 6.3.1, 6.3.2 and 6.3.3, above, have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that BFP is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors and stockholders of BFP approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary or an Assistant Secretary of BFP; (iv) a true and complete copy of the Certificate of Incorporation of BFP certified by the Secretary of State of the State of Delaware, and a true and complete copy of the By-laws of BFP certified by the Secretary or an Assistant Secretary of BFP; (v) a list of the stockholders of BFP entitled to vote on the adoption of this Agreement and an undertaking from BFP's transfer agent to deliver a list of the stockholders of BFP as of the Effective Time as soon thereafter as it is available, each such list to be certified by the transfer agent of BFP; and (vi) such other documents and instruments as WorldCom reasonably may request.

          6.3.5. Opinion of BFP Counsel. WorldCom shall have received the opinion of Bryan Cave LLP, in form and substance reasonably satisfactory to WorldCom, covering the matters set forth in Schedule 6.3.5 attached hereto.

          6.3.6. WorldCom Credit Agreements. WorldCom shall have received the requisite approval of the lenders under the WorldCom Credit Agreements for any amendments to the schedules to the WorldCom Credit Agreements required as a result of the transactions contemplated by this Agreement.

          6.3.7. Affiliate Agreements. At least thirty (30) days prior to the Closing Date, WorldCom shall have received the duly executed Affiliate Agreements.

          6.3.8. Pooling Treatment. WorldCom shall have received the written opinion of the respective independent certified public accountants of WorldCom and BFP that the Merger qualifies for pooling-of-interests accounting treatment in accordance with Accounting Principles Board Opinion No. 16, and the accounting staff of the SEC shall not have asserted or threatened to assert a determination to the contrary which has not been rescinded.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time only as follows, whether before or after approval by the stockholders of BFP referenced herein:

          (a) by mutual written consent of BFP and WorldCom, duly authorized by the Board of Directors of each;

          (b) by BFP or WorldCom if the Merger shall not have been consummated on or before March 31, 1998 (or such other date as may be agreed to by BFP and WorldCom); provided, that, no party may terminate this Agreement under this Section 7.1(b) if such party's breach of this Agreement has caused or resulted in the failure of the Merger to occur on or before such date;

          (c) by BFP if (i) the condition specified in Section 6.2.1 has not been satisfied or waived, or (ii) WorldCom has breached or failed to perform, in any material respect, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to WorldCom promptly after the discovery thereof and WorldCom has failed to cure or otherwise resolve the same to the reasonable satisfaction of BFP within thirty (30) days after receipt of such notice;

          (d) by WorldCom if (i) the condition specified in Section 6.3.1 has not been satisfied or waived, or (ii) BFP has breached or failed to perform, in any material respect, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to BFP promptly after the discovery thereof and BFP has failed to cure or otherwise resolve the same to the reasonable satisfaction of WorldCom within thirty (30) days after receipt of such notice;

          (e) by either BFP or WorldCom if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (f) by either WorldCom or BFP, if the stockholders of BFP fail to approve and adopt this Agreement, the Merger and other transactions contemplated hereby, as applicable, at the meeting duly convened and held therefor or at any adjournment or postponement thereof;

          (g) by WorldCom, if BFP or its Board of Directors breaches in any material respect any provision of Section 4.4 or 4.9 above, if BFP shall have received any Acquisition Proposal as to which the Board of Directors of BFP has taken a position other than to reject the same or stockholders holding at least 50% of the BFP Shares have tendered such shares in connection with such Acquisition Proposal (which tenders have been accepted), if BFP or its stockholders have agreed to or consummated any BFP Acquisition Agreement or if BFP's Board of Directors or any committee thereof has otherwise declined to make, withdrawn or modified, or proposed publicly to withdraw or modify, its recommendation for BFP's stockholders to adopt this Agreement;

          (h) by BFP in accordance with Section 4.9(b), provided that it has complied with all of the provisions thereof, including the notice provisions therein, and that it complies with the requirements of Section
     7.2 below; or

          (i) by BFP, if the condition specified in Subsection 6.3.6, above, shall not have been satisfied or waived on or prior to March 31, 1998 and all other conditions have been satisfied or waived.

     The party desiring to terminate this Agreement pursuant to the preceding clauses (b), (c), (d), (e), (f), (g), (h) or (i) shall give written notice of such termination to the other party in accordance with Section 8.5, below.

     7.2. Termination Fees and Rights. In recognition of the considerable time and expense that the parties have expended and will expend in entering into this Agreement, and pursuing the Merger and the other transactions contemplated hereby, the following fees shall be payable and shall accrue in the event of termination of this Agreement:

          (a) To the extent that this Agreement is terminated solely pursuant to
     Section 7.1(a), (b), (e), or (f) and provided a Triggering Event (as hereinafter defined) has not occurred, no termination fees shall be payable to any party, and this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any of its directors, officers, employees, agents, or representatives); provided, that no such termination shall relieve any party hereto from any liability under Section
     8.1 or 8.7 or for any breach of this Agreement.

          (b) In the event that this Agreement is terminated by BFP pursuant to
     Section 7.1(c) or (i), WorldCom shall promptly pay to BFP a termination fee equal to $40,000,000 by wire transfer of immediately available funds.

          (c) In the event that this Agreement is terminated by WorldCom pursuant to Section 7.1(d) or (g) or by BFP pursuant to Section 7.1(h), BFP shall promptly pay to WorldCom a termination fee in an amount equal to $40,000,000 by wire transfer of immediately available funds.

          (d) In the event of the occurrence of any of the following events ("Triggering Events"):

             (i) any other person shall have made a bona fide Acquisition Proposal (whether to management, the directors or the stockholders of BFP or otherwise), whether or not conditional, and BFP terminates this Agreement pursuant to Section 7.1(b), notwithstanding satisfaction or due waiver of all conditions to the Closing set forth in Sections 6.1,
        6.2 and 6.3.6 (provided satisfaction or due waiver of the conditions specified in Section 6.1.1 shall not be required if the failure thereof is due to any breach of this Agreement by BFP or breach by a director of BFP of his or her agreement referenced in Section 4.4 hereof), and a transaction pursuant to or constituting a BFP Acquisition Agreement shall be consummated by BFP with that person at any time before January 1, 1999;

             (ii) BFP enters into a BFP Acquisition Agreement or the directors or stockholders of BFP shall have authorized or approved the entering into any such BFP Acquisition Agreement;

             (iii) a transaction pursuant to or constituting a BFP Acquisition Agreement shall be consummated by BFP at any time before January 1, 1999, except if this Agreement is terminated pursuant to (A) Section 7.1(a), (c), (e), (f) or (i) or (B) Section 7.1(b), notwithstanding satisfaction or due waiver of all the conditions specified in Sections 6.3.1, 6.3.2, 6.3.3, 6.3.4, 6.3.5, 6.3.7 and 6.3.8 (provided satisfaction or due waiver of the conditions specified in Section 6.3.8 shall not be required if the failure thereof is due to an act or omission of WorldCom); or

             (iv) the Board of Directors of BFP or any committee thereof publicly proposes to decline to make, withdraw or amend or declines to make, withdraws or amends its recommendation to BFP's stockholders to adopt this Agreement;

WorldCom shall have the right, at its option to:

     (A) terminate this Agreement if not previously terminated, and in the event of such termination or a previous termination requiring payment of a termination fee (including a termination pursuant to Section 7.1(b) described in Section 7.2(d)(i) or (iii), above), BFP shall promptly pay to WorldCom a termination fee in the amount of $40,000,000 by wire transfer of immediately available funds (but not in duplication of any termination fee previously paid by BFP pursuant to Section 7.2(c)); and

(B) in addition, have the right whether or not this Agreement is terminated, exercisable by notice to BFP at any time not more than 180 days after WorldCom is advised of the occurrence of a Triggering Event, to:

          (i) extend the term of any or all outstanding contracts, leases, tariffed services, or other commercial arrangements between BFP or any BFP Subsidiary and WorldCom or any affiliate of WorldCom, for a period of not more than five (5) years from the current termination dates; or

          (ii) terminate, with 60 days' advance notice to BFP, any or all such contracts, leases, tariffed services, or other commercial arrangements, without early termination or other charges or penalties.

     7.3. Procedure Upon Termination. In the event of termination pursuant to this Article VII, the Merger shall be abandoned without further action by BFP or WorldCom, provided that the agreements contained in Sections 7.2, 7.3, 8.1 and
8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by WorldCom and BFP, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by BFP and the BFP Subsidiaries, WorldCom and the WorldCom Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, WorldCom or BFP, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, BFP or WorldCom, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. WorldCom and BFP shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, WorldCom and BFP shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

     8.2. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among BFP, WorldCom and Acquisition Subsidiary.

     8.3. Waiver of Compliance; Consents. Any failure of BFP on the one hand, or WorldCom and Acquisition Subsidiary on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by WorldCom on the one hand, or BFP on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     8.4. Survival of Representations and Warranties. The respective representations and warranties of BFP and WorldCom contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

     8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i)  if to BFP, to:

                Brooks Fiber Properties, Inc.
                425 Woods Mill Road South, Suite 300
                Town & Country, Missouri 63017
                Attention: James C. Allen
                          Vice Chairman and Chief Executive Officer
                Telecopy: (314) 579-4654

              with a copy to:

                Bryan Cave LLP
                211 North Broadway, Suite 3600
                St. Louis, Missouri 63102-2750
                Attention: John P. Denneen, Esq.
                Telecopy: (314) 259-2020

                     and

        (ii) if to WorldCom or Acquisition Subsidiary, to:

                WorldCom, Inc.
                515 East Amite Street
                Jackson, Mississippi 39201-2702
                Attention: Charles T. Cannada
                         Senior Vice President-Corporate Development
                Telecopy: (601) 360-8615

              with a copy to:

                WorldCom, Inc.
                10777 Sunset Office Drive, Suite 330
                St. Louis, Missouri 63127
                Attention: P. Bruce Borghardt, Esq.
                          General Counsel, Corporate Development
                Telecopy: (314) 909-4101

     8.6. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to WorldCom or any other WorldCom Subsidiary any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement; provided that any assignment by Acquisition Subsidiary of all of its rights, interests and obligations under this Agreement to WorldCom shall require that the Merger contemplated by this Agreement shall then be structured as a direct merger of BFP with and into WorldCom or any other structure approved by BFP.

     8.7. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Section 7.2, above.

     8.8. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware, and the parties hereto consent to the jurisdiction of the courts of or in the State of Delaware in connection with any dispute or controversy relating to or arising out of this Agreement and the transactions contemplated hereby.

     8.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; and
(iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

     8.11. Entire Agreement. This Agreement and the other agreements, documents or instruments referred to herein or executed in connection herewith including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     8.12. Severability. In case any provision in this Agreement or in any of the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

     8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches hereof or thereof and to enforce specifically the terms and provisions hereof or thereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

     8.14. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto, or, a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 5.9 and 5.10, above, are intended to be for the benefit of, and shall be enforceable by, the employees, officers and directors of BFP and/or the BFP Subsidiaries affected thereby and their heirs and representatives.

     8.15. Schedules. The Schedules in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, WorldCom, Acquisition Subsidiary and BFP have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          WORLDCOM, INC.

                                          By      /s/ BERNARD J. EBBERS
                                            ------------------------------------
                                            Name: Bernard J. Ebbers
                                            Title: President and Chief Executive
                                             Officer

                                          BV ACQUISITION, INC.

                                          By      /s/ BERNARD J. EBBERS
                                            ------------------------------------
                                            Name: Bernard J. Ebbers
                                            Title: President

                                          BROOKS FIBER PROPERTIES, INC.

                                          By       /s/ JAMES C. ALLEN
                                            ------------------------------------
                                            Name: James C. Allen
                                            Title: Vice Chairman and Chief
                                             Executive Officer

                                                                     APPENDIX II

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048
212-783-7000
                                                        ------------------------
                                                        SALOMON BROTHERS
                                                        ------------------------

September 30, 1997

Board of Directors
Brooks Fiber Properties, Inc.
425 Woods Mill Road South, Suite 300
Town & Country, MO 63017

Members of the Board

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share ("Company Common Stock"), of Brooks Fiber Properties, Inc. (the "Company"), of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with BV Acquisition, Inc. ("Sub"), a wholly owned subsidiary of WorldCom, Inc. ("Parent"), pursuant to an Agreement and Plan of Merger, dated as of September 30, 1997 (the "Merger Agreement"), among the Company, Parent and Sub. Upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by the Company or any wholly owned subsidiary of the Company) will be converted into and represent the right to receive: (i) 1.65 shares of the common stock, par value $0.01 per share ("Parent Common Stock"), of Parent, if the Average Trading Price (as defined in the Merger agreement) of Parent Common Stock is greater than or equal to $35.15 per share; (ii) a number of shares of Parent Common Stock equal to the fraction determined by dividing $58.00 by the Average Trading Price of Parent Common Stock, if the Average Trading Price of Parent Common Stock is greater than or equal to $31.35 but less than $35.15 per share; or
(iii) 1.85 shares of Parent Common Stock, if the Average Trading Price of Parent Common Stock is less than $31.35 per share (as adjusted pursuant to the Merger Agreement, the "Exchange Ratio"). We understand that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

     In connection with rendering our opinion, we have reviewed certain publicly available information concerning the Company and Parent and certain other financial information concerning the Company and Parent, including financial forecasts, that were provided to us by the Company and Parent, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and Parent with certain officers and employees of the Company and Parent, respectively. In addition, we have reviewed information provided to us by Parent regarding certain companies that Parent is currently contemplating acquiring and the expected effects on Parent of such acquisitions, if consummated. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and Parent, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the respective managements of the Company or Parent, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have

SALOMON BROTHERS INC
September 30, 1997
Page  2

also assumed that the announced transaction among Parent, CompuServe Corporation and America Online, Inc. will be consummated on substantially the same terms as announced. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or Parent. We were not asked to, and did not, solicit other proposals to acquire the Company.

     Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, tactics chosen by Parent in connection with proposed acquisitions, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement or the Merger.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which was paid upon execution of our engagement letter with the Company, an additional portion of which is payable upon execution of the definitive Merger Agreement and the remainder of which is contingent upon consummation of the Merger. In the ordinary course of business, we may actively trade the securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have previously rendered certain investment banking and financial advisory services to the Company for which we have received customary compensation. In addition, we currently are representing Parent in connection with Parent's proposed acquisition of MCI Communications Corporation and have previously rendered other investment banking and financial advisory services to Parent, for which we will receive and have received customary compensation.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

                                            Very truly yours,

                                                /s/ SALOMON BROTHERS INC

                                            ------------------------------------
                                                    Salomon Brothers Inc

                                                                    APPENDIX III

[MERRILL LYNCH LOGO]                                          Corporate and Institutional
                                                              Client Group
                                                              World Financial Center
                                                              North Tower
                                                              New York, New York 10281-1324
                                                              212 449 5025
                                                              FAX 212 449 9120

                                                               December 22, 1997

Board of Directors
Brooks Fiber Properties, Inc.
425 Woods Mill Road South, Suite 300
Town & Country, MO 63017

Members of the Board of Directors:

     Brooks Fiber Properties, Inc. (the "Company"), WorldCom, Inc. (the "Acquiror") and BV Acquisition, Inc., a wholly-owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of Company common stock, par value $0.01 per share (the "Company Shares"), will be converted into and represent the right to receive 1.65 shares of common stock of the Acquiror (the "Acquiror Shares"), subject to adjustment as described in the Agreement (the "Exchange Ratio"). On November 9, 1997, the Acquiror entered into an Agreement and Plan of Merger with MCI Communications Corporation ("MCI") (the "MCI/WorldCom Merger Agreement"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into a subsidiary of the Acquiror (the "MCI Merger Sub"), with MCI Merger Sub surviving as a wholly-owned subsidiary of the Acquiror.

     You have asked us, in our opinion, whether the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed certain publicly available business and financial information relating to the Company, the Acquiror and MCI as well as the MCI/WorldCom Merger that we deemed to be relevant;

     2. Reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company as well as the amount and timing of cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by WorldCom;

     3. Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as the Company's businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     4. Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     5. Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

     6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     7. Reviewed the potential pro forma impact of the Merger and the MCI/WorldCom Merger; and

     8. Reviewed the Agreement.

                                      III-1

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company, the Acquiror or MCI. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, the Acquiror or MCI. We have also assumed, with your permission, that the Acquiror does not own any Company Shares. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgement of the Company's management as to the expected future financial performance of the Company. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restriction, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We will receive a fee from the Company upon delivery of the Opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for rendering such services. We have also, in the past, provided financial advisory and financial services to MCI and/or its affiliates and may continue to do so and have received, and may receive, fees for rendering such services. In addition, in the ordinary course of business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror or shares and other securities of MCI, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the consummation of the Merger or the MCI/WorldCom Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                              SMITH INCORPORATED

                                            By  /s/ MERRILL LYNCH, PIERCE
                                                 FENNER & SMITH INCORPORATED
                                             -----------------------------------

                                      III-2

                                    PART II

             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director, and does not relieve a director from liability arising from his role as an officer or in any other capacity.

     The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law.

     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of WorldCom for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which he is made a party by reason of being a director of WorldCom and for directors who, at the request of WorldCom, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding, such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

     A Georgia corporation may not indemnify a director under Section 14-2-851
(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding if it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper benefit.

     Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of directors not at that time parties to the suit; (ii) a duly designated committee of directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

     A Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, or that the proceeding involves conduct for which such director's liability has been properly eliminated by action of the corporation, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

     The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his duties, of any business opportunity of WorldCom, (2) for acts or omissions intentional misconduct or a knowing violation of law, (3) for unlawful distributions under
Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

     Section 14-2-857 of the Georgia Code provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, WorldCom may, as provided by WorldCom's Second Amended and Restated Articles of Incorporation, Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The indemnification provisions of Article X of WorldCom's Bylaws and Article Eleven of WorldCom's Second Amended and Restated Articles of Incorporation are consistent with the foregoing provisions of the Georgia Code. However, WorldCom's Second Amended and Restated Articles of Incorporation prohibit indemnification of a director who did not believe in good faith that his actions were in, or not contrary to, WorldCom's best interests. WorldCom's Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

ITEM 21(A). EXHIBITS.

     See Exhibit Index.

ITEM 21(B). FINANCIAL STATEMENT SCHEDULES.

     All financial statement schedules of WorldCom and BFP which are required to be included herein are included in the Annual Report of WorldCom on Form 10-K for the fiscal year ended December 31, 1996 and the Annual Report of BFP on Form 10-K for the fiscal year ended December 31, 1996, respectively, which are incorporated herein by reference.

ITEM 22. UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (5) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs 5(a)(i) and 5(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (b) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (6) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (7) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on December 23, 1997.

                                            WORLDCOM, INC.

                                            By:    /s/ SCOTT D. SULLIVAN

                                              ----------------------------------
                                                      Scott D. Sullivan
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, John W. Sidgmore, Scott D. Sullivan and Charles T. Cannada and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ CARL J. AYCOCK                      Director                    December 23, 1997
-----------------------------------------------------
                   Carl J. Aycock

                 /s/ MAX E. BOBBITT                      Director                    December 23, 1997
-----------------------------------------------------
                   Max E. Bobbitt

                /s/ BERNARD J. EBBERS                    Chairman, President and     December 23, 1997
-----------------------------------------------------      Chief Executive
                  Bernard J. Ebbers                        Officer and Director
                                                           (Principal Executive
                                                           Officer)

                /s/ FRANCESCO GALESI                     Director                    December 23, 1997
-----------------------------------------------------
                  Francesco Galesi

                /s/ RICHARD R. JAROS                     Director                    December 23, 1997
-----------------------------------------------------
                  Richard R. Jaros

             /s/ STILES A. KELLETT, JR.                  Director                    December 23, 1997
-----------------------------------------------------
               Stiles A. Kellett, Jr.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ DAVID C. MCCOURT                     Director                    December 23, 1997
-----------------------------------------------------
                  David C. McCourt

                 /s/ JOHN A. PORTER                      Director                    December 23, 1997
-----------------------------------------------------
                   John A. Porter

                /s/ JOHN W. SIDGMORE                     Vice Chairman of the        December 23, 1997
-----------------------------------------------------      Board, Chief
                  John W. Sidgmore                         Operations Officer and
                                                           Director

                /s/ SCOTT D. SULLIVAN                    Chief Financial Officer     December 23, 1997
-----------------------------------------------------      and Director
                  Scott D. Sullivan                        (Principal Financial
                                                           Officer and Principal
                                                           Accounting Officer)

               /s/ LAWRENCE C. TUCKER                    Director                    December 23, 1997
-----------------------------------------------------
                 Lawrence C. Tucker

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            Amended and Restated Agreement and Plan of Merger by and
                            among WorldCom, Inc. ("WorldCom"), BV Acquisition, Inc.
                            and Brooks Fiber Properties, Inc. ("BFP"), dated as of
                            October 1, 1997 (included as Appendix I to the Proxy
                            Statement/Prospectus that is a part of this Registration
                            Statement)*
          2.2            Purchase and Sale Agreement by and among America Online,
                            Inc., ANS Communications, Inc. and WorldCom dated as of
                            September 7, 1997 (incorporated herein by reference to
                            Exhibit 2.4 to WorldCom's Current Report on Form 8-K
                            dated September 7, 1997 (filed September 17, 1997) (File
                            0-11258))*
          2.3            Agreement and Plan of Merger by and among WorldCom, TC
                            Investments Corp. and MCI Communications Corporation
                            dated as of November 9, 1997 (incorporated herein by
                            reference to Exhibit 2.1 to WorldCom's Current Report on
                            Form 8-K dated November 9, 1997 (filed November 12, 1997)
                            (File 0-11258))*
          2.4            Agreement by and among British Telecommunications plc, MCI
                            Communications Corporation and WorldCom dated as of
                            November 9, 1997 (incorporated herein by reference to
                            Exhibit 99.1 to WorldCom's Current Report on Form 8-K
                            dated November 9, 1997 (filed November 12, 1997) (File
                            0-11258))*
          2.5            Agreement and Plan of Merger by and among WorldCom, H&R
                            Block, Inc., H&R Block Group, Inc., CompuServe
                            Corporation and Walnut Acquisition Company L.L.C., dated
                            as of September 7, 1997 (incorporated herein by reference
                            to Exhibit 2.1 to WorldCom's Current Report on Form 8-K
                            dated September 7, 1997 (filed September 17, 1997) (File
                            0-11258))*
          2.6            Stockholders Agreement by and among H&R Block, Inc., H&R
                            Block Group, Inc., and WorldCom dated as of September 7,
                            1997 (incorporated herein by reference to Exhibit 2.2 to
                            WorldCom's Current Report on Form 8-K dated September 7,
                            1997 (filed September 17, 1997) (File 0-11258))*
          2.7            Standstill Agreement by and among H&R Block, Inc., H&R Block
                            Group, Inc. and WorldCom, dated as of September 7, 1997
                            (incorporated herein by reference to Exhibit 2.3 to
                            WorldCom's Current Report on Form 8-K dated September 7,
                            1997 (filed September 17, 1997) (File 0-11258))*
          4.1            Second Amended and Restated Articles of Incorporation of
                            WorldCom (including preferred stock designations) as of
                            December 31, 1996 (incorporated herein by reference to
                            Exhibit 3.1 to WorldCom's Current Report on Form 8-K,
                            dated December 31, 1996 (File No. 0-11258))
          4.2            Restated Bylaws of WorldCom (incorporated herein by
                            reference to Exhibit 4.2 to WorldCom's Annual Report on
                            Form 10-K filed by WorldCom (File No. 0-11258) for the
                            year ended December 31, 1996)
          4.3            Deposit Agreement between WorldCom, The Bank of New York and the holders from to time of the Depositary Shares
                            representing 1/100 of a share of WorldCom Series A
                            Preferred Stock (the "WorldCom Depositary Shares")
                            (incorporated herein by reference to Exhibit 4.5 to
                            WorldCom's Registration Statement on Form S-4 (File No.
                            333-16015))
          4.4            Form of certificate representing WorldCom Depositary Shares
                            (attached as Exhibit A to the Deposit Agreement filed as
                            Exhibit 4.3 hereto)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.5            Rights Agreement dated as of August 25, 1996 between
                            WorldCom and The Bank of New York, which includes the
                            form of Certificate of Designations, setting forth the
                            terms of the Series 3 Junior Participating Preferred
                            Stock, par value $.01 per share, as Exhibit A, the form
                            of Rights Certificate as Exhibit B and the Summary of
                            Preferred Stock Purchase Rights as Exhibit C
                            (incorporated herein by reference to Exhibit 4 to the
                            Current Report on Form 8-K dated August 26, 1996 (as
                            amended) filed by WorldCom with the Securities and
                            Exchange Commission on August 26, 1996 (File No. 0-11258)
          4.6            Amendment No. 1 To Rights Agreement dated as of May 22, 1997 by and between WorldCom. and The Bank of New York, as
                            Rights Agent (incorporated herein by reference to Exhibit
                            4.2 to WorldCom's Current Report on Form 8-K dated May
                            22, 1997 (filed June 6, 1997) (File No. 0-11258))
          4.7            Form of 7.55% Senior Note due 2004 (incorporated herein by reference to Exhibit 4.1 to WorldCom's Current Report on
                            Form 8-K dated March 26, 1997 (File No. 0-11258))
          4.8            Form of 7.75% Senior Note due 2007 (incorporated herein by reference to Exhibit 4.2 to WorldCom's Current Report on
                            Form 8-K dated March 26, 1997 (File No. 0-11258))
          4.9            Form of 7.75% Senior Note due 2027 (incorporated herein by reference to Exhibit 4.3 to WorldCom's Current Report on
                            Form 8-K dated March 26, 1997 (File No. 0-11258))
          4.10           Senior Indenture dated March 1, 1997 by and between
                            WorldCom, Inc. and Mellon Bank, N.A., as trustee
                            (incorporated herein by reference to Exhibit 4.6 to
                            WorldCom's Form 10-Q for the period ended March 31, 1997
                            (File No. 0-11258))
          4.11           Form of First Supplemental Indenture of WorldCom to Mellon
                            Bank, N.A. relating to 9 3/8% Notes Due 2004 and 8 7/8%
                            Senior Notes Due 2006 (including form of 9 3/8% Senior
                            Note Due 2004 attached as Exhibit A thereto and form of
                            8 7/8% Senior Note Due 2006 attached as Exhibit B
                            thereto) (incorporated herein by reference to Exhibit 4.9
                            to WorldCom's Registration Statement on Form S-4
                            (Registration No. 333-27345))
          4.12           Facility A Revolving Credit Agreement among WorldCom, Inc.,
                            NationsBank of Texas, N.A. (Managing Agent and
                            Administrative Agent), Bank of America NT & SA, Bank of
                            Montreal, The Bank of New York, The Bank of Nova Scotia,
                            Bank of Tokyo-Mitsubishi Trust Company, Barclays Bank
                            PLC, Canadian Imperial Bank of Commerce, The Chase
                            Manhattan Bank, Citibank, N.A., Credit Lyonnais New York
                            Branch, First Union National Bank, Fleet National Bank,
                            The Industrial Bank of Japan, Limited, Atlanta Agency,
                            Morgan Guaranty Trust Company of New York, Royal Bank of
                            Canada, and Toronto Dominion (Texas), Inc. (Agents) and
                            the Lenders named therein (Facility A Lenders), dated as
                            of July 3, 1997 (incorporated herein by reference to
                            Exhibit 10.1 to WorldCom's Current Report on Form 8-K
                            dated June 30, 1997 (File No. 0-11258))

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.13           Facility B Revolving Credit and Term Loan Agreement among
                            WorldCom, Inc., NationsBank of Texas, N.A. (Managing
                            Agent and Administrative Agent), Bank of America NT & SA,
                            Bank of Montreal, The Bank of New York, The Bank of Nova
                            Scotia, Bank of Tokyo-Mitsubishi Trust Company, Barclays
                            Bank PLC, Canadian Imperial Bank of Commerce, The Chase
                            Manhattan Bank, Citibank, N.A., Credit Lyonnais New York
                            Branch, First Union National Bank, Fleet National Bank,
                            The Industrial Bank of Japan, Limited, Atlanta Agency,
                            Morgan Guaranty Trust Company of New York, Royal Bank of
                            Canada, and Toronto Dominion (Texas), Inc. (Agents) and
                            the Lenders named therein (Facility B Lenders), dated as
                            of July 3, 1997 (incorporated herein by reference to
                            Exhibit 10.2 to WorldCom's Current Report on Form 8-K
                            dated June 30, 1997 (File No. 0-11258))
          5.1            Validity Opinion of WorldCom Counsel
          8.1            Tax Opinion of Bryan Cave LLP
         23.1            Consent of Arthur Andersen LLP
         23.2            Consent of Arthur Anderson LLP
         23.3            Consent of Coopers & Lybrand LLP
         23.4            Consent of Arthur Andersen LLP
         23.5            Consent of KPMG Peat Marwick LLP
         23.6            Consent of Price Waterhouse LLP
         23.7            Consent of Bryan Cave LLP (included in Exhibit 8.1)
         23.8            Consent of WorldCom Counsel (included in Exhibit 5.1)
         23.9            Consent of Salomon Brothers Inc
         23.10           Consent of Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated
         24.1            Power of Attorney (included in Signature Page)
         99.1            Form of Proxy Card for BFP Special Meeting

---------------

* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.